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                                                                     EXHIBIT 3.1



                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                             ARTICLES OF RESTATEMENT

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter referred to as the "CORPORATION" or "AIMCO"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to and does hereby restate its Charter as currently in effect. The Charter as currently in effect is found in the following charter documents filed with the State Department of Assessments and Taxation of Maryland (the "SDAT"):

                  (1) Articles of Amendment and Restatement as filed with the SDAT on July 15, 1994 (as corrected by Certificates of Correction as filed with the SDAT on November 6, 1997 at 1:35 p.m., on November 30, 1998 at 1:22 p.m., on May 24, 1999 at 1:38 p.m. and on May 24, 1999 at
         1:47 p.m., respectively);

                  (2) Articles of Amendment as filed with the SDAT on July 28, 1994 at 11:33 a.m. (as corrected by Certificate of Correction as filed with the SDAT on November 6, 1997 at 1:37 p.m. and on May 24, 1999 at 1:43 p.m.);

                  (3) Articles Supplementary as filed with the SDAT on August 4, 1997 (Class B Preferred Stock);


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                  (4) Articles Supplementary as filed with the SDAT on December
         22, 1997 (as corrected by Certificates of Correction as filed with the SDAT on February 18, 1998 and on November 30, 1998 at 1:24 p.m., respectively) (Class C Preferred Stock);

                  (5) Articles Supplementary as filed with the SDAT on February 18, 1998 (as corrected by Certificate of Correction as filed with the SDAT on November 30, 1998 at 1:26 p.m.) (Class D Preferred Stock);

                  (6) Articles of Amendment as filed with the SDAT on June 19, 1998;

                  (7) Articles Supplementary as filed with the SDAT on July 13, 1998 (Class G Preferred Stock);

                  (8) Articles Supplementary as filed with the SDAT on August 13, 1998 (Class H Preferred Stock);

                  (9) Articles of Merger as filed with the SDAT on October 1, 1998 (as corrected by Certificate of Correction as filed with the SDAT on May 24, 1999 at 1:33 p.m.);

                  (10) Articles Supplementary as filed with the SDAT on November 6, 1998 (Class J Preferred Stock);

                  (11) Articles Supplementary as filed with the SDAT on February 17, 1999 (Class K Preferred Stock);




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                  (12) Articles Supplementary as filed with the SDAT on May 25,
         1999 at 1:24 p.m. (Class I Preferred Stock); and

                  (13) Articles Supplementary as filed with the SDAT on May 25, 1999 at l:29 p.m.

         SECOND: The Charter of the Corporation as restated in its entirety (except to the extent that the provisions of Articles Supplementary referred to in Article FIRST, paragraphs (3), (4), (5), (7), (8), (10), (11), and (12) above relating to the various classes of Preferred Stock of the Corporation are incorporated by reference) is as follows:

                                    ARTICLE I

                                   ARTICLE II
                                     PURPOSE

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland authorizing the formation of corporations as now or hereafter in force.

                                   ARTICLE III
                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The post office address of the principal office of the Corporation in the State of Maryland is c/o CSC -- Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is CSC -- Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation located in the State of Maryland.




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                                   ARTICLE IV
                                      STOCK

         SECTION 1.  AUTHORIZED SHARES

                  1.1 CLASS AND NUMBER OF SHARES. The total number of shares of stock that the Corporation from time to time shall have authority to issue is 510,587,500 shares of capital stock having a par value of $.01 per share, amounting to an aggregate par value of $5,105,875, consisting of 480,937,500 shares currently classified as Class A Common Stock, par value $.01 per share (the "CLASS A COMMON STOCK") (the Class A Common Stock and all other classes or series of common stock hereafter classified being referred to collectively herein as the "COMMON STOCK"), 750,000 shares currently classified as Class B Cumulative Convertible Preferred Stock, par value $.01 per share (the "CLASS B PREFERRED STOCK"), 2,400,000 shares currently classified as Class C Cumulative Preferred Stock, par value $.01 per share (the "CLASS C PREFERRED STOCK"), 4,200,000 shares currently classified as Class D Cumulative Preferred Stock, par value $.01 per share (the "CLASS D PREFERRED STOCK"), 4,050,000 shares currently classified as Class G Cumulative Preferred Stock, par value $.01 per share (the "CLASS G PREFERRED STOCK"), 2,000,000 shares currently classified as Class H Cumulative Preferred Stock, par value $.01 per share (the "CLASS H PREFERRED STOCK"), 10,000,000 shares currently classified as Class I Cumulative Preferred Stock, par value $.01 per share (the "CLASS I PREFERRED STOCK"), 1,250,000 shares currently classified as Class J Cumulative Convertible Preferred Stock, par value $.01 per share (the "CLASS J PREFERRED STOCK"), and 5,000,000 shares currently classified as Class K Convertible Cumulative Preferred Stock, par value $.01 per share (the "CLASS K PREFERRED STOCK") (the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock, the Class G Preferred Stock, the Class H Preferred Stock, the Class J Preferred Stock, Class K Preferred Stock, and all other classes or series of preferred stock hereafter classified being referred to collectively herein as the "PREFERRED STOCK").(1)


-----------------------

(1) This section has been revised to reflect action taken in articles supplementary filed since the section was last amended on June 19, 1998: (i) to delete language relating to Class B Common Stock, the shares of which were either cancelled or reclassified into Class A Common Stock; (ii) to add language relating to Class G Preferred Stock, Class H Preferred Stock, Class I Preferred Stock, Class J Preferred Stock, and Class K Preferred Stock which were reclassified from Class A Common Stock; (iii) to adjust the number of shares and aggregate par value of the authorized
                                                                  (continued...)



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                  1.2 CHANGES IN CLASSIFICATION AND PREFERENCES. The Board of
Directors by resolution or resolutions from time to time may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock, including, but not limited to, ownership restrictions consistent with the Ownership Restrictions with respect to each such class or subclass of capital stock, and the number of shares constituting each such class or subclass, and to increase or decrease the number of shares of any such class or subclass.

         SECTION 2. NO PREEMPTIVE RIGHTS. No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation that it may issue or sell.

         SECTION 3. COMMON STOCK.

                  3.1 DIVIDEND RIGHTS. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

                  3.2 RIGHTS UPON LIQUIDATION. Subject to the preferential rights of Preferred Stock, if any, as may be determined by the Board of Directors pursuant to Section l of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to its shareholders as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.


-----------------------

(1)       (...continued)
capital stock of the Corporation for those shares of Class B Common Stock that were cancelled, and (iv) to adjust the number of shares of authorized Class A Common Stock, Class C Preferred Stock, Class D Preferred Stock, Class H Preferred Stock, Class I Preferred Stock, and Class K Preferred Stock for shares reclassified into or from Class A Common Stock. Class E Preferred Stock was authorized, issued, converted and reclassified into Class A Common Stock. Class F Preferred Stock has not heretofore been used as class a designations.

                  3.3 VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to vote on all matters (on which a holder of shares of Common Stock shall be entitled to vote) at the meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

                  3.4 RESTRICTION ON OWNERSHIP AND TRANSFERS. The Beneficial Ownership and Transfer of Common Stock shall be subject to the restrictions set forth in this Section 3.4 of this Article IV.

                           3.4.1 RESTRICTIONS.

                                    (A) LIMITATION ON BENEFICIAL OWNERSHIP.
Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Common Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Common Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Common Stock in excess of the Look-Through Ownership Limit.

                                    (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT.
Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article
IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Common Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Common Stock.

                                    (C) TRANSFERS IN EXCESS OF INITIAL HOLDER
LIMIT. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Common Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise

Beneficially Owned by the Initial Holder in excess of the Initial Holder Limit, and the Initial Holder shall acquire no rights in such shares of Common Stock.

                                    (D) TRANSFERS IN EXCESS OF LOOK-THROUGH
OWNERSHIP LIMIT. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Common Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look- Through Ownership Limit, and such Look-Through Entity shall acquire no rights in such shares of Common Stock.

                                    (E) TRANSFERS RESULTING IN OWNERSHIP BY
FEWER THAN 100 PERSONS. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section
3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Common Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such shares of Common Stock.

                                    (F) TRANSFERS RESULTING IN "CLOSELY HELD"
STATUS. From and after the date of the Initial Public Offering, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Common Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Common Stock.

                                    (G) SEVERABILITY ON VOID TRANSACTIONS. A
Transfer of a share of Common Stock that is null and void under Sections 3.4.1(B), (C), (D), (E) or (F) of this Article IV because it would, if effective, result in (i) the ownership of Common Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Common Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution), (iii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iv) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Common Stock in the same or any other related transaction.

                           3.4.2 REMEDIES FOR BREACH. If the Board of Directors
or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 3.4.1 of this Article IV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Common Stock in violation of Section 3.4.1 of this
Article IV (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Common Stock acquired in violation of Section 3.4.1 of this Article IV or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section
3.4.1 of this Article IV, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 3.4.3 of this Article IV; provided, further, that the provisions of this Section 3.4.2 shall be subject to the provisions of Section 3.4.12 of this Article IV; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Common Stock that is expressly authorized pursuant to Section 3.4.8(D) of this Article IV.



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                           3.4.3. TRANSFER IN TRUST.

                                    (A) ESTABLISHMENT OF TRUST. If,
notwithstanding the other provisions contained in this Article IV, at any time after the date of the Initial Public Offering there is a purported Transfer (an "EXCESS TRANSFER") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Common Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Common Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Common Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Common Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit is referred to as a "PROHIBITED TRANSFEREE"), then, except as otherwise provided in Section 3.4.8 of this Article IV, such shares of Common Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

                                    (B) APPOINTMENT OF TRUSTEE. The Trustee
shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                                    (C) STATUS OF SHARES HELD BY THE TRUSTEE.
Shares of Common Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the event provided in
Section 3.4.3(E), the Prohibited Transferee shall have no rights in the Common Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.



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                                    (D) DIVIDEND AND VOTING RIGHTS. The Trustee
shall have all voting rights and rights to dividends with respect to shares of Common Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Common Stock for the benefit of the Charitable Beneficiary.

                                    (E) RESTRICTIONS ON TRANSFER. The Trustee of
the Trust may transfer the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this
Section 3.4.3(E). The Prohibited Transferee shall receive the lesser of (l) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. if any of the transfer restrictions set forth in this Section 3.4.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Common Stock as to which such restrictions would, by their terms, apply, and to hold such Common Stock on behalf of the Corporation.



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                                    (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO
THE TRUSTEE. Shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                                    (G) DESIGNATION OF CHARITABLE BENEFICIARIES.
By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Common Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

                           3.4.4 NOTICE OF RESTRICTED TRANSFER. Any Person that
acquires or attempts to acquire shares of Common Stock in violation of Section
3.4.1 of this Article IV, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 3.4.3 of this Article IV, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

                           3.4.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From
and after the date of the Initial Public Offering certain record and Beneficial Owners and transferees of shares of Common Stock will be required to provide certain information as set out below.

                                    (A) ANNUAL DISCLOSURE. Every record and
Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Common Stock shall, within 30 days after January l of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Common Stock Beneficially Owned, and a full



                                       11
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description of how such shares are held. Each such record or Beneficial Owner of
Common Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Common Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each shareholder of record, including without limitation any Person that holds shares of Common Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 3.4.5 from the Beneficial Owner.

                                    (B) DISCLOSURE AT THE REQUEST OF THE
CORPORATION. Any Person that is a Beneficial Owner of shares of Common Stock and any Person (including the shareholder of record) that is holding shares of Common Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Common Stock already Beneficially Owned by such shareholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

                           3.4.6 REMEDIES NOT LIMITED. Nothing contained in this
Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 3.4.12 of this Article IV) (i) to protect the Corporation and the interests of its shareholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

                           3.4.7 AMBIGUITY. In the case of an ambiguity in the
application of any of the provisions of Section 3.4 of this Article IV, or in the case of an ambiguity in any definition contained in Section 4 of this
Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Article IV with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.



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                           3.4.8 EXCEPTIONS. The following exceptions shall
apply or may be established with respect to the limitations of Section 3.4.1 of this Article IV.

                                    (A) WAIVER OF OWNERSHIP LIMIT. The Board of
Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purpose of Section 542(a) of the Code and is a corporation, partnership, estate or trust; provided, however, that in no event may any such exception cause such Person's ownership, direct or indirect (without taking into account such Person's ownership of interests in any partnership of which the Corporation is a partner), to exceed 9.8% of the number of Outstanding shares of Common Stock. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                                    (B) PLEDGE BY INITIAL HOLDER.
Notwithstanding any other provision of this Article IV, the pledge by the Initial Holder of all or any portion of the Common Stock directly owned at any time or from time to time shall not constitute a violation of Section 3.4.1 of this Article IV and the pledgee shall not be subject to the Ownership Limit with respect to the Common Stock so pledged to it either as a result of the pledge or upon foreclosure.

                                    (C) UNDERWRITERS. For a period of 270 days
following the purchase of Common Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Common Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Common Stock purchased by it as a part of or in connection with such offering and with respect to any Common Stock purchased in connection with market making activities.

                                    (D) OWNERSHIP AND TRANSFERS BY THE CMO
TRUSTEE. The Ownership Limit shall not apply to the initial holding of Common Stock by the "CMO TRUSTEE" (as that term is defined in the "Glossary" to the Prospectus) for the benefit of "HF FUNDING TRUST" (as that term is defined in the "Glossary" to the Prospectus), to any subsequent acquisition of Common Stock by the CMO Trustee in connection with any conversion of Preferred Stock or to any transfer or assignment of all or any part of the legal or beneficial interest in the Common Stock to the CMO Trustee, "FSA" (as that term is defined in the "Glossary" to the Prospectus), any entity controlled by FSA, or any direct or indirect creditor of HF Funding Trust (including without limitation any reinsurer of any obligation of HF Funding Trust) or any acquisition of Common Stock by any such person in connection with any conversion of Preferred Stock.

                           3.4.9 LEGEND. Each certificate for Common Stock shall
bear the following legend:

                  "The shares of Class A Common Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class A Common Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter. Any Person that attempts to Beneficially Own shares of Class A Common Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of shares of Class A Common Stock represented hereby will be void in accordance with the Charter or (ii) the shares of Class A Common Stock represented hereby automatically be will transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

                           3.4.10 SEVERABILITY. If any provision of this Article
IV or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                           3.4.11 BOARD OF DIRECTORS DISCRETION. Anything in
this Article IV to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look- Through Ownership Limit in the event of a change in law.

                           3.4.12 SETTLEMENT. Nothing in this Section 3.4 of
this Article IV shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         SECTION 4. DEFINITIONS. The terms set forth below shall have the meanings specified below when used in this Article IV or in Article V of the Charter.(2)

                  4.1 BENEFICIAL OWNERSHIP. The term "BENEFICIAL OWNERSHIP" shall mean, with respect to any Person, ownership of shares of Common Stock equal to the sum of (i) the shares of Common Stock directly owned by such Person, (ii) the number of shares of Common Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Common Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (b) of the definition of "Person" shall be disregarded. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have the correlative meanings.

                  4.2 CHARITABLE BENEFICIARY. The term "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to
Section 3.4.3 of this Article IV, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

                  4.3 CODE. The term "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

                  4.4 COMMON STOCK. The term "COMMON STOCK" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other capital stock of the Corporation, however designated, authorized after the Issue Date, that has the right (subject always to prior rights of any class of Preferred Stock)


------------------------

(2) This section has been revised to replace the term "these Articles of Amendment and Restatement" with "the Charter."

to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  4.5 EXCESS TRANSFER. The term "EXCESS TRANSFER" has the meaning set forth in Section 3.4.3(A) of this Article IV.

                  4.6 EXCHANGE ACT. The term "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  4.7 INITIAL HOLDER. The term "INITIAL HOLDER" shall mean Terry Considine.

                  4.8 INITIAL HOLDER LIMIT. The term "INITIAL HOLDER LIMIT" shall mean 15% of the number of Outstanding shares of Common Stock applied, in the aggregate, to the Initial Holder. From the date of the Initial Public Offering, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

                  4.9 INITIAL PUBLIC OFFERING. The term "INITIAL PUBLIC OFFERING" shall mean the first underwritten public offering of Class A Common Stock registered under the Securities Act of 1933, as amended, on a registration statement on Form S-11 filed with the Securities and Exchange Commission.

                  4.10 LOOK-THROUGH ENTITY. The term "LOOK-THROUGH ENTITY" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

                  4.11 LOOK-THROUGH OWNERSHIP LIMIT. The term "LOOK-THROUGH OWNERSHIP LIMIT" shall mean 15% of the number of Outstanding shares of Common Stock.

                  4.12 MARKET PRICE. The term "MARKET PRICE" on any date shall mean the Closing Price on the Trading Day immediately preceding such date. The term "CLOSING PRICE" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. The term "TRADING DAY" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  4.13 NYSE. The term "NYSE" shall mean the New York Stock Exchange, Inc.

                  4.14 OUTSTANDING. The term "OUTSTANDING" shall mean issued and outstanding shares of Common Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "OUTSTANDING" shall be deemed to include the number of shares of Common Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

                  4.15 OWNERSHIP LIMIT. The term "OWNERSHIP LIMIT" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, 8.7% of the number of the Outstanding shares of Common Stock of the Corporation.

                  4.16 OWNERSHIP RESTRICTIONS. The term "OWNERSHIP RESTRICTIONS" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

                  4.17 PERSON. The term "PERSON" shall mean (A) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (B) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

                  4.18 PROHIBITED TRANSFEREE. The term "PROHIBITED TRANSFEREE" has the meaning set forth in Section 3.4.3(A) of this Article IV.

                  4.19 REIT. The term "REIT" shall mean a "real estate investment trust" as defined in Section 856 of the Code.

                  4.20 TRANSFER. The term "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Common Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Common Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Common Stock). The term "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

                  4.21 TRUST. The term "TRUST" shall mean the trust created pursuant to Section 3.4.3 of this Article IV.

                  4.22 TRUSTEE. The term "TRUSTEE" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

                  4.23 PROSPECTUS. The term "PROSPECTUS" shall mean the prospectus that forms a part of the registration statement filed with the Securities and Exchange Commission in connection with the initial Public Offering, in the form included in the registration statement at the time the registration statement becomes effective; provided, however, that, if such prospectus is subsequently supplemented or amended for use in connection with the Initial Public Offering, "PROSPECTUS" shall refer to such prospectus as so supplemented or amended.

                                    ARTICLE V
                             GENERAL REIT PROVISIONS

         SECTION 1. TERMINATION OF REIT STATUS. The Board of Directors shall take no action to terminate the Corporation's status as a REIT until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT, (ii) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (iii) such resolution is approved by the vote of a majority of the shares entitled to be cast on the resolution.

         SECTION 2. EXCHANGE OR MARKET TRANSACTIONS. Nothing in Article IV or this Article V shall preclude the settlement of any transaction entered into through the facilities of the NYSE or other national securities exchange or an automated inter-dealer quotation system. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article V or any provision of Article IV, and the transferee, including but not limited to any Prohibited Transferee, in such a transaction shall remain subject to all the provisions and limitations of Article IV and this Article V.

         SECTION 3. SEVERABILITY. If any provision of Article IV or this Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         SECTION 4. WAIVER. The Corporation shall have authority at any time to waive the requirement that the Corporation redeem shares of Preferred Stock if, in the sole discretion of the Board of Directors, any such redemption would jeopardize the status of the Corporation as a REIT for federal income tax purposes.

                                   ARTICLE VI
                               BOARD OF DIRECTORS

         SECTION 1. MANAGEMENT. The business and the affairs of the Corporation shall managed under the direction of its Board of Directors.

         SECTION 2. NUMBER. The number of directors that will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws but shall in no event be less than three. Any increases or decreases in the size of the board shall be apportioned equally among the classes of directors to prevent stacking in any one class of directors. There are currently six directors in office whose names are as follows: Terry Considine, Peter K. Kompaniez, Richard
S. Ellwood, J. Landis Martin, Thomas L. Rhodes and John D. Smith.(3)

         SECTION 3. Intentionally deleted.

         SECTION 4. VACANCIES. Except as otherwise provided in the Charter,(4) newly created directorships resulting from any increase in the number of directors may be filled by the majority vote of the Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or, if applicable, by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the Corporation at which time a successor shall be elected to fill the remaining term of the position filled by such director.

         SECTION 5. REMOVAL. Except as otherwise provided in the Charter,(5) any director may be removed from office only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. For purposes of this Section 5, "CAUSE" shall mean the willful and continuous failure of a director to substantially perform the duties to the Corporation of such director (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

         SECTION 6. BYLAWS. The Board of Directors shall have power to adopt, amend, alter, change and repeal any Bylaws of the Corporation by vote of the majority of the Board of Directors then in office. Any adoption, amendment, alteration, change or repeal of any Bylaws by the shareholders of the Corporation shall require the affirmative vote


------------------------

(3)       See Article FORTH.

(4) This section has been revised to replace the term "these Articles of Amendment and Restatement" with "the Charter."

(5) This section has been revised to replace the term "these Articles of Amendment and Restatement" with "the Charter."

of a majority of the aggregate number of votes then entitled to be cast generally in the election of directors. Notwithstanding anything in this Section 6 to the contrary, no amendment, alteration, change or repeal of any provision of the Bylaws relating to the removal of directors or repeal of the Bylaws shall be effected without the vote of two-thirds of the aggregate number of votes entitled be cast generally in the election of Directors.

         SECTION 7. POWERS. The enumeration and definition of particular powers of the Board of Directors included elsewhere in the Charter(6) shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter,(7) or construed as excluding or limiting, or deemed by inference or otherwise in any manner to exclude or limit, the powers conferred upon the Board of Directors under the Maryland General Corporation Law ("MGCL") as now or hereafter in force.

                                   ARTICLE VII
                             LIMITATION OF LIABILITY

         No director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.


------------------------

(6) This section has been revised to replace the term "these Articles of Amendment and Restatement" with "the Charter."

(7) This section has been revised to replace the term "these Articles of Amendment and Restatement" with "the Charter."

                                  ARTICLE VIII
                                 INDEMNIFICATION

         The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, the majority of the shareholders of the Corporation entitled to vote thereon or special legal counsel appointed by the Board of Directors. No amendment of the Charter(8) of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.

                                   ARTICLE IX
                         WRITTEN CONSENT OF SHAREHOLDERS

         Any corporate action upon which a vote of shareholders is required or permitted may be taken without a meeting or vote of shareholders with the unanimous written consent of shareholders entitled to vote thereon.

------------------------

(8) This section has been revised to replace the term "these Articles of Amendment and Restatement" with "the Charter."

                                    ARTICLE X
                                    AMENDMENT

         The Corporation reserves the right to amend, alter or repeal any provision contained in this charter upon (i) adoption by the Board of Directors of a resolution recommending such amendment, alteration, or repeal, (ii) presentation by the Board of Directors to the shareholders of a resolution at an annual or special meeting of the shareholders and (iii) approval of such resolution by the affirmative vote of the holders of a majority (or, as applicable, a two-thirds vote) of the aggregate number of votes entitled to be case generally in the election of directors. All rights conferred upon shareholders herein are subject to this reservation.

                                   ARTICLE XI
                                    EXISTENCE

         The Corporation is to have a perpetual existence.

                                   ARTICLE XII

                                   [Reserved.]

                                  ARTICLE XIII
                             CLASS B PREFERRED STOCK

         The terms of the Class B Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class B Preferred Stock, as filed with the SDAT on August 4, 1997.

                                   ARTICLE XIV
                             CLASS C PREFERRED STOCK

         The terms of the Class C Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class C Preferred Stock, as filed with the SDAT on December 22, 1997 (as corrected by Certificates of Correction as filed with the SDAT on February 18, 1998 and on November 30, 1998 at 1:24 p.m., respectively).

                                   ARTICLE XV
                             CLASS D PREFERRED STOCK

         The terms of the Class D Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class D Preferred Stock, as filed with the SDAT on February 18, 1998 (as corrected by Certificate of Correction as filed with the SDAT on November 30, 1998 at 1:26 p.m.).

                                   ARTICLE XVI
                             CLASS G PREFERRED STOCK

         The terms of the Class G Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class G Preferred Stock, as filed with the SDAT on July 13, 1998.

                                  ARTICLE XVII
                             CLASS H PREFERRED STOCK

         The terms of the Class H Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class G Preferred Stock, as filed with the SDAT on July 13, 1998.

                                  ARTICLE XVIII

                                   [Reserved.]

                                   ARTICLE XIX

         In accordance with Section 15.4 of the Indenture, dated as of November 1, 1996. by and between Insignia Financial Group, Inc. ("INSIGNIA"), a Delaware corporation (as Issuer) and First Union National Bank of South Carolina (as Trustee)(the "INDENTURE"), upon effectiveness of the Merger (as defined in the Amended and Restated Agreement and Plan of Merger, dated as of May 26, 1998, by and among the Corporation, Insignia, Insignia/ESG Holdings, Inc., a Delaware corporation, and AIMCO Properties, L.P., a Delaware limited partnership (the "MERGER AGREEMENT")), the 6 1/2% Convertible Subordinated Debentures due 2016 issued by Insignia (the "CONVERTIBLE DEBENTURES") will become convertible into the same consideration received by holders of Class A Common Stock, par value $.01 per share, of Insignia, pursuant to the Merger (i.e., shares of Class E Cumulative Preferred Stock, par value $.01 per share, of AIMCO (the "AIMCO CLASS E PREFERRED STOCK"), (or shares of Class A Common Stock, par value $.01 per share, of the Corporation (the "AIMCO COMMON STOCK"), if such Convertible Debentures are converted after the AIMCO Class E Preferred Stock has been converted into AIMCO Common Stock), the Cash Amount (as defined in the Merger Agreement), if any, and cash in lieu of fractional shares). Furthermore, the consideration to be received by holders of Convertible Debentures who convert such Convertible Debentures subsequent to the effectiveness of the Merger shall be adjusted as required by Article XV of the Indenture.(9)


------------------------

(9) All of the outstanding shares of AIMCO Class E Preferred Stock were converted into shares of AIMCO Common Stock on January 15, 1999 and all of the authorized shares of AIMCO Class E Preferred Stock have been reclassified into Class A Common Stock.

                                   ARTICLE XX
                             CLASS J PREFERRED STOCK

         The terms of the Class J Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class J Preferred Stock, as filed with the SDAT on November 6, 1998.

                                   ARTICLE XXI
                             CLASS K PREFERRED STOCK

         The terms of the Class K Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class K Preferred Stock, as filed with the SDAT on February 17, 1999.

                                  ARTICLE XXII
                             CLASS I PREFERRED STOCK

         The terms of the Class I Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, forth in the Articles Supplementary relating to the Class K Preferred Stock, as filed with the SDAT on February 17, 1999.

                                  ARTICLE XXII
                             CLASS I PREFERRED STOCK

         The terms of the Class I Preferred Stock (including the preferences, conversion or other rights, voting powers restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in the Articles Supplementary relating to the Class I Preferred Stock, as filed with the SDAT on May 25, 1999 at 1:24 p.m.

                                  * * * * * * *


         THIRD: The Board of Directors of the Corporation at a meeting or by a unanimous consent in writing in lieu of a meeting under Section 2-408 of the Maryland General Corporation Law adopted a resolution that set forth and approved the foregoing restatement of the Charter.

         FOURTH: The Charter of the Corporation is not amended by these Articles of Amendment and Restatement; provided, however, consistent with Section 2-608(b)(7) of the Maryland General Corporation Law, the current number and names of directors are provided in the last sentence of Section 2 of Article VI of the restated Charter of the Corporation.

         IN WITNESS WHEREOF, APARTMENT INVESTMENT AND MANAGEMENT COMPANY has caused these presents to be signed in its name and on its behalf by its Vice Chairman and President and witnessed by its Secretary on April 21, 1999.

WITNESS:                                  APARTMENT INVESTMENT AND
                                          MANAGEMENT COMPANY

/s/ JOEL F. BONDER                         By: /s/ PETER K. KOMPANIEZ
--------------------------------              ----------------------------------
Joel F. Bonder,                               Peter K. Kompaniez,
Secretary                                     Vice Chairman and President

         THE UNDERSIGNED, Vice Chairman and President of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the foregoing Articles of Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Restatement to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                /s/ PETER K. KOMPANIEZ
                                              ----------------------------------
                                              Peter K. Kompaniez,
                                              Vice Chairman and President

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, the Board of Directors has duly divided and classified 750,000 authorized but unissued shares of the capital stock of the Corporation into a class designated as Class B Cumulative Convertible Preferred Stock and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class B Cumulative Convertible Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 750,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock, par value $.01 per share, from 10,000,000 shares immediately prior to the reclassification to 9,250,000 shares immediately after the reclassification. The number of shares classified as Class B Cumulative Convertible Preferred Stock may be decreased pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class B Cumulative Convertible Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class B Cumulative Convertible Preferred Stock (the "Class B Preferred Stock") and Seven Hundred Fifty Thousand (750,000) shall be the authorized number of shares of such Class B Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class B Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Base Common Stock Dividend" shall have the meaning set forth in paragraph (a) of Section 9 of this Article.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class B Preferred Stock.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Call Date" shall have the meaning set forth in paragraph (b) of
         Section 5 of this Article.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class B Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

         "Conversion Price" shall mean the conversion price per share of Common Stock for which each share of Class B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to paragraph (d) of
         Section 7 of this Article. The initial Conversion Price shall be $30.45 (equivalent to an initial conversion rate of 3.28407 shares of Common Stock for each share of Class B Preferred Stock).

         "Current Market Price" of publicly traded shares of Common Stock or any other class or series of capital stock or other security of the Corporation or of any similar security of any other issuer for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the principal national securities exchange on which such securities are listed or admitted for trading, or, if such security is not quoted on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if such security is not quoted on the NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer or the Board of Directors or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Corporation.

         "distribution" shall have the meaning set forth in paragraph (d)(iii) of Section 7 of this Article.

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, (a) the date that cash dividends are paid on the Common Stock with respect to such Dividend Period; or (b) if such dividends have not been paid on the Common Stock by 9:00 a.m., New York City time, on the sixtieth day from and including the last day of such Dividend Period, then on such day; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class B Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Call Date with respect to the Class B Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 11.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Common Stock during five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the share of Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

         "Issue Date" shall mean August 4, 1997.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including September 30, 1997.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class B Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class B Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) by the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date. The term "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Company.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class B Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" has the meaning set forth in Section 11.3(A) of this Article.

         "REIT" shall mean a "real estate investment trust" as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class B Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day", as to any securities, shall mean any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, the NASDAQ National Market or, if such securities are not listed or admitted for trading on the NASDAQ National Market, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transaction" shall have the meaning set forth in paragraph (e) of
         Section 7 of this Article.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class B Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class B Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class B Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class B Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class B Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class B Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

         3.       DIVIDENDS.

                  (a) The holders of Class B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class B Preferred Stock equal to the greater of (i) the base dividend of $1.78125 per quarter (the "Base Rate") or (ii) the cash dividends declared on the number of shares of Common Stock, or portion thereof, into which a share of Class B Preferred Stock is convertible. The dividends payable with respect to the Initial Dividend Period shall be determined solely by reference to the Base Rate. The amount referred to in clause (ii) of this paragraph (a) with respect to each succeeding Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of shares of Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Class B Preferred Stock would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the aggregate cash dividends payable or paid for such Dividend Period in respect of a share of Common Stock outstanding as of the record date for the payment of dividends on the Common Stock with respect to such Dividend Period. If (A) the Corporation pays a cash dividend on the Common Stock after the

Dividend Payment Date for the corresponding Dividend Period and (B) the dividend on the Class B Preferred Stock for such Dividend Period calculated pursuant to clause (ii) of this paragraph (a), taking into account the Common Stock dividend referenced in clause (A), exceeds the dividend previously declared on the Class B Preferred Stock for such Dividend Period, the Corporation shall pay an additional dividend to the holders of the Class B Preferred Stock on the date that the Common Stock dividend referenced in clause (A) is paid, in an amount equal to the difference between the dividend calculated pursuant to clause (B) and the dividends previously declared on the Class B Preferred Stock with respect to such Dividend Period. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Class B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date fixed by the Board of Directors which shall be not more than 60 days prior to the applicable Dividend Payment Date and, within such 60 day period, shall be the same date as the record date for the regular quarterly dividend payable with respect to the Common Stock for the Dividend Period to which such Dividend Payment Date relates (or, if there is no such record date for Common Stock, then such date as the Board of Directors may fix). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  Upon a final administrative determination by the Internal Revenue Service that the Corporation does not qualify as a real estate investment trust in accordance with Section 856 of the Code, the Base Rate set forth in (a)(i) will be increased to $3.03125 until such time as the Corporation regains its status as a real estate investment trust; provided, however, that if the Corporation contests its loss of real estate investment trust status in Federal Court, following its receipt of an opinion of nationally recognized tax counsel to the effect that there is a reasonable basis to contest such loss of status, the Base Rate shall not be increased during the pendency of such judicial proceeding; provided further, however, that upon a final judicial determination in Federal Tax Court, Federal District Court or the Federal Claims Court that the Corporation does not qualify as a real estate investment trust, the Base Rate will be increased as stated above from the date of such judicial determination.

                  (b) The amount of dividends payable per share of Class B Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class B Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class B Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Class B Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class B Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class B Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Class B Preferred Stock and any other Parity Stock of the Corporation shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Class B Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Class B Preferred Stock and the current dividend period with respect to such Parity Stock.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class B Preferred Stock shall be entitled to receive One Hundred Dollars ($100) per share of Class B Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class B Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class B Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class B Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class B Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class B Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.       REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Shares of Class B Preferred Stock shall not be redeemable by the Corporation prior to August 4, 2002. On and after August 4, 2002, the Corporation, at its option, may redeem shares of Class B Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus all accrued and unpaid dividends to the Call Date.

                  (b) Shares of Class B Preferred Stock shall be redeemed by the Corporation on the date specified in the notice to holders required under paragraph (d) of this Section 5 (the "Call Date"). The Call Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class B Preferred Stock and any other class or series of Parity Stock of the Corporation have not been paid or declared and set apart for payment, no shares of Class B Preferred Stock may be redeemed unless all outstanding shares of Class B Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class B Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class B Preferred Stock.

                  (d) If the Corporation shall redeem shares of Class B Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) the number of shares of Class B Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered for cash; and (4) the then-current Conversion Price. Notice having been mailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Class B Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class B Preferred Stock called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Class B Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class B Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Class B Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Class B Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class B Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class B Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class B Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class B Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class B Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class B Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6.       STATUS OF REACQUIRED STOCK.

         All shares of Class B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (including shares of Class B Preferred Stock which have been surrendered for conversion into Common Stock) shall be returned to the status of authorized, but unissued shares of Class B Preferred Stock.

         7.       CONVERSION.

         At any time on or after August 4, 1998. Holders of shares of Class B Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, a holder of shares of Class B Preferred Stock shall have the right, at such holder's option, at any time on or after August 4, 1998 to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Common Stock per each share of Class B Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Class B Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in the last subparagraph of paragraph (b) of this Section 7) and by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7; provided, however, that the right to convert shares of Class B Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Call Date fixed for such redemption, unless the Corporation shall default in making payment of cash payable upon such redemption under Section 5 of this Article.

                  (b) In order to exercise the conversion right, the holder of each share of Class B Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Class B Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

         Holders of shares of Class B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

         As promptly as practicable after the surrender of certificates for shares of Class B Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares of Class B Preferred Stock in accordance with provisions of this Section 7, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section 7.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class B Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation. If the dividend payment record date for the Class B Preferred Stock and Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Class B Preferred Stock whose shares are converted into Common Stock does not receive dividends on both the shares of Class B Preferred Stock and the Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

                  (c) No fractional share of Common Stock or scrip representing fractions of a share of Common Stock shall be issued upon conversion of the shares of Class B Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of shares of Class B Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class B Preferred Stock so surrendered.

                  (d) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Corporation shall after the Issue Date (A)
pay a dividend or make a distribution on its capital stock in shares of Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock (or fraction of a share of Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Class B Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (d)(i) of this Section 7 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                           (ii) If the Corporation shall issue after the Issue
Date rights, options or warrants to all holders of Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (d)(ii) of this Section 7) to subscribe for or purchase Common Stock at a price per share less than the Fair Market Value per share of the Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that could be purchased at such Fair Market Value from the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Common Stock, and the denominator of which shall be the sum of (XX) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

                           (iii) If the Corporation shall after the Issue Date
make a distribution on its Common Stock other than in cash or shares of Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (d)(ii) of this Section 7)) (each of the foregoing being referred to herein as a "distribution"), then the Conversion Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of shares of Common Stock outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Fair Market Value per share of Common Stock on the record date, and the denominator of which shall be the number of shares of Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Fair Market Value of a share of Common Stock (calculated for a period of five consecutive Trading Days commencing on the twentieth Trading Day after the distribution). Neither the issuance by the Corporation of rights, options or warrants to subscribe for or purchase securities of the Corporation nor the exercise thereof shall be deemed a distribution under this paragraph.

                           (iv) If after the Issue Date the Corporation shall
acquire, pursuant to an issuer or self tender offer, all or any portion of the outstanding Common Stock and such tender offer involves the payment of consideration per share of Common Stock having a fair market value (as determined in good faith by the Board of Directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the day next succeeding the Expiration

Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (X) the number of shares of Common Stock outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (Y) the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the sum of
(XX) the fair market value (determined as aforesaid) of the aggregate consideration paid to acquire the Acquired Shares and (YY) the product of (I) the number of shares of Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (II) the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time.

                           (v) No adjustment in the Conversion Price shall be
required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (d)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7 (other than this paragraph (d)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of (A) any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of Common Stock under such plan or (B) any options, rights or shares of Common Stock pursuant to any stock option, stock purchase or other stock-based plan maintained by the Corporation. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) of this
Section 7 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                  (e) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the shares of Common Stock outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock, but excluding any transaction as to which paragraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class B Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Common Stock into which one share of Class B Preferred Stock was convertible immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to Section 7(d)(iv) of this Article). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class B Preferred Stock that will contain provisions enabling the holders of the Class B Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

                  (f) If:

                           (i) the Corporation shall declare a dividend (or any
other distribution) on the Common Stock (other than cash dividends and cash distributions); or

                           (ii) the Corporation shall authorize the granting to
all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

                           (iii) there shall be any reclassification of the
outstanding Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding shares of Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                           (iv) there shall occur the voluntary or involuntary
liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Class B Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                  (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Class B Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

                  (h) In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class B Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

                  (i) There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.

                  (j) If the Corporation shall take any action affecting the Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class B Preferred Stock, the Conversion Price for the Class B Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

                  (k) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock solely for the purpose of effecting conversion of the Class B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class B Preferred

Stock not theretofore converted into Common Stock. For purposes of this paragraph (k), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the Ownership Limit set forth in the Charter of the Corporation).

         The Corporation covenants that any shares of Common Stock issued upon conversion of the shares of Class B Preferred Stock shall be validly issued, fully paid and nonassessable.

         The Corporation shall use its best efforts to list the shares of Common Stock required to be delivered upon conversion of the shares of Class B Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

                  (l) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion or redemption of shares of Class B Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of Class B Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (m) In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

                  (n) Notwithstanding anything to the contrary contained in this
Section 7, conversion of Class B Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of the shares of Class B Preferred Stock.

         8.       RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class B Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class B Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class B Preferred Stock, if the holders of such class of stock or series and the Class B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

                  (c) junior to the Class B Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Class B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

         9.       VOTING.

                  (a) If and whenever (i) six quarterly dividends (whether or not consecutive) payable on the Class B Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Corporation fails to pay dividends on the Common Stock in an amount per share at least equal to $0.4625 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 7(d) of this Article) (the "Base Common Stock Dividend") the number of directors then constituting the Board of Directors shall be increased by two (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii)) (in each case if not already increased by reason of similar types of provisions with respect to Voting Preferred Stock (as defined below)) and the holders of shares of Class B Preferred Stock, together with the holders of shares of every other series or class of Parity Stock (any other such series, the "Voting Preferred Stock"), voting as a single class regardless of series, shall be entitled to elect the two additional directors (in the case of an arrearage in dividends described in clause (i)) or one (in the case of an arrearage in dividends described in clause
(ii)) to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class B Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever (1) in the case of an arrearage in dividends described in clause (i), all arrears in dividends on the Class B Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or (2) in the case of an arrearage in dividends described in clause (ii), the Corporation makes a quarterly dividend payment on the Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend, then the right of the holders of the Class B Preferred Stock and the Voting Preferred Stock to elect such additional two directors (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii)) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all Persons elected as directors by the holders of the Class B Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class B Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class B Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class B Preferred Stock and of the Voting Preferred Stock for the election of the two directors (in the case of an arrearage in dividends described in clause (i)) or one director (in the case of an arrearage in dividends described in clause (ii)) to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class B Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors or director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class B Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class B Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class B Preferred Stock, given in Person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) Any amendment, alteration or repeal of any of the
provisions of these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class B Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class B Preferred Stock; or

                           (ii) The authorization, creation of, the increase in
the authorized amount of, or issuance of , any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock (whether or not such class of Senior Stock is currently authorized); provided, however, that no such vote of the holders of Class B Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Class B Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class B Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Class B Preferred Stock as a single class on any matter, then the Class B Preferred Stock and such other class or series shall have with respect to such matters one (1) vote per $100 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Class B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class B Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class B Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class B Preferred Stock in excess of the Look-Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class B Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class B Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class B Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class B Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class B Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class B Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class B Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class B Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class B Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class B Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class B Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class B Preferred Stock that is null and void under Sections 11.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class B Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class B Preferred Stock in the same or any other related transaction.

         11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section

11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class B Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class B Preferred Stock acquired in violation of Section 11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section
11.3 of this Article; provided, further, that the provisions of this Section
11.2 shall be subject to the provisions of Section 11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class B Preferred Stock that is expressly authorized pursuant to
Section 11.8(d) of this Article.

         11.3.  TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class B Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class B Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class B Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class B Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class B Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the Excess

Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class B Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class B Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class B Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class B Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class B Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class B Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class B Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited

Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class B Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class B Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class B Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class B Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class B Preferred Stock in violation of Section
11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class B Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class B Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class B Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class B Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class B Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to
(i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class B Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class B Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class B Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class B Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class B Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class B Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days following the purchase of Class B Preferred Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Class B Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class B Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class B Preferred Stock purchased in connection with market making activities.

         11.9 LEGEND. Each certificate for Class B Preferred Stock shall bear the following legend:

                       "The shares of Class B Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class B Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class B Preferred Stock). Any Person that attempts to Beneficially Own shares of Class B Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class B Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, the shares of Class B Preferred Stock represented hereby will be either (i) void in accordance with the Certificate or (ii) automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class B Cumulative Convertible Preferred Stock set forth in Article Third hereof shall become Article XIII of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on August 1, 1997.

WITNESS:                                      APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY


/s/ Leeann Morein                             /s/ Patricia K. Heath
Leeann Morein,                                Patricia K. Heath,
Secretary                                     Vice President


         THE UNDERSIGNED, Vice President of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                              /s/ Patricia K. Heath
                                              Patricia K. Heath,
                                              Vice President

                           ARTICLES SUPPLEMENTARY
                 APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                      CLASS C CUMULATIVE PREFERRED STOCK
                          (PAR VALUE $.01 PER SHARE)

    APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

    FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, the Board of Directors has duly divided and classified 2,760,000 authorized but unissued shares of the capital stock of the Corporation into a class designated as Class C Cumulative Preferred Stock and has provided for the issuance of such class.

    SECOND: The reclassification increases the number of shares classified as Class C Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 2,760,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock, par value $.01 per share, from 9,250,000 shares immediately prior to the reclassification to 6,490,000 shares immediately after the reclassification. The number of shares classified as Class C Cumulative Preferred Stock may be decreased pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

    THIRD: The terms of the Class C Cumulative Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

    1.   NUMBER OF SHARES AND DESIGNATION.

    This class of Preferred Stock shall be designated as Class C Cumulative Preferred Stock (the "Class C Preferred Stock") and Two Million Seven Hundred Sixty Thousand (2,760,000) shall be the authorized number of shares of such Class C Preferred Stock constituting such class.

    2.   DEFINITIONS.

    For purposes of the Class C Preferred Stock, the following terms shall have the meanings indicated:

    "ACT" shall mean the Securities Act of 1933, as amended.

    "AFFILIATE" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

    "AGGREGATE VALUE" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

    "BENEFICIAL OWNERSHIP" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by
Section 856(d)(5) of the Code, PROVIDED that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have the correlative meanings.

    "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class C Preferred Stock.

    "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

    "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

    "CLASS C PREFERRED STOCK" shall have the meaning set forth in Section 1 of this Article.

    "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

    "COMMON STOCK" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

    "DIVIDEND PAYMENT DATE" shall mean January 15, April 15, July 15 and October 15 of each year; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

    "DIVIDEND PERIODS" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class B Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class C Preferred Stock being redeemed.

    "EQUITY STOCK" shall mean one or more shares of any class of capital stock of the Corporation.

    "EXCESS TRANSFER" has the meaning set forth in Section 10.3(A) of this Article.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "ISSUE DATE" shall mean December 23, 1997(1).

    "INITIAL DIVIDEND PERIOD" shall mean the period commencing on and including the Issue Date and ending on and including April 14, 1998.

    "INITIAL HOLDER" shall mean Terry Considine.

    "INITIAL HOLDER LIMIT" shall mean a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then current Initial Holder Limit applicable to the Initial Holder.

    "JUNIOR STOCK" shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Class C Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

    "LOOK-THROUGH ENTITY" shall mean a Person that is either (i) described in
Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or
(ii) registered under the Investment Company Act of 1940.

    "LOOK-THROUGH OWNERSHIP LIMIT" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) by the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Look-Through Entity.

    "MARKET PRICE" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of share of that class of Equity Stock on the Trading Day immediately preceding such date. The term "CLOSING PRICE" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the overthecounter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Company. The term "TRADING DAY" shall mean a day on which the principal national securities exchange on which the Equity Stock is listed or admitted to trading is open for the transaction of business or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "OUTSTANDING" shall mean issued and outstanding shares of Equity Stock of the Corporation, PROVIDED that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "OUTSTANDING" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

    "OWNERSHIP LIMIT" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class C Preferred Stock that are Beneficially Owned by the Person.

    "OWNERSHIP RESTRICTIONS" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

    "PARITY STOCK" shall have the meaning set forth in paragraph (b) of Section 7 of this Article. The Class B Preferred Stock shall be a Parity Stock.

    "PERSON" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

    "PROHIBITED TRANSFEREE" has the meaning set forth in Section 10.3(A) of this Article.

    "REDEMPTION DATE" shall have the meaning set forth in paragraph (b) of
Section 5 of this Article.

    "REIT" shall mean a "real estate investment trust" as defined in Section 856 of the Code.

    "SENIOR STOCK" shall have the meaning set forth in paragraph (a) of Section 7 of this Article.

    "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class C Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

    "TRADING DAY", as to any securities, shall mean any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, the NASDAQ

National Market or, if such securities are not listed or admitted for trading on the NASDAQ National Market, in the securities market in which such securities are traded.

    "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class C Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class C Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class C Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class C Preferred Stock). The term "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

    "TRANSFER AGENT" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class C Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class C Preferred Stock.

    "TRUST" shall mean the trust created pursuant to Section 10.3 of this Article.

    "TRUSTEE" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

    "VOTING PREFERRED STOCK" shall have the meaning set forth in Section 8 of this Article.

    3.   DIVIDENDS.

         (a) The holders of Class C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class C Preferred Stock equal to $2.25 per annum. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on April 15, 1998. Each such dividend shall be payable in arrears to the holders of record of the Class C Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

         (b) The amount of dividends payable per share of Class C Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30day months and a 360 day year. Holders of Class C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class C Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class C Preferred Stock that may be in arrears.

         (c) So long as any of the shares of Class C Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Class C Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class C Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

         (d) So long as any of the shares of Class C Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Class C Preferred Stock shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Class C Preferred Stock.

         Notwithstanding the provisions of this Section 3(d), the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

    4.   LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class C Preferred Stock shall be entitled to receive TwentyFive Dollars ($25) per share of Class C Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class C Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class C Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

         (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class C Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class C Preferred Stock and any Parity Stock shall not be entitled to share therein.

    5. REDEMPTION AT THE OPTION OF THE CORPORATION.

         (a) Shares of Class C Preferred Stock shall not be redeemable by the Corporation prior to December 23, 2002(2) except as set forth in Section 10.2 of this Article. On and after December 23, 2002(3), the Corporation, at its option, may redeem shares of Class C Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"). In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class C Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership") of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, 'capital shares' means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

         (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

         (c) If full cumulative dividends on all outstanding shares of Class C Preferred Stock have not been paid or declared and set apart for payment, no shares of Class C Preferred Stock may be redeemed unless all outstanding shares of Class C Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class C Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class C Preferred Stock.

         (d) If the Corporation shall redeem shares of Class C Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation.
 Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Redemption Date; (2) the number of shares of Class C Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (3) the place or places at which certificates for such shares are to be surrendered for cash. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Class C Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class C Preferred Stock called for redemption (except that, in the case of a Redemption Date after a dividend record date and prior to the related Dividend Payment Date, holders of Class C Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class C Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Class C Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Class C Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class C Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

    As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class C Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class C Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class C Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class C Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class C Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

    6.   STATUS OF REACQUIRED STOCK.

    All shares of Class C Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized, but unissued shares of Class C Preferred Stock.

    7.   RANKING.

    Any class or series of capital stock of the Corporation shall be deemed to rank:

         (a) prior or senior to the Class C Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class C Preferred Stock ("Senior Stock");

         (b) on a parity with the Class C Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class C Preferred Stock, if the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

         (c) junior to the Class C Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Class C Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

    8.   VOTING.

         (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class C Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class C Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class C Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class C Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Class C Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all Persons elected as directors by the holders of the Class C Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class C Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class C Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class C Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class C Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class C Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then remaining director elected by the holders of the Class C Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

         (b) So long as any shares of Class C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 662/3% of the votes entitled to be cast by the holders of the Class C Preferred Stock voting as a single class with the holders of all other classes or series of Preferred Stock entitled to vote on such matters, given in Person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

              (i) Any amendment, alteration or repeal of any of the provisions of these Articles Supplementary, the Charter or the ByLaws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class C Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class C Preferred Stock; or

              (ii) The authorization, creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock (whether or not such class of Senior Stock is currently authorized); provided, however, that no such vote of the holders of Class C Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Class C Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

    For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class C Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Class C Preferred Stock as a single class on any matter, then the Class C Preferred Stock and such other class or series shall have with respect to such matters one quarter of one (.25) vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Class C Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

    9.   RECORD HOLDERS.

    The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

    10.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

    (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class C Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class C Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class C Preferred Stock in excess of the Look-Through Ownership Limit.

          (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class C Preferred Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Class C Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class C Preferred Stock.

          (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class C Preferred Stock in excess of the Initial Holder Limit shall be void AB INITIO as to the Transfer of such shares of Class C Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class C Preferred Stock.

          (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class C Preferred Stock in excess of the Look-Through Ownership limit shall be void AB INITIO as to the Transfer of such shares of Class C Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class C Preferred Stock.

          (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void AB INITIO as to the Transfer of shares of Class C Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class C Preferred Stock.

          (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class C Preferred Stock that is null and void under Sections 10.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class C Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class C Preferred Stock in the same or any other related transaction.

    10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class C Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of longterm indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class C Preferred Stock acquired in violation of Section
10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; PROVIDED, HOWEVER, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or nonaction) by the Board of Directors or such committee, (a) shall be void AB INITIO or (b) shall automatically result in the transfer described in Section 10.3 of this Article; PROVIDED, FURTHER, that the provisions of this Section 10.2 shall be subject to the provisions of Section
10.12 of this Article; PROVIDED, FURTHER, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class C Preferred Stock that is expressly authorized pursuant to Section 10.8(d) of this Article.

    10.3.  TRANSFER IN TRUST.

          (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "EXCESS TRANSFER") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class C Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class C Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class C Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class C Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "PROHIBITED TRANSFEREE"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class C Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

          (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

          (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class C Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class C Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class C Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class C Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of Class C Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class C Preferred Stock have been transferred to the Trustee will be rescinded as void AB INITIO and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class C Preferred Stock for the benefit of the Charitable Beneficiary.

          (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class C Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class C Preferred Stock on behalf of the Corporation.

          (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class C Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

          (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class C Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

    10.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class C Preferred Stock in violation of Section 10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

    10.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class C Preferred Stock will be required to provide certain information as set out below.

          (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class C Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class C Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class C Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class C Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to
(i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class C Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

          (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class C Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class C Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class C Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

    10.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

    10.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

    10.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

    (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

    (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class C Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class C Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

          (C) UNDERWRITERS. For a period of 270 days following the purchase of Class C Preferred Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Class C Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class C Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class C Preferred Stock purchased in connection with market making activities.

    10.9 LEGEND. Each certificate for Class C Preferred Stock shall bear the following legend:

              "The shares of Class C Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class C Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class C Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, the shares of Class C Cumulative Preferred Stock represented hereby will be either (i) void in accordance with the Certificate or (ii) automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

    10.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

    10.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

    10.12 SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system.

    FOURTH: The terms of the Class C Cumulative Preferred Stock set forth in Article Third hereof shall become Article XIV of the Charter.

    IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary on December 19, 1997.

WITNESS:                                              APARTMENT INVESTMENT AND
                                                      MANAGEMENT COMPANY

/s/ Leeann Morein                                     /s/ Terry Considine
-----------------------                               --------------------------
Leeann Morein,                                        Terry Considine
Secretary                                             Chairman


    THE UNDERSIGNED, Chairman of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                      /s/ Terry Considine

                                                      Terry Considine
                                                      -----------------------
                                                      Chairman

                           CERTIFICATE OF CORRECTION
                                       TO
                             ARTICLES SUPPLEMENTARY
                      CLASS C CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)
                                       OF
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                            (A MARYLAND CORPORATION)


     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Articles Supplementary, dated December, 1997, of the Corporation relating to its Class C Cumulative Preferred Stock (par value $.01 per share) were filed with the State Department of Assessments and Taxation of Maryland on December 22, 1997, and said Articles Supplementary require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

     SECOND: ARTICLE FIRST of the Articles Supplementary as previously filed and to be corrected hereby read as follows:

          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, the Board of Directors has duly divided and classified 2,300,000 authorized but unissued shares of the capital stock of the Corporation into a class designated as Class C Cumulative Preferred Stock and has provided for the issuance of such class.

     THIRD: ARTICLE FIRST of the Articles Supplementary as corrected hereby is as follows:

          FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, the Board of Directors has duly divided and classified 2,760,000 authorized but unissued shares of the capital stock of the Corporation into a class designated as Class C Cumulative Preferred Stock and has provided for the issuance of such class.

     FOURTH: The inaccuracy or defect in ARTICLE FIRST of the Articles Supplementary as previously filed is that ARTICLE FIRST contained the wrong number of shares classified as Class C Cumulative Preferred Stock.

       FIFTH: ARTICLE SECOND of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

              SECOND: The reclassification increases the number of shares classified as Class C Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 2,300,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock, par value $.01 per share, from 9,250,000 shares immediately prior to the reclassification to 6,950,000 shares immediately after the reclassification. The number of shares classified as Class C Cumulative Preferred Stock may be decreased pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

       SIXTH: ARTICLE SECOND of the Articles Supplementary as corrected hereby is as follows:

              SECOND: The reclassification increases the number of shares classified as Class C Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 2,760,00 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock, par value $.01 per share, from 9,250,000 shares immediately prior to the reclassification to 6,490,000 shares immediately after the reclassification. The number of shares classified as Class C Cumulative Preferred Stock may be decreases pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

       SEVENTH: The inaccuracies or defects in ARTICLE SECOND of the Articles Supplementary as previously filed are that ARTICLE SECOND contained the wrong number of shares classified as Class C Cumulative Preferred Stock immediately after the reclassification and the wrong number of shares classified as Preferred Stock, par value $.01 per share, immediately after the reclassification.

       EIGHTH: Section 1 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

       1.  Number of Shares and Designation.

              This class of Preferred Stock shall be designated as Class C Cumulative Preferred Stock (the "Class C Preferred Stock") and Two Million Three Hundred Thousand (2,300,000) shall be the authorized number of shares of such Class C Preferred Stock constituting such class.

     NINTH: The first paragraph of Section 1 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

     1. Number of Shares and Designation.

          This class of Preferred Stock shall be designated as Class C Cumulative Preferred Stock (the "Class C Preferred Stock") and Two Million Seven Hundred Sixty Thousand (2,760,000) shall be the authorized number of shares of such Class C Preferred Stock constituting such class.

     TENTH: The inaccuracy or defect in Section 1 of ARTICLE THIRD of the Articles Supplementary as previously filed is that Section 1 of ARTICLE FIRST contained the wrong number of shares classified as Class C Cumulative Preferred Stock.

     ELEVENTH: The definition of "Dividend Periods" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

     "DIVIDEND PERIODS" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class B Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class C Preferred Stock being redeemed.

     TWELFTH: The definition of "Dividend Periods" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

     "DIVIDEND PERIODS" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class C Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class C Preferred Stock being redeemed.

     THIRTEENTH: The inaccuracy or defect in the definition of "Dividend Periods" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed is that the reference to "Class B Preferred Stock" in the fifth line thereof should be to "Class C Preferred Stock."

     FOURTEENTH: The definition of "Initial Holder Limit" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

     "INITIAL HOLDER LIMIT" shall mean a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors' a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

     FIFTEENTH: The definition of "Initial Holder Limit" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

     "INITIAL HOLDER LIMIT" shall mean a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class C Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

     SIXTEENTH: The inaccuracy or defect in the definition of "Initial Holder Limit" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed is that the reference to "Class B Preferred Stock" in the fourth and fifth lines thereof should be to "Class C Preferred Stock."

     SEVENTEENTH: The definition of "Look-Through Ownership Limit" contained in
Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

     "LOOK-THROUGH OWNERSHIP LIMIT" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over
     (y) by the Aggregate Value of all shares of Equity Stock other than Class B Preferred Stock that are Beneficially Owned by the Look-Through Entity.

     EIGHTEENTH: The definition of "Look-Through Ownership Limit" contained in
Section 2 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

     "LOOK-THROUGH OWNERSHIP LIMIT" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class C Preferred Stock of the Corporation having an Aggregate Value not in excess of the (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) by the Aggregate Value of all shares of Equity Stock other than Class C Preferred Stock that are Beneficially Owned by the Look-Through Entity.

     NINETEENTH: The inaccuracy or defect in the definition of "Look-Through Ownership Limit" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed is that the reference to "Class B Preferred Stock" in the fifth line thereof should be to "Class C Preferred Stock."

     TWENTIETH: The provision in the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary on December ____, 1997.

     TWENTY-FIRST: The provision in the Articles Supplementary as corrected hereby is as follows:

          IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary on December 22, 1997.

     TWENTY-SECOND: The inaccuracy or defect in the provision of the Articles Supplementary as previously filed is that such statement failed to state correctly the date such Articles were signed.

     IN WITNESS WHEREOF, Apartment Investment and Management Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary on February 17, 1998.

WITNESS:                                     APARTMENT INVESTMENT AND
                                             MANAGEMENT COMPANY

/s/ LEEANN MOREIN                            By:  TERRY CONSIDINE
-----------------------------                -----------------------------
Leeann Morein, Secretary                     Terry Considine, Chairman


     The undersigned, Chairman of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Certificate of Correction to be the act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.


                                             /s/ TERRY CONSIDINE
                                             -----------------------------
                                             Terry Considine, Chairman

                            ARTICLES SUPPLEMENTARY

                 APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                      CLASS D CUMULATIVE PREFERRED STOCK
                          (PAR VALUE $.01 PER SHARE)

     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, the Board of Directors has duly divided and classified 4,600,000 authorized but unissued shares of the capital stock of the Corporation into a class designated as Class D Cumulative Preferred Stock and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class D Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,600,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock, par value $.01 per share, from 6,490,000 shares immediately prior to the reclassification to 1,890,000 shares immediately after the reclassification. The number of shares classified as Class D Cumulative Preferred Stock may be decreased pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

     THIRD: The terms of the Class D Cumulative Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1.   NUMBER OF SHARES AND DESIGNATION.

     This class of Preferred Stock shall be designated as Class D Cumulative Preferred Stock (the "Class D Preferred Stock") and Four Million Six Hundred Thousand (4,600,000) shall be the authorized number of shares of such Class D Preferred Stock constituting such class.

     2.   DEFINITIONS.

     For purposes of the Class D Preferred Stock, the following terms shall have the meanings indicated:

     "ACT" shall mean the Securities Act of 1933, as amended.

     "AFFILIATE" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "AGGREGATE VALUE" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

     "BENEFICIAL OWNERSHIP" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, PROVIDED that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have the correlative meanings.

     "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class D Preferred Stock.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     "CLASS D PREFERRED STOCK" shall have the meaning set forth in Section 1 of this Article.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "COMMON STOCK" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

     "DIVIDEND PAYMENT DATE" shall mean January 15, April 15, July 15 and October 15 of each year; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

     "DIVIDEND PERIODS" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class D Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class D Preferred Stock being redeemed.

     "EQUITY STOCK" shall mean one or more shares of any class of capital stock of the Corporation.

     "EXCESS TRANSFER" has the meaning set forth in Section 10.3(A) of this Article.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ISSUE DATE" shall mean February 19, 1998.

     "INITIAL DIVIDEND PERIOD" shall mean the period commencing on and including the Issue Date and ending on and including April 14, 1998.

     "INITIAL HOLDER" shall mean Terry Considine.

     "INITIAL HOLDER LIMIT" shall mean a number of the Outstanding shares of Class D Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class D Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then current Initial Holder Limit applicable to the Initial Holder.

     "JUNIOR STOCK" shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Class D Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     "LOOK-THROUGH ENTITY" shall mean a Person that is either (i) described in
     Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

     "LOOK-THROUGH OWNERSHIP LIMIT" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class D Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over
     (y) by the Aggregate Value of all shares of Equity Stock other than Class D Preferred Stock that are Beneficially Owned by the Look-Through Entity.

     "MARKET PRICE" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of share of that class of Equity Stock on the Trading Day immediately preceding such date. The term "CLOSING PRICE" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the overthecounter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of

     Directors of the Company. The term "TRADING DAY" shall mean a day on which the principal national securities exchange on which the Equity Stock is listed or admitted to trading is open for the transaction of business or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "OUTSTANDING" shall mean issued and outstanding shares of Equity Stock of the Corporation, PROVIDED that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "OUTSTANDING" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

     "OWNERSHIP LIMIT" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class D Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class D Preferred Stock that are Beneficially Owned by the Person.

     "OWNERSHIP RESTRICTIONS" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

     "PARITY STOCK" shall have the meaning set forth in paragraph (b) of Section 7 of this Article. The Class B Preferred Stock and the Class C Preferred Stock shall each be a Parity Stock.

     "PERSON" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

     "PROHIBITED TRANSFEREE" has the meaning set forth in Section 10.3(A) of this Article.

     "REDEMPTION DATE" shall have the meaning set forth in paragraph (b) of
     Section 5 of this Article.

     "REIT" shall mean a "real estate investment trust" as defined in Section 856 of the Code.

     "SENIOR STOCK" shall have the meaning set forth in paragraph (a) of Section 7 of this Article.

     "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "TRADING DAY", as to any securities, shall mean any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, the NASDAQ National Market or, if such securities are not listed or admitted for trading on the NASDAQ National Market, in the securities market in which such securities are traded.

     "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class D Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class D Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class D Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class D Preferred Stock). The term "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

     "TRANSFER AGENT" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class D Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class D Preferred Stock.

     "TRUST" shall mean the trust created pursuant to Section 10.3 of this Article.

     "TRUSTEE" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

     "VOTING PREFERRED STOCK" shall have the meaning set forth in Section 8 of this Article.

     3.   DIVIDENDS.

          (a) The holders of Class D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class D Preferred Stock equal to $2.1875 per annum. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on April 15, 1998. Each such dividend shall be payable in arrears to the holders of record of the Class D Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

          (b) The amount of dividends payable per share of Class D Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30day months and a 360day year. Holders of Class D Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class D Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class D Preferred Stock that may be in arrears.

          (c) So long as any of the shares of Class D Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Class D Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class D Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class D Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

          (d) So long as any of the shares of Class D Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Class D Preferred Stock shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Class D Preferred Stock.

          Notwithstanding the provisions of this Section 3(d), the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

     4.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class D Preferred Stock shall be entitled to receive TwentyFive Dollars ($25) per share of Class D Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class D Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class D Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class D Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class D Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class D Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class D Preferred Stock and any Parity Stock shall not be entitled to share therein.

     5. REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) Shares of Class D Preferred Stock shall not be redeemable by the Corporation prior to February 19, 2003, except as set forth in Section 10.2 of this Article. On and after February 19, 2003, the Corporation, at its option, may redeem shares of Class D Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"). In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class D Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or AIMCO Properties, L.P., a Delaware limited Partnership (the "Operating Partnership"), of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, 'capital shares' means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

          (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

          (c) If full cumulative dividends on all outstanding shares of Class D Preferred Stock have not been paid or declared and set apart for payment, no shares of Class D Preferred Stock may be redeemed unless all outstanding shares of Class D Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class D Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class D Preferred Stock.

          (d) If the Corporation shall redeem shares of Class D Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Redemption Date; (2) the number of shares of Class D Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (3) the place or places at which certificates for such shares are to be surrendered for cash. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Class D Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class D Preferred Stock called for redemption (except that, in the case of a Redemption Date after a dividend record date and prior to the related Dividend Payment Date, holders of Class D Preferred Stock on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class D Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the

Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Class D Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Class D Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class D Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class D Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class D Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class D Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class D Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class D Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

     6.   STATUS OF REACQUIRED STOCK.

     All shares of Class D Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized, but unissued shares of Class D Preferred Stock.

     7.   RANKING.

     Any class or series of capital stock of the Corporation shall be deemed to rank:

          (a) prior or senior to the Class D Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class D Preferred Stock ("Senior Stock");

          (b) on a parity with the Class D Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class D Preferred Stock, if the holders of such class of stock or series and the Class D Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

          (c) junior to the Class D Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Class D Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

     8.   VOTING.

          (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class D Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class D Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class D Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class D Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Class D Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all Persons elected as directors by the holders of the Class D Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class D Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class D Preferred

Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class D Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class D Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class D Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then remaining director elected by the holders of the Class D Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

          (b) So long as any shares of Class D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 662/3% of the votes entitled to be cast by the holders of the Class D Preferred Stock voting as a single class with the holders of all other classes or series of Preferred Stock entitled to vote on such matters, given in Person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of these Articles Supplementary, the Charter or the ByLaws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class D Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class D Preferred Stock; or

               (ii) The authorization, creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock (whether or not such class of Senior Stock is currently authorized); provided, however, that no such vote of the holders of Class D Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Class D Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

     For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class D Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Class D Preferred Stock as a single class on any matter, then the Class D Preferred Stock and such other class or series shall have with respect to such matters one quarter of one (.25) vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Class D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     9.   RECORD HOLDERS.

     The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     10.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

          (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class D Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class D Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class D Preferred Stock in excess of the Look-Through Ownership Limit.

          (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class D Preferred Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Class D Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class D Preferred Stock.

          (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class D Preferred Stock in excess of the Initial Holder Limit shall be void AB INITIO as to the Transfer of such shares of Class D Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class D Preferred Stock.

          (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class D Preferred Stock in excess of the Look-Through Ownership limit shall be void AB INITIO as to the Transfer of such shares of Class D Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class D Preferred Stock.

          (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void AB INITIO as to the Transfer of shares of Class D Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class D Preferred Stock.

          (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class D Preferred Stock that is null and void under Sections 10.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class D Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class D Preferred Stock in the same or any other related transaction.

     10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class D Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of longterm indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class D Preferred Stock acquired in violation of Section 10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; PROVIDED, HOWEVER, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or nonaction) by the Board of Directors or such committee, (a) shall be void AB INITIO or (b) shall automatically result in the transfer described in Section
10.3 of this Article; PROVIDED, FURTHER, that the provisions of this Section
10.2 shall be subject to the provisions of Section 10.12 of this Article; PROVIDED, FURTHER, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class D Preferred Stock that is expressly authorized pursuant to
Section 10.8(d) of this Article.

     10.3.  TRANSFER IN TRUST.

            (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "EXCESS TRANSFER") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class D Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class D Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class D Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class D Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "PROHIBITED TRANSFEREE"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class D Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

            (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

            (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class D Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class D Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

            (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class D Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class D Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of Class D Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class D Preferred Stock have been transferred to the Trustee will be rescinded as void AB INITIO and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class D Preferred Stock for the benefit of the Charitable Beneficiary.

            (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class D Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class D Preferred Stock on behalf of the Corporation.

            (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class D Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

            (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class D Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     10.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class D Preferred Stock in violation of Section 10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

     10.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class D Preferred Stock will be required to provide certain information as set out below.

            (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class D Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class D Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class D Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class D Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class D Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

            (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class D Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class D Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class D Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     10.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

     10.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     10.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

            (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

            (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class D Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class D Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

            (C) UNDERWRITERS. For a period of 270 days following the purchase of Class D Preferred Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Class D Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class D Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class D Preferred Stock purchased in connection with market making activities.

     10.9 LEGEND. Each certificate for Class D Preferred Stock shall bear the following legend:

               "The shares of Class D Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class D Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class D Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, the shares of Class D Cumulative Preferred Stock represented hereby will be either (i) void in accordance with the Certificate or (ii) automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

     10.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     10.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

     10.12 SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system.

     FOURTH: The terms of the Class D Cumulative Preferred Stock set forth in Article Third hereof shall become Article XV of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Secretary on February 17, 1998.


WITNESS:                               APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY

/s/ Leeann Morein                      /s/ Troy D. Butts
---------------------------            ------------------------------

Leeann Morein,                         Troy D. Butts
Secretary                              Senior Vice President and
                                       Chief Financial Officer


     THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        /s/ Troy D. Butts
                                       -----------------------------------
                                       Troy D. Butts
                                       Senior Vice President and
                                       Chief Financial Officer

                               ARTICLES SUPPLEMENTARY

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       CLASS G CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 4,050,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class G Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class G Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,050,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 502,377,500 shares immediately prior to the reclassification to 498,327,500 shares immediately after the reclassification.

     THIRD: The terms of the Class G Cumulative Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1.  NUMBER OF SHARES AND DESIGNATION.

     This class of Preferred Stock shall be designated as Class G Cumulative Preferred Stock, par value $.01 per share (the "Class G Preferred Stock") and Four Million Fifty Thousand (4,050,000) shall be the authorized number of shares of such Class G Preferred Stock constituting such class.

     2.   DEFINITIONS.

     For purposes of the Class G Preferred Stock, the following terms shall have the meanings indicated:

     "Act" shall mean the Securities Act of 1933, as amended.

     "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

     "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner,""Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class G Preferred Stock.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

"Class G Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

"Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation or such shares of the Corporation's capital stock into which outstanding shares of Common Stock shall be reclassified.

"Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

"Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class G Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class G Preferred Stock being redeemed.

"Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

"Excess Transfer" has the meaning set forth in Section 10.3(A) of this Article.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Issue Date" shall mean July 15, 1998.

"Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including October 15, 1998.

"Initial Holder" shall mean Terry Considine.

"Initial Holder Limit" shall mean a number of the Outstanding shares of Class G Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of

Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class G Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

"Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the shares of Class G Preferred Stock have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

"Look-Through Entity" shall mean a Person that is either (i) described in
Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or
(ii) registered under the Investment Company Act of 1940.

"Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class G Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) by the Aggregate Value of all shares of Equity Stock other than Class G Preferred Stock that are Beneficially Owned by the Look-Through Entity.

"Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of share of that class of Equity Stock on the Trading Day immediately preceding such date. The term "Closing Price" on any date shall mean that last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Company. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Equity Stock is listed or admitted to trading is open for the transaction of business or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"NYSE" shall mean the New York Stock Exchange, Inc.

"Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

"Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class G Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class G Preferred Stock that are Beneficially Owned by the Person.

"Ownership Restrictions" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

"Parity Stock" shall have the meaning set forth in paragraph (b) of Section 7 of this Article. The Class B Preferred Stock, the Class C Preferred Stock and the Class D Preferred Stock shall each be a Parity Stock.

"Person" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

"Prohibited Transferee" has the meaning set forth in Section 10.3(A) of this Article.

"Redemption Date" shall have the meaning set forth in paragraph (b) of Section 5 of this Article.

"REIT" shall mean a "real estate investment trust" as defined in Section 856 of the Code.

"Senior Stock" shall have the meaning set forth in paragraph (a) of Section 7 of this Article.

"set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class G Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

"Trading Day", as to any securities, shall mean any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted or, if such securities are not listed or admitted for trading on any national securities exchange, the NASDAQ National Market or, if such securities are not listed or admitted for trading on the NASDAQ National Market, in the securities market in which such securities are traded.

"Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class G Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class G Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class G Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class G Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

"Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class G Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class G Preferred Stock.

"Trust" shall mean the trust created pursuant to Section 10.3 of this Article.

     "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

     "Voting Preferred Stock" shall have the meaning set forth in Section 8 of this Article.

     3.  DIVIDENDS.

         (a) The holders of Class G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class G Preferred Stock equal to $2.34375 per annum. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on October 15, 1998. Each such dividend shall be payable in arrears to the holders of record of the Class G Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

         (b) Any dividend payable on the Class G Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class G Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class G Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class G Preferred Stock that may be in arrears.

         (c) So long as any of the shares of Class G Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Class G Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class G Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class G Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

          (d) So long as any of the shares of Class G Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Class G Preferred Stock shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Class G Preferred Stock.

          Notwithstanding the provisions of this Section 3(d), the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

     4.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class G Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class G Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class G Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the

Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class G Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class G Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class G Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class G Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class G Preferred Stock and any Parity Stock shall not be entitled to share therein.

     5.   REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) Shares of Class G Preferred Stock shall not be redeemable by the Corporation prior to July 15, 2008, except as set forth in Section 10.2 of this Article. On and after July 15, 2008, the Corporation, at its option, may redeem shares of Class G Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"). In connection with any redemption pursuant to this
Section 5(a), the redemption price of the Class G Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or AIMCO Properties, L.P., a Delaware limited Partnership (the "Operating Partnership"), of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

          (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

     (c) If full cumulative dividends on all outstanding shares of Class G Preferred Stock have not been paid or declared and set apart for payment, no shares of Class G Preferred Stock may be redeemed unless all outstanding shares of Class G Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class G Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class G Preferred Stock.

     (d) If the Corporation shall redeem shares of Class G Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice of the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Redemption Date; (2) the number of shares of Class G Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (3) the place or places at which certificates for such shares are to be surrendered for cash. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of Class G Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class G Preferred Stock called for redemption(except that, in the case of a Redemption Date after a dividend record date and prior to the related Dividend Payment Date, holders of Class G Preferred Stock on the dividend record date will be entitled to such Dividend Payment Date to receive the dividend payable on such shares), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class G Preferred Stock of the Corporation shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Class G Preferred Stock so called for redemption. No interest shall accrue for the benefit of the holders of shares of Class G Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class G Preferred

Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class G Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class G Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class G Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class G Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class G Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

     6.   Status of Reacquired Stock.

     All shares of Class G Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized, but unissued shares of Class G Preferred Stock.

     7.   Ranking.

     Any class or series of capital stock of the Corporation shall be deemed to rank:

          (a) prior or senior to the Class G Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class G Preferred Stock ("Senior Stock");

          (b) on a parity with the Class G Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class G Preferred Stock, if the holders of such class of stock or series and the Class G Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and

       (c) junior to the Class G Preferred Stock, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such stock or series shall be Common Stock or if the holders of Class G Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Stock").

  8.   VOTING.

       (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class G Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class G Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class G Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class G Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Class G Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all Persons elected as directors by the holders of the Class G Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class G Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class G Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class G Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class G Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class G Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class G Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

          (b) So long as any shares of Class G Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class G Preferred Stock voting as a single class with the holders of all other classes or series of Preferred Stock entitled to vote on such matters, given in Person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class G Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class G Preferred Stock; or

               (ii) The authorization, creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock (whether or not such class of Senior Stock is currently authorized); provided, however, that no such vote of the holders of Class G Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all shares of Class G Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

     For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class G Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Class G Preferred Stock as a single class on any matter, then the Class G Preferred Stock and such other class or series shall have with respect to such matters one quarter of one(.25) vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Class G Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     9.   RECORD HOLDERS.

     The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class G Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     10.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

          (A)  LIMITATION ON BENEFICIAL OWNERSHIP.  Except as provided in
Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class G Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class G Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class G Preferred Stock in excess of the Look-Through Ownership Limit.

          (B)  TRANSFERS IN EXCESS OF OWNERSHIP LIMIT.  Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class G Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class G Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class G Preferred Stock.

          (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class G Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class G Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class G Preferred Stock.

          (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class G Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class G

Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class G Preferred Stock.

     (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class G Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class G Preferred Stock.

     (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class G Preferred Stock that is null and void under Sections 10.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class G Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class G Preferred Stock in the same or any other related transaction.

   10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class G Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class G Preferred Stock acquired in violation of Section 10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of
Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 10.3 of this

Article; provided, further, that the provisions of this Section 10.2 shall be subject to the provisions of Section 10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class G Preferred Stock that is expressly authorized pursuant to Section 10.8(d) of this Article.

     10.3. TRANSFER IN TRUST.

          (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated interdealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class G Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class G Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class G Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class G Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class G Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

          (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

          (C)  STATUS OF SHARES HELD BY THE TRUSTEE.   Shares of Class G
Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class G Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

     (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class G Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class G Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class G Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class G Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class G Preferred Stock for the benefit of the Charitable Beneficiary.

          (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this
Section 10.3(E) or any application thereof is determined in a final judgement to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class G Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class G Preferred Stock on behalf of the Corporation.

          (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class G Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of
(i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and

(ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

              (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class G Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

       10.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class G Preferred Stock in violation of Section
10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporations's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

       10.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class G Preferred Stock will be required to provide certain information as set out below.

              (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class G Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class G Preferred Stock Beneficially Owned, and a full description of how such shared are held. Each such record or Beneficial Owner of Class G Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class G Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and
(ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class G Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

              (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class G Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class G Preferred Stock for a Beneficial

Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class G Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     10.6 REMEDIES NOT LIMITED.    Nothing contained in this Article shall
limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

     10.7 AMBIGUITY.     In the case of an ambiguity in the application of any
of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     10.8 EXPECTATIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

          (A)  WAIVER OF OWNERSHIP LIMIT.    The Board of Directors, upon
receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of
Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

          (B)  PLEDGE BY INITIAL HOLDER.     Notwithstanding any other
provision of this Article, the pledge by the Initial Holder of all or any portion of the Class G Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class G Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

          (C) UNDERWRITERS. For a period of 270 days following the purchase of Class G Preferred Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Class G Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class G Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class G Preferred Stock purchased in connection with market making activities.

     10.9 LEGEND.   Each certificate for Class G Preferred Stock shall bear the following legend:

                    "The shares of Class G Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer.
     No person may Beneficially Own shares of Class G Cumulative Preferred
     Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class G Cumulative Preferred Stock). Any Person that attempts to Beneficially
     Own shares of Class G Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class G Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class G Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class G Cumulative Preferred Stock) or (ii) the shares of Class G Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

     10.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     10.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

     10.12     SETTLEMENT.    Nothing in this Section 10 of this Article shall
be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

     FOURTH:   The terms of the Class G Cumulative Preferred Stock set forth in
Article Third hereof shall become Article XVI of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Secretary on July 13, 1998.

WITNESS:                                APARTMENT INVESTMENT AND
                                        MANAGEMENT COMPANY


/s/ JOEL BONDER                         /s/ TROY D. BUTTS
------------------------------          -----------------------------
Joel Bonder                             Troy D. Butts
Secretary                               Senior Vice President and
                                        Chief Financial Officer


     THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                        /s/ TROY D. BUTTS
                                        -----------------------------
                                        Troy D. Butts
                                        Senior Vice President and
                                        Chief Financial Officer

                              ARTICLES SUPPLEMENTARY


                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       CLASS H CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

        APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

        FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 2,300,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class H Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

        SECOND: The reclassification increases the number of shares classified as Class H Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 2,300,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 498,327,500 shares immediately prior to the reclassification to 496,027,500 shares immediately after the reclassification.

        THIRD: The terms of the Class H Cumulative Preferred Stock (including the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

        1.       NUMBER OF SHARES AND DESIGNATION.

        This class of Preferred Stock shall be designated as Class H Cumulative Preferred Stock, par value $.01 per share (the "Class H Preferred Stock") and Two Million Three Hundred Thousand (2,300,000) shall be the authorized number of shares of such Class H Preferred Stock constituting such class.

        2.       DEFINITIONS.

        For purposes of the Class H Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class H Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 8 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class H Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation, and the Class B Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock or Class B Common Stock shall be reclassified.

         "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class H Preferred Stock shall be redeemed pursuant to
         Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class H Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 10.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean August 14, 1998.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including October 14, 1998.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class H Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of

         Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class H Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 7 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class H Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class H Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date. The term "Closing Price," when used with respect to a share of any Equity Stock and for any date, shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation. The term "Trading Day," when used with respect to the Closing Price of a share of any Equity Stock, shall mean (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Operating Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class H Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class H Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 7 of this Article.

         "Person" shall mean (a) for purposes of Section 10 of this Article,
         (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining

         Sections of this Article, any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" has the meaning set forth in Section 10.3(A) of this Article.

         "Redemption Date" shall have the meaning set forth in paragraph (a) of
         Section 5 of this Article.

         "REIT" shall mean a "real estate investment trust" as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 7 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class H Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class H Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class H Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class H Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class H Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class H Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class H Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 10.3 of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 8 of this Article.

         3.      DIVIDENDS.

                 (a) The holders of Class H Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class H Preferred Stock equal to $2.375 per annum (equivalent to 9 1/2% per annum of the per share Liquidation Preference (as hereinafter defined)). Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on October 15, 1998. Each such dividend shall be payable in arrears to the holders of record of the Class H Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                 (b) Any dividend payable on the Class H Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class H Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class H Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class H Preferred Stock that may be in arrears.

                 (c) So long as any of the shares of Class H Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class H Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class H Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class H Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                 (d) So long as any of the shares of Class H Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class H Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class H Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                 Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4.      LIQUIDATION PREFERENCE.

                 (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class H Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class H Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class H Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class H Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class H Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class H Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                 (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class H Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class H Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.      REDEMPTION AT THE OPTION OF THE CORPORATION.

                 (a) Shares of Class H Preferred Stock shall not be redeemable by the Corporation prior to August 14, 2003, except as set forth in
Section 10.2 of this Article. On and after August 14, 2003, the Corporation, at its option, may redeem shares of Class H Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"); provided, however, that in the event of a redemption of shares of Class H Preferred Stock, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class H Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership, of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

                 (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                 (c) If full cumulative dividends on all outstanding shares of Class H Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class H Preferred Stock may be redeemed unless all outstanding shares of Class H Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class H Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class H Preferred Stock.

                 (d) If the Corporation shall redeem shares of Class H Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph
(d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Redemption Date; (2) the number of shares of Class H Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered for cash; and (4) the redemption price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence.

Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class H Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class H Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class H Preferred Stock of the Corporation shall cease except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required; provided, however, that if the Redemption Date for any shares of Class H Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class H Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class H Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class H Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class H Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class H Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

        As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class H Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class H Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class H Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class H Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class H Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

        6.       STATUS OF REACQUIRED STOCK.

        All shares of Class H Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized, but unissued shares of Class H Preferred Stock.

        7.       RANKING.

        Any class or series of capital stock of the Corporation shall be deemed to rank:

                 (a) prior or senior to the Class H Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class H Preferred Stock ("Senior Stock");

                 (b) on a parity with the Class H Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class H Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, or Class G Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class H Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                 (c) junior to the Class H Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or (ii) the holders of Class H Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

        8.       VOTING.

                 (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class H Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class H Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class H Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class H Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class H Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class H Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class H Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class H Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class H Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class H Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class H Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class H Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                 (b) So long as any shares of Class H Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66- 2/3% of the votes entitled to be cast by the holders of the Class H Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                         (i)      Any amendment, alteration or repeal of any of
the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class H Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class H Preferred Stock; or

                         (ii)     The authorization, creation of, increase in
the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class H Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class H Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

        For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class H Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class H Preferred Stock as a single class on any matter, then the Class H Preferred Stock and such other class or series shall have with respect to such matters one quarter of one (.25) vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class H Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

        9.       RECORD HOLDERS.

        The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

        10.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                 (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class H Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class H Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class H Preferred Stock in excess of the Look-Through Ownership Limit.

                 (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class H Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class H Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class H Preferred Stock.

                 (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class H Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class H Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class H Preferred Stock.

                 (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class H Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class H Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look- Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class H Preferred Stock.

                 (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class H Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of
Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class H Preferred Stock.

                 (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class H Preferred Stock that is null and void under Sections 10.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class H Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class H Preferred Stock in the same or any other related transaction.

         10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class H Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class H Preferred Stock acquired in violation of Section 10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of
Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 10.3 of this Article; provided, further, that the provisions of this Section 10.2 shall be subject to the provisions of Section 10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class H Preferred Stock that is expressly authorized pursuant to
Section 10.8(C) of this Article.

        10.3.  TRANSFER IN TRUST.

                 (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class H Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class H Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class H Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class H Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class H Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

                 (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                 (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class H Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class H Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                 (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class H Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class H Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class H Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class H Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class H Preferred Stock for the benefit of the Charitable Beneficiary.

                 (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this
Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class H Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class H Preferred Stock on behalf of the Corporation.

                 (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class H Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of

90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                 (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class H Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         10.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class H Preferred Stock in violation of Section
10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         10.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class H Preferred Stock will be required to provide certain information as set out below.

                 (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class H Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class H Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class H Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class H Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and
(ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class H Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

                 (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class H Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class H Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class H Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         10.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         10.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         10.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

                 (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of
Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                 (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class H Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the

Ownership Limit with respect to the Class H Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                 (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class H Preferred Stock) following the purchase of Class H Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and (ii) participates in an offering of the Class H Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class H Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class H Preferred Stock purchased in connection with market making activities.

         10.9 LEGEND. Each certificate for Class H Preferred Stock shall bear substantially the following legend:

                          "The shares of Class H Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class H Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class H Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class H Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class H Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class H Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class H Cumulative Preferred Stock) or
         (ii) the shares of Class H Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         10.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         10.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         10.12 SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter- dealer quotation system.

        FOURTH: The terms of the Class H Cumulative Preferred Stock set forth in Article Third hereof shall become Article XVII of the Charter.

        IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on August 12, 1998.




WITNESS:                                  APARTMENT INVESTMENT AND
                                          MANAGEMENT COMPANY


/s/ KATHLEEN HARVEY                       /s/ TROY D. BUTTS
----------------------------------        -------------------------------------
Kathleen Harvey                           Troy D. Butts
Assistant Secretary                       Senior Vice President and
                                          Chief Financial Officer



        THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                          /s/ TROY D. BUTTS
                                          -------------------------------------
                                          Troy D. Butts
                                          Senior Vice President and
                                          Chief Financial Officer

                             ARTICLES SUPPLEMENTARY


                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS J CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 2,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class J Cumulative Convertible Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class J Cumulative Convertible Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 2,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 486,027,500 shares immediately prior to the reclassification to 484,027,500 shares immediately after the reclassification.

         THIRD: The terms of the Class J Cumulative Convertible Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions and qualifications) as set by the Board of Directors are as follows:


         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class J Cumulative Convertible Preferred Stock, par value $.01 per share (the "Class J Preferred Stock") and Two Million (2,000,000) shall be the authorized number of shares of such Class J Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class J Preferred Stock, the following terms shall have the meanings indicated:

         "ABP Subscription Agreement" shall mean the Subscription Agreement dated as of November 6, 1998 between the Corporation and Stichting Pensioenfonds ABP.

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class J Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 8 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class E Articles Supplementary" shall have the meaning set forth in
         Section 7.3 of this Article.

         "Class J Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation, and the Class B Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock or Class B Common Stock shall be reclassified.

         "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class J Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 of this Article. The initial Conversion Price shall be $40 (equivalent to a conversion rate of 2.50 shares of Class A Common Stock for each share of Class J Preferred Stock).

         "Current Market Price" of a share of any Equity Stock shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on such day, in either case as reported on the principal national securities exchange on which such securities are listed or admitted for trading, or, if such security is not quoted on any national securities exchange, on the NASDAQ National Market or if such security is not quoted on the NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for each security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation or if any class or series of securities are not publicly traded, the fair value of the shares of such class as determined reasonably and in good faith by the Board of Directors of the Corporation.

         "distribution" shall have the meaning set forth in paragraph (a)(iii) of Section 7.3 of this Article.

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, (a) the date that cash dividends are paid on the Class A Common Stock with respect to such Dividend Period; or (b) if such dividends have not been paid on the Class A Common Stock by 9:00 a.m., New York City time, on the sixtieth day from and including the last day of such Dividend Period, then on such day; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including February 15, May 15, August 15 and November 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 11.3(a) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" shall mean the average of the daily Current Market Prices of a share of Class A Common Stock during five (5) consecutive Trading Days selected by the Corporation commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date, if any, with respect to any issuance or distribution requiring such computation. The term "'ex' date," when used with respect to any issuance or distribution, means the first day on which the share of Class A Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

         "Issue Date" shall mean the date on which shares of Class J Preferred Stock are issued pursuant to the ABP Subscription Agreement and the OP Subscription Agreement.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including November 14, 1998.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class J Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class J Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Internal Rate of Return" shall mean, as of any determination date, the effective discount rate under which the present value of the Inflows associated with an outstanding share of Class J Preferred Stock equals the Outflow on the Issue Date associated with such share. For purposes of calculation of Internal Rate of Return:

                  (i) "Inflows" shall mean (a) all dividends (whether paid in cash, property or stock) that have been received on such share, (b) any other distributions that have been received on such share, and (c) as of the determination date, the average of the daily Current Market Prices of a share of the Corporation's Class A Common Stock during the five most recent Trading Days, such average multiplied by the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Class J Preferred Stock, and such product divided by the Conversion Price. For purposes of calculating the amounts of any Inflows, all dividends or distributions received in property or stock shall be deemed to have a value equal to the fair market value of such dividends or distributions as of the date such dividend or distribution is received, as determined in good faith by the Board of Directors. All Inflows shall be deemed to have taken place on the date on which payment was actually received by the holder.

                  (ii) "Outflow" shall mean $100 plus an amount equal to one one-millionth of any and all out-of-pocket costs of Stichting Pensioenfonds ABP relating to the acquisition of 1,000,000 shares of the Corporation's Class J Preferred Stock on the Issue Date. Outflow shall be deemed to have taken place on the Closing Date of the ABP Subscription Agreement and the OP Subscription Agreement, and

                  (iii) Neither the fact of any transfer of Class J Preferred Stock nor the amount of any consideration received by the holder thereof or paid by any successor holder in connection with any transfer shall affect the calculation of Internal Rate of Return.

         Schedule A attached hereto shows the calculation of Internal Rate of Return at certain hypothetical dates of determination and given a certain hypothetical aggregate purchase price, certain hypothetical Inflows and certain hypothetical levels of the Current Market Price of the Corporation's Class A Common Stock.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "OP Subscription Agreement" shall mean the Stock Purchase Agreement dated as of November 6, 1998 between the Corporation and AIMCO Properties, L.P.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder, a number of the Outstanding shares of Class J Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class J Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean, collectively, the Ownership Limit as applied to Persons other than the Initial Holder and the Initial Holder Limit as applied to the Initial Holder.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article,
         (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" has the meaning set forth in Section 11.3(a) of this Article.

         "REIT" shall mean a "real estate investment trust" as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of

         Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class J Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean, when used with respect to the Closing Price of a share of any Equity Stock, (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transaction" shall have the meaning set forth in Section 7.3 of this Article.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class J Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class J Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class J Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class J Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class J Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class J Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.


         3.       DIVIDENDS.

                  (a) The holders of Class J Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class J Preferred Stock equal to (i) 7% per annum of the per share Liquidation Preference (as hereinafter defined) for the period beginning on and including the Issue Date and lasting until November 15, 1998; (ii) 8% per annum of the per share Liquidation Preference for the period beginning on and including November 15, 1998 and lasting until November 15, 1999; (iii) 9% per annum of the per share Liquidation Preference for the period beginning on and including November 15, 1999 and lasting until November 15, 2000; and (iv) 9.5% per annum of the per share Liquidation Preference thereafter. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on November 15, 1998. Each such dividend shall be payable in arrears to the holders of record of the Class J Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date fixed by the Board of Directors which shall not be more than 60 days prior to the applicable Dividend Payment Date and, within such 60 day period, shall be the same date as the record date for the regular quarterly dividend payable with respect to the Class A Common Stock for the Dividend Period to which such Dividend Payment Date relates (or if there is no such record date for Class A Common Stock, then such date as the Board of Directors may fix). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) Any dividend payable on the Class J Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class J Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class J Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class J Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class J Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class J Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class J Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class J Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class J Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class J Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class J Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class J Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) redeeming, purchasing
or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class J Preferred Stock shall be entitled to receive One Hundred Dollars ($100) per share of Class J Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class J Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class J Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class J Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class J Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class J Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class J Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.       REDEMPTION.

                  The Class J Preferred Stock is not redeemable, other than as specified in Section 11.2 hereof.

         6.       STATUS OF REACQUIRED STOCK.

         All shares of Class J Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (including without limitation shares of Class J Preferred Stock which have been surrendered for conversion into Class A Common Stock) shall be returned to the status of authorized, but unissued shares of Class J Preferred Stock.

         7.       CONVERSION.

                  7.1  CONVERSION AT HOLDERS' OPTION.

                  At any time on or after the Issue Date, holders of shares of Class J Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this Section 7, a holder of shares of Class J Preferred Stock shall have the right, at such holder's option, at any time on or after the Issue Date to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Class A Common Stock per each share of Class J Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated accrued and unpaid dividends) per share of Class J Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in subparagraph (b)(iv) of this Section 7.1) and by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7.1.

                  (b) (i) In order to exercise the conversion right, the holder of each share of Class J Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such share of Class J Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class J Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                      (ii) A holder of shares of Class J Preferred Stock shall, as of the date of the conversion of such shares to shares of Class A Common Stock, be entitled to receive cash payment in respect of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid thereon as of the time of such conversion, provided, however, that payment in respect of any dividend on such shares that has been declared but for which the Dividend Payment Date has not yet been reached shall be payable as of such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares.

                      (iii) As promptly as practicable after the surrender of certificates for shares of Class J Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Class J Preferred Stock in accordance with provisions of this
Section 7, and any fractional interest in respect of a share of Class A Common Stock arising upon such conversion shall be settled as provided in paragraph
(c) of this Section 7.1.

                      (iv) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Class J Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation. If the dividend payment record date for the Class J Preferred Stock and Class A Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Class J Preferred Stock whose shares are converted into Class A Common Stock does not receive dividends on both the shares of Class J Preferred Stock and the Class A Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure, that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

                  (c) No fractional share of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of the shares of Class J Preferred Stock. Instead of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of shares of Class J Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class J Preferred Stock so surrendered.


                  7.2 MANDATORY CONVERSION.

                  (a) The Corporation shall have the right to require that all or part of the issued and outstanding shares of Class J Preferred Stock be converted into shares of Class A Common Stock under the following circumstances:

                      (i) At any time on or prior to the fourth anniversary of the Issue Date, in the event that the Internal Rate of Return exceeds 12.5%, the Corporation shall have the right to require the issued and outstanding shares of Class J Preferred Stock to be converted, in whole or in part, into shares of Class A Common Stock as set forth in this Section 7.2.

                      (ii) At any time after the fourth anniversary of the Issue Date, so long as the average of the daily Current Market Prices of the issued and outstanding shares of Class A Common Stock during the five most recent Trading Days is equal to or greater than $40, the Corporation shall have the right to require the issued and outstanding shares of Class J Preferred Stock to be converted, in whole or in part, into shares of Class A Common Stock as set forth in this Section 7.2.

                  (b) Subject to and upon compliance with the provisions of this Section 7, the Corporation shall have the right, under the circumstances set forth in (a) (i) or (ii) above, to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Class A Common Stock per each share of Class J Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated accrued and unpaid dividends) per share of Class J Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in subparagraph (c)(v) of this Section 7.2).

                  (c) (i) In order to exercise the conversion right, the Corporation shall, promptly upon the occurrence of an event described in (a)(i) or (ii) above, and in no event later than the close of business on the next succeeding business day, give notice of such conversion to each holder of record of the shares to be converted. Such notice shall be provided by facsimile or, if facsimile is not available, then by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Any notice which was transmitted or mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date received by the holder. Each such notice shall state, as appropriate: (1) the date of conversion, which date may be any date within one business day following the date on which the notice is transmitted or mailed; (2) the number of shares of Class J Preferred Stock to be converted and, if fewer than all such shares held by such holder are to be converted, the number of such shares to be converted; (3) the event which gave rise to the conversion right; and (4) the then current Conversion Price.

                      (ii) Upon receiving such notice of conversion, each such holder shall promptly surrender the certificates representing such shares of Class J Preferred Stock as are being converted on the conversion date, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent; provided, however, that the failure to so surrender any such certificates shall not in any way affect the validity of the conversion of the underlying shares of Class J Preferred Stock into shares of Class A Common Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Class J Preferred Stock are registered, each such share surrendered following conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

                      (iii) A holder of shares of Class J Preferred Stock shall, as of the date of the conversion of such shares to shares of Class A Common Stock, be entitled to receive cash payment in respect of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid thereon as of the time of such conversion, provided, however, that payment in respect of any dividend on such shares that has been declared but for which the Dividend Payment Date has not yet been reached shall be payable as of such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares.

                      (iv) As promptly as practicable after the surrender of certificates for shares of Class J Preferred Stock as aforesaid, and in any event no later than three business days after the date of such surrender, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Class J Preferred Stock in accordance with the provisions of this Section 7.2, and any fractional interest in respect of a share of Class A Common Stock arising upon such conversion shall be settled as provided in paragraph (d) of this Section 7.2.

                      (v) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date identified as the conversion date in the notice of conversion sent by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date identified as the conversion date in the notice of conversion sent by the Corporation as aforesaid. If the dividend payment record dates for the Class J Preferred Stock and Class A Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Class J Preferred Stock whose shares are converted into Class A Common Stock does not receive dividends on both the shares of Class J Preferred Stock and the Class A Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure, that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

                  (d) No fractional share of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of the shares of Class J Preferred Stock. Instead of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of shares of Class J Preferred Stock, the Corporation shall pay to the holder of such share an amount of cash based upon the Current Market Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion. If more than one of any holder's shares shall be converted at one time, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class J Preferred Stock so surrendered.

                  7.3 ADJUSTMENTS TO CONVERSION PRICE

                  (a) The Conversion Price shall be adjusted from time to time as follows:

                      (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its capital stock in shares of Class A Common Stock, (B) subdivide its outstanding Class A Common Stock into a greater number of shares, (C) combine its outstanding Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class J Preferred Stock thereafter converted shall be entitled to receive the number of shares of Class A Common Stock (or fraction of a share of Class A Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Class J Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a)(i) of this
Section 7.3 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (e) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                      (ii) If the Corporation shall, after the Issue Date, issue rights, options or warrants to all holders of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (a)(ii) of this Section 7.3) to subscribe for or purchase Class A Common Stock at a price per share less than the Fair Market Value per share of the Class A Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that could be purchased at such Fair Market Value from the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock, and the denominator of which shall be the sum of (XX) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (e) below). In determining whether any rights, options or warrants entitle the holders of Class A Common Stock to subscribe for or purchase Class A Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

                      (iii) If the Corporation shall after the Issue Date make a distribution on its Class A Common Stock other than in cash or shares of Class A Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (a)(ii) of this Section 7.3)) (each of the foregoing being referred to herein as a "distribution"), then the Conversion Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of shares of Class A Common Stock outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Fair Market Value per share of Class A Common Stock on the record date, and the denominator of which shall be the number of shares of Class A Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Fair Market Value of a share of Class A Common Stock (calculated for a period of five consecutive Trading Days commencing on the twentieth Trading Day after the distribution). Neither the issuance by the Corporation of rights, options or warrants to subscribe for or purchase securities of the Corporation nor the exercise thereof shall be deemed a distribution under this paragraph.

                      (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price: provided, however, that any adjustments that by reason of this paragraph (a)(iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7.3 (other than this paragraph (a)(iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Class A Common Stock. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of (A) any shares of Class A Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of Class A Common Stock under such plan or (B) any options, rights or shares of Class A Common Stock pursuant to any stock option, stock purchases or other stock-based plan maintained by the Corporation. All calculations under this Section 7 shall be made to the nearest cent ($.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (a) of this Section 7 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (a), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                  (b) If the Corporation shall be a party to any transaction (including with limitation a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation's assets or recapitalization of the Class A Common Stock, but excluding any transaction as to which paragraph (a)(i) of this Section 7.3 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which shares of Class A Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class J Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Class A Common Stock into which one share of Class J Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (b), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class J Preferred Stock that will contain provisions enabling the holders of the Class J Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Class A Common Stock at the Conversion Price in effect immediately apply to successive Transactions:

                  (c) If:

                      (i) the Corporation shall declare a dividend (or any other distribution) on the Class A Common Stock (other than cash dividends and cash distributions); or

                      (ii) the Corporation shall authorize the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

                      (iii) there shall be any reclassification of the outstanding Class A Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                      (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Class J Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

                  (d) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Class J Preferred Stock at such holder's address as shown on the stock record of the Corporation.

                  (e) In any case in which paragraph (a) of this Section 7.3 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class J Preferred Stock converted after such record date and before the occurrence of such event the additional Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to
Section 7.2(d) or Section 7.1(c).

                  (f) There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock of the Corporation except as specifically set forth in this Section 7. In addition, notwithstanding any other provision contained in this Section 7, there shall be no adjustment of the Conversion Price upon the payment of any cash dividends or distributions on any capital stock of the Corporation, including, without limitation, the Special Dividend (as such term is defined in the Class E Articles Supplementary) on the Corporation's Class E Preferred Stock or upon the automatic conversion of the shares of such Preferred Stock into shares of Class A Common Stock, as provided in the Class E Articles Supplementary.

                  (g) If the Corporation shall take any action affecting the Class A Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class J Preferred Stock, the Conversion Price for the Class J Preferred Stock may be adjusted, to the extent permitted by law in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

                  (h) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Stock solely for the purpose of effecting conversion of the Class J Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class J Preferred Stock not theretofore converted into Class A Common Stock. For purposes of this paragraph (h), the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class J Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the Ownership Limit).

         The Corporation covenants that any shares of Class A Common Stock issued upon conversion of the shares of Class J Preferred Stock shall be validly issued, fully paid and nonassessable.

         The Corporation shall use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion of the shares of Class J Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Class A Common Stock are listed at the time of such delivery.

                  (i) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities or property on conversion of shares of Class J Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities or property in a name other than that of the holder of the shares of Class J Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (j) In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

                  (k) Notwithstanding anything to the contrary contained in this Section 7, conversion of Class J Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of the shares of Class J Preferred Stock.

         8.       RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class J Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class J Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class J Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or liquidation prices per share thereof be different from those of the Class J Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, or Class H Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class J Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class J Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock, (ii) such capital stock is Class E Cumulative Convertible Preferred Stock or (iii) the holders of Class J

Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i), (ii) and (iii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         9.       VOTING.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class J Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class J Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class J Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class J Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class J Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class J Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class J Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class J Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class J Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class J Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class J Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class J Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class J Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class J Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                      (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class J Preferred Stock; provided, however, that the amendment of or supplement to the provisions of the Charter so as to authorize or create, or to increase or decrease the authorized amount of, or to issue any Junior Stock, Class J Preferred Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class J Preferred Stock; or

                      (ii) The authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized).

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class J Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class J Preferred Stock as a single class on any matter, then the Class J Preferred Stock and such other class or series shall have with respect to such matters one quarter of one (.25) vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class J Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class J Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.      OWNERSHIP AND TRANSFERS.

                  11.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                       (a) Limitation on Beneficial Ownership. Except as provided in Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder) shall Beneficially Own shares of Class J Preferred Stock in excess of the Ownership Limit and the Initial Holder shall not Beneficially Own shares of Class J Preferred Stock in excess of the Initial Holder Limit.

                       (b) Transfers in Excess of Ownership Limit. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder) Beneficially Owning shares of Class J Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class J Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class J Preferred Stock.

                       (c) Transfers in Excess of Initial Holder Limit. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class J Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class J Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class J Preferred Stock.

                       (d) Transfers Resulting in "Closely Held" Status. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section

856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class J Preferred Stock that would cause the Corporation
(i) to be "closely held" within the meaning of Section 856(h) of the Code or
(ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class J Preferred Stock.

                       (e) Severability on Void Transactions. A Transfer of a share of Class J Preferred Stock that is null and void under Sections 11.1(b),
(c) or (d) of this Article because it would, if effective, result in (i) the ownership of Class J Preferred Stock in excess of the Initial Holder Limit or the Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class J Preferred Stock in the same or any other related transaction.

                  11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class J Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then Current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class J Preferred Stock acquired in violation of Section 11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this
Section 11.2 shall be subject to the provisions of Section 11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class J Preferred Stock that is expressly authorized pursuant to Section 11.8(c) of this Article.

                  11.3 TRANSFER IN TRUST.

                       (a) Establishment of Trust. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder) would Beneficially Own shares of Class J Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class J Preferred Stock in excess of the Initial Holder Limit (in either such event, the Person or Initial Holder that would Beneficially Own shares of Class J Preferred Stock in excess of the Ownership Limit or the Initial Holder Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class J Preferred Stock in excess of the Ownership Limit or the Initial Holder Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit or the Initial Holder Limit.

                       (b) Appointment of Trustee. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                       (c) Status of Shares Held by the Trustee. Shares of Class J Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in
Section 11.3(e), the Prohibited Transferee shall have no rights in the Class J Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                       (d) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class J Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class J Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class J Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable

Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class J Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit or the Initial Holder Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class J Preferred Stock for the benefit of the Charitable Beneficiary.

                       (e) Restrictions on Transfer. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(e). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this
Section 11.3(e) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class J Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class J Preferred Stock on behalf of the Corporation.

                       (f) Purchase Right in Stock Transferred to the Trustee. Shares of Class J Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                       (g) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class J Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

                  11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class J Preferred Stock in violation of
Section 11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

                  11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class J Preferred Stock will be required to provide certain information as set out below.

                       (a) Annual Disclosure. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class J Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class J Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class J Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class J Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and
(ii) ensure compliance with the Ownership Limit or the Initial Holder Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class J Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this
Section 11.5 from the Beneficial Owner.

                       (b) Disclosure at the Request of the Corporation. Any Person that is a Beneficial Owner of shares of Class J Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class J Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit and the Initial Holder Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class J Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

                  11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit and the Initial Holder Limit.

                  11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

                  11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                       (a) Waiver of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may, but shall not be required to, waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion.

                       (b) Pledge by Initial Holder. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class J Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class J Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                       (c) Underwriters. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class J Preferred Stock) following the purchase of Class J Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and (ii) participates in an offering of the Class J Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class J Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class J Preferred Stock purchased in connection with market making activities.

                  11.9 LEGEND. Each certificate for Class J Preferred Stock shall bear substantially the following legend:

                       "The shares of Class J Cumulative Convertible Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class J Cumulative Convertible Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class J Cumulative Convertible Preferred Stock). Any Person that attempts to Beneficially Own shares of Class J Cumulative Convertible Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class J Cumulative Convertible Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class J Cumulative Convertible Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class J Cumulative Convertible Preferred Stock) or (ii) the shares of Class J Cumulative Convertible Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

                  11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit and the Initial Holder Limit in the event of a change in law.

                  11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class J Cumulative Convertible Preferred Stock set forth in Article Third hereof shall become Article XX of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on November 6, 1998.

WITNESS:                          APARTMENT INVESTMENT AND
                                  MANAGEMENT COMPANY



/s/ LUCY CORDOVA                  /s/ TROY D. BUTTS
-------------------------         ---------------------------------------------

Lucy Cordova                      Troy D. Butts
Assistant Secretary               Senior Vice President and
                                  Chief Financial Officer


         THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                  /s/ TROY D. BUTTS
                                  ---------------------------------------------
                                  Troy D. Butts
                                  Senior Vice President and
                                  Chief Financial Officer

                           CERTIFICATE OF CORRECTION
                                       to
                             ARTICLES SUPPLEMENTARY
                       Class C Cumulative Preferred Stock
                           (Par Value $.01 Per Share)
                                       of
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                            (a Maryland corporation)



         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Articles Supplementary, dated December 22, 1997, of the Corporation were filed with the State Department of Assessments and Taxation of Maryland on December 22, 1997, at 1:38 p.m. (as corrected by the Certificate of Correction to Articles Supplementary of the Corporation, dated February 17, 1998 and filed with the State Department of Assessments and Taxation of Maryland on February 18, 1998) and said Articles Supplementary require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

         SECOND: Section 10.9 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

                  10.9 Legend. Each certificate for Class C Preferred Stock shall bear the following legend:

                           "The shares of Class C Cumulative Preferred Stock
                  represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class C Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class C Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, the shares of Class C Cumulative Preferred Stock represented hereby will be either (i) void in accordance with the Certificate or (ii) automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         THIRD: Section 10.9 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

                  10.9 Legend. Each certificate for Class C Preferred Stock shall bear the following legend:

                           "The shares of Class C Cumulative Preferred Stock
                  represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class C Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class C Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class C Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class C Cumulative Preferred Stock) or (ii) the shares of Class C Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         FOURTH: The inaccuracy or defect in the legend contained in Section
10.9 of ARTICLE THIRD of the Articles Supplementary as previously filed is that the legend contains an inaccurate description of the effects of an improper transfer as set forth elsewhere in the Charter.

         IN WITNESS WHEREOF, Apartment Investment and Management Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Vice Chairman and President and witnessed by its Secretary on October 21, 1998.


WITNESS:                                    APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY




 /s/ JOEL F. BONDER                         By:  /s/ PETER K. KOMPANIEZ
-------------------------------                 -----------------------------
Joel F. Bonder,                                     Peter K. Kompaniez,
Secretary                                           Vice Chairman and President



         THE UNDERSIGNED, Vice Chairman and President of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Certificate of Correction to be the act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

                                            By:  /s/ PETER K. KOMPANIEZ
                                               --------------------------------
                                               Peter K. Kompaniez,
                                               Vice Chairman and President

                           CERTIFICATE OF CORRECTION
                                       to
                             ARTICLES SUPPLEMENTARY
                       Class D Cumulative Preferred Stock
                           (Par Value $.01 Per Share)
                                       of
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                            (a Maryland corporation)



         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Articles Supplementary, dated February 17, 1998, of the Corporation were filed with the State Department of Assessments and Taxation of Maryland on February 18, 1998, at 1:40 p.m. and said Articles Supplementary require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

         SECOND: Section 10.9 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

                  10.9 Legend. Each certificate for Class D Preferred Stock shall bear the following legend:

                           "The shares of Class D Cumulative Preferred Stock
                  represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class D Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class D Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Corporation's Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, the shares of Class D Cumulative Preferred Stock represented hereby will be either (i) void in accordance with the Certificate or (ii) automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         THIRD: Section 10.9 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

                  10.9 Legend. Each certificate for Class D Preferred Stock shall bear the following legend:

                           "The shares of Class D Cumulative Preferred Stock
                  represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class D Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class D Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of shares of Class D Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class D Cumulative Preferred Stock) or (ii) the shares of Class D Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.

         FOURTH: The inaccuracy or defect in the legend contained in Section
10.9 of ARTICLE THIRD of the Articles Supplementary as previously filed is that the legend contains an inaccurate description of the effects of an improper transfer as set forth elsewhere in the Charter.

         IN WITNESS WHEREOF, Apartment Investment and Management Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Vice Chairman and President and witnessed by its Secretary on October 21, 1998.


WITNESS:                                    APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY




 /s/ JOEL F. BONDER                         By:  /s/ PETER K. KOMPANIEZ
-------------------------------                 -----------------------------
Joel F. Bonder,                                     Peter K. Kompaniez,
Secretary                                           Vice Chairman and President



         THE UNDERSIGNED, Vice Chairman and President of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Certificate of Correction to be the act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

                                            By: /s/ PETER K. KOMPANIEZ
                                               --------------------------------
                                               Peter K. Kompaniez,
                                               Vice Chairman and President

                             ARTICLES SUPPLEMENTARY

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS K CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 5,750,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class K Convertible Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class K Convertible Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 5,750,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 484,027,500 shares immediately prior to the reclassification to 478,277,500 shares immediately after the reclassification.

         THIRD: The terms of the Class K Convertible Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class K Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class K Preferred Stock"), and Five Million Seven Hundred Fifty Thousand (5,750,000) shall be the authorized number of shares of such Class K Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class K Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class K Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Cash Redemption Price" shall mean, with respect to any shares of Class K Preferred Stock to be redeemed, (i) if the Redemption Date occurs during the period from and including February 20, 2002, to but excluding February 18, 2003, 102% of the Liquidation Preference thereof, and (ii) if the Redemption Date occurs on or after February 18, 2003, 100% of the Liquidation Preference thereof, plus, in the case of clause (i) or (ii), all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class K Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation, and the Class B Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock or Class B Common Stock shall be reclassified.

         "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class K Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
         Section 7 of this Article. The initial Conversion Price shall be $42.00 (equivalent to a conversion rate of 0.59524 shares of Class A Common Stock for each share of Class K Preferred Stock).

         "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including February 18, May 18, August 18 and November 18 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class K Preferred Stock shall be redeemed pursuant to
         Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class K Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 11.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean February 18, 1999.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including May 17, 1999.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class K Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class K Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class K Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class K Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Operating Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class K Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class K Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article,
         (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" has the meaning set forth in Section 11.3(A) of this Article.

         "Record Date" shall have the meaning set forth in paragraph (a) of
         Section 3 of this Article.

         "Redemption Market Price" shall mean, with respect to any redemption of shares of Class K Preferred Stock, the lesser of (i) the average of the daily Closing Prices of the Class A Common Stock for the 20 consecutive Trading Days immediately preceding the first Business Day immediately preceding the date of the applicable redemption notice and
         (ii) the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the first Business Day immediately preceding the date of the applicable redemption notice.

         "Redemption Date" shall mean, in the case of any redemption of any shares of Class K Preferred Stock, the date fixed for redemption of such shares.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class K Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class K Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class K Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class K Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class K Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class K Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class K Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

         3.       DIVIDENDS.

                  (a) The holders of Class K Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class K Preferred Stock in an amount per share equal to (i) during the period from the Issue Date through and including

February 17, 2002, the greater of $0.50 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class K Preferred Stock is convertible, and (ii) during the period from and after February 18, 2002, the greater of $0.625 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class K Preferred Stock is convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on May 18, 1999. Each such dividend shall be payable in arrears to the holders of record of the Class K Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the February 1, May 1, August 1 or November 1 (each a "Record Date"), as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) Any dividend payable on the Class K Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class K Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class K Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class K Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class K Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class K Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class K Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class K Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class K Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class K Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class K Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class K Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class K Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class K Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class K Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class K Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class K Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class K Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class K Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class K Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5. REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Shares of Class K Preferred Stock shall not be redeemable by the Corporation prior to February 20, 2002, except as set forth in Section
11.2 of this Article. During the period beginning on February 20, 2002, the Corporation, at its option, may redeem shares of Class K Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to the Cash Redemption Price applicable thereto. On and after February 20, 2002, the Corporation, at its option, may redeem shares of Class K Preferred Stock, in whole or from time to time in part, in exchange for a number of shares of Class A Common Stock equal to (i) 105% of the applicable Cash Redemption Price, divided by (ii) the Redemption Market Price applicable to such redemption. In lieu of any fractional shares of Class A Common Stock which would otherwise be issuable upon any redemption of Class K Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount in cash (computed to the nearest cent) equal to the applicable Redemption Market Price multiplied by the fractional interest (computed to the nearest 1/100th of a percent) that otherwise would have been deliverable upon such redemption of Class K Preferred Stock. In the event of a redemption of shares of Class K Preferred Stock, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares. In connection with any redemption for cash pursuant to this Section 5(a), the redemption price of the Class K Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class K Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class K Preferred Stock may be redeemed unless all outstanding shares of Class K Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class K Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class K Preferred Stock.

                  (d) If the Corporation shall redeem shares of Class K Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph
(d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date;
(ii) the number of shares of Class K Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered for cash or shares of Class A Common Stock; and (iv) the redemption price payable on such Redemption Date (whether in cash or shares of Class A Common Stock), including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the redemption price, or payable on the next Dividend

Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class K Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class K Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class K Preferred Stock of the Corporation shall cease except the right to receive the cash payable, or shares of Class A Common Stock issuable, upon such redemption, without interest thereon, upon surrender of their certificates if so required; provided, however, that if the Redemption Date for any shares of Class K Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class K Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. At the close of business on the Redemption Date, without any further action, each holder of shares of Class K Preferred Stock redeemed for shares of Class A Common Stock shall be deemed a holder of the number of shares of Class A Common Stock for which such Class K Convertible Preferred Stock has been redeemed (unless the Corporation defaults on its obligation to deliver shares of Class A Common Stock or cash). The Corporation's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class K Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class K Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class K Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class K Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class K Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) or shares of Class A Common Stock for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class K Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class K Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class K Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class K Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

                  (e) All shares of Class A Common Stock that may be issued upon redemption of shares of Class K Preferred Stock shall be duly and validly issued and fully paid and non-assessable, and prior to giving any notice of redemption the Corporation shall take any corporate action necessary therefor.


         6.       STATUS OF REACQUIRED STOCK.

         All shares of Class K Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class K Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class K Preferred Stock.

         7.       CONVERSION.

         7.1      CONVERSION AT HOLDERS' OPTION.

         At any time on or after the Issue Date, holders of shares of Class K Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this Section 7, each share of Class K Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $25 by the Conversion Price in effect at such time and by surrender of the certificate representing such shares to be converted in the manner provided in subsection
(b) of this Section 7.1.

                  (b) In order to convert shares of Class K Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at any office or agency maintained by the Corporation for such purpose, accompanied by the funds, if any, required by the last paragraph of this subsection (b), and shall give written notice of conversion in the form provided on such certificate representing shares of Class K Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class K Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class K Preferred Stock is registered, each certificate representing a share of Class K Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

                  As promptly as practicable after the surrender of certificates representing such shares of Class K Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class K Preferred Stock in accordance with provisions of this Section 7, and a check or cash in respect of any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in paragraph (c) of this Section 7.1.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class K Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  Holders of Class K Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date and prior to such Dividend Payment Date; provided, however, that Class K Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a Redemption Date during such period or coinciding with such Dividend Payment Date, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Class K Preferred Stock on a Record Date who (or whose transferee) tenders any such shares for conversion into shares of Class A Common Stock on such Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Class K Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Class K Preferred Stock for conversion. Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Class A Common Stock issued upon such conversion.

                  (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class K Preferred Stock. If more than one share of Class K Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class K Preferred Stock so surrendered. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class K Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         7.2      ADJUSTMENTS TO CONVERSION PRICE

                  (a) The Conversion Price shall be adjusted from time to time as follows:

                           (i)     If the Corporation shall after the Issue Date
(A) pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Class K Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) of this Section 7.2(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Class K Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

                           (ii) If the Corporation shall, after the Issue Date,
issue rights, options or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and
(B) the number of shares which the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that if all of the shares of Class A Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Class A Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Class A Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, with the value of such consideration, if other than cash, determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent).

                           (iii) In case the Corporation shall, by dividend or
otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Class A Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Corporation (excluding (A) those referred to in subsections
(i) and (ii) of this Section 7.2(a), (B) dividends and distributions paid in cash out of the retained earnings of the Corporation, and (C) distributions upon mergers or consolidations to which subsection (b) of this Section 7.2 applies), then, in each such case, the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock, less the fair market value on such record date (determined by the Board or Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) For the purpose of any computation under
subsections (ii) and (iii) of this Section 7.2(a), the current market price per share of Class A Common Stock on any date shall be the average of the Closing Price of the Class A Common Stock for the shorter of (A) 20 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination or
(B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full Trading Day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (A) the record date for determining stockholders entitled to receive the rights, warrants or distribution referred to in subsections (ii) and (iii) of this Section 7.2, or (B) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price."

                           (v)     No adjustment in the Conversion Price shall
be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7.2 to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7.2, as it shall determine in its discretion to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                  (vi) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Class K Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                  (b) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Corporation's property and assets to another entity, there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Corporation, such that each share of Class K Preferred Stock then outstanding will, without the consent of the holder thereof, become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Class K Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Corporation into another entity or any other cash transaction of the type mentioned in this Section 7.2(b), each share of Class K Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Class K Preferred Stock would have been convertible had such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or other transaction. The foregoing provisions of this Section 7.2(b) shall similarly apply to successive mergers, consolidations, sales or transfers.

                  (c) If (i) the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to Section 7.2; (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subsection (i) of Section 7.2(a) applies) or any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation, in each case, for which approval of any stockholders of the Corporation is required; or
(iv) there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then, in each such case, the Corporation shall cause to be given to the holders of shares of Class K Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.2(c).

                  (d) Whenever the Conversion Price is adjusted as herein provided, (i) the Corporation shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) the Corporation shall mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Class K Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

                  (e) In any case in which paragraph (a) of this Section 7.2 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the Transfer Agent of the certificate required by subsection 7.2(d)) (i) issuing to the holder of any share of Class K Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion in excess of the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share.

                  (f) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of Section 7.2(a), the holder of any share of Class K Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Class K Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 7.2.

                  (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversion of shares of Class K Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class K Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion in excess of the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph (g), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Class K Preferred Stock shall be computed as if at the time of computation all such outstanding shares of Class K Preferred Stock were held by a single holder (and without regard to the Ownership Limit).

         Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Class K Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

                  (h) The Corporation will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class K Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Class K Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (i) Notwithstanding anything to the contrary contained in this Section 7, conversion of Class K Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter).

         8.       RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class K Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class K Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class K Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class K Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock or Class J Cumulative Convertible Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class K Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class K Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or
(ii) the holders of Class K Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         9.       VOTING.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class K Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class K Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class K Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class K Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class K Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class K Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class K Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class K Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class K Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class K Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class K Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class K Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class K Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class K Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i)     Any amendment, alteration or repeal of any
of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class K Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class K Preferred Stock; or

                           (ii) The authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized); provided, however, that no such vote of the holders of Class K Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class K Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class K Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class K Preferred Stock as a single class on any matter, then the Class K Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class K Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class K Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class K Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class K Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class K Preferred Stock in excess of the Look- Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class K Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class K Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class K Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class K Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class K Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class K Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class K Preferred Stock in excess of the Look- Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class K Preferred Stock that would be otherwise Beneficially Owned by such Look- Through Entity in excess of the Look-Through Ownership Limit and such Look- Through Entity shall acquire no rights in such shares of Class K Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class K Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of
Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class K Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class K Preferred Stock that is null and void under Sections 11.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class K Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class K Preferred Stock in the same or any other related transaction.

         11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class K Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class K Preferred Stock acquired in violation of Section 11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of
Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section 11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class K Preferred Stock that is expressly authorized pursuant to Section 11.8(C) of this Article.

         11.3.  TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class K Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class K Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class K Preferred Stock in excess of the Look- Through Ownership Limit (in any such event, the Person, Initial Holder or Look- Through Entity that would Beneficially Own shares of Class K Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class K Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look- Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class K Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class K Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class K Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class K Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class K Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class K Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class K Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this
Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class K Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class K Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class K Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of

90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class K Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class K Preferred Stock in violation of Section
11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class K Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class K Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class K Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class K Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class K Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and
(ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look- Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class K Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class K Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class K Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look- Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class K Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and
(ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of
Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class K Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class K Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class K Preferred Stock) following the purchase of Class K Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and (ii) participates in an offering of the Class K Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class K Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class K Preferred Stock purchased in connection with market making activities.

         11.9 LEGEND. Each certificate for Class K Preferred Stock shall bear substantially the following legend:

         "The shares of Class K Convertible Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class K Convertible Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class K Convertible Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class K Convertible Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class K Convertible Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class K Convertible Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class K Convertible Cumulative Preferred Stock) or (ii) the shares of Class K Convertible Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class K Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXI of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on February 17, 1999.

WITNESS:                                       APARTMENT INVESTMENT AND
                                               MANAGEMENT COMPANY



/s/ LUCY CORDOVA                               /s/ TROY D. BUTTS
-----------------------------                  --------------------------------
Lucy Cordova                                   Troy D. Butts
Assistant Secretary                            Senior Vice President and
                                               Chief Financial Officer


         THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                               /s/ TROY D. BUTTS
                                               --------------------------------
                                               Troy D. Butts
                                               Senior Vice President and
                                               Chief Financial Officer

                             ARTICLES SUPPLEMENTARY


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       CLASS I CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 10,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class I Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class I Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 10,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 478,277,500 shares immediately prior to the reclassification to 468,277,500 shares immediately after the reclassification.

         THIRD: The terms of the Class I Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1. NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class I Cumulative Preferred Stock, par value $.01 per share (the "Class I Preferred Stock") and Ten Million (10,000,000) shall be the authorized number of shares of such Class I Preferred Stock constituting such class.

         2. DEFINITIONS.

         For purposes of the Class I Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class I Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 8 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10(c) of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class I Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price," when used with respect to a share of any Equity Stock and for any date, shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation, and the Class B Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock or Class B Common Stock shall be reclassified.

         "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each quarterly dividend period commencing on and including, January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class I Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class I Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 10(c)(i) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean the date on which shares of Class I Preferred Stock are first issued.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including the day preceding the first January 15, April 15, July 15, or October 15 to occur thereafter.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class I Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class I Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the Secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 7 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class I Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the

         Aggregate Value of all shares of Equity Stock other than Class I Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Operating Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class I Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class I Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 7 of this Article.

         "Person" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and
         (ii) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, limited liability company, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" has the meaning set forth in Section 10(c)(i) of this Article.

         "Redemption Date" shall have the meaning set forth in paragraph (a) of
         Section 5 of this Article.

         "REIT" shall mean a "real estate investment trust" as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 7 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class I Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day," when used with respect to the Closing Price of a share of any Equity Stock, shall mean (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class I Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class I Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class I Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class I Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class I Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class I Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 10(c) of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 8 of this Article.

         3. DIVIDENDS.

                  (a) The holders of Class I Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class I Preferred Stock equal to $2.00 per annum (equivalent to 8% per annum of the per share Liquidation Preference (as hereinafter defined)). As of any particular date, such dividends shall be cumulative from the later of (i) the Issue Date or (ii) the first day after the most recent Dividend Period in respective of which dividends have been paid or a sum sufficient for such payment has been set apart for such payment, in each case, whether or not in any Dividend Period or Dividend Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends. Dividends shall be payable quarterly in arrears on each Dividend Payment Date. Each such dividend shall be payable in arrears to the holders of record of the Class I Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors. All holders of record of shares of Class I Preferred Stock as of any record date shall be entitled to receive the same per share dividend payment, notwithstanding the fact that any of such shares were not outstanding during the entire Dividend Period in respect of which such payment is made.

                  (b) Any dividend payable on the Class I Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class I Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class I Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class I Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class I Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class I Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class I Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class I Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class I Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class I Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class I Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4. LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class I Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class I Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class I Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class I Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class I Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class I Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class I

Preferred Stock and any Parity Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class I Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5. REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Shares of Class I Preferred Stock shall not be redeemable by the Corporation prior to March 1, 2005, except as set forth in Section 10(b) of this Article. On and after March 1, 2005, the Corporation, at its option, may redeem shares of Class I Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"); provided, however, that in the event of a redemption of shares of Class I Preferred Stock, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class I Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership, of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class I Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class I Preferred Stock may be redeemed unless all outstanding shares of Class I Preferred Stock are simultaneously redeemed and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class I Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class I Preferred Stock.

                  (d) If the Corporation shall redeem shares of Class I Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Redemption Date; (2) the number of shares of Class I Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the place or places at which certificates for such shares are to be surrendered for cash; and (4) the redemption price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class I Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class I Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class I Preferred Stock of the Corporation shall cease except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required; provided, however, that if the Redemption Date for any shares of Class I Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class I Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class I Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class I Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class

I Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class I Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class I Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class I Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class I Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class I Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class I Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6. STATUS OF REACQUIRED STOCK.

         All shares of Class I Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized, but unissued shares of Class I Preferred Stock.

         7. RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class I Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class I Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class I Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class I Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock or Class K Convertible Cumulative Preferred Stock of the

Corporation, or (ii) the holders of such class of stock or series and the Class I Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class I Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or (ii) the holders of Class I Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         8. VOTING.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class I Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class I Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class I Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class I Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class I Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class I Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class I Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of

Class I Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class I Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class I Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class I Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class I Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class I Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class I Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                      (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class I Preferred Stock; provided, however, that the amendment of or supplement to the provisions of the Charter so as to authorize or create, or to increase or decrease the authorized amount of, or to issue any Junior Stock, Class I Preferred Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class I Preferred Stock; or

                      (ii) The authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class I Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class I Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class I Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class I Preferred Stock as a single class on any matter, then the Class I Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class I Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         9. RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         10. RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

         (a) (i) LIMITATION ON BENEFICIAL OWNERS. Except as provided in Section 10(h), from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class I Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class I Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class I Preferred Stock in excess of the Look-Through Ownership Limit.

             (ii) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 10(h), from and after the Issue Date (and subject to Section 10(l)), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class I Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class I Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class I Preferred Stock.

             (iii) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 10(h), from and after the Issue Date (and subject to Section 10(l)), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class I Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class I Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder Limit, and the Initial Holder shall acquire no rights in such shares of Class I Preferred Stock.

             (iv) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10(h) from and after the Issue Date (and subject to Section 10(l)), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class I Preferred Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of such shares of Class I Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class I Preferred Stock.

             (v) TRANSFERS RESULTING IN "CLOSELY HELD" SHARES. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class I Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class I Preferred Stock.

             (vi) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class I Preferred Stock that is null and void under Sections 10(a)(ii), (iii),
(iv), or (v) of this Article because it would, if effective, result in (i) the ownership of Class I Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class I Preferred Stock in the same or any other related transaction.

         (b) REMEDIES FOR BREACH. If the Board of Directors shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10(a) of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class I Preferred Stock in violation of Section 10(a) of this Article (whether or not such violation is intended), the Board of Directors shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class I Preferred Stock acquired in violation of Section 10(a) of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10(a) of this Article, regardless of any action (or non-action) by the Board of Directors (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 10(c) of this Article; provided, further, that the provisions of this Section 10(b) shall be subject to the provisions of Section 10(l) of this Article; provided, further, that the Board of Directors may not exercise such authority in a manner that interferes with any ownership or transfer of Class I Preferred Stock that is expressly authorized pursuant to
Section 10(h)(iii) of this Article.

         (c)(i) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class I Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class I Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class I Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class I Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 10(h) of this Article, such shares of Class I Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

             (ii) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

             (iii) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class I Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10(c)(v), the Prohibited Transferee shall have no rights in the Class I Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

             (iv) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class I Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class I Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class I Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class I Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class I Preferred Stock for the benefit of the Charitable Beneficiary.

             (v) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10(c)(v). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10(c)(v) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class I Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class I Preferred Stock on behalf of the Corporation.

             (vi) PURCHASE RIGHT IN STOCK TRANSFERRED TO TRUSTEE. Shares of Class I Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors or a committee thereof determines in good faith that an Excess Transfer or other event occurred.

             (vii) REGISTRATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class I Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         (d) NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class I Preferred Stock in violation of Section 10(a) of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10(c) of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         (e) OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class I Preferred Stock will be required to provide certain information as set out below.

             (i) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class I Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class I Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class I Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class I Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class I Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10(e) from the Beneficial Owner.

             (ii) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class I Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class I Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class I Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         (f) REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10(l) of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         (g) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         (h) EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10(a) of this Article.

             (i) WAIVER OF OWNERSHIP LIMITS. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

             (ii) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class I Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10(a) of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class I Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

             (iii) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class I Preferred Stock) following the purchase of Class I Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class I Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class I Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class I Preferred Stock purchased in connection with market making activities.

      (i) LEGEND. Each certificate for Class I Preferred Stock shall bear substantially the following legend:

                 "The shares of Class I Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class I Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class I Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class I Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class I Cumulative Preferred

         Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class I Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class I Cumulative Preferred Stock) or (ii) the shares of Class I Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         (j) SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         (k) BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         (l) SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class I Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXII of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on April 21, 1999.

WITNESS:                                       APARTMENT INVESTMENT AND
                                               MANAGEMENT COMPANY


/s/ LESLIE OBLAS                               /s/ JOEL BONDER
------------------------------                 ---------------------------------
Leslie Oblas
Assistant Secretary                            Senior Vice President and
                                               Chief Financial Officer


         THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                               /s/ JOEL BONDER
                                               ---------------------------------

                                               Senior Vice President and
                                               Chief Financial Officer

                             ARTICLES SUPPLEMENTARY


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS L CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 5,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class L Convertible Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class L Convertible Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 5,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 480,937,500 shares immediately prior to the reclassification to 475,937,500 shares immediately after the reclassification.

         THIRD: The terms of the Class L Convertible Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class L Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class L Preferred Stock"), and Five Million (5,000,000) shall be the authorized number of shares of such Class L Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class L Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class L Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class L Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

         "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class L Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
         Section 7 of this Article. The initial Conversion Price shall be $46.48 (equivalent to a conversion rate of 0.5379 shares of Class A Common Stock for each share of Class L Preferred Stock).

         "Dividend Payment Date" shall mean February 28, May 28, August 28, and November 28 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including February 28, May 28, August 28, and November 28 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class L Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Optional Redemption Date or Mandatory Redemption Date, as applicable, with respect to the Class L Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 11.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean May 28, 1999.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including August 27, 1999.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class L Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class L Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class L Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class L Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class L Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class L Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" has the meaning set forth in Section 11.3(A) of this Article.

         "Record Date" shall have the meaning set forth in paragraph (a) of
         Section 3 of this Article.

         "Redemption Date" shall mean, in the case of any redemption of any shares of Class L Preferred Stock, the date fixed for redemption of such shares.

         "Redemption Price" shall mean, with respect to any shares of Class L Preferred Stock to be redeemed, (i) if the Redemption Date occurs during the period from and including May 28, 2002, to but excluding May 27, 2003, 102.025% of the Liquidation Preference thereof, and (ii) if the Redemption Date occurs on or after May 28, 2003, 100.000% of the Liquidation Preference thereof, plus, in the case of clause (i) or
         (ii), all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date; provided, however, that if a Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class L Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class L Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class L Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class L Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class L Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class L Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class L Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

         3.       DIVIDENDS.

                  (a) The holders of Class L Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class L Preferred Stock in an amount per share equal to (i) during the period from the Issue Date through and including May 27, 2002, the greater of $0.50625 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A

Common Stock (or portion thereof) into which a share of Class L Preferred Stock is convertible, and (ii) during the period from and after May 28, 2002, the greater of $0.625 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class L Preferred Stock is convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on August 28, 1999. Each such dividend shall be payable in arrears to the holders of record of the Class L Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the tenth Business Day immediately preceding such Dividend Payment Date (each a "Record Date"). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) Any dividend payable on the Class L Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class L Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class L Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class L Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class L Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class L Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class L Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class L Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class L Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class L Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class L Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class L Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class L Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class L Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class L Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class L Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class L Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class L Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class L Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class L Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.       REDEMPTION

                  (a) Shares of Class L Preferred Stock shall not be redeemable by the Corporation prior to May 28, 2002, except as set forth in Section 11.2 of this Article. On or after May 28, 2002, the Corporation, at its option, may redeem shares of Class L Preferred Stock, in whole or from time to time in part, for cash in an amount equal to the applicable Redemption Price.

                  (b) In the event of any redemption, the Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class L Preferred Stock have not been declared and paid, or declared and set apart for payment, for all preceding Dividend Periods no shares of Class L Preferred Stock may be redeemed unless all outstanding shares of Class L Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class L Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class L Preferred Stock.

                  (d) In the event of a redemption, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class L Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered for cash; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class L Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class L Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class L Preferred Stock of the Corporation shall cease except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender of their certificates if so required. The Corporation's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class L Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class L Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class L Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class L Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                  As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class L Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for the cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class L Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class L Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class L Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class L Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6.       STATUS OF REACQUIRED STOCK.

                  All shares of Class L Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class L Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class L Preferred Stock.

         7.       CONVERSION.

         7.1      CONVERSION AT HOLDERS' OPTION.

                  At any time on or after the Issue Date, holders of shares of Class L Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, each share of Class L Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $25 by the Conversion Price in effect at such time and by surrender of the certificate representing such shares to be converted in the manner provided in subsection
(b) of this Section 7.1.

                  (b) In order to convert shares of Class L Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at any office or agency maintained by the Corporation for such purpose, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class L Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class L Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class L Preferred Stock is registered, each certificate representing a share of Class L Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

                  As promptly as practicable after the surrender of certificates representing such shares of Class L Preferred Stock and the receipt of such notice and instruments of transfer as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class L Preferred Stock in accordance with provisions of this
Section 7, and a check or cash in respect of (i) the cash amount payable to such holder, if any, referred to in the last paragraph of this subsection (b), and
(ii) any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in paragraph (c) of this Section 7.1.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class L Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class L Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date. If the Dividend Adjustment Amount (as defined below) with respect to any shares of Class L Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to such Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class L Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of such Dividend Adjustment Amount. As used herein, "Dividend Adjustment Amount" shall mean, with respect to any share of Class L Preferred Stock that has been surrendered for conversion, the sum of:

                   (i) the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

                  (ii) if such share has been surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

                  (iii) if such share has not been surrendered for conversion during the period between the close of business on any record date for the payment of a dividend on the Class A Common Stock and the opening of business on the corresponding dividend payment date, an amount equal to the product of (A) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and (B) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent dividend payment date for the Class A Common Stock or the Class L Preferred Stock, whichever is later, to but excluding the date of such conversion, and the denominator of which is 90.

                  (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class L Preferred Stock. If more than one share of Class L Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class L Preferred Stock so surrendered. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class L Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         7.2      ADJUSTMENTS TO CONVERSION PRICE

                  (a) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Corporation shall after the Issue Date (A)
pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock (including a reclassification pursuant to a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or securities or other property of another entity), then, in each such case, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Class L Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) of this Section 7.2(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Class L Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

                           (ii) If the Corporation shall, after the Issue Date,
issue rights, options or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and
(B) the number of shares which the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that if all of the shares of Class A Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Class A Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Class A Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, with the value of such consideration, if other than cash, determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent).

                           (iii) In case the Corporation shall, by dividend or
otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Class A Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Corporation (excluding (A) those referred to in subsections (i) and (ii) of this Section 7.2(a), (B) dividends and distributions paid in cash out of the retained earnings of the Corporation, and (C) distributions upon mergers or consolidations to which subsection (b) of this Section 7.2 applies), then, in each such case, the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock, less the fair market value on such record date (determined by the Board or Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) For the purpose of any computation under
subsections (ii) and (iii) of this Section 7.2(a), the current market price per share of Class A Common Stock on any date shall be the average of the Closing Price of the Class A Common Stock for the shorter of (A) 20 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination or
(B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full Trading Day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (A) the record date for determining stockholders entitled to receive the rights, warrants or distribution referred to in subsections (ii) and (iii) of this Section 7.2, or (B) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price."

                           (v) No adjustment in the Conversion Price shall be
required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7.2 to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7.2, as it shall determine in its discretion to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and
(iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                           (vi) The Corporation from time to time may decrease
the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Class L Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                  (b) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Corporation's property and assets to another entity, there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Corporation, such that each share of Class L Preferred Stock then outstanding will, without the consent of the holder thereof, become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Class L Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Corporation into another entity or any other cash transaction of the type mentioned in this
Section 7.2(b), each share of Class L Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Class L Preferred Stock would have been convertible had such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or other transaction. The foregoing provisions of this Section 7.2(b) shall similarly apply to successive mergers, consolidations, sales or transfers.

                  (c) If (i) the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to Section 7.2; (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subsection (i) of Section 7.2(a) applies) or any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation, in each case, for which approval of any stockholders of the Corporation is required; or
(iv) there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then, in each such case, the Corporation shall cause to be given to the holders of shares of Class L Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.2(c).

                  (d) Whenever the Conversion Price is adjusted as herein provided, (i) the Corporation shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) the Corporation shall mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Class L Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

                  (e) In any case in which paragraph (a) of this Section 7.2 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the Transfer Agent of the certificate required by subsection 7.2(d)) (i) issuing to the holder of any share of Class L Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion in excess of the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share.

                  (f) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of Section 7.2(a), the holder of any share of Class L Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Class L Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 7.2.

                  (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversion of shares of Class L Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class L Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion in excess of the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph (g), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Class L Preferred Stock shall be computed as if at the time of computation all such outstanding shares of Class L Preferred Stock were held by a single holder (and without regard to the Ownership Limit).

                  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Class L Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

                  (h) The Corporation will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class L Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Class L Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (i) Notwithstanding anything to the contrary contained in this
Section 7, conversion of Class L Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter).

                  (j) If the Corporation shall take any action affecting the Class A Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class L Preferred Stock, the Board of Directors may, but shall have no obligation to, adjust the Conversion Price for the Class L Preferred Stock to the extent permitted by law in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

         8.       RANKING.

                  Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class L Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class L Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class L Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class L Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock or Class K Convertible Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class L Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class L Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or (ii) the holders of Class L Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         9.       VOTING.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class L Preferred Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class L Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class L Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class L Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class L Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class L Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class L Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class L Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class L Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class L Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class L Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class L Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class L Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class L Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) Any amendment, alteration or repeal of any of the
provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class L Preferred Stock (including any amendment, alteration or repeal effected pursuant to a merger, consolidation or similar transaction) or would convert the Class L Preferred Stock into cash or any other security other than a preferred stock with terms and provisions equivalent to those set forth in these Articles Supplementary; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class L Preferred Stock; or

                           (ii) The authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class L Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class L Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

                  For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class L Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class L Preferred Stock as a single class on any matter, then the Class L Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class L Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

                  The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class L Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class L Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class L Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class L Preferred Stock in excess of the Look- Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class L Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class L Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class L Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class L Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class L Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class L Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class L Preferred Stock in excess of the Look- Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class L Preferred Stock that would be otherwise Beneficially Owned by such Look- Through Entity in excess of the Look-Through Ownership Limit and such Look- Through Entity shall acquire no rights in such shares of Class L Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being

"closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class L Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class L Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class L Preferred Stock that is null and void under Sections 11.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class L Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class L Preferred Stock in the same or any other related transaction.

         11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class L Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class L Preferred Stock acquired in violation of Section
11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section
11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of

Class L Preferred Stock that is expressly authorized pursuant to Section 11.8(C) of this Article.

         11.3.    TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class L Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class L Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class L Preferred Stock in excess of the Look- Through Ownership Limit (in any such event, the Person, Initial Holder or Look- Through Entity that would Beneficially Own shares of Class L Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class L Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look- Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class L Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class L Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class L Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class L Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class L Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class L Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class L Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class L Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class L Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class L Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of

90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class L Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class L Preferred Stock in violation of Section
11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class L Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class L Preferred Stock shall, upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class L Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class L Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class L Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class L Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class L Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class L Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class L Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class L Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the

Ownership Limit with respect to the Class L Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class L Preferred Stock) following the purchase of Class L Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class L Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class L Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class L Preferred Stock purchased in connection with market making activities.

         11.9 LEGEND. Each certificate for Class L Preferred Stock shall bear substantially the following legend:

         "The shares of Class L Convertible Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class L Convertible Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class L Convertible Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class L Convertible Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class L Convertible Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class L Convertible Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class L Convertible Cumulative Preferred Stock) or (ii) the shares of Class L Convertible Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look- Through Ownership Limit in the event of a change in law.

         11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class L Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXIII of the Charter.

(the next page is the signature page)

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on May 28, 1999.

WITNESS:                                             APARTMENT INVESTMENT AND
                                                     MANAGEMENT COMPANY

/s/ KATHLEEN HARVEY                                  /s/ TROY D. BUTTS
-------------------------                            ---------------------------
Kathleen Harvey                                      Troy D. Butts
Assistant Secretary                                  Senior Vice President and
                                                     Chief Financial Officer


         THE UNDERSIGNED, Senior Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                     /s/ TROY D. BUTTS
                                                     ---------------------------
                                                     Troy D. Butts
                                                     Senior Vice President and
                                                     Chief Financial Officer

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS M CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,600,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class M Convertible Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class M Convertible Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 1,600,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 475,937,500 shares immediately prior to the reclassification to 474,337,500 shares immediately after the reclassification.

     THIRD: The terms of the Class M Convertible Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1. NUMBER OF SHARES AND DESIGNATION.

     This class of Preferred Stock shall be designated as Class M Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class M Preferred Stock"), and One Million, Six Hundred Thousand (1,600,000) shall be the authorized number of shares of such Class M Preferred Stock constituting such class.

     2. DEFINITIONS.

     For purposes of the Class M Preferred Stock, the following terms shall have the meanings indicated:

     "Act" shall mean the Securities Act of 1933, as amended.

     "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the product of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

     "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class M Preferred Stock; provided that, for purposes of paragraph (a) of Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

     "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     "Class M Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

     "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

     "Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

     "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class M Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 of this Article. The initial Conversion Price shall be $44.00 (equivalent to a conversion rate of approximately 0.5681818 shares of Class A Common Stock for each share of Class M Preferred Stock).

     "Dividend Payment Date" shall mean January 13, April 13, July 13 and October 13 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

     "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 13, April 13, July 13 and October 13 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class M

     Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class M Preferred Stock being redeemed.

     "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

     "Excess Transfer" has the meaning set forth in Section 11.3(A) of this Article.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Issue Date" shall mean January 13, 2000.

     "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including April 12, 2000.

     "Initial Holder" shall mean Terry Considine.

     "Initial Holder Limit" shall mean a number of the Outstanding shares of Class M Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class M Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

     "Junior Stock" shall have the meaning set forth in paragraph (c) of Section 8 of this Article.

     "Liquidation Preference" shall have the meaning set forth in paragraph (a) of Section 4 of this Article.

     "Look-Through Entity" shall mean a Person that is either (i) described in
     Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

     "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class M Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity

     Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class M Preferred Stock that are Beneficially Owned by the Look-Through Entity.

     "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

     "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class M Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class M Preferred Stock that are Beneficially Owned by the Person.

     "Ownership Restrictions" shall mean collectively the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

     "Parity Stock" shall have the meaning set forth in paragraph (b) of Section 8 of this Article.

     "Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

     "Prohibited Transferee" has the meaning set forth in Section 11.3(A) of this Article.

     "Record Date" shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

     "Redemption Date" shall mean, in the case of any redemption of any shares of Class M Preferred Stock, the date fixed for redemption of such shares.

     "Redemption Price" shall mean, with respect to any shares of Class M Preferred Stock to be redeemed, (i) if the Redemption Date occurs during the period from and including January 13, 2003, to but excluding January 13, 2004, 102% of the Liquidation Preference thereof, and (ii) if the Redemption Date occurs on or after January 13, 2004, 100% of the Liquidation Preference thereof, plus, in the case of clause (i) or (ii), all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

     "REIT" shall mean a "real estate investment trust," as defined in Section 856 of the Code.

     "Senior Stock" shall have the meaning set forth in paragraph (a) of Section 8 of this Article.

     "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class M Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Trading Day" shall mean, when used with respect to any Equity Stock, (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class M Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class M Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class M Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class M Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

     "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class M Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class M Preferred Stock.

     "Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

     "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

     "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

     3. DIVIDENDS.

        (a) The holders of Class M Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class M Preferred Stock in an amount per share equal to (i) during the period from the Issue Date through and including January 13, 2003, the greater of $0.53125 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class M Preferred Stock is then convertible, and (ii) during the period from and after January 13, 2003, the greater of $0.578125 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class M Preferred Stock is then convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on April 13, 2000. Each such dividend shall be payable in arrears to the holders of record of the Class M Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the tenth Business Day immediately preceding such Dividend Payment

Date (each a "Record Date"). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

        (b) Any dividend payable on the Class M Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class M Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class M Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class M Preferred Stock that may be in arrears.

        (c) So long as any of the shares of Class M Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class M Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class M Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class M Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class M Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

        (d) So long as any of the shares of Class M Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the

Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class M Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class M Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

         Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under
Section 856 of the Code.

     4. LIQUIDATION PREFERENCE.

        (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class M Preferred Stock shall be entitled to receive the greater of (i) Twenty-Five Dollars ($25) per share of Class M Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, or (ii) the amount that would be payable to the holders of Class M Preferred Stock if they had converted all outstanding shares of Class M Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up; but such holders shall not be entitled to any further payment. Until the holders of the Class M Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class M Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class M Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class M Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

        (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class M Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class M Preferred Stock and any Parity Stock shall not be entitled to share therein.

     5. REDEMPTION AT THE OPTION OF THE CORPORATION.

        (a) Shares of Class M Preferred Stock shall not be redeemable by the Corporation prior to January 13, 2003, except as set forth in Section 11.2 of this Article. On and after January 13, 2003, except as set forth in paragraph
(e) below, the Corporation, at its option, may redeem shares of Class M Preferred Stock, in whole but not in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto. In the event of a redemption of shares of Class M Preferred Stock, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares.

        (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

        (c) If full cumulative dividends on all outstanding shares of Class M Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class M Preferred Stock may be redeemed unless all outstanding shares of Class M Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class M Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class M Preferred Stock.

        (d) If the Corporation shall redeem shares of Class M Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the place or places at which certificates for such shares are to be surrendered for cash; and (iii) the redemption price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class M Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class M Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class M Preferred Stock of the Corporation shall cease except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender of their certificates if so required; provided, however, that if the Redemption Date for any shares of Class M Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class M Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class M Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class M Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class M Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class M Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class M Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

     6. STATUS OF REACQUIRED STOCK.

     All shares of Class M Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class M Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class M Preferred Stock.

     7. CONVERSION.

     7.1 CONVERSION AT HOLDERS' OPTION.

        At any time on or after the Issue Date, except as set forth in Section 7.2(i) of this Article, holders of shares of Class M Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

        (a) Subject to and upon compliance with the provisions of this Section 7, each share of Class M Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $25 by the Conversion Price in effect at such time and by surrender of the certificate representing such shares to be converted in the manner provided in subsection (b) of this
Section 7.1.

        (b) In order to convert shares of Class M Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at any office or agency maintained by the Corporation for such purpose, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class M Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class M Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class M Preferred Stock is registered, each certificate representing a share of Class M Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the


                                      -12

Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

        As promptly as practicable after the surrender of certificates representing such shares of Class M Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class M Preferred Stock in accordance with provisions of this Section 7, and a check or cash in respect of (i) the cash amount payable to such holder, if any, referred to in the last paragraph of this subsection (b), and (ii) any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in paragraph (c) of this Section 7.1.

        Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class M Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

        Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class M Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date. In addition to any such dividend, if the Dividend Adjustment Amount (as defined below) with respect to any shares of Class M Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to the Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class M Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of the Dividend Adjustment Amount. As used herein, the "Dividend Adjustment Amount" shall mean, with respect to any share of Class M Preferred Stock that has been surrendered for conversion, the sum of:

               (i) the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

               (ii) if such share has been surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

               (iii) an amount equal to the product of (A) the number (which may be a fraction) of shares of Class A Common Stock into which a share of Class M Preferred Stock is then convertible, multiplied by (B) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and if the date of such conversion is not a record date for the payment of a dividend on the Class A Common Stock, multiplied by (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent record date for the payment of a dividend on the Class A Common Stock to but excluding the date of such conversion, and the denominator of which is 90.

        (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class M Preferred Stock. If more than one share of Class M Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class M Preferred Stock so surrendered. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class M Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

     7.2 ADJUSTMENTS TO CONVERSION PRICE

        (a) The Conversion Price shall be adjusted from time to time as follows:

               (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Class M Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) of this Section 7.2(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Class M Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

               (ii) If the Corporation shall, after the Issue Date, issue rights, options or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of shares which the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that if all of the shares of Class A Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Class A Common

Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Class A Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, with the value of such consideration, if other than cash, determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent).

               (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Class A Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Corporation (excluding (A) those referred to in subsections (i) and (ii) of this Section 7.2(a), (B) dividends and distributions paid in cash out of the retained earnings of the Corporation, and (C) distributions upon mergers or consolidations to which subsection (b) of this Section 7.2 applies), then, in each such case, the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock, less the fair market value on such record date (determined by the Board or Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

               (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 7.2(a), the current market price per share of Class A Common Stock on any date shall be the average of the Closing Price of the Class A Common Stock for the shorter of (A) 10 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full Trading Day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of
(A) the record date for determining stockholders entitled to receive the rights, warrants or distribution referred to in subsections (ii) and (iii) of this
Section 7.2, or (B) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price."

               (v) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7.2 to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7.2, as it shall determine in its discretion to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and
(iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

               (vi) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Class M Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

        (b) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Corporation's property and assets to another entity, there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Corporation, such that each share of Class M Preferred Stock then outstanding will, without the consent of the holder thereof, become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Class M Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer (without regard to any Ownership Restrictions as defined in Article IV of the Charter) assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Corporation into another entity or any other cash transaction of the type mentioned in this

Section 7.2(b), each share of Class M Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Class M Preferred Stock would have been convertible had (without regard to any Ownership Restrictions as defined in Article IV of the Charter) such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or other transaction. The foregoing provisions of this Section 7.2(b) shall similarly apply to successive mergers, consolidations, sales or transfers.

        (c) If (i) the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to Section 7.2; (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subsection (i) of Section 7.2(a) applies) or any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation, in each case, for which approval of any stockholders of the Corporation is required; or (iv) there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then, in each such case, the Corporation shall cause to be given to the holders of shares of Class M Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.2(c).

        (d) Whenever the Conversion Price is adjusted as herein provided, (i) the Corporation shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) the Corporation shall mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Class M Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price and the effective date thereof.

        (e) In any case in which paragraph (a) of this Section 7.2 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the Transfer Agent of the certificate required by subsection 7.2(d)) (i) issuing to the holder of any share of Class M Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion in excess of the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share.

        (f) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of Section 7.2(a), the holder of any share of Class M Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Class M Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 7.2.

        (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversion of shares of Class M Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class M Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion in excess of the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph (g), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Class M Preferred Stock shall be computed as if at the time of computation all such outstanding shares of Class M Preferred Stock were held by a single holder (and without regard to the Ownership Limit).

     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Class M Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

        (h) The Corporation will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class M Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Class M Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

        (i) Notwithstanding anything to the contrary contained in this Section 7, conversion of Class M Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in Article IV of the Charter), after taking into account any applicable waivers. This limitation shall not, however, be taken into account in determining any amounts to which the holders of any shares of Class M Preferred Stock may be entitled under Sections 3, 4 or 5.

        (j) If the Corporation shall take any action affecting the Class A Common Stock, other than an action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class M Preferred Stock, the Board of Directors may, but shall have no obligation to, adjust the Conversion Price for the Class M Preferred Stock to the extent permitted by law in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

     8. RANKING.

     Any class or series of capital stock of the Corporation shall be deemed to rank:

        (a) prior or senior to the Class M Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class M Preferred Stock ("Senior Stock");

        (b) on a parity with the Class M Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class M Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock or Class L Convertible Cumulative Preferred Stock of the Corporation, or
(ii) the holders of such class of stock or series and the Class M Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

        (c) junior to the Class M Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or (ii) the holders of Class M Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

     9. VOTING.

        (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class M Preferred Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class M Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class M Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class M Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class M Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class M Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class M Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class M Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class M Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class M Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class M Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class M Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

        (b) So long as any shares of Class M Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class M Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class M Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class M Preferred Stock; or

               (ii) The authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class M Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class M Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

     For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class M Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class M Preferred Stock as a single class on any matter, then the Class M Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class M Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     10. RECORD HOLDERS.

     The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class M Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     11.1. RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

           (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class M Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class M Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class M Preferred Stock in excess of the Look-Through Ownership Limit.

           (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class M Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class M Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class M Preferred Stock.

           (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class M Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class M Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class M Preferred Stock.

           (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any

Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class M Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class M Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class M Preferred Stock.

           (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class M Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class M Preferred Stock.

           (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class M Preferred Stock that is null and void under Sections 11.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class M Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class M Preferred Stock in the same or any other related transaction.

     11.2. REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class M Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class M Preferred Stock acquired in violation of Section 11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section 11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class M Preferred Stock that is expressly authorized pursuant to Section 11.8(C) of this Article.

     11.3. TRANSFER IN TRUST.

           (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class M Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class M Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class M Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class M Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class M Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

           (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

           (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class M Preferred

Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class M Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

         (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class M Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class M Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class M Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class M Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class M Preferred Stock for the benefit of the Charitable Beneficiary.

         (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class M Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class M Preferred Stock on behalf of the Corporation.

         (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class M Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

         (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class M Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     11.4. NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class M Preferred Stock in violation of Section 11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

     11.5. OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class M Preferred Stock will be required to provide certain information as set out below.

         (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of shares of Class M Preferred Stock convertible into more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the
Code) of the number of Outstanding shares of Equity Stock shall upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class M Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class M Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class M Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership

Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class M Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

               (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class M Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class M Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class M Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     11.6. REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

     11.7. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     11.8. EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

               (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

               (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class M Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class M Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

               (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class M Preferred Stock) following the purchase of Class M Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class M Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class M Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class M Preferred Stock purchased in connection with market making activities.

     11.9. LEGEND. Each certificate for Class M Preferred Stock shall bear substantially the following legend:

         "The shares of Class M Convertible Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class M Convertible Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class M Convertible Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class M Convertible Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class M Convertible Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class M Convertible Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class M Convertible Cumulative Preferred Stock) or (ii) the shares of Class M Convertible Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

     11.10. SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     11.11. BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

     11.12. SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class M Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXIV of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President, General Counsel and Secretary and witnessed by its Assistant Secretary on January 12, 2000.

WITNESS:                           APARTMENT INVESTMENT AND
                                   MANAGEMENT COMPANY

/s/ BARB FOSTER                    /s/ JOEL BONDER
-------------------                ---------------------------------------------
Barb Foster                        Joel Bonder
Assistant Secretary                Executive Vice President, General Counsel and
                                   Secretary


     THE UNDERSIGNED, Executive Vice President, General Counsel and Secretary of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                   /s/ JOEL BONDER
                                   ---------------------------------------------
                                   Joel Bonder
                                   Executive Vice President, General Counsel and Secretary

                             ARTICLES SUPPLEMENTARY


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS N CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 4,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class N Convertible Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class N Convertible Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 474,337,500 shares immediately prior to the reclassification to 470,337,500 shares immediately after the reclassification.

         THIRD: The terms of the Class N Convertible Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class N Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class N Preferred Stock"), and Four Million (4,000,000) shall be the authorized number of shares of such Class N Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class N Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Base Common Stock Dividend" shall have the meaning set forth in paragraph (a) of Section 9 of this Article.

         "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to $0.5625; provided, however, that from and after the date of a Change of Control, the "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to (i) for all Dividend Periods commencing after the date of such Change of Control, the greater of (a) $0.75 or (b) the product of (x) $6.25 and (y) the sum of 800 basis points plus the greater of (x) the annual yield to maturity of U.S. Treasury securities with a five year maturity and (y) the annual yield to maturity of U.S. Treasury securities with a ten year maturity, in each case as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available on the second Business Day prior to the date of such Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar data), and (ii) for the Dividend Period in which such Change of Control occurs, a weighted average (based on the number of days in such Dividend Period occurring before and after the date of such Change of Control) of (a) the Base Rate in effect prior thereto and (b) the Base Rate determined in accordance with the foregoing clause (i).

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class N Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Change of Control" shall mean the occurrence of any of the following:
         (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a holder of the Class N Preferred Stock or any of its affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the Corporation's outstanding capital stock with voting power, under ordinary circumstances, to elect directors of the Corporation;
         (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Class N Preferred Stock (each, a "Preferred Director"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66-2/3% of the directors of the Corporation (excluding Preferred Directors) (the "Incumbent Board") then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office, provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (iii) the Corporation or one of its subsidiaries is not the general partner of the Operating Partnership; or (iv) (A) the Corporation consolidating with or merging with or into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any corporation consolidating with or merging into the Corporation which, in either event (A) or (B), is pursuant to a transaction in which the outstanding voting capital stock of the Corporation is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause (iv) shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Corporation is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust or (b) if (x) the holders of the exchanged securities of the Corporation immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of directors, (y) the chairman and the president of the Corporation immediately prior to the execution of the transaction agreement are the chairman and the president of the merged or consolidated company, and (z) the individuals who were members of the Incumbent Board immediately prior to the execution of the transaction agreement constitute at least a majority of the members of the board of directors of the merged or consolidated company.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class A Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

         "Class N Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class N Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
         Section 7 of this Article. The initial Conversion Price shall be $52.50 (equivalent to a conversion rate of 0.4762 shares of Class A Common Stock for each share of Class N Preferred Stock).

         "Dividend Payment Date" shall mean January 1, April 1, July 1 and October 1 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class N Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the date on which the Class N Preferred Stock is redeemed in accordance with Section 5 hereof.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" shall have the meaning set forth in Section 11.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean September 12, 2000.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including September 30, 2000.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class N Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class N Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Internal Rate of Return" shall mean, as of any determination date, the effective discount rate (compounded monthly) under which the present value of the Inflows associated with an outstanding share of Class N Preferred Stock equals the Outflow on the Issue Date associated with such share. For purposes of calculation of Internal Rate of Return:

                  (i) "Inflows" shall mean (a) all dividends (whether paid in cash, property or stock (other than Class N Preferred Stock)) that have been received on such share, (b) any other distributions that have been received on such share, and (c) as of the determination date, the Weighted Average Trading Price (as defined below) of a share of Class A Common Stock during the 45 most recent Trading Days, such weighted average multiplied by the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Class N Preferred Stock, and such product divided by the Conversion Price; provided, that notwithstanding the foregoing, "Inflows" shall not include (x) any commitment or placement fees payable in connection with the issuance of shares of Class N Preferred Stock and (y) the amount of any dividends or distributions (in excess of the dividends or distributions otherwise payable) resulting from an increase in the Base Rate upon the occurrence of a Change of Control. For purposes of the preceding sentence, the "Weighted Average Trading Price" shall be determined by dividing (a) the sum of, for each reported sale of Class A Common Stock on the NYSE during such 45 Trading Day period, the product of (i) the sale price per share of Class A Common Stock and
         (ii) the number of shares of Class A Common Stock sold, by (b) the total number of shares of Class A Common Stock sold on the NYSE during such 45 Trading Days. For purposes of calculating the amounts of any Inflows, all dividends or distributions received in property or stock (other than Class N Preferred Stock) shall be deemed to have a value equal to the fair market value of such dividends or distributions as of the date such dividend or distribution is received, as determined in good faith by the Board of Directors. All Inflows shall be deemed to have taken place on the date on which payment was actually received by the holder.

                  (ii) "Outflow" shall mean $25 and shall be deemed to have taken place on the Closing Date of the Subscription Agreement.

                  (iii) Neither the fact of any transfer of Class N Preferred Stock nor the amount of any consideration received by the holder thereof or paid by any successor holder in connection with any transfer shall affect the calculation of Internal Rate of Return.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class N Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class N Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class N Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class N Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" shall have the meaning set forth in Section 11.3(A) of this Article.

         "Record Date" shall have the meaning set forth in paragraph (a) of
         Section 3 of this Article.

         "Redemption Date" shall mean, in the case of any redemption of any shares of Class N Preferred Stock, the date fixed for redemption of such shares.

         "Redemption Price" shall mean, with respect to any shares of Class N Preferred Stock to be redeemed, (i) if the Redemption Date occurs during the period from the Issue Date to but excluding September 12, 2003, 105% of the Liquidation Preference thereof, (ii) if the Redemption Date occurs during the period from and including September 12, 2003 to but excluding September 12, 2004, 104% of the Liquidation Preference thereof, and (iii) if the Redemption Date occurs on or after September 12, 2004, 102% of the Liquidation Preference thereof, plus, in the case of clause (i), (ii) or (iii), all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date; provided, however, that if a Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class N Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Subscription Agreement" shall mean the Class N Convertible Cumulative Preferred Stock Subscription Agreement, dated as of September 12, 2000, by and among the Corporation and GE Capital Equity Investments, Inc.

         "Trading Day" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class N Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class N Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class N Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class N Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" shall mean such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class N Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class N Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3(A) of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in paragraph
         (a) of Section 9 of this Article.

         3.       DIVIDENDS.

                  (a) The holders of Class N Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class N Preferred Stock in an amount per share equal to the greater of (i) the Base Rate, or (ii) the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class N Preferred Stock is convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on October 1, 2000. Each such dividend shall be payable in arrears to the holders of record of the Class N Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the tenth Business Day immediately preceding such Dividend Payment Date (each a "Record Date"). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) Any dividend payable on the Class N Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30 day months and a 360-day year. Holders of Class N Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class N Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class N Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class N Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class N Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class N Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class N Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class N Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class N Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class N Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class N Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class N Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class N Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class N Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class N Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class N Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class N Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class N Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class N Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.       REDEMPTION

                  (a) The Corporation, at its option, may redeem shares of Class N Preferred Stock, in whole or from time to time in part, for cash in an amount equal to the applicable Redemption Price (i) at any time on or after September 12, 2003, (ii) on or after the occurrence of a Change of Control, or (iii) as set forth in Section 11.2 of this Article.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class N Preferred Stock have not been declared and paid, or declared and set apart for payment, for all preceding Dividend Periods no shares of Class N Preferred Stock may be redeemed unless all outstanding shares of Class N Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class N Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class N Preferred Stock.

                  (d) In the event of a redemption of Class N Preferred Stock pursuant to paragraph (a) above, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class N Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered for cash; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class N Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class N Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and
(iii) all rights of the holders thereof as holders of Class N Preferred Stock of the Corporation shall cease except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender of their certificates if so required. The Corporation's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $200,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class N Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class N Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class N Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class N Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                  As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class N Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for the cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class N Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class N Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class N Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class N Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6.       STATUS OF REACQUIRED STOCK.

                  All shares of Class N Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of

Class N Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class N Preferred Stock.

         7.       CONVERSION.

         7.1      CONVERSION AT HOLDERS' OPTION.

                  At any time on or after the Issue Date, holders of shares of Class N Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, each share of Class N Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $25 by the Conversion Price in effect at such time and by surrender of the certificate representing such shares to be converted in the manner provided in subsection
(b) of this Section 7.1.

                  (b) In order to convert shares of Class N Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at any office or agency maintained by the Corporation for such purpose, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class N Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class N Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class N Preferred Stock is registered, each certificate representing a share of Class N Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

                  As promptly as practicable after the surrender of certificates representing such shares of Class N Preferred Stock and the receipt of such notice and instruments of transfer as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class N Preferred Stock in accordance with provisions of this Section 7, and a check or cash in respect of (i) the cash amount payable to such holder, if any, referred to in the last paragraph of this subsection (b), and (ii) any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in paragraph (c) of this Section 7.1.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class N Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class N Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date. If the Dividend Adjustment Amount (as defined below) with respect to any shares of Class N Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to such Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class N Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of such Dividend Adjustment Amount. As used herein, "Dividend Adjustment Amount" shall mean, with respect to any share of Class N Preferred Stock that has been surrendered for conversion, the sum of:

                  (i) the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

                  (ii) if such share has been surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

                  (iii) an amount equal to the product of (A) the number of shares of Class A Common Stock (or fraction thereof) into which such share of Class N Preferred Stock has been converted, (B) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent dividend payment date for the Class A Common Stock to but excluding the date of such conversion, and the denominator of which is 90.

                  (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class N Preferred Stock. If more than one share of Class N Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class N Preferred Stock so surrendered. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class N Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         7.2      MANDATORY CONVERSION.

                  (a) The Corporation shall have the right to require that all or part of the issued and outstanding shares of Class N Preferred Stock be converted into shares of Class A Common Stock under the following circumstances:

                           (i) at any time from and including the first
anniversary of the Issue Date to but excluding the second anniversary of the Issue Date, if the Internal Rate of Return exceeds 20.0% per annum from and including the Issue Date (such condition, the "Conversion Condition"), on one occasion only the Corporation shall have the right, upon 30 days advance written notice, to require that up to 2,000,000 shares of Class N Preferred Stock be converted into shares of Class A Common Stock as set forth in this Section 7.2;

                           (ii) at any time from and including the second
anniversary of the Issue Date to but excluding the third anniversary of the Issue Date, if the Internal

Rate of Return exceeds 20.0% per annum from and including the Issue Date, on one occasion only the Corporation shall have the right, upon 30 days advance written notice, to require that all or any portion of the outstanding shares of Class N Preferred Stock be converted into shares of Class A Common Stock as set forth in this Section 7.2;

provided, however, that

                  (A) if a Conversion Condition occurs and the Corporation is entitled to require the conversion referred to in Section 7.2(a)(i) and does not so convert, then the Corporation's right to require the conversion referred to in Section 7.2(a)(ii) will be limited to a right to require that up to 2,000,000 shares of Class N Preferred Stock be converted into shares of Class A Common Stock as set forth in this Section 7.2(a)(ii);

                  (B) if the Corporation receives a Liquidity Failure Notice pursuant to Section 7.2(c)(vi), then the right to cause a conversion under
Section 7.2(a)(ii) shall thereupon terminate; and

                  (C) the Corporation may not exercise its right to convert under Section 7.2(a)(ii) unless and until at least 90 days have transpired since the date of any conversion under Section 7.2(a)(i).

                  (b) Subject to and upon compliance with the provisions of this
Section 7.2, the Corporation shall have the right, under the circumstances set forth in (a)(i) or (ii) above, to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Class A Common Stock per each share of Class N Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated accrued and unpaid dividends) per share of Class N Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in subparagraph (c)(v) of this Section 7.2).

                  (c) (i) In order to exercise the conversion right, the Corporation shall, promptly upon the Corporation exercising its right to require conversion pursuant to (a)(i) or (ii) above, and in no event later than the close of business on the next succeeding business day, give notice of such conversion to each holder of record of the shares to be converted. Such notice shall be provided by facsimile or, if facsimile is not available, then by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Any notice which was transmitted or mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date received by the holder. Each such notice shall state, as appropriate: (1) the date of conversion, which date may be any date within thirty days following the date on which the notice is transmitted or mailed; (2) the number of shares of Class N Preferred Stock to be converted and, if fewer than all such shares held by such holder are to be converted, the number of such shares to be converted; and (3) the then current Conversion Price.

                           (ii) Upon receiving such notice of conversion, each
such holder shall promptly (and in any event, within 30 days) surrender the certificates representing such shares of Class N Preferred Stock as are being converted on the conversion date, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent; provided, however, that the failure to so surrender any such certificates shall not in any way affect the validity of the conversion of the underlying shares of Class N Preferred Stock into shares of Class A Common Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Class N Preferred Stock are registered, each such share surrendered following conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax, if any (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

                           (iii) A holder of shares of Class N Preferred Stock
shall, as of the date of the conversion of such shares to shares of Class A Common Stock, be entitled to receive a cash payment in respect of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid thereon as of the time of such conversion, provided, however, that payment in respect of any dividend on such shares that has been declared but for which the Dividend Payment Date has not yet been reached shall be payable as of such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares.

                           (iv) As promptly as practicable after the surrender
of certificates for shares of Class N Preferred Stock as aforesaid, and in any event no later than three business days after the date of such surrender, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Class N Preferred Stock in accordance with the provisions of this Section 7.2, and any fractional interest in respect of a share of Class A Common Stock arising upon such conversion shall be settled as provided in paragraph (d) of this Section 7.2.

                           (v) Each conversion shall be deemed to have been
effected immediately prior to the close of business on the date identified as the conversion date in the notice of conversion sent by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such dates and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date identified as the conversion date in the notice of conversion sent by the Corporation as aforesaid. If the dividend payment record dates for the Class N Preferred Stock and Class A Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Class N Preferred Stock whose shares are converted into Class A Common Stock does not receive dividends on both the shares of Class N Preferred Stock and the Class A Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure, that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

                           (vi) In the event that the Corporation has elected to
cause a conversion of the shares of Class N Preferred Stock pursuant to Section 7.2(a)(i) above, and the holders of a majority of the shares of Class N Preferred Stock so converted provide a written notice (a "Liquidity Failure Notice") to the Corporation within 90 days after the date of conversion that during such 90 day period, such holders were unable (based on commercially reasonable efforts, taking into account volume) to sell the shares of Class A Common Stock received upon conversion on the open market at price(s) that would have provided such holder(s) with an Internal Rate of Return of at least 20% per annum thereon from the Issue Date through the date of sale of all such shares of Class A Common Stock (provided that in calculating the Inflows, instead of calculating the Weighted Average Trading Prices as provided in clause (i) of the definition of Internal Rate of Return, the Internal Rate of Return shall be calculated using the actual sale prices obtained by the holder(s)), then from and after the delivery of the Liquidity Failure Notice, the right of the Corporation to convert shares of Class N Preferred Stock under Section 7.2(ii) shall terminate. The Liquidity Failure Notice shall include a list of dates on which shares of Class A Common Stock were sold, the number and price per share so sold and shall include a calculation of the Internal Rate of Return on the aggregate number of shares of Class A Common Stock so sold during the period.

                  (d) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class N Preferred Stock. If more than one share of Class N Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class N Preferred Stock so converted. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class N Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         7.3      ADJUSTMENTS TO CONVERSION PRICE

                  (a) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Corporation shall after the Issue Date (A)
pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock (including a reclassification pursuant to a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or securities or other property of another entity), then, in each such case, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Class N Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) of this Section 7.3(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Class N Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

                           (ii) If the Corporation shall, after the Issue Date,
issue rights, options or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share (determined pursuant to subsection (iv) of this Section 7.3(a)) of the Class A Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of shares which the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that if all of the shares of Class A Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Class A Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Class A Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, with the value of such consideration, if other than cash, determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent).

                           (iii) In case the Corporation shall, by dividend or
otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Class A Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Corporation (excluding (A) those referred to in subsections (i) and (ii) of this Section 7.3(a), (B) dividends and distributions paid in cash out of the retained earnings of the Corporation, and (C) distributions upon mergers or consolidations to which subsection (b) of this Section 7.3 applies), then, in each such case, the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined pursuant to subsection (iv) of this Section 7.3(a)) of the Class A Common Stock, less the fair market value on such record date (determined by the Board or Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) For the purpose of any computation under
subsections (ii) and (iii) of this Section 7.3(a), the current market price per share of Class A Common Stock on any date shall be the average of the Closing Price of the Class A Common Stock for the shorter of (A) 20 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination or
(B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full Trading Day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (A) the record date for determining stockholders entitled to receive the rights, warrants or distribution referred to in subsections (ii) and (iii) of this Section 7.3, or (B) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price."

                           (v) No adjustment in the Conversion Price shall be
required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7.3 to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7.3, as it shall determine in its discretion to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and
(iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                           (vi) The Corporation from time to time may decrease
the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Class N Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                  (b) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Corporation's property and assets to another entity, there will be no adjustment of the Conversion

Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Corporation, such that each share of Class N Preferred Stock then outstanding will, without the consent of the holder thereof, become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Class N Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Corporation into another entity or any other cash transaction of the type mentioned in this Section 7.3(b), each share of Class N Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Class N Preferred Stock would have been convertible had such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or other transaction. The foregoing provisions of this Section 7.3(b) shall similarly apply to successive mergers, consolidations, sales or transfers.

                  (c) If (i) the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to Section 7.3; (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subsection (i) of Section 7.3(a) applies) or any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation, in each case, for which approval of any stockholders of the Corporation is required; or
(iv) there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then, in each such case, the Corporation shall cause to be given to the holders of shares of Class N Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.3(c).

                  (d) Whenever the Conversion Price is adjusted as herein provided, (i) the Corporation shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) the Corporation shall mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Class N Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

                  (e) In any case in which paragraph (a) of this Section 7.3 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the Transfer Agent of the certificate required by subsection 7.3(d)) (i) issuing to the holder of any share of Class N Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion in excess of the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share.

                  (f) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of Section 7.3(a), the holder of any share of Class N Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Class N Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 7.3.

                  (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversion of shares of Class N Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class N Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion in excess of the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph (g), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Class N Preferred Stock shall be computed as if at the time of computation all such outstanding shares of Class N Preferred Stock were held by a single holder (and without regard to the Ownership Limit).

                  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Class N Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

                  (h) The Corporation will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class N Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Class N Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (i) Notwithstanding anything to the contrary contained in this
Section 7, conversion of Class N Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter).

                  (j) If the Corporation shall take any action affecting the Class A Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class N Preferred Stock, the Board of Directors may, but shall have no obligation to, adjust the Conversion Price for the Class N Preferred Stock to the extent permitted by law in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

         8.       RANKING.

                  Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class N Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class N Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class N Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class N Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock or Class M Convertible Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class N Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class N Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or (ii) the holders of Class N Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         9.       VOTING.

                  (a) If and whenever (i) six quarterly dividends (whether or not consecutive) payable on the Class N Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Corporation fails to pay dividends on the Class A Common Stock in an amount per share at least equal to $0.5950 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 7.3 of this Article) (the "Base Common Stock Dividend") the number of directors then constituting the Board of Directors shall be increased by two (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii) (in each case if not already increased by reason of similar types of provisions with respect to shares of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class N Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors (in the case of an arrearage in dividends described in clause (i)) or one (in the case of an arrearage in dividends described in clause (ii)) to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class N Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever (1) in the case of an arrearage in dividends described in clause (i), all arrears in dividends on the Class N Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, or (2) in the case of an arrearage in dividends described in clause (ii), the Corporation makes a quarterly dividend payment on the Class A Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend, then the right of the holders of the Class N Preferred Stock and the Voting Preferred Stock to elect such additional two directors (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii)) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class N Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class N Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class N Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class N Preferred Stock and of the Voting Preferred Stock for the election of the two directors (in the case of an arrearage in dividends described in clause (i)) or one director (in the case of an arrearage in dividends described in clause (ii)) to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class N Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors or director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class N Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class N Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class N Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class N Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) any amendment, alteration or repeal of any of the
provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class N Preferred Stock (including any amendment, alteration or repeal effected pursuant to a merger, consolidation, or similar transaction) or would convert the Class N Preferred Stock into cash or any other security other than a preferred stock with terms and provisions equivalent to those set forth in these Articles Supplementary; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class N Preferred Stock; or

                           (ii) the authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class N Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class N Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

                  For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class N Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class N Preferred Stock as a single class on any matter, then the Class N Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class N Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

                  The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class N Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class N Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class N Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class N Preferred Stock in excess of the Look-Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class N Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class N Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class N Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class N Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class N Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class N Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class N Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class N Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class N Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class N Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class N Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class N Preferred Stock that is null and void under Sections 11.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class N Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class N Preferred Stock in the same or any other related transaction.

         11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class N Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class N Preferred Stock acquired in violation of Section
11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section
11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class N Preferred Stock that is expressly authorized pursuant to
Section 11.8(C) of this Article.

         11.3.  TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class N Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class N Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class N Preferred Stock in excess of the Look- Through Ownership Limit (in any such event, the Person, Initial Holder or Look- Through Entity that would Beneficially Own shares of Class N Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class N Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class N Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class N Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class N Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class N Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class N Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class N Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class N Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class N Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class N Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class N Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of

90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class N Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class N Preferred Stock in violation of Section
11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class N Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class N Preferred Stock shall, upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class N Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class N Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class N Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class N Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class N Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class N Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class N Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class N Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the

Ownership Limit with respect to the Class N Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class N Preferred Stock) following the purchase of Class N Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class N Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class N Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class N Preferred Stock purchased in connection with market making activities.

         11.9 LEGEND. Each certificate for Class N Preferred Stock shall bear substantially the following legend:

         "The shares of Class N Convertible Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class N Convertible Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class N Convertible Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class N Convertible Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class N Convertible Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class N Convertible Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class N Convertible Cumulative Preferred Stock) or (ii) the shares of Class N Convertible Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class N Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXV of the Charter.

                      (the next page is the signature page)

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on September 12, 2000.

WITNESS:                                     APARTMENT INVESTMENT AND
                                             MANAGEMENT COMPANY



/s/ KATHLEEN HARVEY                          /s/ PAUL J. MCAULIFFE
--------------------------                   ------------------------------
Kathleen Harvey                              Paul J. McAuliffe
Assistant Secretary                          Executive Vice President and
                                             Chief Financial Officer


         THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                             /s/ PAUL J. MCAULIFFE
                                             ------------------------------
                                             Paul J. McAuliffe
                                             Executive Vice President and
                                             Chief Financial Officer

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS O CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,904,762 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class O Cumulative Convertible Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class O Cumulative Convertible Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 1,904,762 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 470,337,500 shares immediately prior to the reclassification to 468,432,738 shares immediately after the reclassification. The number of shares classified as Class O Cumulative Convertible Preferred Stock may be decreased pursuant to Section 6 of Article Third of these Articles Supplementary upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class O Cumulative Convertible Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class O Cumulative Convertible Preferred Stock (the "Class O Preferred Stock") and One Million Nine Hundred Four Thousand Seven Hundred and Sixty-Two (1,904,762) shall be the authorized number of shares of such Class O Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class O Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the product of (i) the number of shares of each class of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Base Common Stock Dividend" shall have the meaning set forth in paragraph (a) of Section 9 of this Article.

         "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to $1.18125; provided, however, that, if the Corporation gives notice of its election to make a Dividend Increase following a Change of Control in accordance with Section 6.5(a) of the Purchase Agreement, then, from and after the date of such notice, the "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to (i) for all Dividend Periods commencing after the date such notice is given, the greater of (a) $1.575 or (b) the product of (x) $13.125 and (y) the sum of 800 basis points plus the greater of (x) the annual yield to maturity of U.S. Treasury securities with a five year maturity and (y) the annual yield to maturity of U.S. Treasury securities with a ten year maturity, in each case as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date of such notice (or, if such Statistical Release is no longer published, any publicly available source of similar data), and (ii) for the Dividend Period in which such notice is given, a weighted average (based on the number of days in such Dividend Period occurring before and after the date of such notice) of (a) the Base Rate in effect prior thereto and (b) the Base Rate determined in accordance with the foregoing clause (i).

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class O Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Change of Control" shall have the meaning set forth in the Purchase Agreement.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

         "Class O Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class O Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
         Section 7 of this Article. The initial Conversion Price shall be $52.50 (equivalent to a conversion rate of one share of Class A Common Stock for each share of Class O Preferred Stock).

         "Dividend Payment Date" shall mean, with respect to each Dividend Period, (a) the date that cash dividends are paid on the Class A Common Stock with respect to such Dividend Period; or (b) if such dividends have not been paid on the Class A Common Stock by 11:00 a.m., New York City time, on the sixtieth day from and including the last day of such Dividend Period, then on such day; provided, further, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class O Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class O Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 11.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" shall mean the average of the daily Closing Prices of a share of Class A Common Stock during the twenty (20) consecutive Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date," when used with respect to any issuance or distribution, means the first day on which the share of Class A Common Stock trades regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Closing Price.

         "Issue Date" shall mean September 15, 2000.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including September 30, 2000.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class O Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class O Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Internal Rate of Return" shall mean, as of any determination date, the effective discount rate under which the present value of the Inflows associated with an outstanding share of Class O Preferred Stock equals the Outflow on the Issue Date associated with such share. For purposes of calculation of Internal Rate of Return:

                  (i) "Inflows" shall mean (a) all dividends (whether paid in cash, property or stock (other than stock of the Corporation)) that have been received on such share, (b) any other distributions that have been received on such share, and (c) as of the determination date, the weighted average price of a share of the Class A Common Stock during the forty-five most recent Trading Days, such weighted average multiplied by the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Class O Preferred Stock, and such product divided by the Conversion Price; provided, that notwithstanding the foregoing, "Inflows" shall not include (x) any commitment or placement fees payable in connection with the issuance of shares of Class O Preferred Stock and (y) the amount of any dividends or distributions (in excess of the dividends or distributions otherwise payable) resulting from an increase in the Base Rate upon the occurrence of a Change of Control. For purposes of calculating the amounts of any Inflows, the weighted average price of a share of Class A Common Stock is determined by dividing (a) the sum of the product for all sales of Class A Common Stock during such 45 Trading Days of (i) the sale price per share of Class A Common Stock and (ii) the number of shares of Class A Common Stock sold by (b) the total number of shares of Class A Common Stock sold during such 45 Trading Days. For purposes of calculating the amounts of any Inflows, all dividends or distributions received in property or stock (other than stock of the Corporation) shall be deemed to have a value equal to the fair market value of such dividends or distributions as of the date such dividend or distribution is received, as determined in good faith by the Board of Directors. All Inflows shall be deemed to have taken place on the date on which payment was actually received by the holder.

                  (ii) "Outflow" shall mean $52.50 and shall be deemed to have taken place on the Closing Date of the Purchase Agreement.

                  (iii) Neither the fact of any transfer of Class O Preferred Stock nor the amount of any consideration received by the holder thereof or paid by any successor holder in connection with any transfer shall affect the calculation of Internal Rate of Return.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class O Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class O Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean The New York Stock Exchange, Inc.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided, however, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class O Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the

         Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class O Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" shall have the meaning set forth in Section 11.3(A) of this Article.

         "Purchase Agreement" shall mean the Class O Cumulative Convertible Preferred Share Purchase Agreement, dated as of September 13, 2000, by and among Security Capital Preferred Growth Incorporated, the Corporation and AIMCO Properties, L.P.

         "Redemption Date" shall mean, in the case of any redemption of any shares of Class O Preferred Stock, the date fixed for redemption of such shares.

         "Redemption Price" shall mean, with respect to any share of Class O Preferred Stock to be redeemed, (i) if the Redemption Date occurs during the period from and including the third anniversary of the Issue Date, to but excluding the fourth anniversary of the Issue Date, 104% of the Liquidation Preference thereof, and (ii) if the Redemption Date occurs on or after the fourth anniversary of the Issue Date, 102% of the Liquidation Preference thereof, plus, in the case of clause (i) or
         (ii), all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "Repurchase Offer" shall have the meaning set forth in the Purchase Agreement.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class O Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class O Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class O Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class O Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class O Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class O Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class O Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

         3.       DIVIDENDS.

                  (a) The holders of Class O Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share of Class O Preferred Stock equal to the greater of (i) the Base Rate, or (ii) the cash dividends declared on the number of shares of Class A Common Stock, or portion thereof, into which a share of Class O Preferred Stock is convertible. The dividends payable with respect to the Initial Dividend Period shall be determined solely by reference to the Base Rate. The amount referred to in clause (ii) of this paragraph (a) with respect to each succeeding Dividend Period shall be determined as of the applicable Dividend Payment Date by multiplying the number of shares of Class A Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Class O Preferred Stock would be convertible at the opening of business on such Dividend Payment Date (based on the Conversion Price then in effect) by the aggregate cash dividends payable or paid for such Dividend Period in respect of a share of Class A Common Stock outstanding as of the record date for the payment of dividends on the Class A Common Stock with respect to such Dividend Period. If
(A) the Corporation pays a cash dividend on the Class A Common Stock after the Dividend Payment Date for the corresponding Dividend Period and (B) the dividend on the Class O Preferred Stock for such Dividend Period calculated pursuant to clause (ii) of this paragraph (a), taking into account the Class A Common Stock dividend referenced in clause (A), exceeds the dividend previously declared on the Class O Preferred Stock for such Dividend Period, the Corporation shall pay an additional dividend to the holders of the Class O Preferred Stock on the date that the Class A Common Stock dividend referenced in clause (A) is paid, in an amount equal to the difference between the dividend calculated pursuant to clause (B) and the dividends previously declared on the Class O Preferred Stock with respect to such Dividend Period. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Each such dividend shall be payable in arrears to the holders of record of the Class O Preferred Stock, as they appear on the stock records of the Corporation at the close of business on a record date fixed by the Board of Directors which shall be not more than 60 days prior to the applicable Dividend Payment Date and, within such 60 day period, shall be the same date as the record date for the regular quarterly dividend payable with respect to the Class A Common Stock for the Dividend Period to which such Dividend Payment Date relates (or, if there is no such record date for Class A Common Stock, then such date as the Board of Directors may fix). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) The amount of dividends payable per share of Class O Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class O Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class O Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class O Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class O Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment on the Class O Preferred Stock for all Dividend Periods terminating on or prior to the Dividend Payment Date with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class O Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class O Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class O Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made directly or indirectly by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless in each case (i) the full cumulative dividends (including all accumulated, accrued and unpaid dividends) on all outstanding shares of Class O Preferred Stock and any other Parity Stock of the Corporation shall have been paid or such dividends have been declared and set apart for payment for all past Dividend Periods with respect to the Class O Preferred Stock and all past dividend periods with respect to such Parity Stock and (ii) sufficient funds shall have been paid or set apart for the payment of the full dividend for the current Dividend Period with respect to the Class O Preferred Stock and the current dividend period with respect to such Parity Stock.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class O Preferred Stock shall be entitled to receive Fifty Two Dollars and Fifty Cents ($52.50) per share of Class O Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class O Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class O Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class O Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class O Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class O Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class O Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.       REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Shares of Class O Preferred Stock shall not be redeemable by the Corporation prior to the third anniversary of the Issue Date, except as set forth in Section 11.2 of this Article. On and after the third anniversary of the Issue Date, the Corporation, at its option, may redeem shares of Class O Preferred Stock, in whole or from time to time in part, at a price payable in cash equal to the Redemption Price applicable thereto.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class O Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class O Preferred Stock may be redeemed unless all outstanding shares of Class O Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class O Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class O Preferred Stock.

                  (d) If the Corporation shall redeem shares of Class O Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by recognized overnight courier at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the day after the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class O Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered for cash; (iv) the then-current Conversion Price; (v) the Redemption Price payable on such Redemption Date; and (vi) a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class O Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class O Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class O Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class O Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class O Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $200,000,000, such amount of cash as is necessary for such redemption, plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class O Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class O Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class O Preferred Stock to be redeemed on any cash so set aside by the Corporation.

Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class O Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class O Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class O Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class O Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class O Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class O Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6.       STATUS OF REACQUIRED STOCK.

         All shares of Class O Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class O Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class O Preferred Stock.

         7.       CONVERSION.

         7.1      CONVERSION AT HOLDERS' OPTION.

         At any time on or after the Issue Date, except as set forth in Section
7.2 of this Article, holders of shares of Class O Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, each share of Class O Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), in whole or in part, into the number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the Liquidation Preference (excluding any accumulated, accrued and unpaid dividends) per share of Class O Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in paragraph (b) of this Section 7.1) and by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7.1; provided, however, that the right to convert shares of Class O Preferred Stock called for redemption pursuant to Section 5 shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Corporation shall default in making payment of cash payable upon such redemption under Section 5 of this Article.

                  (b) To convert shares of Class O Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at the office of the Transfer Agent, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class O Preferred Stock (or such other notice as is reasonably acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class O Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable on such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class O Preferred Stock is registered, each certificate representing a share of Class O Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

         As promptly as practicable, but in no event later than three Business Days after the surrender of certificates representing such shares of Class O Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class O Preferred Stock in accordance with provisions of this Section 7.1, and a check or cash in respect of the cash amount payable to such holder, if any, referred to in subsection (c), below.

         Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class O Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class O Preferred Stock at the close of business on a record date for the payment of dividends on the Class O Preferred Stock will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date. If the Dividend Adjustment Amount (as defined below) with respect to any shares of Class O Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to such Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class O Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of such Dividend Adjustment Amount. As used herein, "Dividend Adjustment Amount" shall mean, with respect to any share of Class O Preferred Stock that has been surrendered for conversion, the sum of:

                  (i) the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

                  (ii) if such share has been surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

                  (iii) an amount equal to the product of (A) the number of shares of Class A Common Stock (or fraction thereof) into which such share of Class O Preferred Stock has been converted, (B) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent dividend payment date for the Class A Common Stock to but excluding the date of such conversion, and the denominator of which is 90.

                  (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class O Preferred Stock. If more than one share of Class O Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class O Preferred Stock so converted. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class O Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         7.2      MANDATORY CONVERSION.

                  (a) The Corporation shall have the right to require that all or part of the issued and outstanding shares of Class O Preferred Stock be converted into shares of Class A Common Stock under the following circumstances:

                           (i) At any time from and including the first
anniversary of the Issue Date to but excluding the second anniversary of the Issue Date, if the Internal Rate of Return exceeds 20.0% per annum, from and including the Issue Date (such condition the "Conversion Condition) on one occasion only, the Corporation shall have the right, upon 30 days advance written notice, to require that up to 952,381 shares of Class O Preferred Stock be converted into shares of Class A Common Stock as set forth in this Section 7.2.

                           (ii) At any time from and including the second
anniversary of the Issue Date to but excluding the third anniversary of the Issue Date, if the Internal Rate of Return exceeds 20.0% per annum, from and including the Issue Date, on one occasion only, the Corporation shall have the right, upon 30 days advance written notice, to require that all or any portion of the outstanding shares of Class O Preferred Stock be converted into shares of Class A Common Stock as set forth in this Section 7.2;


provided, however, that

                  (A) if a Conversion Condition occurs and the Corporation is entitled to require the conversion referred to in Section 7.2(a)(i) and does not so convert, then the Corporation's right to require the conversion referred to in Section 7.2(a)(ii) will be limited to a right to require that up to 952,381 shares of Class O Preferred Stock be converted into shares of Class A Common Stock as set forth in this Section 7.2(a)(ii);

                  (B) if the Corporation receives a Liquidity Failure Notice pursuant to Section 7.2(c)(vi), then the right to cause a conversion under
Section 7.2(a)(ii) shall thereupon terminate; and

                  (C) the Corporation may not exercise its right to convert under Section 7.2(a)(ii) unless and until at least 90 days have transpired since the date of any conversion under Section 7.2(a)(i).

                  (b) Subject to and upon compliance with the provisions of this
Section 7.2, the Corporation shall have the right, under the circumstances set forth in (a)(i) or (ii) above, to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of authorized but previously unissued shares of Class A Common Stock per each share of Class O Preferred Stock obtained by dividing the Liquidation Preference (excluding any accumulated accrued and unpaid dividends) per share of Class O Preferred Stock by the Conversion Price (as in effect at the time and on the date provided for in subparagraph (c)(v) of this Section 7.2).

                       (c) (i) In order to exercise the conversion right, the Corporation shall, promptly upon the Corporation exercising its right to require conversion pursuant to (a)(i) or (ii) above, and in no event later than the close of business on the next succeeding business day, give notice of such conversion to each holder of record of the shares to be converted. Such notice shall be provided by facsimile or, if facsimile is not available, then by recognized overnight courier at such holder's address as the same appears on the stock records of the Corporation. Any notice which was transmitted or mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date received by the holder. Each such notice shall state, as appropriate: (1) the date of conversion, which date may be any date at least two business days following the date on which the notice is transmitted or mailed;
(2) the number of shares of Class O Preferred Stock to be converted and, if fewer than all such shares held by such holder are to be converted, the number of such shares to be converted, and (3) the then current Conversion Price.

                           (ii) Upon receiving such notice of conversion, each
such holder shall promptly surrender the certificates representing such shares of Class O Preferred Stock as are being converted on the conversion date, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent; provided, however, that the failure to so surrender any such certificates shall not in any way affect the validity of the conversion of the underlying shares of Class O Preferred Stock into shares of Class A Common Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Class O Preferred Stock are registered, each such share surrendered following conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax, if any (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

                           (iii) A holder of shares of Class O Preferred Stock
shall, as of the date of the conversion of such shares to shares of Class A Common Stock, be entitled to receive a cash payment in respect of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid thereon as of the time of such conversion, provided, however, that payment in respect of any dividend on such shares that has been declared but for which the Dividend Payment Date has not yet been reached shall be payable as of such Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares.

                           (iv) As promptly as practicable after the surrender
of certificates for shares of Class O Preferred Stock as aforesaid, and in any event no later than three business days after the date of such surrender, the Corporation shall issue and shall deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Class O Preferred Stock in accordance with the provisions of this Section 7.2, and any fractional interest in respect of a share of Class A Common Stock arising upon such conversion shall be settled as provided in paragraph (d) of this Section 7.2.

                           (v) Each conversion shall be deemed to have been
effected immediately prior to the close of business on the date identified as the conversion date in the notice of conversion sent by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such dates and such conversion shall be at the Conversion Price in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date identified as the conversion date in the notice of conversion sent by the Corporation as aforesaid. If the dividend payment record dates for the Class O Preferred Stock and Class A Common Stock do not coincide, and the preceding sentence does not operate to ensure that a holder of shares of Class O Preferred Stock whose shares are converted into Class A Common Stock does not receive dividends on both the shares of Class O Preferred Stock and the Class A Common Stock into which such shares are converted for the same Dividend Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure, that no conversion after the earlier of such record dates will be accepted until after the latter of such record dates.

                           (vi) In the event that the Corporation has elected to
cause a conversion of the shares of Class O Preferred Stock pursuant to Section 7.2(a)(i) above, and the holders of a majority of the shares of Class O Preferred Stock so converted provide a written notice (a "Liquidity Failure Notice") to the Corporation within 90 days after the date of conversion that during such 90 day period, such holders were unable (based on commercially reasonable efforts, taking into account volume) to sell the shares of Class A Common Stock received upon conversion on the open market at price(s) that would have provided such holder(s) with an Internal Rate of Return of at least 20% per annum thereon from the Issue Date through the date of sale of all such shares of Class A Common Stock (provided that in calculating the Inflows, instead of calculating the weighted average price as provided in clause (i) of the definition of Internal Rate of Return, the Internal Rate of Return shall be calculated using the actual sale prices obtained by the holder(s)), then from and after the delivery of the Liquidity Failure Notice, the right of the Corporation to convert shares of Class O Preferred Stock under Section 7.2(ii) shall terminate. The Liquidity Failure Notice shall include a list of dates on which shares of Class A Common Stock were sold, the number and price per share so sold and shall include a calculation of the Internal Rate of Return on the aggregate number of shares of Class A Common Stock so sold during the period.

                  (d) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class O Preferred Stock. If more than one share of Class O Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class O Preferred Stock so converted. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class O Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

         7.3      ADJUSTMENTS TO CONVERSION PRICE

                  (a) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Corporation shall, after the Issue Date,
(A) pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding Class A Common Stock into a greater number of shares, (C) combine its outstanding Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock (including a reclassification pursuant to a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or securities or other property of another entity), then, in each such case the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any share of Class O Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock (or fraction of a share of Class A Common Stock) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Class O Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (a)(i) of this Section 7.3 shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph (e) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                           (ii) If the Corporation shall issue, after the Issue
Date, rights, options or warrants to all holders of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below in this paragraph (a)(ii) of this Section 7.3) to subscribe for or purchase Class A Common Stock at a price per share less than the Fair Market Value per share of the Class A Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (X) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of shares that could be purchased at such Fair Market Value from the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock, and the denominator of which shall be the sum of (XX) the number of shares of Class A Common Stock outstanding on the close of business on the date fixed for such determination and (YY) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (e) below). In determining whether any rights, options or warrants entitle the holders of Class A Common Stock to subscribe for or purchase Class A Common Stock at less than such Fair Market Value, there shall be taken into account any consideration received by the Corporation upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

                           (iii) If the Corporation shall, after the Issue Date,
make a distribution on its Class A Common Stock other than in cash or shares of Class A Common Stock (including any distribution in securities (other than rights, options or warrants referred to in paragraph (a)(ii) of this Section 7.3)) (each of the foregoing being referred to herein as a "distribution"), then the Conversion Price in effect at the opening of business on the next day following the record date for determination of stockholders entitled to receive such distribution shall be adjusted to equal the price determined by multiplying
(A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (X) the number of shares of Class A Common Stock outstanding on the close of business on the record date and (Y) the number of shares determined by dividing (aa) the aggregate value of the property being distributed by (bb) the Fair Market Value per share of Class A Common Stock on the record date, and the denominator of which shall be the number of shares of Class A Common Stock outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be as determined in good faith by the Board of Directors; provided, however, that if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Fair Market Value of a share of Class A Common Stock (calculated for a period of five consecutive Trading Days commencing on the twentieth Trading Day after the distribution). Neither the issuance by the Corporation of rights, options or warrants to subscribe for or purchase securities of the Corporation nor the exercise thereof shall be deemed a distribution under this paragraph.

                           (iv) If, after the Issue Date, the Corporation shall
acquire, pursuant to an issuer or self tender offer, all or any portion of the outstanding Class A Common Stock and such tender offer involves the payment of consideration per share of Class A Common Stock having a fair market value (as determined in good faith by the Board of Directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the Closing Price per share of Class A Common Stock on the Trading Day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (X) the number of shares of Class A Common Stock outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (Y) the Closing Price per share of Class A Common Stock on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the sum of
(XX) the fair market value (determined as aforesaid) of the aggregate consideration paid to acquire the Acquired Shares and (YY) the product of (I) the number of shares of Class A Common Stock outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (II) the Closing Price per share of Class A Common Stock on the Trading Day next succeeding the Expiration Time.

                           (v) No adjustment in the Conversion Price shall be
required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this paragraph (a)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 7.3 (other than this paragraph (a)(v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Class A Common Stock. Notwithstanding any other provisions of this Section 7.3, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of (A) any shares of Class A Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of optional amounts in shares of Class A Common Stock under such plan or (B) any options, rights or shares of Class A Common Stock pursuant to any stock option, stock purchase or other stock-based plan maintained by the Corporation. All calculations under this Section 7.3 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (a) of this Section 7.3 to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (a), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable, or if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

                  (b) If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the shares of Class A Common Stock outstanding, sale of all or substantially all of the Corporation's assets or recapitalization of the Class A Common Stock, but excluding any transaction as to which paragraph (a)(i) of this Section 7.3 applies) (each of the foregoing being referred to herein as a "Transaction"), in each case, as a result of which shares of Class A

Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class O Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Class A Common Stock into which one share of Class O Preferred Stock was convertible immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to Section 7.3(a)(iv) of this Article). The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (b), and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class O Preferred Stock that will contain provisions enabling the holders of the Class O Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Class A Common Stock at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (b) shall similarly apply to successive Transactions.

                  (c)      If:

                           (i) the Corporation shall declare a dividend (or any
other distribution) on the Class A Common Stock (other than cash dividends and cash distributions); or

                           (ii) the Corporation shall authorize the granting to
all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

                           (iii) there shall be any reclassification of the
outstanding Class A Common Stock or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding shares of Class A Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety; or

                           (iv) there shall occur the voluntary or involuntary
liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of shares of Class O Preferred Stock at such holder's address as shown on the stock records of the Corporation, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.3.

                  (d) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of shares of Class O Preferred Stock at such holder's last address as shown on the stock records of the Corporation.

                  (e) In any case in which paragraph (a) of this Section 7.3 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Class O Preferred Stock converted after such record date and before the occurrence of such event the additional Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of Section 7.1 or paragraph (d) of Section 7.2, as the case may be.

                  (f) There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7.3.

                  (g) If the Corporation shall take any action affecting the Class A Common Stock, other than action described in this Section 7.3, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class O Preferred Stock, the Conversion Price for the Class O Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

                  (h) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Stock solely for the purpose of effecting conversion of the Class O Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of

Class O Preferred Stock not theretofore converted into Class A Common Stock. For purposes of this paragraph (h), the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class O Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the Ownership Limit set forth in the Charter of the Corporation).

         The Corporation covenants that any shares of Class A Common Stock issued upon conversion of the shares of Class O Preferred Stock shall be validly issued, fully paid and nonassessable.

         The Corporation shall use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion of the shares of Class O Preferred Stock, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding shares of Class A Common Stock are listed at the time of such delivery.

                  (i) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock or other securities or property on conversion or redemption of shares of Class O Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock or other securities or property in a name other than that of the holder of the shares of Class O Preferred Stock to be converted or redeemed, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (j) In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty Business Days, if the decrease is irrevocable during the period.

                  (k) Notwithstanding anything to the contrary contained in this
Section 7.3, conversion of Class O Preferred Stock pursuant to this Section 7.3 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter), after taking into account any waiver of such limitation granted to any holder of the shares of Class O Preferred Stock.

         8.       RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class O Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class O Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class O Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class O Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock or Class M Convertible Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class O Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class O Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or (ii) the holders of Class O Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         9.       VOTING.

                  (a) If and whenever (i) six quarterly dividends (whether or not consecutive) payable on the Class O Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Corporation fails to pay dividends on the Class A Common Stock in an amount per share at least equal to Fifty-Nine and One-Half Cents ($0.595) (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 7.3 of this Article) (the "Base Common Stock Dividend") the number of directors then constituting the Board of Directors shall be increased by two (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii) (in each case if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class O Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors (in the case of an arrearage in dividends described in clause (i)) or one (in the case of an arrearage in dividends described in clause (ii)) to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class O Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever (1) in the case of an arrearage in dividends described in clause (i), all arrears in dividends on the Class O Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, or (2) in the case of an arrearage in dividends described in clause (ii), the Corporation makes a quarterly dividend payment on the Class A Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend, then the right of the holders of the Class O Preferred Stock and the Voting Preferred Stock to elect such additional two directors (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii)) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class O Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class O Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class O Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class O Preferred Stock and of the Voting Preferred Stock for the election of the two directors (in the case of an arrearage in dividends described in clause (i)) or one director (in the case of an arrearage in dividends described in clause (ii)) to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class O Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors or director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class O Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class O Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class O Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class O Preferred Stock, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) any amendment, alteration or repeal of any of the
provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class O Preferred Stock (including any amendment, alteration or repeal effected pursuant to a merger, consolidation or similar transaction) or would convert the Class O Preferred Stock into cash or any other security other than a preferred stock with terms and provisions equivalent to those set forth in these Articles Supplementary; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class O Preferred Stock; or

                           (ii) The authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class O Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class O Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class O Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class O Preferred Stock as a single class on any matter, then the Class O Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class O Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class O Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class O Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class O Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class O Preferred Stock in excess of the Look-Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class O Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class O Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class O Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class O Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class O Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class O Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class O Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class O Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class O Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class O Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class O Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class O Preferred Stock that is null and void under Sections 11.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class O Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class O Preferred Stock in the same or any other related transaction.

         11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class O Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class O Preferred Stock acquired in violation of Section
11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section
11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class O Preferred Stock that is expressly authorized pursuant to Section 11.8(C) of this Article.

         11.3     TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class O Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class O Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through

Entity would Beneficially Own shares of Class O Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class O Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class O Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class O Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class O Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class O Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class O Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class O Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class O Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class O Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class O Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class O Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class O Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class O Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class O Preferred Stock in violation of Section
11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class O Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record holder or Beneficial Owner of shares of Class O Preferred Stock convertible into more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Equity Stock shall upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class O Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class O Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class O Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class O Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class O Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class O Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class O Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class O Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class O Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class O Preferred Stock) following the purchase of Class O Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class O Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class O Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class O Preferred Stock purchased in connection with market making activities.

         11.9 LEGEND. Each certificate for Class O Preferred Stock shall bear substantially the following legend:

                           "The shares of Class O Cumulative Convertible Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class O Cumulative Convertible Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class O Cumulative Convertible Preferred Stock). Any Person that attempts to Beneficially Own shares of Class O Cumulative Convertible Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class O Cumulative Convertible Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class O Cumulative Convertible Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class O Cumulative Convertible Preferred Stock) or (ii) the shares of Class O

         Cumulative Convertible Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class O Cumulative Convertible Preferred Stock set forth in Article Third hereof shall become Article XXVI of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on September 15, 2000.

WITNESS:                                     APARTMENT INVESTMENT AND
                                             MANAGEMENT COMPANY



/s/ KATHLEEN HARVEY                          /s/ PAUL J. MCAULIFFE
--------------------------                   ------------------------------
Kathleen Harvey                              Paul J. McAuliffe
Assistant Secretary                          Executive Vice President and
                                             Chief Financial Officer


         THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                             /s/ PAUL J. MCAULIFFE
                                             ------------------------------
                                             Paul J. McAuliffe
                                             Executive Vice President and
                                             Chief Financial Officer

                           [STATE OF MARYLAND STAMP]


                             ARTICLES SUPPLEMENTARY


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 CLASS P CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 4,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class P Convertible Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class P Convertible Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 468,432,738 shares immediately prior to the reclassification to 464,432,738 shares immediately after the reclassification.

         THIRD: The terms of the Class P Convertible Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1. NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class P Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class P Preferred Stock"), and Four Million (4,000,000) shall be the authorized number of shares of such Class P Preferred Stock constituting such class.

         2. DEFINITIONS.

         For purposes of the Class P Preferred Stock, the following terms shall have the meanings indicated:

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the products of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Base Common Stock Dividend" shall have the meaning set forth in paragraph (a) of Section 9 of this Article.

         "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to $.5625; provided, however, that from and after the date of a Change of Control, the "Base Rate" shall mean a quarterly dividend payment in an amount per share equal to (i) for all Dividend Periods commencing after the date of such Change of Control, the greater of (a) $0.75 or (b) the product of (x) $6.25 and (y) the sum of 800 basis points plus the greater of (x) the annual yield to maturity of U.S. Treasury securities with a five year maturity and (y) the annual yield to maturity of U.S. Treasury securities with a ten year maturity, in each case as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available on the second Business Day prior to the date of such Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar data), and (ii) for the Dividend Period in which such Change of Control occurs, a weighted average (based on the number of days in such Dividend Period occurring before and after the date of such Change of Control) of (a) the Base Rate in effect prior thereto and (b) the Base Rate determined in accordance with the foregoing clause (i).

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the
         Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and
         (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class P Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Change of Control" shall mean the occurrence of any of the following:
         (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than a holder of the Class P Preferred Stock or any of its affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the Corporation's outstanding capital stock with voting power, under ordinary circumstances, to elect directors of the Corporation;
         (ii) other than with respect to the election, resignation or replacement of any director designated, appointed or elected by the holders of the Class P Preferred Stock (each, a "Preferred Director"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Corporation (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66-2/3% of the directors of the Corporation (excluding Preferred Directors) (the "Incumbent Board") then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Corporation then in office, provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (iii) the Corporation or one of its subsidiaries is not the general partner of the Operating Partnership; or (iv) (A) the Corporation consolidating with or merging with or into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, or (B) any corporation consolidating with or merging into the Corporation which, in either event (A) or (B), is pursuant to a transaction in which the outstanding voting capital stock of the Corporation is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause
         (iv) shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Corporation is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust or (b) if (x) the holders of the exchanged securities of the Corporation immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of directors, (y) the chairman and the president of the Corporation immediately prior to the execution of the transaction agreement are the chairman and the president of the merged or consolidated company, and
         (z) the individuals who were members of the Incumbent Board immediately prior to the execution of the transaction agreement constitute at least a majority of the members of the board of directors of the merged or consolidated company.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class A Common Stock" shall mean the Class A Common Stock, $.01 par value per share, of the Corporation and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

         "Class P Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class P Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to
         Section 7 of this Article. The initial Conversion Price shall be $56.00 (equivalent to a conversion rate of 0.4464 shares of Class A Common Stock for each share of Class P Preferred Stock).

         "Dividend Payment Date" shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class P Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the date on which the Class P Preferred Stock is redeemed in accordance with Section 5 hereof.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" shall have the meaning set forth in Section 11.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean March 26, 2001.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including April 14, 2001.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class P Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class P Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 8 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class P Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class P Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "Merger" shall mean the merger of AIMCO/OTEF, LLC with and into Oxford Tax Exempt Fund II Limited Partnership.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class P Preferred Stock of the

         Corporation having an Aggregate Value not in excess of the excess of
         (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class P Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean collectively the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 8 of this Article.

         "Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" shall have the meaning set forth in Section 11.3(A) of this Article.

         "Record Date" shall have the meaning set forth in paragraph (a) of
         Section 3 of this Article.

         "Redemption Date" shall mean, in the case of any redemption of any shares of Class P Preferred Stock, the date fixed for redemption of such shares.

         "Redemption Price" shall mean, with respect to any shares of Class P Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date; provided, however, that if a Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 8 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class P Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class P Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class P Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class P Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class P Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" shall mean such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class P Preferred Stock;

         provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class P Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 11.3(A) of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in paragraph
         (a) of Section 9 of this Article.

               3. DIVIDENDS.

                  (a) The holders of Class P Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class P Preferred Stock in an amount per share equal to the greater of (i) the Base Rate, or (ii) the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class P Preferred Stock is convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on April 15, 2001. Each such dividend shall be payable in arrears to the holders of record of the Class P Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the tenth Business Day immediately preceding such Dividend Payment Date (each a "Record Date"). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) Any dividend payable on the Class P Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class P Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class P Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class P Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class P Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class P Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class P Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class P Preferred Stock and all dividends declared upon any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class P Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class P Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class P Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class P Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

                  Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or
(ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

              4.  LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class P Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class P Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class P Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class P Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class P Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class P Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class P Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class P Preferred Stock and any Parity Stock shall not be entitled to share therein.

              5.  REDEMPTION

                  (a) The Corporation, at its option, may redeem shares of Class P Preferred Stock, in whole or from time to time in part, for cash in an amount equal to the Redemption Price (i) at any time on or before March 26, 2004, if the Market Price of the Class A Common Stock is $56 or higher, in which case the Corporation may redeem shares of Class P Preferred Stock pursuant to this
Section 5(a)(i) for 6 months following any date on which such Market Price exceeds $56, (ii) at any time after March 26, 2004, (iii) on or after the occurrence of a Change of Control, or (iv) as set forth in Section 11.2 of this Article.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class P Preferred Stock have not been declared and paid, or declared and set apart for payment, for all preceding Dividend Periods no shares of Class P Preferred Stock may be redeemed unless all outstanding shares of Class P Preferred Stock are simultaneously redeemed, and neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class P Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class P Preferred Stock.

                  (d) In the event of a redemption of Class P Preferred Stock pursuant to paragraph (a) above, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class P Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered for cash; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class P Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class P Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class P Preferred Stock of the Corporation shall cease except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender of their certificates if so required. The Corporation's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $200,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class P Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class P Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class P Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class P Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

                  As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class P Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for the cash (without interest thereon) for which such shares have been redeemed in accordance with such notice. If fewer than all the outstanding shares of Class P Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class P Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class P Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class P Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

              6.  STATUS OF REACQUIRED STOCK.

                  All shares of Class P Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class P Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class P Preferred Stock.

              7.  CONVERSION.

              7.1 CONVERSION AT HOLDERS' OPTION.

                  At any time on or after the Issue Date, holders of shares of Class P Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

                  (a) Subject to and upon compliance with the provisions of this
Section 7, each share of Class P Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $25 by the Conversion Price in effect at such time and by surrender of the certificate representing such shares to be converted in the manner provided in subsection
(b) of this Section 7.1.

                  (b) In order to convert shares of Class P Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at any office or agency maintained by the Corporation for such purpose, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class P Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class P Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class P Preferred Stock is registered, each certificate representing a share of Class P Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid).

                  As promptly as practicable after the surrender of certificates representing such shares of Class P Preferred Stock and the receipt of such notice and instruments of transfer as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class P Preferred Stock in accordance with provisions of this
Section 7, and a check or cash in respect of (i) the cash amount payable to such holder, if any, referred to in the last paragraph of this subsection (b), and
(ii) any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in paragraph (c) of this Section 7.1.

                  Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class P Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

                  Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class P Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date. If the Dividend Adjustment Amount (as defined below) with respect to any shares of Class P Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to such Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class P Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of such Dividend Adjustment Amount. As used herein, "Dividend Adjustment Amount" shall mean, with respect to any share of Class P Preferred Stock that has been surrendered for conversion, the sum of:

                  (i) the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

                  (ii) if such share has been surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

                  (iii) an amount equal to the product of (A) the number of shares of Class A Common Stock (or fraction thereof) into which such share of Class P Preferred Stock has been converted (B) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent dividend payment date for the Class A Common Stock to but excluding the date of such conversion, and the denominator of which is 90.

                  (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class P Preferred Stock. If more than one share of Class P Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class P Preferred Stock so surrendered. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class P Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

              7.2 Adjustments to Conversion Price

                  (a) The Conversion Price shall be adjusted from time to time as follows:

                           (i) If the Corporation shall after the Issue Date (A)
pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock (including a reclassification pursuant to a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or securities or other property of another entity), then, in each such case, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Class P Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) of this Section 7.2(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Class P Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

                           (ii) If the Corporation shall, after the Issue Date,
issue rights, options or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of shares which the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of additional shares of Class A Common Stock offered for subscription or purchased pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that if all of the shares of Class A Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Class A Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Class A Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, with the value of such consideration, if other than cash, determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent).

                           (iii) In case the Corporation shall, by dividend or
otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Class A Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Corporation (excluding (A) those referred to in subsections (i) and (ii) of this Section 7.2(a), (B) dividends and distributions paid in cash out of the retained earnings of the Corporation, and (C) distributions upon mergers or consolidations to which subsection (b) of this Section 7.2 applies), then, in each such case, the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined pursuant to subsection
(iv) of this Section 7.2(a)) of the Class A Common Stock, less the fair market value on such record date (determined by the Board or Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                           (iv) For the purpose of any computation under
subsections (ii) and (iii) of this Section 7.2(a), the current market price per share of Class A Common Stock on any date shall be the average of the Closing Price of the Class A Common Stock for the shorter of (A) 20 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination or
(B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full Trading Day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of (A) the record date for determining stockholders entitled to receive the rights, warrants or distribution referred to in subsections (ii) and (iii) of this Section 7.2, or (B) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price."

                           (v) No adjustment in the Conversion Price shall be
required to be made unless such adjustment would require an increase or decrease of at least one percent of such price; provided, however, that any adjustment which by reason of this subsection (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7.2 to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7.2, as it shall determine in its discretion to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and
(iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

                           (vi) The Corporation from time to time may decrease
the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Class P Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

                  (b) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Corporation's property and assets to another entity, there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Corporation, such that each share of Class P Preferred Stock then outstanding will, without the consent of the holder thereof, become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Class P Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Corporation into another entity or any other cash transaction of the type mentioned in this
Section 7.2(b), each share of Class P Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Class P Preferred Stock would have been convertible had such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or other transaction. The foregoing provisions of this Section 7.2(b) shall similarly apply to successive mergers, consolidations, sales or transfers.

                  (c) If (i) the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to Section 7.2; (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subsection (i) of Section 7.2(a) applies) or any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation, in each case, for which approval of any stockholders of the Corporation is required; or (iv) there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then, in each such case, the Corporation shall cause to be given to the holders of shares of Class P Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.2(c).

                  (d) Whenever the Conversion Price is adjusted as herein provided, (i) the Corporation shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) the Corporation shall mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Class P Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

                  (e) In any case in which paragraph (a) of this Section 7.2 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the Transfer Agent of the certificate required by subsection 7.2(d)) (i) issuing to the holder of any share of Class P Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion in excess of the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share.

                  (f) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of Section 7.2(a), the holder of any share of Class P Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Class P Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 7.2.

                  (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversion of shares of Class P Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class P Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion in excess of the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph (g), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Class P Preferred Stock shall be computed as if at the time of computation all such outstanding shares of Class P Preferred Stock were held by a single holder (and without regard to the Ownership Limit).

                  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Class P Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

                  (h) The Corporation will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class P Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Class P Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

                  (i) Notwithstanding anything to the contrary contained in this
Section 7, conversion of Class P Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in the Charter).

                  (j) If the Corporation shall take any action affecting the Class A Common Stock, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class P Preferred Stock, the Board of Directors may, but shall have no obligation to, adjust the Conversion Price for the Class P Preferred Stock to the extent permitted by law in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

         8.       RANKING.

                  Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class P Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class P Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class P Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class P Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock or Class O Convertible Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class P Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class P Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or (ii) the holders of Class P Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         9.       VOTING.

                  (a) If and whenever (i) six quarterly dividends (whether or not consecutive) payable on the Class P Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Corporation fails to pay dividends on the Class A Common Stock in an amount per share at least equal to $0.5950 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 7.2 of this Article) (the "Base Common Stock Dividend") the number of directors then constituting the Board of Directors shall be increased by two (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii) (in each case if not already increased by reason of similar types of provisions with respect to shares of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class P Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors (in the case of an arrearage in dividends described in clause (i)) or one (in the case of an arrearage in dividends described in clause (ii)) to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class P Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever (1) in the case of an arrearage in dividends described in clause (i), all arrears in dividends on the Class P Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, or (2) in the case of an arrearage in dividends described in clause
(ii), the Corporation makes a quarterly dividend payment on the Class A Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend, then the right of the holders of the Class P Preferred Stock and the Voting Preferred Stock to elect such additional two directors (in the case of an arrearage in dividends described in clause (i)) or one additional director (in the case of an arrearage in dividends described in clause (ii)) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class P Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class P Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class P Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class P Preferred Stock and of the Voting Preferred Stock for the election of the two directors (in the case of an arrearage in dividends described in clause (i)) or one director (in the case of an arrearage in dividends described in clause (ii)) to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class P Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors or director elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class P Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class P Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class P Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class P Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) any amendment, alteration or repeal of any of the
provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class P Preferred Stock (including any amendment, alteration or repeal effected pursuant to a merger, consolidation, or similar transaction) or would convert the Class P Preferred Stock into cash or any other security other than a preferred stock with terms and provisions equivalent to those set forth in these Articles Supplementary; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class P Preferred Stock; or

                           (ii) the authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class P Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class P Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

                  For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class P Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class P Preferred Stock as a single class on any matter, then the Class P Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class P Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         10.      RECORD HOLDERS.

                  The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class P Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         11.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class P Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class P Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class P Preferred Stock in excess of the Look-Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class P Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class P Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class P Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class P Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class P Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class P Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class P Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class P Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class P Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class P Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class P Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class P Preferred Stock that is null and void under Sections 11.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class P Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class P Preferred Stock in the same or any other related transaction.

         11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class P Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class P Preferred Stock acquired in violation of Section
11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section
11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class P Preferred Stock that is expressly authorized pursuant to Section 11.8(C) of this Article.

         11.3. TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class P Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class P Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class P Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class P Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class P Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class P Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class P Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class P Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class P Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class P Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class P Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class P Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class P Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class P Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class P Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class P Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class P Preferred Stock in violation of Section
11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class P Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class P Preferred Stock shall, upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class P Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class P Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class P Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class P Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class P Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class P Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class P Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the

Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code and is a corporation, partnership, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class P Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class P Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class P Preferred Stock) following the purchase of Class P Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class P Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class P Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class P Preferred Stock purchased in connection with market making activities.

         11.9 LEGEND. Each certificate for Class P Preferred Stock shall bear substantially the following legend:

         "The shares of Class P Convertible Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class P Convertible Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class P Convertible Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class P Convertible Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class P Convertible Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class P Convertible Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class P Convertible Cumulative Preferred Stock) or (ii) the shares of Class P Convertible Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class P Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXVII of the Charter.

                      (the next page is the signature page)

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on March 1, 2001.

WITNESS:                               APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY

/s/ KATHLEEN HARVEY                    /s/ PAUL J. MCAULIFFE
------------------------               ------------------------------
Kathleen Harvey                        Paul J. McAuliffe
Assistant Secretary                    Executive Vice President and
                                       Chief Financial Officer


         THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                       /s/ PAUL J. MCAULIFFE
                                       ----------------------------
                                       Paul J. McAuliffe
                                       Executive Vice President and
                                       Chief Financial Officer

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       CLASS Q CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 2,530,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class Q Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class Q Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 2,530,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 464,432,738 shares immediately prior to the reclassification to 461,902,738 shares immediately after the reclassification. The number of shares classified as Class Q Cumulative Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class Q Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1. NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class Q Cumulative Preferred Stock (the "Class Q Preferred Stock") and Two Million Five Hundred Thirty Thousand (2,530,000) shall be the authorized number of shares of such Class Q Preferred Stock constituting such class.

         2. DEFINITIONS.

         For purposes of the Class Q Preferred Stock, the following terms shall have the meanings indicated:


                               STATE OF MARYLAND
                                     [SEAL]

I hereby certify that this is a true and complete copy of the 23 page document
on file in this office. DATED: 3/15/01.                       --
                               -------
                  STATE DEPARTMENT OF ASSIGNMENTS AND TAXATION

BY: /s/ ANN CUSTIS, Custodian
   ----------------
This stamp replaces our previous certification system. Effective: 6/95

         "Act" shall mean the Securities Act of 1933, as amended.

         "affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "Aggregate Value" shall mean, with respect to any block of Equity Stock, the product of (i) the number of shares of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

         "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class Q Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 8 of this Article, the term "Board of Directors" shall not include any such committee.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3(G) of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

         "Class Q Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

         "Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "Dividend Payment Date" shall mean March 15, June 15, September 15, and December 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including March 15, June 15, September 15, and December 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class Q Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class Q Preferred Stock being redeemed.

         "Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

         "Excess Transfer" has the meaning set forth in Section 10.3(A) of this Article.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Issue Date" shall mean March 19, 2001.

         "Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including June 15, 2001.

         "Initial Holder" shall mean Terry Considine.

         "Initial Holder Limit" shall mean a number of the Outstanding shares of Class Q Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class Q Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "Junior Stock" shall have the meaning set forth in paragraph (c) of
         Section 7 of this Article.

         "Liquidation Preference" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "Look-Through Entity" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class Q Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class Q Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean The New York Stock Exchange, Inc.

         "Operating Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

         "Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation; provided, however, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look- Through Entity, a number of the Outstanding shares of Class Q Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class Q Preferred Stock that are Beneficially Owned by the Person.

         "Ownership Restrictions" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "Parity Stock" shall have the meaning set forth in paragraph (b) of
         Section 7 of this Article.

         "Person" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "Prohibited Transferee" shall have the meaning set forth in Section 10.3(A) of this Article.

         "Record Date" shall have the meaning set forth in paragraph (a) of
         Section 3 of this Article.

         "Redemption Date" shall mean, in the case of any redemption of any shares of Class Q Preferred Stock, the date fixed for redemption of such shares.

         "Redemption Price" shall mean, with respect to any share of Class Q Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "Senior Stock" shall have the meaning set forth in paragraph (a) of
         Section 7 of this Article.

         "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class Q Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "Trading Day" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class Q Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class Q Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class Q Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class Q Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

         "Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class Q Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class Q Preferred Stock.

         "Trust" shall mean the trust created pursuant to Section 10.3(A) of this Article.

         "Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "Voting Preferred Stock" shall have the meaning set forth in Section 8 of this Article.

         3. DIVIDENDS.

             (a) The holders of Class Q Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class Q Preferred Stock in an amount per share equal to $0.63125. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on June 15, 2001. Each such dividend shall be payable in arrears to the holders of record of the Class Q Preferred Stock, as they appear on the stock records of the Corporation at the close of business on March 1, June 1, September 1 or December 1 (each a "Record Date"), as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

             (b) The amount of dividends payable per share of Class Q Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class Q Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class Q Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class Q Preferred Stock that may be in arrears.

             (c) So long as any of the shares of Class Q Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, on the Class Q Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class Q Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class Q Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

             (d) So long as any of the shares of Class Q Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of, or options, warrants, or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class Q Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class Q Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

             Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

         4. LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class Q Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class Q Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class Q Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class Q Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class Q Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class Q Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

            (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class Q Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class Q Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5. REDEMPTION AT THE OPTION OF THE CORPORATION.

             (a) Shares of Class Q Preferred Stock shall not be redeemable by the Corporation prior to March 19, 2006, except as set forth in Section 10.2 of this Article. On and after March 19, 2006, the Corporation, at its option, may redeem shares of Class Q Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto. In the event of a redemption of shares of Class Q Preferred Stock, if the Redemption Date occurs after a Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Record Date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class Q Preferred Stock

(other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

             (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

             (c) If full cumulative dividends on all outstanding shares of Class Q Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class Q Preferred Stock may be redeemed unless all outstanding shares of Class Q Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class Q Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class Q Preferred Stock.

             (d) If the Corporation shall redeem shares of Class Q Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class Q Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class Q Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class Q Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class Q Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class Q Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class Q Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class Q Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class Q Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class Q Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash un claimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class Q Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class Q Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon). If fewer than all the outstanding shares of Class Q Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class Q Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class Q Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class Q Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6. STATUS OF REACQUIRED STOCK.

         All shares of Class Q Preferred Stock that have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Class Q Preferred Stock.

         7. RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

            (a) prior or senior to the Class Q Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class Q Preferred Stock ("Senior Stock");

            (b) on a parity with the Class Q Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class Q Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock, Class O Cumulative Convertible Preferred Stock or Class P Convertible Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class Q Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

            (c) junior to the Class Q Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or
(ii) the holders of Class Q Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         8. VOTING.

            (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class Q Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock") and the holders of shares of Class Q Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class Q Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class Q Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class Q Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class Q Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class Q Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class Q Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class Q Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class Q Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class Q Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class Q Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

            (b) So long as any shares of Class Q Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class Q Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                (i) any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class Q Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class Q Preferred Stock; or

                (ii) The authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class Q Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class Q Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class Q Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class Q Preferred Stock as a single class on any matter, then the Class Q Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class Q Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         9. RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class Q Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         10.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

              (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class Q Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class Q Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class Q Preferred Stock in excess of the Look-Through Ownership Limit.

              (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class Q Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class Q Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class Q Preferred Stock.

              (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class Q Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class Q Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class Q Preferred Stock.

              (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class Q Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class Q Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class Q Preferred Stock.

              (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class Q Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class Q Preferred Stock.

              (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class Q Preferred Stock that is null and void under Sections 10.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class Q Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class Q Preferred Stock in the same or any other related transaction.

         10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class Q Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class Q Preferred Stock acquired in violation of Section
10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 10.3 of this Article; provided, further, that the provisions of this Section 10.2 shall be subject to the provisions of Section
10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class Q Preferred Stock that is expressly authorized pursuant to Section 10.8(C) of this Article.

         10.3 TRANSFER IN TRUST.

              (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look- Through Entity) would Beneficially Own shares of Class Q Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class Q Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class Q Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class Q Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a {-1- 34}Prohibited Transferee{-1- 34}), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class Q Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

              (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

              (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class Q Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class Q Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

              (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class Q Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class Q Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class Q Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class Q Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder

Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class Q Preferred Stock for the benefit of the Charitable Beneficiary.

              (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class Q Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class Q Preferred Stock on behalf of the Corporation.

              (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class Q Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of
(i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

              (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class Q Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         10.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class Q Preferred Stock in violation of Section
10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         10.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class Q Preferred Stock will be required to provide certain information as set out below.

              (A) ANNUAL DISCLOSURE. Every record holder or Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class Q Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class Q Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class Q Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class Q Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class Q Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

              (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class Q Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class Q Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class Q Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         10.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         10.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         10.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

              (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

              (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class Q Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class Q Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

              (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class Q Preferred Stock) following the purchase of Class Q Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class Q Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class Q Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class Q Preferred Stock purchased in connection with market making activities.

         10.9 LEGEND. Each certificate for Class Q Preferred Stock shall bear substantially the following legend:

              "The shares of Class Q Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class Q Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class Q Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class Q

         Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class Q Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class Q Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class Q Cumulative Preferred Stock) or (ii) the shares of Class Q Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         10.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         10.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         10.12 SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class Q Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXVIII of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on March 15, 2001.

WITNESS:                                 APARTMENT INVESTMENT AND
                                         MANAGEMENT COMPANY


/s/ KATHLEEN HARVEY                      /s/ PAUL J. MCAULIFFE
Kathleen Harvey                          Paul J. McAuliffe
Assistant Secretary                      Executive Vice President and
                                         Chief Financial Officer


         THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                         /s/ PAUL J. MCAULIFFE
                                         Paul J. McAuliffe
                                         Executive Vice President and
                                         Chief Financial Officer

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

CLASS R CUMULATIVE PREFERRED STOCK                    (PAR VALUE $.01 PER SHARE)


     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 4,140,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class R Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class R Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,140,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 461,902,738 shares immediately prior to the reclassification to 457,762,738 shares immediately after the reclassification. The number of shares classified as Class R Cumulative Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

     THIRD: The terms of the Class R Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1. NUMBER OF SHARES AND DESIGNATION.

     This class of Preferred Stock shall be designated as Class R Cumulative Preferred Stock (the "Class R Preferred Stock") and Four Million One Hundred Forty Thousand (4,140,000) shall be the authorized number of shares of such Class R Preferred Stock constituting such class.

     2. DEFINITIONS.

     For purposes of the Class R Preferred Stock, the following terms shall have the meanings indicated:

"Act" shall mean the Securities Act of 1933, as amended.

-------------------------------------------------------------------------------

                               STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 22 page document on file in this office. DATED: 8-3-01.

                  STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

BY: Ann Custis, Custodian
This stamp replaces our previous certification system. Effective: 6/95

-------------------------------------------------------------------------------

"affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

"Aggregate Value" shall mean, with respect to any block of Equity Stock, the product of (i) the number of shares of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.

"Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by
Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause
(iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

"Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class R Preferred Stock; provided that, for purposes of paragraph (a) of Section 8 of this Article, the term "Board of Directors" shall not include any such committee.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

"Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3(G) of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

"Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

"Class R Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

"Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

"Dividend Payment Date" shall mean March 15, June 15, September 15, and December 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

"Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including March 15, June 15, September 15, and December 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class R Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class R Preferred Stock being redeemed.

"Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

"Excess Transfer" has the meaning set forth in Section 10.3(A) of this Article.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Issue Date" shall mean July 20, 2001.

"Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including September 15, 2001.

"Initial Holder" shall mean Terry Considine.

"Initial Holder Limit" shall mean a number of the Outstanding shares of Class R Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class R Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

"Junior Stock" shall have the meaning set forth in paragraph (c) of Section 7 of this Article.

"Liquidation Preference" shall have the meaning set forth in paragraph (a) of
Section 4 of this Article.

"Look-Through Entity" shall mean a Person that is either (i) described in
Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or
(ii) registered under the Investment Company Act of 1940.

"Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class R Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class R Preferred Stock that are Beneficially Owned by the Look-Through Entity.

"Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

"NYSE" shall mean The New York Stock Exchange, Inc.

"Operating Partnership" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

"Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation; provided, however, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

"Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class R Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class R Preferred Stock that are Beneficially Owned by the Person.

"Ownership Restrictions" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

"Parity Stock" shall have the meaning set forth in paragraph (b) of Section 7 of this Article.

"Person" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

"Prohibited Transferee" shall have the meaning set forth in Section 10.3(A) of this Article.

"Record Date" shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

"Redemption Date" shall mean, in the case of any redemption of any shares of Class R Preferred Stock, the date fixed for redemption of such shares.

"Redemption Price" shall mean, with respect to any share of Class R Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

"REIT" shall mean a "real estate investment trust," as defined in Section 856 of the Code.

"Senior Stock" shall have the meaning set forth in paragraph (a) of Section 7 of this Article.

"set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class R Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

"Trading Day" shall mean, when used with respect to any Equity Stock, (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class R Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class R Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class R Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class R Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

"Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class R Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class R Preferred Stock.

"Trust" shall mean the trust created pursuant to Section 10.3(A) of this Article.

"Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

"Voting Preferred Stock" shall have the meaning set forth in Section 8 of this Article.

     3. DIVIDENDS.

          (a) The holders of Class R Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class R Preferred Stock in an amount per share equal to $0.625. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on September 15, 2001. Each such dividend shall be payable in arrears to the holders of record of the Class R Preferred Stock, as they appear on the stock records of the Corporation at the close of business on March 1, June 1, September 1 or December 1 (each a "Record Date"), as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

          (b) The amount of dividends payable per share of Class R Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class R Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class R Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class R Preferred Stock that may be in arrears.


          (c) So long as any of the shares of Class R Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, on the Class R Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class R Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class R Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

          (d) So long as any of the shares of Class R Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of, or options, warrants, or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class R Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class R Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

          Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

     4. LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class R Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class R Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class R Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class R Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class R Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class R Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class R Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class R Preferred Stock and any Parity Stock shall not be entitled to share therein.

     5. REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) Shares of Class R Preferred Stock shall not be redeemable by the Corporation prior to July 20, 2006, except as set forth in Section 10.2 of this Article. On and after July 20, 2006, the Corporation, at its option, may redeem shares of Class R Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto. In the event of a redemption of shares of Class R Preferred Stock, if the Redemption Date occurs after a Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Record Date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class R Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

          (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

          (c) If full cumulative dividends on all outstanding shares of Class R Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class R Preferred Stock may be redeemed unless all outstanding shares of Class R Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class R Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class R Preferred Stock.

          (d) If the Corporation shall redeem shares of Class R Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class R Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class R Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class R Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class R Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class R Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class R Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class R Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class R Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class R Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class R Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class R Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon). If fewer than all the outstanding shares of Class R Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class R Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class R Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class R Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

     6. STATUS OF REACQUIRED STOCK.

     All shares of Class R Preferred Stock that have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Class R Preferred Stock.

     7. RANKING.

     Any class or series of capital stock of the Corporation shall be deemed to rank:

          (a) prior or senior to the Class R Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class R Preferred Stock ("Senior Stock");

          (b) on a parity with the Class R Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class R Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock, Class O Cumulative Convertible Preferred Stock, Class P Convertible Cumulative Preferred Stock or Class Q Cumulative Preferred Stock of the Corporation, or
(ii) the holders of such class of stock or series and the Class R Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

          (c) junior to the Class R Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or
(ii) the holders of Class R Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

     8. VOTING.

          (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class R Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the _Voting Preferred Stock_) and the holders of shares of Class R Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class R Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class R Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class R Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class R Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class R Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class R Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class R Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class R Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class R Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class R Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

          (b) So long as any shares of Class R Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class R Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class R Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to increase the authorized amount of Class R Preferred Stock, or to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class R Preferred Stock; or

               (ii) the authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class R Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class R Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

                  For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class R Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class R Preferred Stock as a single class on any matter, then the Class R Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class R Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     9. RECORD HOLDERS.

     The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class R Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     10.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

         (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class R Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class R Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class R Preferred Stock in excess of the Look-Through Ownership Limit.

         (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class R Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class R Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class R Preferred Stock.

         (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class R Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class R Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class R Preferred Stock.

         (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class R Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class R Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class R Preferred Stock.

         (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class R Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class R Preferred Stock.

         (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class R Preferred Stock that is null and void under Sections 10.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class R Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class R Preferred Stock in the same or any other related transaction.

     10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class R Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class R Preferred Stock acquired in violation of Section
10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 10.3 of this Article; provided, further, that the provisions of this Section 10.2 shall be subject to the provisions of Section
10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class R Preferred Stock that is expressly authorized pursuant to Section 10.8(C) of this Article.

     10.3 TRANSFER IN TRUST.

         (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class R Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class R Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class R Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class R Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a _Prohibited Transferee_), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class R Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

         (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

         (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class R Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class R Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

         (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class R Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class R Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class R Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class R Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class R Preferred Stock for the benefit of the Charitable Beneficiary.

         (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class R Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class R Preferred Stock on behalf of the Corporation.

         (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class R Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

         (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of

Class R Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     10.5 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class R Preferred Stock in violation of Section 10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

     10.6 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class R Preferred Stock will be required to provide certain information as set out below.

         (A) ANNUAL DISCLOSURE. Every record holder or Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class R Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class R Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class R Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class R Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class R Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

         (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class R Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class R Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class R Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     10.7 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

     10.8 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     10.9 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

         (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to
Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

         (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class R Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class R Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

         (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class R Preferred Stock) following the purchase of Class R Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class R Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class R Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class R Preferred Stock purchased in connection with market making activities.

     10.10 LEGEND. Each certificate for Class R Preferred Stock shall bear substantially the following legend:

          "The shares of Class R Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class R Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class R Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class R Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class R Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class R Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class R Cumulative Preferred Stock) or (ii) the shares of Class R Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

     10.11 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     10.12 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

     10.13 SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

     FOURTH: The terms of the Class R Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXIX of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on July 17, 2001.

WITNESS:                                      APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY

/s/ LUCY CORDOVA                              /s/ PAUL J. MCAULIFFE
--------------------------------              ----------------------------------
Lucy Cordova                                  Paul J. McAuliffe
Assistant Secretary                           Executive Vice President and
                                              Chief Financial Officer

     THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                 /s/ PAUL J. MCAULIFFE
                                                 -------------------------------
                                                 Paul J. McAuliffe
                                                 Executive Vice President and
                                                 Chief Financial Officer

                            ARTICLES SUPPLEMENTARY

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       CLASS R CUMULATIVE PREFERRED STOCK    (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 800,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into additional shares of preferred stock heretofore designated as "Class R Cumulative Preferred Stock, par value $.01 per share," (the "Class R Preferred Stock") and has provided for the issuance of such additional shares.

         SECOND: The reclassification increases the number of shares classified as Class R Preferred Stock from 4,140,000 shares immediately prior to the reclassification to 4,940,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 457,762,738 shares immediately prior to the reclassification to 456,962,738 shares immediately after the reclassification. The number of shares classified as Class R Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class R Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in Article THIRD of the Articles Supplementary to the Charter (dated July 17, 2001 and filed with the MSDAT on July 18, 2001) and remain unchanged by these Articles Supplementary.



-------------------------------------------------------------------------------

                               STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 3 page document on file in this office. DATED: 8-3-01.

                  STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

BY: Ann Custis, Custodian
This stamp replaces our previous certification system. Effective: 6/95

-------------------------------------------------------------------------------

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and witnessed by its Assistant Secretary on July 31, 2001.

WITNESS:                                APARTMENT INVESTMENT AND
                                        MANAGEMENT COMPANY

/s/ LUCY CORDOVA                        /s/ TERRY CONSIDINE
-------------------                     ------------------------
Lucy Cordova                            Terry Considine
Assistant Secretary                     Chairman of the Board


         THE UNDERSIGNED, Chairman of the Board of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        /s/ TERRY CONSIDINE
                                        ------------------------
                                        Terry Considine
                                        Chairman of the Board

                            CERTIFICATE OF CORRECTION
                                       TO
                             ARTICLES SUPPLEMENTARY
                 CLASS K CONVERTIBLE CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)
                                       OF
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                            (A MARYLAND CORPORATION)


         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Articles Supplementary, dated February 17, 1999, of the Corporation relating to its Class K Convertible Cumulative Preferred Stock (par value $.01 per share) were filed with the State Department of Assessments and Taxation of Maryland on February 17, 1999, and said Articles Supplementary require correction as permitted by Section 1-207 of the Corporations and Associations Article of the Annotated Code of Maryland.

         SECOND: The definition of "Dividend Payment Date" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed and to be corrected hereby reads as follows:

         "DIVIDEND PAYMENT DATE" shall mean January 15, April 15, July 15 and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         THIRD: The definition of "Dividend Payment Date" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as corrected hereby is as follows:

         "DIVIDEND PAYMENT DATE" shall mean February 18, May 18, August 18 and November 18 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date

         FOURTH: The inaccuracy or defect in the definition of "Dividend Payment Date" contained in Section 2 of ARTICLE THIRD of the Articles Supplementary as previously filed is an error in transcription or other error in the dates used for the Dividend Payment Dates.

         IN WITNESS WHEREOF, Apartment Investment and Management Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Chairman and witnessed by its Secretary on October 17, 2001

WITNESS:                                     APARTMENT INVESTMENT AND
                                             MANAGEMENT COMPANY

/s/ Joel F. Bonder                           By: /s/ Terry Considine
Joel F. Bonder, Secretary                        Terry Considine, Chairman



         THE UNDERSIGNED, Chairman of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, with respect to the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Certificate of Correction to be the act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.



                                             /s/ Terry Considine
                                             Terry Considine, Chairman

                                                                         [STAMP]


                               ARTICLES OF MERGER

                                     BETWEEN

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                            (A MARYLAND CORPORATION)

                                       and

                             CASDEN PROPERTIES INC.
                            (A MARYLAND CORPORATION)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a corporation duly organized and existing under the laws of the State of Maryland ("AIMCO") and CASDEN PROPERTIES INC., a corporation duly organized and existing under the laws of the State of Maryland ("CASDEN"), do hereby certify that:

         FIRST: AIMCO and CASDEN agree to merge.

         SECOND: The name and place of incorporation of each party to these Articles are APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation, and CASDEN PROPERTIES INC., a Maryland corporation. AIMCO shall survive the merger as the successor corporation and shall continue under the name "APARTMENT INVESTMENT AND MANAGEMENT COMPANY" as a corporation of the State of Maryland.

         THIRD: AIMCO has its principal office in the State of Maryland in Baltimore City. CASDEN has its principal office in the State of Maryland in Baltimore City. CASDEN does not own an interest in land in the State of Maryland.

         FOURTH: The terms and conditions of the transaction set forth in these Articles were advised, authorized, and approved by each corporation party to the Articles in the manner and by the vote required by its Charter and the laws of the state of its incorporation. The manner of approval was as follows:

                  (a) The Board of Directors of AIMCO by unanimous written consent dated November 29, 2001 signed by all the directors and filed with the minutes of proceedings of the Board of Directors of AIMCO adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions. No vote of stockholders was necessary because the merger does not reclassify or change the terms of any class or series of its stock that is outstanding immediately before the merger becomes effective or otherwise amend its charter and the number of shares of Class A Common Stock of AIMCO to be issued or delivered in the merger is less than 20 percent of the shares of Class A Common Stock of AIMCO outstanding immediately before the proposed merger becomes effective.

                  (b) The Board of Directors of CASDEN at telephonic meetings duly called and held on November 30, 2001 and December 3, 2001 adopted resolutions which declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeting of the stockholders of CASDEN. Notice which stated that a purpose of the special meeting was to act on the proposed merger was given by CASDEN as required by law. The only votes of the holders of any class or series of the shares of CASDEN that are required to approve the proposed merger are the affirmative votes of (a) holders of at least a majority of the shares of CASDEN Common Stock outstanding on the record date for the special meeting, voting as a class, and (b) holders of 55% of the shares of CASDEN Class A Preferred Stock, voting as a class. At a special meeting of stockholders of CASDEN duly called and held on February 4, 2002 and adjourned from time to time until March 7, 2002, the proposed merger was approved by the stockholders of CASDEN by the affirmative vote required by law and the charter of CASDEN

         FIFTH: No amendment to the Charter of AIMCO is to be effected as a part of the merger. The merger does not reclassify or change the terms of any class or series of outstanding capital stock of AIMCO.

         SIXTH: The total number of shares of capital stock of all classes which AIMCO or CASDEN, respectively, has authority to issue, the number of shares of each class which AIMCO or CASDEN, respectively, has authority to issue, and the par value of the shares of each class which AIMCO or CASDEN, respectively, has authority to issue are as follows:

                  (a) The total number of shares of stock of all classes which AIMCO has authority to issue is set forth on Schedule A hereto. The aggregate par value of all the shares of stock of all classes of AIMCO is $5,105,875.00. The merger does not change the authorized stock of AIMCO.

                  (b) The total number of shares of stock of all classes which CASDEN has authority to issue is 250,000,000 shares, of which 150,000,000 shares are classified as Common Stock (par value $0.01 per share); 15,000,000 shares are classified as Class A Preferred Stock (par value $0.01 per share); 424,000 shares are classified as Junior Preferred Stock (par value $0.01 per share), and 84,576,000 shares are classified as Preferred Stock (par value $0.01 per share). The aggregate par value of all the shares of stock of all classes of CASDEN is $2,500,000.00.

         SEVENTH: The manner and basis of converting or exchanging issued stock of the merging corporations into different stock of a corporation or for other consideration and the treatment of any issued stock of the merging corporations not to be converted or exchanged are as follows:

                  (a) Each issued and outstanding share of the capital stock of AIMCO on the effective time of the merger shall continue, without change as to class, series or otherwise, to be an issued and outstanding share of capital stock of AIMCO.

                  (b) The issued and outstanding shares of capital stock of CASDEN, options to purchase shares of capital stock of CASDEN and warrants for the purchase of shares of capital stock of CASDEN shall be exchanged for AIMCO stock and other consideration according to, and in the manner set forth in, the Agreement and Plan of Merger attached as Schedule B hereto.

         EIGHTH: The merger shall become effective at 10:15 A.M. EST on March 11, 2002.

         IN WITNESS WHEREOF, AIMCO has caused these presents to be signed in its name and on its behalf by its chairman and witnessed by its secretary on March 11, 2002.

WITNESS:                              APARTMENT INVESTMENT AND
                                      MANAGEMENT COMPANY
                                        (a Maryland corporation)


/s/ MILES CORTEZ                      By: /s/ TERRY CONSIDINE
-------------------------------           ---------------------------------
Miles Cortez, Secretary                   Terry Considine, Chairman

         THE UNDERSIGNED, Chairman of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                      By: /s/ TERRY CONSIDINE
                                          ---------------------------------
                                          Terry Considine, Chairman

         IN WITNESS WHEREOF, CASDEN has caused these presents to be signed in its name and on its behalf by its chairman and witnessed by its secretary on March 11, 2002.


WITNESS;                                        CASDEN PROPERTIES INC.
                                                  (a Maryland Corporation)

/s/ ANDREW J. STARRELS                      By: /s/ ALAN I. CASDEN
--------------------------------                --------------------------------
Andrew J. Starrels, Secretary                   Alan I. Casden, Chairman



         THE UNDERSIGNED, Chairman of CASDEN PROPERTIES INC., who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                /s/ ALAN I. CASDEN
                                                --------------------------------
                                                Alan I. Casden, Chairman

                                                                      Schedule A

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                            AUTHORIZED CAPITAL STOCK

                                                                               NUMBER OF
                     CLASS OF CAPITAL STOCK                                SHARES AUTHORIZED
                     ----------------------                                -----------------

Class A Common Stock, par value $0.01 per share                               456,962,738

Class B Cumulative Convertible Preferred Stock, par value $0.01 per share         750,000

Class C Cumulative Preferred Stock par value $0.01 per share                    2,400,000

Class D Cumulative Preferred Stock, par value $0.01 per share                   4,200,000

Class G Cumulative Preferred Stock, par value $0.01 per share                   4,050,000

Class H Cumulative Preferred Stock, par value $0.01 per share                   2,000,000

Class I Cumulative Preferred Stock, par value $0.01 per share                  10,000,000

Class J Cumulative Convertible Preferred Stock, par value $0.01 per share       1,250.000

Class K Convertible Cumulative Preferred Stock, par value $0.01 per share       5,000,000

Class L Convertible Cumulative Preferred Stock, par value $0.01 per share       5,000,000

Class M Convertible Cumulative Preferred Stock, par value $0.01 per share       1,600,000

Class N Convertible Cumulative Preferred Stock, par value $0.01 per share       4,000,000

Class 0 Cumulative Convertible Preferred Stock, par value $0.01 per share       1,904,762

Class P Convertible Cumulative Preferred Stock, par value $0.01 per share       4,000,000

Class Q Cumulative Preferred Stock, par value $0.01 per share                   2,530,000

Class R Cumulative Preferred Stock, par value $0.01 per share                   4,940,000

                                   Total Authorized Stock                     $10,587,500


Note: All of the unissued or reacquired shares of capital stock of AIMCO are subject to classification and reclassification by the Board of Directors.

                                                                      SCHEDULE B



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY,

                             CASDEN PROPERTIES INC.

                                       AND

                                XYZ HOLDINGS LLC

                          Dated as of December 3, 2001

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG



                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY,



                             CASDEN PROPERTIES INC.



                                       AND



                                XYZ HOLDINGS LLC







                          Dated as of December 3, 2001

                                TABLE OF CONTENTS


                                                                                                                Page

ARTICLE I  THE MERGER............................................................................................5
         Section 1.1       THE MERGER............................................................................5
         Section 1.2       EFFECTS OF THE MERGER.................................................................5
         Section 1.3       EFFECTIVE TIME OF THE MERGER..........................................................6

ARTICLE II  TREATMENT OF SHARES..................................................................................6
         Section 2.1       CERTAIN DEFINITIONS...................................................................6
         Section 2.2       EFFECT OF THE MERGER ON SHARES.......................................................13
         Section 2.3       PAYMENT OF MERGER CONSIDERATION......................................................17
         Section 2.4       APPRAISAL RIGHTS.....................................................................20

ARTICLE III  THE CLOSING........................................................................................20
         Section 3.1       CLOSING..............................................................................20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF CASDEN............................................................20
         Section 4.1       ORGANIZATION AND QUALIFICATION; ASSETS...............................................20
         Section 4.2       CAPITALIZATION.......................................................................23
         Section 4.3       AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE........................24
         Section 4.4       CASDEN FINANCIAL STATEMENTS..........................................................26
         Section 4.5       ABSENCE OF CERTAIN CHANGES OR EVENTS.................................................26
         Section 4.6       LITIGATION...........................................................................27
         Section 4.7       TAX MATTERS..........................................................................27
         Section 4.8       EMPLOYEE MATTERS; ERISA..............................................................30
         Section 4.9       ENVIRONMENTAL PROTECTION.............................................................34
         Section 4.10      VOTE REQUIRED........................................................................36
         Section 4.11      HUD..................................................................................36
         Section 4.12      ABSENCE OF INDUCEMENT................................................................37
         Section 4.13      REAL PROPERTIES......................................................................37
         Section 4.14      BOOKS AND RECORDS....................................................................40
         Section 4.15      NO UNDISCLOSED LIABILITIES...........................................................40
         Section 4.16      INSURANCE............................................................................40
         Section 4.17      CONTRACTS............................................................................41
         Section 4.18      PROPRIETY OF PAST PAYMENTS...........................................................41
         Section 4.19      BANK ACCOUNTS........................................................................42
         Section 4.20      DEFICIT RESTORATION OBLIGATIONS, ADJUSTED CAPITAL ACCOUNT DEFICITS AND
                           CAPITAL CONTRIBUTION OBLIGATIONS.....................................................42
         Section 4.21      COMPLIANCE WITH LAWS.................................................................42
         Section 4.22      RELATIONSHIPS WITH RELATED PERSONS...................................................42
         Section 4.23      MARYLAND TAKEOVER LAWS...............................................................42
         Section 4.24      OFFICERS AND DIRECTORS...............................................................43
         Section 4.25      NO CASDEN MATERIAL MISSTATEMENTS.....................................................43

         Section 4.26      TAX QUESTIONNAIRES...................................................................43
         Section 4.27      CLOSING PAYOFF AMOUNTS...............................................................43
         Section 4.28      CASDEN BOARD OF DIRECTORS APPROVAL...................................................43

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF AIMCO..............................................................43
         Section 5.1       ORGANIZATION AND QUALIFICATION.......................................................43
         Section 5.2       AIMCO SUBSIDIARIES...................................................................43
         Section 5.3       CAPITALIZATION.......................................................................44
         Section 5.4       AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE........................44
         Section 5.5       REPORTS AND FINANCIAL STATEMENTS.....................................................46
         Section 5.6       ABSENCE OF CERTAIN CHANGES OR EVENTS.................................................46
         Section 5.7       LITIGATION...........................................................................46
         Section 5.8       REGISTRATION STATEMENT...............................................................46
         Section 5.9       TAX MATTERS..........................................................................47
         Section 5.10      EMPLOYEE MATTERS; ERISA..............................................................48
         Section 5.11      ENVIRONMENTAL PROTECTION.............................................................49
         Section 5.12      HUD   ...............................................................................50
         Section 5.13      ABSENCE OF INDUCEMENT................................................................51
         Section 5.14      NO AIMCO MATERIAL MISSTATEMENTS......................................................51
         Section 5.15      MARYLAND TAKEOVER LAWS...............................................................51

ARTICLE VI  CONDUCT OF BUSINESS PENDING THE MERGER..............................................................51
         Section 6.1       COVENANTS OF CASDEN..................................................................51
         Section 6.2       COVENANTS OF AIMCO...................................................................56

ARTICLE VII  ADDITIONAL AGREEMENTS..............................................................................56
         Section 7.1       ACCESS TO INFORMATION................................................................56
         Section 7.2       REGISTRATION RIGHTS AGREEMENT........................................................57
         Section 7.3       LETTERS OF ACCOUNTANTS...............................................................57
         Section 7.4       REGULATORY MATTERS...................................................................58
         Section 7.5       APPROVAL OF CASDEN STOCKHOLDERS......................................................58
         Section 7.6       PUBLIC ANNOUNCEMENTS.................................................................58
         Section 7.7       NO SOLICITATION......................................................................59
         Section 7.8       EXPENSES.............................................................................59
         Section 7.9       FURTHER ASSURANCES...................................................................59
         Section 7.10      REIT STATUS..........................................................................60
         Section 7.11      EMPLOYEES; EMPLOYEE PLANS............................................................60
         Section 7.12      RECORD DATES AND DIVIDEND PAYMENT DATES..............................................61
         Section 7.13      INSURANCE............................................................................61
         Section 7.14      BREACHES ............................................................................61
         Section 7.15      TRANSFER TAXES.......................................................................61
         Section 7.16      NAMES AND TRADEMARKS.................................................................62
         Section 7.17      PREPARATION OF TAX RETURNS...........................................................62
         Section 7.18      DEPOSIT BY AIMCO.....................................................................62
         Section 7.19      TAX FREE REORGANIZATION..............................................................63
         Section 7.20      MEZZANINE LOAN.......................................................................63
         Section 7.21      PLEDGE AND GUARANTY AGREEMENTS.......................................................63

         Section 7.22      RELEASE .............................................................................63
         Section 7.23      QUESTIONNAIRES.......................................................................63
         Section 7.24      CPLB DISTRIBUTION....................................................................64
         Section 7.25      COMMERCIAL PROPERTIES................................................................64
         Section 7.26      LEGAL MATTERS........................................................................64
         Section 7.27      RESERVATION OF AIMCO STOCK...........................................................64
         Section 7.28      CASDEN WARRANTS......................................................................64
         Section 7.29      MATERIAL ADVERSE EFFECTS; KNOWLEDGE OF BREACHES......................................64
         Section 7.30      LITIGATION...........................................................................64
         Section 7.31      LISTING OF SHARES....................................................................65
         Section 7.32      NAPICO SYNDICATED PROPERTIES.........................................................65
         Section 7.33      COMPLIANCE WITH THE MGCL.............................................................65
         Section 7.34      CASDEN CHARTER.......................................................................65
         Section 7.35      NAPICO PROPERTY CONSENTS.............................................................65
         Section 7.36      CLOSING PAYOFF AMOUNTS...............................................................65

ARTICLE VIII  CONDITIONS........................................................................................66
         Section 8.1       CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...........................66
         Section 8.2       CONDITIONS TO OBLIGATION OF AIMCO TO EFFECT THE MERGER...............................66
         Section 8.3       CONDITIONS TO OBLIGATION OF CASDEN TO EFFECT THE MERGER..............................68

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER...................................................................70
         Section 9.1       TERMINATION..........................................................................70
         Section 9.2       EFFECT OF TERMINATION................................................................71
         Section 9.3       TERMINATION FEES.....................................................................71
         Section 9.4       AMENDMENT............................................................................72
         Section 9.5       WAIVER...............................................................................72
         Section 9.6       DAMAGES..............................................................................72

ARTICLE X  GENERAL PROVISIONS...................................................................................72
         Section 10.1      BROKERS .............................................................................72
         Section 10.2      NOTICES .............................................................................73
         Section 10.3      MISCELLANEOUS........................................................................74
         Section 10.4      INTERPRETATION.......................................................................75
         Section 10.5      COUNTERPARTS; EFFECT.................................................................75
         Section 10.6      PARTIES' INTEREST....................................................................75
         Section 10.7      ENFORCEMENT..........................................................................75
         Section 10.8      SEVERABILITY.........................................................................76

                              EXHIBITS TO AGREEMENT

Exhibit A            Form of OP Contribution Agreement
Exhibit B-1          Form of Casden Contribution Agreement
Exhibit B-2          Form of Commercial Purchase Agreement
Exhibit C-1          Form of Tri-Party Agreement
Exhibit C-2          Form of WW Letter Agreement
Exhibit C-3          Form of Villa Azure Letter Agreement
Exhibit D            Form of CPLB Merger Agreement
Exhibit E-1          Form of Development LLC Agreement
Exhibit E-2          Form of Ross Purchase Agreement
Exhibit E-3          Form of Development LLC Purchase Agreement
Exhibit F            Form of Consent and Voting Agreement
Exhibit G            Form of Tax Indemnification and Tax Contest Agreement
Exhibit H            Form of Master Indemnification Agreement
Exhibit I            Form of Amended and Restated Limited Liability Company
                     Operating Agreement of Casden Park La Brea A LLC
Exhibit J            Form of Amended and Restated Limited Liability Company
                     Operating Agreement of Casden Park La Brea B LLC
Exhibit K            Form of Amended and Restated Limited Liability Company
                     Operating Agreement of Casden Park La Brea C LLC
Exhibit L            Form of Amended and Restated Limited Liability Company
                     Operating Agreement of Casden Glendon LLC
Exhibit M            Form of Registration Rights Agreement (Stock)
Exhibit N            Form of Consulting Agreement
Exhibit O            List of Core Properties
Exhibit P-1          Form of Tax Questionnaires - Subsidiaries
Exhibit P-2          Form of General Questionnaires
Exhibit P-3          Form of Tax Questionnaires - NAPICO
Exhibit Q-1          Form of Non-Foreign Status (1)
Exhibit Q-2          Form of Non-Foreign Status (2)
Exhibit R            Form of Casden Comfort Letter
Exhibit S            Form of AIMCO Comfort Letter
Exhibit T            Form of Investor Representation Letter
Exhibit U            Form of Escrow Agreement
Exhibit V            Form of Mezzanine Loan Documents
Exhibit W-1          Form of Pledge Agreement
Exhibit W-2          Form of Guaranty Agreement
Exhibit X-1          Form of Release (Casden)
Exhibit X-2          Form of Release (Blackacre)
Exhibit Y            CPLB Instrument of Assignment
Exhibit 8.2(c)-1     Form of Opinion of Casden's Maryland Counsel(1)
Exhibit 8.2(c)-2     Form of Opinion of Casden's Maryland Counsel(2)
Exhibit 8.2(d)       Form of Opinion of Casden Special Counsel
Exhibit 8.2(f)       Form of Casden REIT Opinion
Exhibit 8.3(c)       Form of Opinion of AIMCO's Maryland Counsel
Exhibit 8.3(d)(i)    Form of Merger Opinion of Casden's Counsel

Exhibit 8.3(d)(ii)   Form of AIMCO Officer's Certificate re: REIT
Exhibit 8.3(e)       Form of Opinion of AIMCO's Counsel



                             SCHEDULES TO AGREEMENT


Schedule 2.1(a)   Closing Payoff Amounts
Schedule 2.1(b)   Casden Mortgage Debt

                             TABLE OF DEFINED TERMS


                                                                 Cross Reference
Term                                                              in Agreement                                 Page

Acquisition Proposal .............................................Section 2.1.....................................6
Additional Tax Liabilities .......................................Section 2.1.....................................6
Affected Employees ...............................................Section 7.11(a)................................60
Affiliate ........................................................Section 2.1.....................................6
Aggregate Consideration ..........................................Section 2.1.....................................6
Agreement ........................................................Preamble........................................1
AIC...............................................................Recitals........................................1
AIC Common Per Share Consideration................................Section 2.1.....................................6
AIC Common Stock..................................................Section 2.1.....................................6
AIMCO ............................................................Preamble........................................1
AIMCO Benefit Plans ..............................................Section 5.10(a)................................48
AIMCO Charter ....................................................Section 1.2.....................................5
AIMCO Common Stock ...............................................Section 2.1.....................................6
AIMCO Common Stock Price .........................................Section 2.1.....................................7
AIMCO CPLB Merger Sub ............................................Recitals........................................2
AIMCO Disclosure Letter ..........................................Article V......................................43
AIMCO Financial Statements .......................................Section 5.5....................................46
AIMCO Material Adverse Effect ....................................Section 2.1.....................................7
AIMCO OP .........................................................Recitals........................................1
AIMCO Required Statutory Approvals ...............................Section 5.4(c).................................45
AIMCO SEC Reports ................................................Section 2.1.....................................7
AIMCO Subsidiary .................................................Section 2.1.....................................7
ARP...............................................................Recitals........................................1
Articles of Merger ...............................................Recitals........................................1
Asset Purchase....................................................Recitals........................................3
Blackacre.........................................................Section 8.2(d).................................67
Blackacre Parties.................................................Section 8.2(d).................................67
Canceled Shares ..................................................Section 2.3(b)(i)..............................17
Casden ...........................................................Preamble........................................1
Casden Benefit Plans .............................................Section 4.8(a).................................30
Casden Capital Stock .............................................Section 2.1.....................................7
Casden Charter ...................................................Section 4.1(a).................................20
Casden Class A Preferred Stock ...................................Section 2.1.....................................7
Casden Common Stock ..............................................Section 2.1.....................................7
Casden Contribution Agreement.....................................Recitals........................................1
Casden Contribution Consideration.................................Section 2.1.....................................6
Casden Disclosure Letter .........................................Article IV.....................................20
Casden Financial Statements ......................................Section 2.1.....................................7
Casden Junior Preferred Stock ....................................Section 2.1.....................................7
Casden Material Adverse Effect ...................................Section 2.1.....................................8

Casden Meeting ...................................................Section 7.5(a).................................58
Casden OP ........................................................Recitals........................................1
Casden Option.....................................................Section 2.2(c).................................15
Casden OPUs ......................................................Recitals........................................1
Casden Pro Forma Financial Information............................Section 4.4(b).................................26
Casden Property Consents..........................................Section 4.3(b).................................24
Casden Properties ................................................Section 4.13(a)................................37
Casden Required Consents..........................................Section 7.35...................................24
Casden Required Statutory Approvals ..............................Section 4.3(c).................................25
Casden Reverse Stock Split .......................................Recitals........................................1
Casden Stock Plan ................................................Section 2.1.....................................8
Casden Stockholders' Approval ....................................Section 4.10...................................36
Casden Subsidiary ................................................Section 2.1.....................................8
Casden Transfer Tax Amount........................................Section 2.1.....................................8
Casden I Warrants ................................................Section 2.1.....................................8
Casden II Warrants ...............................................Section 2.1.....................................8
Cerberus Partners.................................................Recitals........................................3
Certificate ......................................................Section 2.3(b)(i)..............................17
Certificates .....................................................Section 2.3(b)(i)..............................17
CIC...............................................................Recitals........................................1
Closing ..........................................................Section 3.1....................................20
Closing Agreement ................................................Section 2.1.....................................8
Closing Date .....................................................Section 3.1....................................20
Code .............................................................Recitals........................................5
CommercialCo .....................................................Recitals........................................2
Commercial Debt ..................................................Recitals........................................2
Commercial Properties ............................................Recitals........................................2
Commercial Sale ..................................................Recitals........................................2
Common Per Share Value............................................Section 2.2(d).................................15
Confidentiality Agreement ........................................Section 7.1....................................56
Consulting Agreement  ............................................Recitals........................................4
Contract .........................................................Section 2.1.....................................8
Contribution Effective Date.......................................Section 2.1.....................................8
Core Properties ..................................................Section 2.1.....................................9
Core Properties Earnout Amount ...................................Section 2.1.....................................9
CPLB .............................................................Recitals........................................1
CPLB LLC..........................................................Recitals........................................3
CPLB Merger ......................................................Recitals........................................2
CPLB Merger Agreement ............................................Recitals........................................2
CPLB Merger Consideration.........................................Section 2.1.....................................9
CPLB Reverse Stock Split .........................................Recitals........................................1
Deferred Consideration............................................Section 2.1.....................................9
Development LLC ..................................................Recitals........................................2
Development LLC Agreement ........................................Recitals........................................2
Development LLC Assets ...........................................Recitals........................................2
Development LLC Purchase Agreement ...............................Recitals........................................3
Development Properties ...........................................Recitals........................................2

Dissenting Shares ................................................Section 2.1.....................................9
Effective Time ...................................................Section 1.3.....................................6
Environmental Claim ..............................................Section 2.1.....................................9
Environmental Laws ...............................................Section 2.1.....................................9
Environmental Permits ............................................Section 4.9(b).................................35
Environmental Release.............................................Section 2.1.....................................9
Equity Consideration..............................................Section 2.2(d).................................15
ERISA ............................................................Section 4.8(a).................................30
ERISA Affiliate ..................................................Section 4.8(a).................................30
Escrow Agent .....................................................Section 7.18...................................62
Escrow Agreement..................................................Section 7.18...................................62
Escrow Amount ....................................................Section 7.18...................................62
Exchange Act .....................................................Section 2.1....................................10
Exchange Fund ....................................................Section 2.3(a).................................17
GAAP .............................................................Section 4.4(a).................................26
General Questionnaires............................................Section 2.1....................................10
Governmental Authority ...........................................Section 4.3(c).................................25
Ground Lease .....................................................Section 4.13(b)................................38
Hazardous Materials ..............................................Section 2.1....................................10
Holder ...........................................................Section 2.1....................................10
HSR Act ..........................................................Section 4.3(c).................................25
HUD ..............................................................Section 4.3(c).................................25
HUD Approval .....................................................Section 7.4(a).................................58
IRS ..............................................................Section 4.8(a).................................31
Joint Venture ....................................................Recitals........................................2
Junior Preferred Liquidation Amount ..............................Section 2.1....................................10
knowledge ........................................................Section 2.1....................................10
Latest Casden Financial Statements................................Section 2.1....................................10
Latest Casden Pro Forma Financial Information.....................Section 2.1....................................11
Laws .............................................................Section 4.13(a)................................38
Leased Properties ................................................Section 4.13(a)(ii)............................37
Leased Properties Lessees ........................................Section 4.13(a)(ii)............................37
Liens ............................................................Section 4.1(b).................................21
Liquidated Damages ...............................................Section 9.3(a).................................71
Master Indemnification Agreement .................................Recitals........................................3
Merger ...........................................................Recitals........................................1
Mezzanine Loan ...................................................Section 7.20...................................63
Mezzanine Loan Documents .........................................Section 7.20...................................63
Mortgage Debt Amortization........................................Section 2.1....................................11
MGCL .............................................................Section 1.2.....................................5
MSDAT ............................................................Section 1.3.....................................6
NAPICO ...........................................................Section 4.1(e).................................22
NAPICO Entities ..................................................Section 4.1(e).................................22
NAPICO Properties ................................................Section 4.13(a)(iii)...........................37
NAPICO Property Consents .........................................Section 7.35...................................65
NAPICO Property Owners ...........................................Section 4.13(a)(iii)...........................37

NAPICO Syndicated Properties .....................................Section 7.32...................................65
New Merger Sub....................................................Section 2.2(f).................................66
Non-Equity Consideration..........................................Section 2.2(d).................................15
Non-Equity Ratio..................................................Section 2.2(d).................................15
NYSE .............................................................Section 2.1....................................11
OP Contribution ..................................................Recitals........................................1
OP Contribution Agreement ........................................Recitals........................................1
OP Contribution Consideration.....................................Section 2.1....................................11
Option Settlement Amount..........................................Section 2.2(c).................................15
Other Common Per Share Consideration..............................Section 2.1....................................11
Other Common Stock................................................Section 2.1....................................11
Owned Properties .................................................Section 4.13(a)(i).............................37
Owner Property Owners.............................................Section 2.1....................................11
PBGC .............................................................Section 4.8(d).................................31
Per Share Casden Jenior Preferred Liquidation Amount .............Section 4.13(a)(i).............................37
Permitted Encumbrances ...........................................Section 4.13(a)................................38
Person ...........................................................Section 2.1....................................11
PLB ..............................................................Recitals........................................2
Proposed Transferred Employees....................................Section 4.8(s).................................34
Qualified REIT Subsidiary.........................................Section 4.1(c).................................21
Questionnaires....................................................Section 2.1....................................10
Registration Rights Agreement (Stock).............................Recitals........................................4
Registration Rights Agreement (Units).............................Recitals........................................4
Registration Statement ...........................................Section 2.1....................................11
REIT .............................................................Recitals........................................5
REIT Cash Consideration...........................................Section 2.1....................................11
REIT Common Consideration ........................................Section 2.1....................................12
REIT Common Deferred Consideration................................Section 2.1....................................12
REIT Merger Consideration.........................................Section 2.1....................................12
REIT Preferred Consideration......................................Section 2.1....................................12
Related Transaction Documents ....................................Section 2.1....................................12
Related Transactions .............................................Section 2.1....................................12
Release ..........................................................Section 7.22...................................63
Representatives ..................................................Section 7.1....................................56
Ross Purchase Agreement...........................................Recitals........................................3
Ross Retail LLC ..................................................Recitals........................................3
Ross Store Sale...................................................Recitals........................................3
SEC ..............................................................Section 2.1....................................12
Securities Act ...................................................Section 2.1....................................12
Spin-Off..........................................................Recitals........................................2
Status Requirements ..............................................Section 4.7(f).................................28
Subsidiary .......................................................Section 2.1....................................12
Surviving Corporation ............................................Section 1.1.....................................5
Tax Indemnity Agreement ..........................................Recitals........................................3
Tax Questionnaires-NAPICO.........................................Section 2.1....................................10
Tax Questionnaires-Subsidiaries...................................Section 2.1....................................10
Tax Return .......................................................Section 2.1....................................13
Tax Ruling .......................................................Section 2.1....................................13
Taxable Election..................................................Section 2.2(f).................................16
Taxable REIT Subsidiary...........................................Section 4.1(c).................................21
Taxes ............................................................Section 2.1....................................13
Termination Date .................................................Section 9.1(c).................................70
Test Date.........................................................Section 2.2(f).................................16
Total Consideration...............................................Section 2.2(d).................................15
Trademarks .......................................................Section 7.16(a)................................62
Transaction Documents ............................................Section 2.1....................................13
Transactions .....................................................Section 2.1....................................13
Transfer Taxes ...................................................Section 7.15...................................61
Transferred Employees.............................................Section 7.11(a)................................60
Transition Period ................................................Section 7.16(c)................................62
Tri-Party Agreement ..............................................Recitals........................................2
Villa Azure Earnout Amount .......................................Section 2.1....................................13
Villa Azure Letter Agreement......................................Recitals........................................2
Villa Azure Property .............................................Section 2.1....................................13
Violation ........................................................Section 4.3(b).................................24
Voting Agreement .................................................Recitals........................................3
Voting Debt ......................................................Section 4.2(a).................................23
WARN Act .........................................................Section 2.1....................................13
Westwood..........................................................Recitals........................................2
WW Letter Agreement...............................................Recitals........................................2
XYZ ..............................................................Preamble........................................1
XYZ Agreement.....................................................Section 2.1....................................13

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 3, 2001, by and between Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), Casden Properties Inc., a Maryland corporation ("Casden"), and XYZ Holdings LLC, a Delaware limited liability company ("XYZ").

         WHEREAS, the respective boards of directors of AIMCO and Casden deem it advisable and in the best interests of their respective stockholders that AIMCO acquire Casden in a merger (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, pursuant to this Agreement, AIMCO shall acquire Casden REIT, and pursuant to the OP Unit Contribution Agreement (as defined herein), the CPLB Merger Agreement (as defined herein) and the Casden Contribution Agreement (as defined herein), AIMCO shall acquire certain affiliated entities, all in exchange for the Aggregate Consideration;

         WHEREAS, immediately prior to the Closing Date (as defined in Section 3.1), Casden shall effect a reverse stock split with respect to the Casden Common Stock, whereby every 100 shares of Casden Common Stock will represent one share of Casden Common Stock after giving effect thereto (the "Casden Reverse Stock Split");

         WHEREAS, immediately prior to the Closing Date, Casden Park La Brea, Inc., a Maryland corporation ("CPLB"), shall effect a reverse stock split with respect to its common stock, whereby every 10 shares of CPLB common stock will represent one share of CPLB common stock after giving effect thereto (the "CPLB Reverse Stock Split");

         WHEREAS, upon the terms and subject to the conditions set forth herein, AIMCO and Casden shall execute Articles of Merger ("Articles of Merger") and shall file such Articles of Merger in accordance with Maryland law to effectuate the Merger;

         WHEREAS, Casden and AIMCO desire that, on or prior to the Contribution Effective Date, holders of limited partnership interests in Casden Properties Operating Partnership, L.P., a Delaware limited partnership ("Casden OP"), will exchange such limited partnership interests ("Casden OPUs") for cash and limited partnership interests in AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), on the terms and subject to the conditions of an OP Unit Contribution Agreement, dated as of December 3, 2001 and attached hereto as Exhibit A (the "OP Contribution Agreement"), by and among the holders of Casden OPUs, Casden, Casden OP and AIMCO OP (the "OP Contribution");

         WHEREAS, Casden and AIMCO desire that, on or prior to the Contribution Effective Date, (i) Alan I. Casden ("AIC") will contribute all of his interests in AIC REIT Properties LLC, a Delaware limited liability company ("ARP"), and
(ii) Casden Investment Corp., a California corporation ("CIC"), will contribute all of its interests in NAPICO (as defined in Section 4.1(e)) to AIMCO OP in exchange for cash and/or limited partnership interests in AIMCO OP, on the terms and subject to the conditions of a Contribution Agreement, dated as of the date hereof and attached hereto as Exhibit B-1 (the "Casden Contribution Agreement"), by and among ARP, AIC, CIC and AIMCO OP;

         WHEREAS, Casden and AIMCO desire that, on or prior to the Contribution Effective Date, certain commercial real estate properties of Casden (the "Commercial Properties") either (i) shall be sold to, and certain indebtedness of Casden relating to such Commercial Properties (the "Commercial Debt") shall be assumed by, one or more entities pursuant to an asset purchase agreement substantially in the form attached hereto as Exhibit B-2 or (ii) any Commercial Debt and the interests in the limited liability companies that own the Commercial Properties shall be distributed by Casden to its stockholders in a spin-off transaction (the "Spin-Off") (collectively, such entity or entities referred to herein as "CommercialCo" and such transaction(s), including the Spin-Off, referred to herein as the "Commercial Sale");

         WHEREAS, Casden and AIMCO desire that, on the Closing Date, AIMCO acquire 100% of the ownership interest in certain real estate properties currently under development and commonly referred to as the "PLB" and "Westwood" developments (the "Development Properties"), subject to compliance with the terms and conditions of the Tri-Party and Construction Completion Agreement, by and among XYZ, AIMCO, Development LLC, AIMCO OP, Casden Park La Brea A LLC, Casden Park La Brea B LLC, Casden Park La Brea C LLC, Casden Glendon, LLC and the agent for the construction lenders named therein, substantially in the form attached hereto as Exhibit C-1 (the "Tri-Party Agreement"), subject to Section 7.9, providing for, among other things, the financing, development and completion of the construction of the Development Properties;

         WHEREAS, XYZ and AIMCO desire that, concurrently with the execution of the Tri-Party Agreement, AIMCO and XYZ shall execute and deliver a letter agreement relating to the "Westwood" Development Property, substantially in the form attached hereto as Exhibit C-2 (the "WW Letter Agreement");

         WHEREAS, Casden and AIMCO desire that on the Closing Date, AIMCO shall execute and deliver, and Casden shall cause The Casden Company to execute and deliver, a letter agreement relating to the Villa Azure Property (as defined herein), substantially in the form attached hereto as Exhibit C-3 (the "Villa Azure Letter Agreement");

         WHEREAS, on or prior to the date of the OP Contribution, Casden shall cause Casden OP to distribute to Casden its entire interest in CPLB;

         WHEREAS, immediately after the Effective Time (as defined in Section 1.3), a wholly-owned subsidiary of AIMCO ("AIMCO CPLB Merger Sub") will be merged with and into CPLB (the "CPLB Merger"), pursuant to an Agreement and Plan of Merger, dated as of December 3, 2001 (the "CPLB Merger Agreement"), by and among AIMCO, CPLB, AIMCO CPLB Merger Sub and XYZ and attached hereto as Exhibit D;

         WHEREAS, AIMCO and certain Casden stockholders desire to enter into a joint venture with respect to the development of real estate properties (the "Joint Venture"), and for such purpose AIMCO and certain Casden stockholders shall contribute cash and certain other assets (the "Development LLC Assets") to a newly formed limited liability company ("Development LLC"), on the terms and subject to the conditions of a limited liability company agreement substantially in the form attached hereto as Exhibit E-1 (the "Development LLC Agreement");

         WHEREAS, Casden and AIMCO desire that, on or prior to the Contribution Effective Date, either (i) Casden Park La Brea LLC, a Delaware limited liability company ("CPLB LLC"), shall sell all of the issued and outstanding ownership interests of Casden Park La Brea Retail LLC, a Delaware limited liability company ("Ross Retail LLC"), to Development LLC, on the terms and subject to the conditions of a purchase agreement (the "Ross Purchase Agreement"), substantially in the form attached hereto as Exhibit E-2 or (ii) the limited liability company interests in Ross Retail LLC shall be distributed to the stockholders of CPLB in a spin-off transaction (the transactions described in clauses (i) and (ii) above being referred to herein, collectively, as the "Ross Store Sale");

         WHEREAS, Casden and AIMCO desire that, on or prior to the Contribution Effective Date, Casden shall sell certain assets it owns, together with all development rights that it acquires after the date hereof, to Development LLC (the "Asset Purchase"), on the terms and subject to the conditions of an asset purchase agreement (the "Development LLC Purchase Agreement") substantially in the form attached hereto as Exhibit E-3;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to AIMCO and Casden to enter into this Agreement, the following parties have entered into the following agreements (each of even date herewith):

                  (i) certain of the holders of Casden OPUs, Casden, Casden OP and AIMCO OP have entered into the OP Contribution Agreement;

                  (ii) ARP, AIC, CIC and AIMCO OP have entered into the Casden Contribution Agreement;

                  (iii) AIMCO, AIMCO CPLB Merger Sub, CPLB and XYZ have entered into the CPLB Merger Agreement;

                  (iv) the holders of at least two-thirds (2/3) of the Casden Common Stock and at least 55% of the Casden Class A Preferred Stock (each term as defined in Section 2.1) have entered into a Consent and Voting Agreement substantially in the form attached as Exhibit F hereto (the "Voting Agreement"), pursuant to which (a) such holders of Casden Class A Preferred Stock have delivered their consent to the approval of the Merger and the approval of this Agreement and (b) such holders of Casden Common Stock have agreed to vote their shares of Casden Capital Stock in favor of the approval of this Agreement and in favor of the Merger and the Casden Reverse Stock Split, subject to the terms of the Voting Agreement;

                  (v) AIMCO, AIC, Cerberus Partners, L.P., a Delaware limited partnership ("Cerberus Partners"), XYZ, CIC, The Casden Company, CPLB and NAPICO have entered into a Tax Indemnification and Tax Contest Agreement (the "Tax Indemnity Agreement") substantially in the form attached hereto as Exhibit G providing for certain Tax indemnification rights and obligations of the parties thereto;

                  (vi) AIMCO, AIMCO OP, AIC, Cerberus Partners, XYZ, CIC and The Casden Company have entered into a Master Indemnification Agreement (the "Master

         Indemnification Agreement") substantially in the form attached hereto as Exhibit H, providing for certain indemnification rights and obligations of the parties thereto;

                  (vii) AIMCO and the Persons named therein have entered into the registration rights agreement (the "Registration Rights Agreement (Units)") attached as an exhibit to the OP Contribution Agreement, providing for, among other things, AIMCO's registration of the AIMCO Common Stock issued in exchange for AIMCO OP Units received pursuant to the OP Contribution Agreement that are surrendered for redemption;

         WHEREAS, on or prior to the Closing Date, the following additional agreements shall have been entered into and the following actions shall have occurred:

                  (i) AIMCO and certain Casden stockholders have entered into the Development LLC Agreement;

                  (ii) Casden Park La Brea LLC and an appropriate Casden entity shall have executed and delivered amended and restated limited liability company agreements for the following entities: (A) Casden Park La Brea A LLC, substantially in the form attached hereto as
         Exhibit I, (B) Casden Park La Brea B LLC, substantially in the form attached hereto as Exhibit J, and (C) Casden Park La Brea C LLC, substantially in the form attached hereto as Exhibit K;

                  (iii) Casden Glendon LLC and an appropriate Casden entity shall have executed and delivered an amended and restated limited liability company agreement for Casden Glendon LLC, substantially in the form attached hereto as Exhibit L;

                  (iv) AIMCO and the Persons named therein shall have executed and delivered the registration rights agreement (the "Registration Rights Agreement (Stock)") substantially in the form attached hereto as Exhibit M providing for, among other things, AIMCO's registration of the AIMCO Common Stock issued in the Merger;

                  (v) Development LLC and AIMCO shall have executed and delivered the consulting agreement (the "Consulting Agreement") substantially in the form attached hereto as Exhibit N;

                  (vi) Casden, CommercialCo and the other parties named therein shall have executed and delivered the Commercial Sale Agreement;

                  (vii) AIMCO and The Casden Company shall have executed and delivered the Villa Azure Letter Agreement;

                  (viii) CPLB LLC and Development LLC shall have executed and delivered the Ross Purchase Agreement; and

                  (ix) Casden and Development LLC shall have executed and delivered the Development LLC Purchase Agreement;

                  (x) each of the other Transaction Documents not previously executed and delivered by the parties thereto;

         WHEREAS, on or after the Closing, AIMCO, AIMCO OP, XYZ, Development LLC, Casden Park La Brea A LLC, Casden Park La Brea B LLC, Casden Park La Brea C LLC, Casden Glendon LLC and the agent for the construction lenders named therein shall execute and deliver the Tri-Party Agreement (and AIMCO and XYZ shall execute and deliver the WW Letter Agreement), subject to the terms of Section
7.9 hereof;

         WHEREAS, on or after the Closing, AIMCO will cause one or more mezzanine loans to be made to XYZ pursuant to the Mezzanine Loan Documents;

         WHEREAS, for Federal income tax purposes it is intended that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), unless the Taxable Election (as defined in Section 2.2(f) is made);

         WHEREAS, AIMCO intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code; and

         WHEREAS, AIMCO and Casden desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Casden shall be merged with and into AIMCO in accordance with the laws of the State of Maryland. AIMCO shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Maryland. AIMCO after the Effective Time is sometimes referred to herein as the "Surviving Corporation." The effects and the consequences of the Merger shall be as set forth in Section 1.2.

         Section 1.2 EFFECTS OF THE MERGER. At the Effective Time, (i) the charter of AIMCO, as in effect immediately prior to the Effective Time (the "AIMCO Charter"), shall be the charter of the Surviving Corporation until thereafter amended as provided by law and the AIMCO Charter, (ii) the bylaws of AIMCO, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the AIMCO Charter and such bylaws, and (iii) the directors and officers of AIMCO immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of the Maryland General Corporation Law ("MGCL").

         Section 1.3 EFFECTIVE TIME OF THE MERGER. On the Closing Date, the Articles of Merger shall be executed and filed by AIMCO and Casden with the Maryland State Department of Assessments and Taxation (the "MSDAT") pursuant to the MGCL. The Merger shall become effective upon the acceptance by the MSDAT of the Articles of Merger or at such other time as is provided in the Articles of Merger (the "Effective Time").

                                   ARTICLE II

                               TREATMENT OF SHARES

         Section 2.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  "Acquisition Proposal" means a proposal or offer (other than by AIMCO or an Affiliate of AIMCO) to acquire at least 10% of the outstanding equity securities of Casden or Casden OP, or a merger, consolidation, share exchange, or other business combination or spin off or similar distribution involving Casden or Casden OP or any proposal to acquire in any manner all or substantially all of the assets of Casden or Casden OP.

                  "Additional Tax Liabilities" shall mean the aggregate of (i) the $949,927 plus interest and penalties payable in connection with the Closing Agreement executed by Casden on September 21, 2001, as described in Section 4.7(b) of the Casden Disclosure Letter and (ii) all taxes, costs and expenses incurred as a result of the transactions undertaken, whether incurred by Casden or CPLB, in connection with the Commercial Sale, the Ross Store Sale and the Asset Purchase.

                  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Aggregate Consideration" means the REIT Merger Consideration, the OP Contribution Consideration, the CPLB Merger Consideration and the Casden Contribution Consideration.

                  "AIC Common Per Share Consideration" means 97.77% of the REIT Common Consideration, divided by the aggregate number of shares of AIC Common Stock outstanding as of the Effective Time, divided by the AIMCO Common Stock Price.

                  "AIC Common Stock" means shares of Casden Common Stock held by any of AIC, CIC or TCC.

                  "AIMCO Common Stock" means the Class A Common Stock, par value $0.01 per share, of AIMCO.

                  "AIMCO Common Stock Price" means $47 per share, as such price may be appropriately adjusted pursuant to any reclassification, recapitalization, split-up, combination, stock dividend or exchange of AIMCO Common Stock.

                  "AIMCO Material Adverse Effect" means the existence of any fact or condition which has had or will have a material adverse effect on the business, assets, financial condition or results of operations of AIMCO and the AIMCO Subsidiaries taken as a whole; provided, however, that adverse effects on the business, assets, financial condition or results of operations of AIMCO or the AIMCO Subsidiaries due to general economic conditions, loss of employees, unsolicited third party offers for limited partnership interests of AIMCO Subsidiaries and AIMCO's response thereto, unsolicited offers to acquire one or more assets of any AIMCO Subsidiary and AIMCO's or any AIMCO Subsidiary's sale in response thereto and conditions affecting generally the multi-family apartment property market or any of the markets in which AIMCO or any AIMCO Subsidiary operates shall not be deemed to be an AIMCO Material Adverse Effect and shall not be taken into account in determining the existence of an AIMCO Material Adverse Effect.

                  "AIMCO SEC Reports" means each Quarterly Report on Form 10-Q, Annual Report on Form 10-K, Current Report on Form 8-K and definitive proxy statement filed with the SEC by AIMCO pursuant to the requirements of the Exchange Act since December 31, 1998, as such documents have been amended since the time of their filing.

                  "AIMCO Subsidiary" means any "significant subsidiary" (within the meaning of Rule 1-02 of SEC Regulation S-X) of AIMCO.

                  "Casden Capital Stock" means, collectively, the Casden Common Stock, the Casden Class A Preferred Stock and the Casden Junior Preferred Stock.

                  "Casden Class A Preferred Stock" means the Class A Cumulative Preferred Stock, par value $0.01 per share, of Casden.

                  "Casden Common Stock" means the common stock, par value $0.01 per share, of Casden.

                  "Casden Contribution Consideration" is (a) a number of Partnership Common Units of AIMCO OP equal to (i) $17,592,000, as reduced by the applicable pro rata share of the shortfall of the Villa Azure Earnout Amount and the shortfall of the Core Properties Earnout Amount and increased by the applicable pro rata share of the Mortgage Debt Amortization, divided by (ii) the AIMCO Common Stock Price, and (b) 8.56% of the Deferred Consideration (consisting of 4.47% of the Deferred Consideration attributable to PLB and 18.24% of the Deferred Consideration attributable to Westwood).

                  "Casden Financial Statements" means the financial statements listed in Section 4.4(a) of the Casden Disclosure Letter.

                  "Casden Junior Preferred Stock" means the Junior Cumulative Preferred Stock, par value $0.01 per share, of Casden.

                  "Casden Material Adverse Effect" means the existence of any fact or condition which has had or will have a material adverse effect on the business, assets, financial condition or results of operations of Casden and the Casden Subsidiaries taken as a whole; provided, however, that adverse effects on the business, assets, financial condition or results of operations of Casden or the Casden Subsidiaries due to general economic conditions, loss of employees, unsolicited third party offers for limited partnership interests of Casden Subsidiaries and Casden Subsidiaries' responses thereto, unsolicited offers to acquire one or more assets of any Casden Subsidiary and Casden's or any Casden Subsidiary's sale in response thereto, and conditions affecting generally the multi-family apartment property market or any of the markets in which Casden or any Casden Subsidiary operates shall not be deemed to be a Casden Material Adverse Effect and shall not be taken into account in determining the existence of a Casden Material Adverse Effect.

                  "Casden Stock Plan" means the Casden Properties Inc. 1998 Stock Option Plan.

                  "Casden Subsidiary" means (a) NAPICO, (b) Casden Properties Sub LLC, a Delaware limited liability company, (c) Casden Properties GP I LLC, a Delaware limited liability company, (d) Casden Properties GP I L.P., a Delaware limited partnership, (e) any limited liability company in which Casden or any Casden Subsidiary is a direct or indirect (including through attribution under the Code) manager or managing member, (f) any partnership of which Casden or any Casden Subsidiary is a direct or indirect (including through attribution under the Code) general partner and (g) any other Person with respect to which a majority of the voting power to elect directors or similar members of the governing body of such Person is directly or indirectly (including through attribution under the Code) held by Casden or a Casden Subsidiary, in each case with respect to clauses (b) through (g) above, other than the NAPICO Entities.

                  "Casden Transfer Tax Amount" means $600,000.

                  "Casden I Warrants" means warrants issued by Casden providing the holders thereof the right to purchase up to an aggregate of 14,298,997 shares of Casden Common Stock at an exercise price of $18.00 per share.

                  "Casden II Warrants" means warrants issued by Casden providing the holders thereof the right to purchase up to an aggregate of 500,000 shares of Casden Common Stock at an exercise price of $19.80 per share.

                  "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

                  "Contract" means any written contract, agreement, lease, obligation, note, bond, indenture, license, sublicense, promise or other instrument or undertaking that is legally binding.

                  "Contribution Effective Date" shall have the meaning set forth in the OP Contribution Agreement.

                  "Core Properties" means, collectively, all of the properties identified on Exhibit O attached hereto.

                  "Core Properties Earnout Amount" means an amount, not to exceed $26,000,000, equal to the quotient of (a) the positive difference, if any, between (i) the actual gross revenue attributable (in accordance with generally accepted accounting principles of accrual) to the Core Properties for the year 2001, minus (ii) $61,179,170, divided by (b) 0.085.

                  "CPLB Merger Consideration" means (a) $1,000, and (b) 39.15% of the Deferred Consideration (consisting of 55.69% of the Deferred Consideration attributable to PLB).

                  "Deferred Consideration" has the meaning set forth in the Tri-Party Agreement, provided that references in this Agreement to Deferred Consideration shall be deemed to refer to the net amount of Deferred Consideration payable to XYZ under the Tri-Party Agreement.

                  "Dissenting Shares" means each share of Casden Capital Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has properly exercised and perfected appraisal rights under Sections 3-203 through 3-213 of the MGCL.

                  "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person (including any Governmental Authority) alleging potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Environmental Release or threatened Environmental Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Casden or any of the Casden Subsidiaries (for purposes of Section 4.9); or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Hazardous Materials.

                  "Environmental Laws" means all federal, state and local laws, rules and regulations relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "Environmental Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any equivalent successor law, including the rules and regulations promulgated thereunder or under such successor law.

                  "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and
(C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Casden or any of the Casden Subsidiaries operates.

                  "Holder" means a holder of one or more of (i) shares of Casden Capital Stock, (ii) options to acquire Casden Common Stock or (iii) the Casden I Warrants or Casden II Warrants.

                  "Junior Preferred Liquidation Amount" means $10,015,250 plus accumulated and unpaid dividends to the Effective Time.

                  "knowledge" of Casden, any Casden Subsidiary or any ERISA Affiliate of Casden or any Casden Subsidiary shall mean the actual knowledge of Alan I. Casden and Andrew J. Starrels or either of them, based on their actual knowledge of the day-to-day business and operations of Casden and the Casden Subsidiaries (other than NAPICO and the NAPICO Entities) and after (i) reviewing the responses to the questionnaires in the form attached hereto as Exhibit P-1 (the "Tax Questionnaires - Subsidiaries") sent to each manager and assistant manager of the Owned Properties and the Leased Properties and each regional supervisor employed by Casden and the Casden Subsidiaries (other than the NAPICO Entities) prior to the date hereof and (ii) conducting additional inquiries consisting solely of submitting questionnaires in the form attached hereto as Exhibit P-2 (the "General Questionnaires") and reviewing the responses to such General Questionnaires. With respect to NAPICO and the NAPICO Entities, the "knowledge" of Casden or any Casden Subsidiary or any ERISA Affiliate of Casden or any Casden Subsidiary shall mean the actual knowledge of Charles Boxenbaum and Bruce Nelson, or either of them, after (i) reviewing the responses to the questionnaires in the form attached hereto as Exhibit P-3 (the "Tax Questionnaires - NAPICO" and, together with the General Questionnaires and the Tax Questionnaires - Subsidiaries, the "Questionnaires") sent to the asset manager or property manager of each NAPICO Property and (ii) conducting additional inquiries consisting solely of submitting the General Questionnaires to the asset manager or property manager of each NAPICO Property and reviewing the responses to such General Questionnaires. The "knowledge" of AIMCO or any AIMCO Subsidiary shall mean the actual knowledge of Terry Considine and Peter Kompaniez, or either of them, except that with respect to property-related matters only, the "knowledge" of AIMCO shall mean the actual knowledge of Messrs. Considine and Kompaniez and Harry Alcock, or any of them.

                  "Latest Casden Financial Statements" means, as of any date, the Casden Financial Statements or, if Casden has delivered to AIMCO, pursuant to Section 7.1, any financial statements in respect of a fiscal quarter subsequent to June 30, 2001, the financial statements so delivered that relate to the most recently completed fiscal quarter of Casden and its subsidiaries.

                  "Latest Casden Pro Forma Financial Information" means, as of any date, the Casden Pro Forma Financial Information or, if Casden has delivered to AIMCO, pursuant to Section 7.1, any financial statements in respect of a fiscal quarter subsequent to June 30, 2001, pro forma schedules that present fairly, in all material respects, the financial position of Casden and its subsidiaries, on a consolidated basis, as of the last day of such fiscal quarter, and the results of operations of Casden and its subsidiaries, on a consolidated basis, for the interim period then ended, in each case, after giving effect to the Commercial Sale, the Ross Store Sale, the Asset Purchase and the other transactions and adjustments disclosed in the Casden Pro Forma Financial Information.

                  "Mortgage Debt Amortization" means the amount of normal amortization of Casden mortgage debt set forth on Schedule 2.1(b) hereto through the Effective Time, the exact amount of which Casden shall provide AIMCO written notice at least five (5) business days prior to the Effective Time.

                  "NYSE" means the New York Stock Exchange, Inc.

                  "OP Contribution Consideration" means (a) a number of Partnership Common Units of AIMCO OP equal to (i) $27,148,000, as reduced by the applicable pro rata share of the shortfall of the Villa Azure Earnout Amount and the shortfall of the Core Properties Earnout Amount and increased by the applicable pro rata share of the Mortgage Debt Amortization, divided by the AIMCO Common Stock Price, and (b) 11.92% of the Deferred Consideration (as further allocated in the OP Contribution Agreement).

                  "Other Common Per Share Consideration" means 2.23% of the REIT Common Consideration divided by the AIMCO Common Stock Price divided by the number of shares of Other Common Stock outstanding as of the Effective Time.

                  "Other Common Stock" means shares of Casden Common Stock other than the shares of AIC Common Stock.

                  "Per Share Casden Junior Preferred Liquidation Amount" means the Junior Preferred Liquidation Amount divided by the number of shares of Casden Junior Preferred Stock outstanding as of the Effective Time.

                  "Person" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

                  "Registration Statement" means the Registration Statement on Form S-3 to be filed by AIMCO with respect to the AIMCO Common Stock issued in the Merger.

                  "REIT Cash Consideration" means $205,418,000, minus (a) the aggregate Option Settlement Amount (as defined in Section 2.2(c) hereof), minus
(b) the Casden Transfer Tax Amount, minus (c) the Additional Tax Liabilities, and minus (d) the amounts set forth on Schedule 2.1(a).

                  "REIT Common Consideration" means $108,049,000, as reduced by the applicable pro rata share of the shortfall of the Villa Azure Earnout Amount and the shortfall of the Core Properties Earnout Amount and increased by the applicable pro rata share of the Mortgage Debt Amortization.

                  "REIT Common Deferred Consideration" means 0.58% of the Deferred Consideration (consisting of 0.48% of the Deferred Consideration attributable to PLB and 0.81% of the Deferred Consideration attributable to Westwood), provided that pursuant to the XYZ Agreement, the recipients of REIT Common Deferred Consideration will have no indemnification obligations to XYZ or AIMCO under the XYZ Agreement or the Master Indemnification Agreement, unlike AIC and holders of Casden Class A Preferred Stock.

                  "REIT Merger Consideration" means the REIT Common Consideration, the REIT Common Deferred Consideration and the REIT Preferred Consideration.

                  "REIT Preferred Consideration" means (a) a number of shares of AIMCO Common Stock equal to $60,630,000, divided by the AIMCO Common Stock Price, (b) cash in an amount equal to the REIT Cash Consideration, and (c) 39.79% of the Deferred Consideration (consisting of 32.45% of the Deferred Consideration attributable to PLB and 57.16% of the Deferred Consideration attributable to Westwood), and, with respect to clauses (a) and (b) above, as reduced by the applicable pro rata share of the shortfall of the Villa Azure Earnout Amount and the shortfall of the Core Properties Earnout Amount and increased by the applicable pro rata share of the Mortgage Debt Amortization.

                  "Related Transaction Documents" means all the documents listed as Exhibits hereto, and all exhibits and schedules attached thereto.

                  "Related Transactions" means, collectively, the OP Contribution, the Casden Contribution, the Commercial Sale, the CPLB Merger, the Joint Venture, the Mezzanine Loan, the Ross Store Sale, the Asset Purchase, the payments contemplated by the Villa Azure Letter Agreement and the other transactions contemplated by the Related Transaction Documents.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended, or any equivalent successor law, including the rules and regulations promulgated thereunder or under such successor law.

                  "Subsidiary" of a Person (other than Casden or AIMCO) means
(a) any limited liability company in which such Person or any Subsidiary of such Person is a direct or indirect (including through attribution under the Code) manager or managing member, (b) any partnership in which such Person or any Subsidiary of such Person is a direct or indirect general partner and (c) any other Person with respect to which a majority of the voting power represented by the outstanding shares of capital stock or other voting securities or interests (including general partner interests) having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity shall at the time be held, directly or indirectly, by such Person or any Subsidiary of such Person.

                  "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such Taxes.

                  "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Casden or any Casden Subsidiary, or AIMCO or any AIMCO Subsidiary, as the case may be.

                  "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

                  "Transaction Documents" means, collectively, this Agreement and the Related Transaction Documents.

                  "Transactions" means, collectively, the Merger and the Related Transactions.

                  "Villa Azure Earnout Amount" means an amount, not to exceed $10,000,000, equal to the quotient of (a) the positive difference, if any, between (i) the product of the revenue reflected on the rent roll for the Villa Azure Property as of January 1, 2002 (including any amounts actually paid pursuant to the terms of the Villa Azure Letter Agreement), multiplied by twelve, minus (ii) $12,595,787, divided by (b) 0.085.

                  "Villa Azure Property" means that certain real property located at 5700 W. Centinela Avenue, Los Angeles, California, and commonly known as "Villa Azure."

                  "WARN Act" means the Workers Adjustment and Retraining Notification Act of 1988, 29 U.S.C. Section 2101 et seq.

                  "XYZ Agreement" means the limited liability company agreement of XYZ, as such agreement may be amended from time to time.

                  Section 2.2 EFFECT OF THE MERGER ON SHARES.

                  (a) CONVERSION OF CAPITAL STOCK OF CASDEN. Subject to Section 2.3, as of the Effective Time, by virtue of the Merger and without any action on the part of any person or the holder of any shares of Casden Capital Stock, each issued and outstanding share of Casden Capital Stock, other than shares of Casden Capital Stock (i) to be cancelled pursuant to Section 2.2(b)(ii) or (ii) as to which appraisal rights are perfected under Sections 3-203 through 3-213 of the MGCL, shall be converted as follows:

                      (i) with respect to each share of Casden Common Stock and subject to Section 2.2(d):

                          (A) for each such share of AIC Common Stock the right
to receive that number of fully paid and non-assessable shares of AIMCO Common Stock equal to the AIC Common Per Share Consideration.

                          (B) for each share of Other Common Stock the right to
receive (1) the number of fully paid and non-assessable shares of AIMCO Common Stock equal to the Other Per Share Common Consideration and (2) the REIT Common Deferred Consideration divided by the number of shares of Other Common Stock outstanding as of the Effective Time.

                      (ii) with respect to each share of Casden Class A Preferred Stock, the right to receive the REIT Preferred Consideration, divided by the number of shares of Casden Class A Preferred Stock outstanding as of the Effective Time, provided, that cash payable pursuant to Section 2.2(a)(ii) shall be paid in shares of AIMCO Common Stock to the extent required under Section 2.2(d);

                      (iii) with respect to each share of Casden Junior Preferred Stock, the right to receive the Per Share Casden Junior Preferred Liquidation Amount;

                       (iv) notwithstanding Section 2.2(a)(i), with respect to each share of Casden Common Stock held by a Person that AIMCO reasonably believes may not be an accredited investor (as defined in Rule 501(a) of the Securities Act), the right to receive cash in an amount equal to the Other Common Per Share Consideration; and

                       (v) it shall be a condition to the receipt of any Deferred Consideration pursuant to the Merger that the holder of a share of Casden Capital Stock shall have agreed (A) to be bound by the XYZ Agreement, (B) to contribute such interest in Deferred Consideration to XYZ in accordance with the terms of the XYZ Agreement and (B) that any Deferred Consideration shall be paid to a holder of Casden Capital Stock solely pursuant to and in accordance with the provisions of the XYZ Agreement.

                  (b) CANCELLATION OF CASDEN CAPITAL STOCK.

                      (i) As of the Effective Time, all such shares of Casden Capital Stock (other than shares to be cancelled pursuant to Section 2.2(b)(ii)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate (as defined in Section 2.3(b)) formerly representing any such shares shall cease to have any rights with respect to such shares, except the right to receive the REIT Merger Consideration in accordance with Section 2.2(a), and cash in lieu of fractional shares and dividends and other distributions in accordance with Section 2.3(c) and Section 2.3(d).

                      (ii) As of the Effective Time, by virtue of the Merger and without any action on the part of any person or any holder of any Casden Capital Stock, all shares of Casden Capital Stock that are (x) beneficially owned by Casden or any wholly-owned Subsidiary of Casden or (y) owned by AIMCO or any wholly owned subsidiary of AIMCO shall be canceled and retired and shall cease to exist and no REIT Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

                  (c) STOCK OPTIONS. Section 2.2(c) of the Casden Disclosure Letter sets forth the options granted under the Casden Stock Plan, the dates on which options under the plan were granted, name of the optionee for each such grant, the number of options granted on each such date, the exercise price thereof, and the vesting schedule thereof. Pursuant to Section 10 of the Casden Stock Plan, upon notice from the Board (as defined in the Casden Stock Plan) of the pendency of the Merger, each unexpired and unexercised option to purchase a share of Casden Common Stock granted under the Casden Stock Plan (each, a "Casden Option") will become exercisable in full for a period of thirty (30) days following the delivery of such notice. AIC shall exercise his Casden Options prior to the Effective Time on a net exercise basis. Immediately prior to the expiration of such thirty (30) day period, each holder of an unexercised Casden Option shall be entitled to receive from Casden in cancellation thereof a payment (subject to applicable withholding taxes) in an amount equal to (i) the excess, if any, of $21.66, over the per share exercise price of such Casden Option, multiplied by the number of unexercised shares of Casden Common Stock subject to such Casden Option (the "Option Settlement Amount"). The aggregate Option Settlement Amount in respect of each Casden Option shall be paid by AIMCO in cash to such option holder concurrently with the Closing. The surrender of a Casden Option shall be deemed a release of any and all rights the holder had or may have in respect of such option.

                  (d) ADJUSTMENT TO CONSIDERATION. Subject to Section 2.2(f) below, if the Non-Equity Ratio is equal to or greater than 60%, first, cash payable pursuant to Section 2.2(a)(ii) shall be converted (on a pro rata basis among all holders of Casden Class A Preferred Stock) into the right to receive shares of AIMCO Common Stock at a value equal to the Common Per Share Value in lieu of cash, second, the Deferred Consideration payable in cash pursuant to
Section 2.2(a)(i)(B)(2) shall be converted (on a pro rata basis among all holders of Other Common Stock) into the right to receive shares of AIMCO Common Stock at a value equal to the Common Per Share Value in lieu of cash, third, the Deferred Consideration payable in cash pursuant to Section 2.2(a)(ii) shall be converted (on a pro rata basis among all holders of Casden Class A Preferred Stock) into the right to receive the shares of AIMCO Common Stock at a value equal to the Common Per Share Value in lieu of cash, and fourth, any other amounts payable in cash to the holders of Casden Capital Stock pursuant to this Agreement shall be converted into the right to receive shares of AIMCO Common Stock at a value equal to the Common Per Share Value in lieu of cash, in amounts sufficient to cause the Non-Equity Ratio to be less than 60%; provided, that, the aggregate consideration payable pursuant to this Agreement shall not be increased or decreased as a result of any such adjustment. The "Non-Equity Ratio" shall equal the Non-Equity Consideration divided by the Total Consideration. The "Non-Equity Consideration" shall equal the aggregate of (A) the aggregate amount of cash payable pursuant to Section 2.2(a)(ii) (other than Deferred Consideration), (B) the aggregate amount of cash payable pursuant to
Section 2.2(a)(iii), (C) the maximum amount of the portion of the Deferred Consideration payable in cash pursuant to the Tri-Party Agreement into which Casden Capital Stock was converted into the right to receive pursuant to Section 2.2(a), (D) the aggregate amount payable pursuant to Section 2.3(d) in lieu of fractional shares, (E) the aggregate amount payable in respect of Dissenting Shares, (F) the aggregate amount of cash paid pursuant to the Casden Reverse Stock Split, (G) the aggregate amount of cash payable pursuant to Section 2.2(a)(iv), and (H) any amount described in Treasury Reg. Section 1.368-1(e)(ii). The "Total Consideration" shall equal the aggregate of the Non-Equity Consideration and the Equity Consideration. The "Equity Consideration" shall equal the aggregate of the product of (x) the

Common Per Share Value of AIMCO Common Stock and (y) the number of shares of AIMCO Common Stock to be issued pursuant to Section 2.2(a). The "Common Per Share Value" shall equal the lower of (i) the mean between the highest and lowest quoted selling prices on the NYSE of a share of AIMCO Common Stock on the Closing Date and (ii) the price at which the last trade was made on the Closing Date.

                      (e) CASDEN I AND II WARRANTS. At the Effective Time, each then outstanding, unexercised Casden I Warrant and Casden II Warrant which has been amended pursuant to Section 7.28 shall, in accordance with its terms, as amended, and by virtue of this Agreement and without any further action of Casden, AIMCO or the holder of such warrant, terminate.

                  (f) TAXABLE ELECTION. In the event that on the third NYSE trading day prior to the anticipated Closing Date (the "Test Date") the Common Per Share Value of AIMCO Common Stock is such that if the Closing were to occur on the Test Date the provisions of Section 2.2(d) would require an adjustment to the consideration otherwise payable under Section 2.2(a), then Casden shall have the right to elect, in its sole discretion (or, alternatively, AIC in his sole discretion), to restructure the Merger as a reverse subsidiary merger. In the event Casden or AIC notifies AIMCO in writing, not later than the day following the Test Date, that it or he has determined to make the election permitted by this Section 2.2(f) (a "Taxable Election"), AIMCO shall form a new, wholly-owned subsidiary corporation ("New Merger Sub") solely for the purpose of merging into Casden, and the following provisions will apply: (i) the Merger will be effected by the merger of New Merger Sub with and into Casden in accordance with the laws of the State of Maryland, with Casden as the surviving corporation; (ii) all references to the term "Merger" shall be deemed references to the merger contemplated by this Section 2.2(f); (iii) all references to the term "Surviving Corporation" shall be deemed references to Casden; (iv) at the Effective Time, the charter and bylaws of New Merger Sub, as in effect immediately prior to the Effective Time, shall be the Charter and bylaws, respectively, of the surviving corporation and the directors and officers of New Merger Sub shall be the directors and officers of the surviving corporation; (v) the provisions of
Section 2.2(d) shall have no further force and effect, and in the Merger each holder of Casden Capital Stock will receive the consideration such holder would have received pursuant to Section 2.2 without application of Section 2.2(d);
(vi) the covenants set forth in Section 7.19 and the condition set forth in
Section 8.3(d) shall thereafter cease to apply; and (vii) except as expressly provided in this Section 2.2(f), all terms, conditions and provisions of this Agreement shall remain in full force and effect; provided, however, that in the event the Common Per Share Value is less than $36 on the Test Date, a Taxable Election shall automatically, and without any action of any party hereto, be deemed to have been made. The parties shall cooperate to implement such reverse subsidiary merger structure in the event a Taxable Election is made (or is deemed to have been made pursuant to the immediately preceding sentence). If a Taxable Election is made pursuant to this Section 2.2(f), the parties hereto covenant and agree that the transaction effected pursuant to this Agreement shall be treated by the parties as a sale of the shares of Casden acquired by AIMCO hereunder for all income tax purposes and that the parties shall treat such transaction consistent therewith on all income tax returns and filings. No election provided under Section 338 of the Code shall be made with respect to this transaction without the prior written consent of all the shareholders of Casden prior to the Merger.

                  (g) CONSIDERATION ALLOCATION. Notwithstanding any provision in this Agreement or in any Related Transaction Documents to the contrary, at any time prior to the Effective Time, Casden may modify the allocation of the Aggregate Consideration among the REIT Common Consideration, the REIT Common Deferred Consideration, the REIT Preferred Consideration, the OP Contribution Consideration, the CPLB Merger Consideration and the Casden Contribution Consideration, and may reallocate the REIT Merger Consideration among and with respect to all recipients thereof, and may in connection therewith adjust the deemed $21.66 in Section 2.2(c), by giving written notice of such revised allocation(s) to AIMCO without the consent or approval of any Casden stockholder or any other party hereto, provided however that (i) neither the Aggregate Consideration nor the aggregate amount of Deferred Consideration may be increased, (ii) Casden may not modify the allocation of the Aggregate Consideration in any way that increases the aggregate number of shares of AIMCO Common Stock and AIMCO OP Units to be issued in the Transactions without the prior written consent of AIMCO and (iii) Casden may not modify the Aggregate Consideration without appropriate approval of the board of directors and independent directors of Casden. At least three (3) business days before the Effective Time, Casden shall provide AIMCO with written notice of its determination of its allocation in respect of the Villa Azure Earnout Amount, Core Properties Earnout Amount and Mortgage Debt Amortization.

         Section 2.3 PAYMENT OF MERGER CONSIDERATION.

                  (a) EXCHANGE FUND. As promptly as practicable after the Effective Time, AIMCO shall hold, in trust for the benefit of holders of Certificates, cash in an amount sufficient to pay the aggregate cash portion of the REIT Merger Consideration plus the option payout and warrant payout amounts and (ii) the cash payable in respect of fractional shares pursuant to Section 2.3(d) (collectively, the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose.

                  (b) PAYMENT PROCEDURES.

                      (i) Prior to the Effective Time, AIMCO (or any agent or agents appointed by AIMCO) shall deliver to each holder of record (identified on
Schedule 4.2(c) of the Casden Disclosure Letter) of a certificate or certificates (a "Certificate" or the "Certificates") which immediately prior to the Effective Time will represent outstanding shares of Casden Capital Stock (the "Canceled Shares") that will be canceled and become instead a portion of the Closing Merger Consideration pursuant to Section 2.2(a): (w) an investor representation letter in the form attached hereto as Exhibit T, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to AIMCO), and (y) instructions for use in effecting the surrender of the Certificates in exchange for that portion of the REIT Merger Consideration payable with respect to such shares. Casden hereby acknowledges that AIMCO shall rely solely on Section 4.2(c) of the Casden Disclosure Letter as to the holders of record to whom the foregoing should be delivered.

                      (ii) Upon surrender of a Certificate to AIMCO for cancellation (or to such agent or agents as may be appointed by AIMCO), together with a duly executed letter of transmittal and a duly executed certificate of non-foreign status in the form attached hereto as

Exhibit Q-1 or Exhibit Q-2, the holder of such Certificate shall be entitled to receive with respect to the shares of Casden Capital Stock formerly represented thereby (in addition to any Deferred Consideration to which such holder may be entitled under the Tri-Party Agreement, if applicable), (A) a certificate or certificates representing that number of whole shares of AIMCO Common Stock into which such holder's Casden Capital Stock was converted pursuant to the provisions of Section 2.2, (B) the amount of cash which such holder is entitled to receive pursuant to Section 2.2 and (C) cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.3(d).

                      (iii) In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of Casden, that portion of the REIT Merger Consideration into which such holder's Casden Capital Stock was converted in the Merger may be issued to a transferee if the Certificate representing such Canceled Shares is surrendered to AIMCO, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to AIMCO that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3(b) or as otherwise provided in Section 2.3(e), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a portion of the REIT Merger Consideration.

                      (iv) Notwithstanding the foregoing, with respect to any holder of a Certificate who presents any Certificate to AIMCO on or prior to the Closing Date, together with a duly executed letter of transmittal and such other documents as AIMCO shall reasonably require, AIMCO shall deliver to such holder, on the Closing Date, all of that portion of the REIT Merger Consideration to which such holder is entitled with respect to such Certificate.

                  (c) DISTRIBUTIONS WITH RESPECT TO SHARES. Notwithstanding any other provision of this Agreement, all dividends or other distributions declared or made after the Effective Time with respect to shares of AIMCO Common Stock with a record date after the Effective Time shall be paid into an escrow account for the benefit of the holder of any unsurrendered Certificate with respect to the shares of AIMCO Common Stock represented thereby, and no cash amount or cash payment in lieu of fractional shares shall be paid to any such holder until the holder of such Certificate shall surrender such Certificate, at which time all proceeds in escrow for the benefit of such surrendering holder shall be released to such surrendering holder as though such shares of AIMCO Common Stock had been issued and outstanding at the Effective Time. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of AIMCO Common Stock issued in consideration therefor, without interest, (i) at the time of such surrender, the applicable cash amount payable pursuant to Section 2.2(a), any cash payable in lieu of fractional shares to which such holder is entitled pursuant to Section 2.3(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid into escrow with respect to such whole shares of AIMCO Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of AIMCO Common Stock.

                  (d) NO FRACTIONAL SHARES. No scrip representing fractional shares of AIMCO Common Stock shall be issued in the Merger and no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to any voting or other rights of a stockholder of AIMCO. In lieu of any fractional share of AIMCO Common Stock to which a holder of Casden Capital Stock would otherwise be entitled, upon surrender of a Certificate representing Casden Capital Stock as described in this Section, such holder shall be paid an amount in cash (without interest) equal to the product of (i) the AIMCO Common Stock Price multiplied by (ii) the fraction of a share of AIMCO Common Stock to which such holder would otherwise be entitled. AIMCO shall make available to AIMCO the amount of cash necessary to make such payments without regard to any other cash being provided to AIMCO.

                  (e) BOOK ENTRY. Notwithstanding any other provision of this Agreement, the letter of transmittal referred to in Section 2.3(b) may, at the option of AIMCO, provide for the right of a holder of one or more Certificates to elect that any shares of AIMCO Common Stock into which such holder's AIMCO Common Stock was converted in the Merger be in uncertificated form.

                  (f) CLOSING OF TRANSFER BOOKS; ETC. From and after the Effective Time, the Casden stock transfer books shall be closed and no registration of any transfer of any capital stock of Casden shall thereafter be made on the Casden stock transfer books. If Certificates are presented to AIMCO after the Effective Time they shall be canceled and exchanged for (i) certificates representing the appropriate number of shares of AIMCO Common Stock, (ii) the applicable cash amount payable pursuant to Section 2.2(a), and
(iii) cash in lieu of fractional shares and dividends and other distributions, as provided in Sections 2.3(c) and 2.3(d). Shares of AIMCO Common Stock into which Canceled Shares are converted in the Merger shall be outstanding as of the Effective Time. AIMCO shall cause all such shares of AIMCO Common Stock to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by AIMCO, upon the provision by such Person of an unsecured indemnity against any claim that may be made against AIMCO with respect to such Certificate(s), AIMCO will deliver in respect of such lost, stolen or destroyed Certificate(s), a certificate representing the AIMCO Common Stock into which the shares of Casden Common Stock represented by such lost, stolen or destroyed Certificate(s) were converted in the Merger and the applicable cash amount payable pursuant to Section 2.2(a) and cash in lieu of fractional shares in accordance with Section 2.3(d) and such Person shall be entitled to the voting, dividend and other distribution rights provided herein with respect thereto.

                  (g) TERMINATION OF EXCHANGE FUND. All unclaimed cash in the Exchange Fund on the first anniversary of the Effective Time shall be retained by AIMCO, and thereafter, any holder of unsurrendered Certificates shall look only to AIMCO for payment of such funds and the delivery of certificates representing shares of AIMCO Common Stock to which such holder may be due, subject to applicable law as described in the following sentence. AIMCO shall not be liable to any Person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.4 APPRAISAL RIGHTS. Notwithstanding anything to the contrary in this Agreement, Dissenting Shares shall not be converted into or exchangeable for the right to receive any portion of the REIT Merger Consideration, but shall be entitled to receive cash consideration as shall be determined pursuant to Sections 3-203 through 3-213 of the MGCL; provided, however, that if a holder of Casden Common Stock or Casden Class A Preferred Stock fails to perfect or effectively withdraws or loses the right to appraisal and payment under the MGCL, each share of such Casden Capital Stock of such holder shall thereupon be deemed to have been converted into and become exchangeable for, as of the Effective Time, the right to receive any portion of the REIT Merger Consideration, assuming that such shares were shares of Other Common Stock, and such shares shall no longer be Dissenting Shares. Casden shall give prompt notice to AIMCO of any written demands received by Casden for appraisal of Casden Common Stock or Casden Class A Preferred Stock and any objections to the Merger received prior to the Merger and AIMCO shall have the right to participate in all negotiations with respect to such demands or objections.

                                   ARTICLE III

                                   THE CLOSING

         Section 3.1 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071 at 10:00 A.M., local time, on January 31, 2002 or earlier following the third NYSE trading day immediately following the date on which the last of the conditions set forth in
Article VIII hereof is fulfilled or has been waived or at such other time, date and place as AIMCO and Casden shall mutually agree (the "Closing Date"); provided, however, that in the event the Closing does not occur on or before December 31, 2001, AIMCO and Casden shall determine a mutually agreeable Closing Date that would not adversely affect Casden's REIT status for the taxable year ending on the Closing Date. The parties shall use commercially reasonable efforts to close on or prior to January 31, 2002.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF CASDEN

         Casden makes the following representations and warranties to AIMCO. Except as set forth in the disclosure letter from Casden to AIMCO dated the date hereof (the "Casden Disclosure Letter"):

               Section 4.1 ORGANIZATION AND QUALIFICATION; ASSETS.

                  (a) CASDEN. Casden is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. Casden is duly qualified and in good standing as a foreign corporation under the laws of each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not reasonably be expected to have a Casden Material Adverse Effect, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted. Each outstanding share of capital stock of Casden has been validly issued free of preemptive rights, and is fully paid and non-assessable. Casden has furnished to AIMCO true and complete copies of Casden's charter (the "Casden Charter") and Casden's bylaws, each as currently in effect.

                  (b) CASDEN OP. Casden OP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. As of the date hereof, the sole general partner of Casden OP is Casden, and the limited partners of Casden OP are set forth in Section 4.1(b)(i) of the Casden Disclosure Letter. Other than as set forth in Section 4.1(b)(ii) of the Casden Disclosure Letter, Casden OP is not the record owner of more than 10% of any class of voting securities of any Person other than a Casden Subsidiary. Casden OP is duly qualified and in good standing as a foreign entity under the laws of each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not reasonably be expected to have a Casden Material Adverse Effect. Casden OP has all requisite partnership power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted. Except as set forth in Section 4.1(b)(iii) of the Casden Disclosure Letter and in the Amended and Restated Agreement of Limited Partnership of Casden OP, each partnership interest in Casden OP has been validly issued free of preemptive rights, and is fully paid and non-assessable, and each partnership interest in Casden OP owned by Casden or any Casden Subsidiary is owned free and clear of any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Casden has furnished to AIMCO true and complete copies of the Amended and Restated Agreement of Limited Partnership of Casden OP (a copy of which is attached in Section 4.1(b) of the Casden Disclosure Letter) which is the partnership agreement of Casden OP in effect on the date of this Agreement.

                  (c) CASDEN SUBSIDIARIES. Section 4.1(c)(i) of the Casden Disclosure Letter sets forth (i) each Casden Subsidiary, (ii) the ownership interest therein of Casden or a Casden Subsidiary, (iii) if not wholly-owned by Casden or a Casden Subsidiary, to the extent known by Casden, the identity and ownership interest of each of the other owners of such Casden Subsidiary and
(iv) the Federal Tax status of each Casden Subsidiary as a corporation, "Taxable REIT Subsidiary" of Casden (within the meaning of Section 856(l) of the Code), "Qualified REIT Subsidiary" of Casden (within the meaning of Section 856(i)(2) of the Code), partnership, or disregarded entity. Section 4.1(c)(ii) of the Casden Disclosure Letter contains a complete and accurate organizational chart of Casden and the Casden Subsidiaries.

                  (d) OWNERSHIP OF CASDEN SUBSIDIARIES. Except as set forth in
Section 4.1(d) of the Casden Disclosure Letter, (i) all outstanding shares of capital stock of each Casden Subsidiary that is a corporation have been validly issued and are (A) fully paid and non-assessable, (B) owned by Casden or by a Casden Subsidiary and (C) in the case of any capital stock owned by Casden or a Casden Subsidiary, owned free and clear of all Liens and (ii) all equity interests in each Casden Subsidiary that is a partnership, joint venture, limited liability company or trust have been validly issued and all equity interests in each Casden Subsidiary which are owned by Casden or a Casden Subsidiary are owned free and clear of all Liens. Each Casden Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Casden Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Casden Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Casden Material Adverse Effect. Copies of the charter and bylaws or similar organizational and governing documents and copies of the partnership, joint venture and operating agreements of each Casden Subsidiary, each as amended to the date of this Agreement, previously have been delivered or made available to AIMCO.

                  (e) NAPICO ENTITIES. Section 4.1(e) of the Casden Disclosure Letter sets forth, as of November 1, 2001, the name and state of organization of, and ownership interest in, each Person of which National Partnership Investments Corp. ("NAPICO") or one of its Subsidiaries is a direct or indirect general partner (other than any Person (i) in which NAPICO is an administrative general partner and does not control the day-to-day operations of such Person,
(ii) which does not operate, has not operated, and will not operate prior to the Closing Date, a "lodging facility" or "health care facility" within the meaning of Section 856(1)(4)(A) and 856(1)(4)(B) of the Code, respectively, and (iii) that does not license, has not licensed, and will not license prior to the Closing Date, rights to any brand name under which any such lodging facility or health care facility is operated), each wholly-owned corporate subsidiary of NAPICO or one of its Subsidiaries and each limited liability company in which NAPICO or one of its Subsidiaries is the direct or indirect managing member (collectively, the "NAPICO Entities"). The ownership interests of NAPICO and its Subsidiaries in each NAPICO Entity are owned by NAPICO or its Subsidiaries free and clear of all Liens (other than Liens described in Section 4.1(b) of the Casden Disclosure Letter). Each of the NAPICO Entities is an entity validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Casden Material Adverse Effect. To Casden's knowledge, all outstanding ownership interests in the NAPICO Entities and each Person in which the NAPICO Entities hold an ownership interest have been validly issued. Copies of the organizational and governing documents of each NAPICO Entity, as amended to the date of this Agreement, have been previously delivered or made available to AIMCO.

                  (f) COMMERCIAL PROPERTIES. The Commercial Properties and the Commercial Debt to be assumed by CommercialCo, in the Commercial Sale are not used in and do not relate to the multi-family apartment business of Casden or any Casden Subsidiary (except to the extent such Commercial Properties are used by Casden or any Casden Subsidiary pursuant to a commercial lease for all or a portion of such Commercial Property), and such assets and liabilities will not be assets or liabilities of Casden or any Casden Subsidiary at the Effective Time, nor will title to such Commercial Properties directly or indirectly pass to AIMCO or any Affiliate of AIMCO in connection with the Merger.

                  (g) RESIDENTIAL PROPERTIES. As a result of the Merger, and assuming the receipt of all AIMCO Statutory Approvals and Casden Statutory Approvals, AIMCO will succeed to all of the assets of Casden relating to the multifamily apartment business of Casden and the Casden Subsidiaries, other than the Development LLC Assets and the Commercial Properties.

                  Section 4.2 CAPITALIZATION.

                  (a) CASDEN. The authorized shares of Casden Capital Stock consist of (i) 150,000,000 shares of Casden Common Stock; (ii) 15,000,000 shares of Casden Class A Preferred Stock; (iii) 424,000 shares of Casden Junior Preferred Stock and (iv) 84,576,000 shares of Preferred Stock, par value $0.01 per share. As of the date hereof, (A) 5,397,197 shares of Casden Common Stock were issued and outstanding, of which no shares of Casden Common Stock were held by Casden's wholly-owned Subsidiaries; (B) 2,000,000 shares of Casden Common Stock were reserved for issuance under the Casden Stock Plan, under which options to acquire 1,642,800 shares of Casden Common Stock have been granted and are outstanding; (C) 14,298,997 shares of Casden Common Stock were reserved for issuance upon exercise of the Casden I Warrants; (D) 500,000 shares of Casden Common Stock were reserved for issuance upon exercise of the Casden II Warrants;
(E) 10,295,272 shares of Casden Class A Preferred Stock were issued and outstanding; (F) 400,610 shares of Casden Junior Preferred Stock were issued and outstanding; and (G) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), were issued or outstanding. Except as set forth in the preceding sentence above, in Section 4.2(b) below, in Section 4.2 of the Casden Disclosure Letter or pursuant to this Agreement, there are no securities, options, warrants, calls, rights, commitments or agreements of any character to which Casden or any Casden Subsidiary is a party or by which any of them are bound obligating Casden or any Casden Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Casden or any Voting Debt of Casden or any Casden Subsidiary or obligating Casden or any Casden Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

                  (b) CASDEN OP. The issued and outstanding Casden OPUs consist of (i) 10,295,272 Class A limited partnership units; (ii) 1,110,183 Class B restricted limited partnership units; (iii) 577,886 Junior limited partnership units; and (iv) 7,657,223 common limited partnership units and no other Casden OPUs are issued and outstanding. Except as set forth in Section 4.2(b) of the Casden Disclosure Letter, there are no securities, outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement to which Casden OP is a party or by which it is bound obligating Casden OP to issue, deliver or sell, or cause to be issued, delivered or sold, additional partnership units or Voting Debt of Casden OP or obligating Casden OP to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, other than rights to receive further vesting of up to 48,264 Class B restricted limited partnership units pursuant to the award agreements set forth in Section 4.2(b) of the Casden Disclosure Letter.

                  (c) Section 4.2(c) of the Casden Disclosure Letter sets forth a complete and accurate list of all of the holders of record of the Casden Capital Stock and the number of shares held by each such holder (i) as of the date hereof and (ii) after giving effect to the Casden Reverse Stock Split.

                  (d) Section 4.2(d) of the Casden Disclosure Letter sets forth a complete and accurate list of all of the holders of record of Casden OPUs and the number of units held by each such holder.

         Section 4.3 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

                  (a) AUTHORITY. Casden has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the applicable Casden Stockholders' Approval (as defined in Section 4.10) and the applicable Casden Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the Transactions. The execution and delivery of this Agreement and the consummation by Casden of the Transactions have been duly authorized by all necessary corporate action on the part of Casden, subject to obtaining the applicable Casden Stockholders' Approval. This Agreement has been duly and validly executed and delivered by Casden and, assuming the due authorization, execution and delivery hereof by AIMCO, constitutes the valid and binding obligation of Casden enforceable against Casden in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (b) NON-CONTRAVENTION. Except as set forth in Section 4.3(b) of the Casden Disclosure Letter, the execution and delivery of this Agreement by Casden does not, and the consummation of the Transactions will not, violate, conflict with, result in a breach of any provision of, constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Casden or any of the Casden Subsidiaries (each of the foregoing, a "Violation" with respect to Casden and such term when used in
Article V has correlative meanings with respect to AIMCO) pursuant to any provisions of (i) the charter and bylaws, any declaration of trust or similar organizational or governing documents of Casden or any Casden Subsidiary, (ii) any Contract with any third party to which Casden or any of the Casden Subsidiaries is a party or (iii) subject to obtaining the Casden Required Statutory Approvals and the Casden Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as defined in Section 4.3(c))applicable to Casden or any of its properties or assets, except in the case of the foregoing clauses (ii) and (iii) for any such Violation which would not reasonably be expected to have a Casden Material Adverse Effect. Section 4.3(b) of the Casden Disclosure Letter sets forth, (x) each construction lender under any construction loan encumbering any of the Casden Properties (other than the NAPICO Properties) and (y) each lender or housing agency in connection with any tax exempt bond financing affecting any of the Casden Properties (other than the NAPICO Properties), in either case, the consent or approval of which is necessary to prevent or avoid a Violation by Casden or any of the Casden Subsidiaries as a result of the execution and delivery of this Agreement or any of the Related Transaction Documents or the consummation or performance of any of the Transactions (any and all such consents and approvals, the "Casden Property Consents").

                  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body or authority (including the United States Department of Housing and Urban Development, and/or applicable state housing agencies (collectively, "HUD"), a stock exchange or other self-regulatory body (each of the foregoing entities, bodies or authorities, including HUD, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by Casden or the consummation of the Transactions by Casden, except (i) acceptance of the Articles of Merger by the Maryland Department of Assessments and Taxation, (ii) the filing of an amended Articles Supplementary relating to the Casden Junior Preferred Stock with the MSDAT (if desired by Casden under Section 6.1(d)), (iii) as described in Section 4.3(c) of the Casden Disclosure Letter or (iv) declarations, filings, registrations, notices, authorizations, consents or approvals, the failure of which to make, give or obtain would not result in a Casden Material Adverse Effect (all of the foregoing, the "Casden Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Casden Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and observing such waiting periods as are necessary to avoid a violation of law). For purposes of determining compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Casden confirms that the conduct of its business consists primarily of investing in, owning, developing and operating real estate for the benefit of its stockholders.

                  (d) COMPLIANCE. Except as set forth in Section 4.6, Section 4.7, Section 4.8, Section 4.9 or Section 4.11 of the Casden Disclosure Letter, neither Casden nor any of the Casden Subsidiaries (i) is in violation of or has been given notice or been charged with any violation of, or (ii) to the knowledge of Casden, is under investigation with respect to any violation of, any law, statute, order, rule, regulation, ordinance, writ, injunction, decree or judgment (including any applicable Environmental Laws) of any Governmental Authority, except for violations which would not reasonably be expected to have a Casden Material Adverse Effect. Except as set forth in Section 4.9 or Section
4.11 of the Casden Disclosure Letter, Casden and the Casden Subsidiaries have all permits, licenses (including licenses required to operate as a property manager), franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except where the failure to obtain such permits, licenses (including licenses required to operate as a property manager), franchises and other authorizations, consents and approvals would not reasonably be expected to have a Casden Material Adverse Effect. Except as set forth in Section 4.3(d), Section 4.6 or Section 4.8 of the Casden Disclosure Letter, neither Casden nor any Casden Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Casden or any Casden Subsidiary under
(i) their respective organizational documents or (ii) any Contract (other than any organizational documents or loan agreements, notes and mortgages with respect to non-residential properties) to which Casden or any Casden Subsidiary is a party or by which it is bound or to which its property is subject, except for possible Violations which individually or in the aggregate would not reasonably be expected to have a Casden Material Adverse Effect.

         Section 4.4 CASDEN FINANCIAL STATEMENTS.

                  (a) The Casden Financial Statements have been provided by Casden to AIMCO prior to the date hereof. The audited consolidated financial statements and unaudited interim financial statements included in the Casden Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto, and except for the absence of notes in the case of unaudited statements) and fairly present in all material respects the financial position of the applicable entities (or consolidated group of entities) referenced therein as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject to normal recurring audit and year-end adjustments, in the case of the unaudited interim financial statements.

                  (b) The schedules attached as Section 4.4(b) of the Casden Disclosure Letter (collectively, the "Casden Pro Forma Financial Information") present fairly, in all material respects, the financial position of Casden and its subsidiaries, on a consolidated basis, as of December 31, 2000 and June 30, 2001, and the results of operations of Casden and its subsidiaries, on a consolidated basis, for the twelve months and six months then ended, in each case after giving effect to the Commercial Sale, the Ross Store Sale, the Asset Purchase and certain other transactions and adjustments disclosed therein.

                  (c) Casden has delivered, or caused to be delivered, to AIMCO
(i) a report of Deloitte & Touche LLP relating to its review, in accordance with standards promulgated by the American Institute of Certified Public Accountants, of the Casden Financial Statements as of June 30, 2001 and for the six months then ended, and (ii) a letter of Deloitte & Touche LLP, addressed to AIMCO, with respect to the Casden Financial Statements and the Casden Pro Forma Financial Information, and customary in scope and substance for comfort letters delivered by independent public accountants in connection with acquisition transactions in which there is an exchange of stock.

         Section 4.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 4.5 of the Casden Disclosure Letter or as otherwise expressly permitted in Section 6.1 of this Agreement or required under Article VII of this Agreement, since December 31, 2000, (i) Casden and each of the Casden Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice (it being understood that acquisitions and dispositions of multi-family apartment properties and interests therein by the NAPICO Entities are ordinary course business activities and are consistent with past practice), (ii) neither Casden nor any Casden Subsidiary (other than any NAPICO Entity) has transferred any material assets other than to or among Casden, Casden OP and any wholly owned Subsidiary of Casden and (iii) there has not been any event or condition that would reasonably be expected to result in a Casden Material Adverse Effect.

         Section 4.6 LITIGATION.

                  Except as set forth in Section 4.6(i), Section 4.6(ii),
Section 4.7, Section 4.8, Section 4.9 or Section 4.11 of the Casden Disclosure Letter, (i) there are no claims, suits, actions or proceedings by or against Casden or any of the Casden Subsidiaries or any of their respective properties (other than unlawful detainer actions by Casden against its tenants or counterclaims resulting therefrom) pending or, to the knowledge of Casden or a Casden Subsidiary, threatened in which damages in excess of $10,000 are asserted or alleged, (ii) there are no claims, suits, actions or proceedings by or against Casden or any of the Casden Subsidiaries or any of their respective properties pending or to the knowledge of Casden or any Casden Subsidiary threatened that could reasonably be expected to affect all or any portion of any of Casden's properties or any of Casden Subsidiary's properties or Casden's or any Casden Subsidiary's ownership, rights, use, development or maintenance of their respective properties, including, without limitation, tax reduction proceedings; (iii) there are no claims, suits, actions or proceedings by any Governmental Authority or third party pending nor, to the knowledge of Casden, threatened, nor are there, to the knowledge of Casden, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting Casden or any of the Casden Subsidiaries, (iv) there have not been any significant adverse developments since December 31, 2000 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (v) there are no judgments, decrees, injunctions, or orders of any Governmental Authority specifically applicable to Casden or any Casden Subsidiary which would, if fully enforced, result in payments or losses in excess of $10,000 individually. Section 4.6(i) of the Casden Disclosure Letter sets forth the claims, litigation, disputes and matters existing on the Closing Date over which AIMCO shall maintain responsibility and control following the Effective Time, subject to the limitations set forth in the Master Indemnification Agreement. XYZ shall maintain responsibility and control following the Effective Time over any and all claims, litigation, disputes or matters, based on facts or circumstances existing or arising prior to the Effective Time, not set forth specifically in Section 4.6(i) of the Casden Disclosure Letter, including, without limitation, those set forth in Section 4.6(ii) of the Casden Disclosure Letter.

         Section 4.7 TAX MATTERS. Except as set forth in Section 4.7 of the Casden Disclosure Letter:

                  (a) TIMELY FILING OF TAX RETURNS. Casden and each of the Casden Subsidiaries have filed (or there have been filed on such Persons' behalf) all federal and all material foreign, state and local Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis (after giving effect to any filing extension properly granted by a Governmental Authority having the authority to do so).

                  (b) PAYMENT OF TAXES. Casden and each of the Casden Subsidiaries have paid all material Taxes that are currently due and payable for all periods through and including the Closing Date within the time and in the manner prescribed by law, except for those Taxes contested in good faith and for which adequate reserves have been provided on their books and records and except for the tax under Section 857(b)(5) of the Code on Casden's federal income tax return for the year 2000 for which a cash reserve in the amount of such liability has been established.

                  (c) TAX RESERVES. Casden and the Casden Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

                  (d) TAX LIENS. There are no Tax liens upon the material assets of Casden or any of the Casden Subsidiaries, except liens for Taxes not yet delinquent.

                  (e) WITHHOLDING TAXES. Casden and each of the Casden Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have withheld and paid over to the proper Governmental Authorities all amounts required within the time and in the manner prescribed by law.

                  (f) REIT CLASSIFICATION. At all times since December 30, 1998, Casden has been organized and operated in conformity with the requirements necessary to qualify as a REIT pursuant to Section 856 of the Code (the "Status Requirements"), and the execution or delivery by Casden of this Agreement and the consummation by Casden of the Transactions or compliance with or fulfillment of the terms and provisions hereof by Casden, will not adversely affect the qualification of Casden as a REIT for each taxable year ending on or before the Closing Date.

                  (g) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative or court proceedings are presently pending with regard to any material Taxes or Tax Returns of Casden or any of the Casden Subsidiaries.

                  (h) TAX RULINGS. Except for the rulings previously delivered by Casden to AIMCO and the Closing Agreement with the IRS executed on September 21, 2001, neither Casden nor any of the Casden Subsidiaries has applied for, received, or has pending a Tax Ruling or commenced negotiations or entered into a Closing Agreement with any taxing authority.

                  (i) TAX SHARING AGREEMENTS. Neither Casden nor any Casden Subsidiary is a party to any agreement relating to allocating or sharing Taxes.

                  (j) BUILT IN GAIN. None of Casden or any of the Casden Subsidiaries (excluding, for purposes of this provision, NAPICO and the NAPICO Entities) has been or will be subject to tax (i) under the principles of Section 1374, as described in IRS Notice 88-19 and Temporary Treasury Reg. Section 1.337(d)-5T, or (ii) under paragraphs (4), (5), (6) or (7) of Section 857(b) of the Code.

                  (k) PAST DISTRIBUTIONS. With respect to the taxable year ending on the Closing Date, Casden will have distributed to its stockholders, in distributions qualifying for the dividends paid deduction pursuant to Section 857(b)(2)(B) of the Code, an amount equal to 100% of its real estate investment trust taxable income as described in Section 857(b) of the Code.

                  (l) ADDITIONAL DISTRIBUTIONS. If the Merger were not to occur, neither Casden nor CPLB would be required to make a distribution to stockholders pursuant to Section 858 or Section 860 of the Code in order to maintain their status as a REIT.

                  (m) TAXABLE REIT SUBSIDIARIES. Each entity identified as a "Taxable REIT Subsidiary" of Casden (within the meaning of Section 856(l) of the
Code) on Section 4.1(c) of the Casden Disclosure Letter at all times since January 1, 2001 has satisfied every requirement imposed by Section 856(1) of the Code. None of such entities (i) operates or manages, has operated or managed, or will operate or manage prior to the Closing Date a "lodging facility" or "health care facility" within the meaning of Section 856(1)(4)(A) and 856(1)(4)(B) of the Code, respectively, or (ii) licenses, has licensed, or will license prior to the Closing Date, rights to any brand name under which any such lodging facility or health care facility is operated.

                  (n) LIABILITY FOR OTHERS. Neither Casden nor any of the Casden Subsidiaries has any material liability for Taxes of any Person other than Casden and the Casden Subsidiaries (i) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by Contract, or
(iii) otherwise.

                  (o) SECTION 341(f). Neither Casden nor any of the Casden Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by Casden or any of the Casden Subsidiaries.

                  (p) DEFICIENCIES. No deficiencies for any Taxes have been proposed, asserted or assessed against Casden, or any Casden Subsidiary, and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of Casden or any Casden Subsidiary.

                  (q) TEN PERCENT VOTING INTEREST. At the Closing Date, other than a corporation that is a "Qualified REIT Subsidiary" of Casden within the meaning of Section 856(i)(2) of the Code or a "Taxable REIT Subsidiary" of Casden within the meaning of Section 856(l) of the Code, neither Casden nor any Casden Subsidiary (excluding, for purposes of this provision, NAPICO and the NAPICO Entities) will own (as determined for purposes of Section 856 of the Code and the Regulations promulgated thereunder, including Treasury Reg. Section 1.856-3(g) and with the same meaning as when used in the Investment Company Act of 1940, as amended), directly or indirectly (i) securities (other than "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code) possessing more than 10% of the total voting power of any issuer or (ii) securities (other than "real estate assets" within the meaning of Section 856(c)(5)(B) of the Code) having a value of more than 10% of the total value of the outstanding securities of any issuer, other than securities satisfying the straight debt safe harbor of Section 856(c)(7) of the Code.

                  (r) SERVICES. At no time on or prior to the Closing Date, has Casden or any of the Casden Subsidiaries provided services to tenants other than services that (i) do not give rise to "impermissible tenant service income" as defined in Section 856(d)(7) of the Code or

(ii) give rise to impermissible tenant service income with respect to any property for any taxable year in an amount not in excess of one percent of all amounts received or accrued by Casden and the Casden Subsidiaries (excluding, for purposes of this provision, NAPICO) with respect to such property during such year.

                  (s) OWNERSHIP OF CORPORATIONS. Neither Casden nor any Casden Subsidiary owns or has owned, directly or indirectly (including through attribution under the Code), an interest in a corporation other than interests in (i) "Qualified REIT Subsidiaries" within the meaning of Section 856(i)(2) of the Code, (ii) "Taxable REIT Subsidiaries" within the meaning of Section 856(l) of the Code, (iii) NAPICO, prior to its election to be treated as a "Taxable REIT Subsidiary" of Casden within the meaning of Section 856(l) of the Code, and
(iv) REITs.

                  (t) OWNERSHIP OF TRANSPARENT ENTITIES. Neither Casden nor any Casden Subsidiary other than NAPICO owns or has owned, directly or indirectly (including through attribution under the Code), other than through its ownership of NAPICO or a NAPICO Entity, an interest in a partnership or limited liability company in which Casden was not the direct or indirect (including through attribution under the Code) managing member or general partner.

         Section 4.8 EMPLOYEE MATTERS; ERISA. As of the date hereof, except as set forth in Section 4.8 of the Casden Disclosure Letter and as contemplated under Section 6.1(h) of the Casden Disclosure Letter:

                  (a) BENEFIT PLANS. Section 4.8(a) of the Casden Disclosure Letter contains a true and complete list of each written or oral material employment agreement, arrangement, commitment, severance agreement or plan, change in control, or retention agreement, bonus plan, incentive compensation or deferred compensation plan, stock option plan or agreement, stock-based incentive plan, profit sharing plan, restricted stock plan or agreement, welfare plan, employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), policy, program, agreement or arrangement and any related trust covering any current or former officer, director, agent, consultant or employee of Casden, any Casden Subsidiary or any trade or business, whether or not incorporated, that together with Casden or any Casden Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA (each, an "ERISA Affiliate") or their respective beneficiaries with respect to which AIMCO will have financial obligations following the Merger (collectively, the "Casden Benefit Plans"). Since December 31, 2000, except as set forth in Section 4.8(a) of the Casden Disclosure Letter, there have been no new plans, policies, agreements or arrangements adopted or changes, additions or modification to any existing Casden Benefit Plan that would reasonably be expected to materially increase the cost or liability under any Casden Benefit Plan. Neither Casden nor any Casden Subsidiary nor any of their ERISA Affiliates has any obligation to provide any former or present employee, director, officer, partner, agent or consultant any profit sharing, springing or existing equity or profit interest or participation, any paid sabbatical, or the right to purchase any asset or property including, without limitation, any apartment. With respect to the Casden Benefit Plans, a copy of (i) the last two annual reports (IRS Form 5500 Series, together with all required schedules and accountant's reports or opinions) prepared in connection with any such Casden Benefit Plan, as applicable (ii) the latest determination letter from the Internal Revenue Service (the "IRS") for any Casden Benefit Plan which is intended to be qualified under Section 401 of the Code, (iii) the most recent summary plan description, if any, and (iv) a copy of the material documents and instruments establishing and governing each Casden Benefit Plan (including all amendments thereto) previously have been made available to AIMCO.

                  (b) CONTRIBUTIONS. All contributions and other payments required to be made by Casden or any of the Casden Subsidiaries or any of their ERISA Affiliates to any Casden Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligations has been reflected in the Casden Financial Statements to the extent required by GAAP.

                  (c) QUALIFICATION; COMPLIANCE. Except where the failure to so comply with each of the following representations would not individually or in the aggregate reasonably be expected to result in a Casden Material Adverse Effect, and with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) the representations in this Section 4.8(c) are limited to the knowledge of Casden or any Casden Subsidiary, (i) each of the Casden Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of Casden, the Casden Subsidiaries and their ERISA Affiliates, no circumstances exist that are reasonably expected by Casden, any Casden Subsidiary or any of their ERISA Affiliates to result in the revocation of any such determination;
(ii) Casden, the Casden Subsidiaries and their ERISA Affiliates are in compliance with, and each of the Casden Benefit Plans is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, ERISA and the Code; (iii) each Casden Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits; and (iv) no "prohibited transactions" (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory or administrative exemption is not available with respect to any Casden Benefit Plan and which could give rise to liability on the part of Casden, any Casden Subsidiary, any of their ERISA Affiliates, any Casden Benefit Plan, or any fiduciary, party in interest or disqualified Person with respect to any Casden Benefit Plan.

                  (d) LIABILITIES. With respect to the Casden Benefit Plans, no event has occurred, and, to the knowledge of Casden, the Casden Subsidiaries and their ERISA Affiliates, there does not now exist any condition or set of circumstances that could reasonably be expected to subject Casden, any of the Casden Subsidiaries or any of their ERISA Affiliates to any material liability arising under the Code, ERISA or any other applicable law (including any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), excluding liabilities for benefit claims and funding obligations payable in the ordinary course. No liability under Title IV of ERISA has been incurred by Casden, any of the Casden Subsidiaries or any of their ERISA Affiliates during the last six (6) years that has not been satisfied in full, and no condition exists that presents a risk to Casden, any of the Casden Subsidiaries or any of their ERISA Affiliates of incurring any liability under such Title, other than liability for premiums due the PBGC, which payments have been or will be made when due except as would not reasonably be expected to have a Casden Material Adverse Effect.

                  (e) WELFARE PLANS. None of the Casden Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any material benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or
Part 6 of Title I of ERISA.

                  (f) PENALTIES. To Casden or any Casden Subsidiary's knowledge, none of any Casden Benefit Plan, any trust created thereunder, nor any trustee or administrator of any Casden Benefit Plan taken any action or failed to take any action which could reasonably be expected to subject Casden, any Casden Subsidiary or any of their ERISA Affiliates to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975(a) or (b) or 4976 or 4980B of the Code.

                  (g) PAYMENTS RESULTING FROM THE TRANSACTIONS. Other than with respect to the option awards referred to in Section 7.11(a), or with respect to the employment agreements or arrangements set forth in Section 4.8(a) of the Casden Disclosure Letter, the consummation or announcement of any of the Transactions will not (either alone or upon the occurrence of any additional or further acts or events, including the termination of employment of any officers, directors, employees, agents or directors of Casden or any Casden Subsidiary on or prior to the Closing), result in any (i) payment (whether of severance pay or otherwise) becoming due from Casden or any of the Casden Subsidiaries to any Affected Employee (as defined in Section 7.11(a)) or to the trustee under any "rabbi trust" or similar arrangement, (ii) benefit of any Affected Employee under any Casden Benefit Plan becoming accelerated, vested or payable or (iii) "mass layoff" or "plant closing" as defined in the WARN Act requiring notice or pay in lieu of notice.

                  (h) MULTIEMPLOYER PLAN. With respect to any Casden Benefit Plan that is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, (i) neither Casden, any Casden Subsidiary nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a complete or partial withdrawal, (iii) neither Casden, any Casden Subsidiary nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, (iv) to the knowledge of Casden or any Casden Subsidiary, no circumstances exist that present a material risk that any such multi-employer plan will go into reorganization, and (v) to the knowledge of Casden or any Casden Subsidiary, the aggregate withdrawal liability of Casden, each Casden Subsidiary and the ERISA Affiliates, computed as if a complete withdrawal by Casden, each Casden Subsidiary and all of its ERISA Affiliates had occurred under each such multiemployer plan on the date hereof, would be zero.

                  (i) TITLE IV PLANS. Except with respect to any multiemployer plans, no Casden Employee Plan is subject to Title IV of ERISA and neither Casden, any ERISA Affiliate, nor any Casden Subsidiary has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, any plan that is subject to Title IV of ERISA.

                  (j) DEDUCTIBILITY OF PAYMENTS. Except as disclosed in Section 4.8(j) of the Casden Disclosure Letter, there is no Casden Benefit Plan or any other contract, agreement or arrangement with respect to any "disqualified individual" within the meaning of Section 1.280G-1 of the Proposed Regulations of Casden that could, individually or collectively, give rise to the payment of any amount by Casden or any Casden Subsidiary as a result of the consummation of the Transactions that would not be deductible pursuant to the terms of Section 280G of the Code.

                  (k) LABOR MATTERS. Except as set forth in Section 4.8(k) of the Casden Disclosure Letter:

                      (i) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the knowledge of Casden, threatened against or otherwise affecting Casden or any Casden Subsidiary, nor has Casden or any Casden Subsidiary experienced any such labor controversy since December 31, 1996;

                      (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of Casden, threatened against or otherwise affecting Casden or any Casden Subsidiary before the National Labor Relations Board or any similar state or foreign agency;

                      (iii) no grievance or arbitration proceeding before any Governmental Authority relating to any of the employees or former employees of Casden or any Casden Subsidiary, any labor organization or other representative of the employees or arising out of any collective bargaining agreement is pending or, to the knowledge of Casden, threatened against or otherwise affecting Casden or any Casden Subsidiary, which, if adversely decided, would reasonably be expected to have a Casden Material Adverse Effect; and

                      (iv) no collective bargaining agreement exists that is binding on Casden or any Casden Subsidiary, and no petition has been filed or proceedings instituted by an employee or group of employees of Casden or any Casden Subsidiary with any labor relations board seeking recognition of a bargaining representative, and, to the knowledge of Casden, no organizational effort is currently being made or has been made since December 31, 1996, on behalf of any labor union to organize any employees of Casden or any Casden Subsidiary.

                  (l) CONSENT DECREES OR SETTLEMENTS. Except as set forth on
Section 4.8(l) of the Casden Disclosure Letter, Casden is not a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Government Authority relating to employees or the employment practices of Casden.

                  (m) COMPLIANCE WITH LAW. To the knowledge of Casden, Casden is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, immigration, wages, hours of work, independent contractor classification, income tax withholding and occupational safety and health.

                  (n) PENDING OR THREATENED PROCEEDINGS. There are no proceedings pending or, to the knowledge of Casden, threatened in writing against or otherwise affecting Casden before any Governmental Authority brought by or on behalf of any of Casden's employees, prospective employees or former employees alleging breach of any express or implied contract of employment or any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, which, if adversely decided, would reasonably be expected to have a Material Adverse Effect on Casden.

                  (o) EMPLOYMENT TERMINATIONS. To the knowledge of Casden, and other than the Transferred Employees, no officer or other key employee of Casden intends to terminate his or her employment with Casden in connection with the Merger.

                  (p) WARN EVENTS. In the past five years, (i) Casden has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Casden's business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Casden's business, (iii) Casden has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation, (iv) Casden has not caused any of its employees at its corporate headquarters in Beverly Hills, California to suffer an "employment loss" (as defined in the WARN Act) during the 90 day period prior to the date hereof and (v) no other single site of employment of Casden (other than its corporate headquarters in Beverly Hills, California) has 50 or more employees.

                  (q) EMPLOYEE POLICIES. Section 4.8(q) of the Casden Disclosure Letter sets forth a complete and accurate list of all written personnel policies, rules or procedures applicable to Casden's employees.

                  (r) CASDEN EMPLOYEES. Section 4.8(r) of the Casden Disclosure Letter sets forth a complete and accurate list of all of the employees of Casden and the Casden Subsidiaries as of October 31, 2001, other than the Proposed Transferred Employees (as defined in Section 4.8(s) below), including each such individual's name, rate of compensation and whether such individual is a full-time or part-time employee or is on leave.

                  (s) PROPOSED TRANSFERRED EMPLOYEES. Section 4.8(s) of the Casden Disclosure Letter sets forth (i) a preliminary list of the proposed employees of Casden or any subsidiary of Casden that will be given offers of employment by either CommercialCo or the Development LLC (the "Proposed Transferred Employees") immediately following the Effective Time and (ii) the entity that will offer such employment.

         Section 4.9 ENVIRONMENTAL PROTECTION. Except as set forth in Section
4.9 of the Casden Disclosure Letter:

                  (a) COMPLIANCE. Casden and each of the Casden Subsidiaries is in compliance with all applicable Environmental Laws, except as in the aggregate would not result in a Casden Material Adverse Effect. Neither Casden nor any of the Casden Subsidiaries has received any written communication from any Governmental Authority that alleges that Casden or any of the Casden Subsidiaries is not in compliance with applicable Environmental Laws, except as in the aggregate would not result in a Casden Material Adverse Effect. Compliance with all applicable Environmental Laws will not require Casden or any Casden Subsidiary to incur costs that would be reasonably likely to result in a Casden Material Adverse Effect.

                  (b) ENVIRONMENTAL PERMITS. Casden and each of the Casden Subsidiaries has obtained or has applied for all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Casden and the Casden Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except for Environmental Permits which in the aggregate would not result in a Casden Material Adverse Effect.

                  (c) ENVIRONMENTAL CLAIMS. There is no Environmental Claim pending or, to the knowledge of Casden, threatened in writing (i) against Casden or any of the Casden Subsidiaries, (ii) against any Person whose liability for any Environmental Claim Casden or any of the Casden Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which Casden or any of the Casden Subsidiaries owns, leases or manages, in whole or in part, except, in each case, for Environmental Claims which in the aggregate would not result in a Casden Material Adverse Effect. To the knowledge of Casden, no circumstances, events or conditions exist that would reasonably be expected to form the basis of any Environmental Claim against Casden or the Casden Subsidiaries, except as in the aggregate would not result in a Casden Material Adverse Effect.

                  (d) HAZARDOUS MATERIALS. To the knowledge of Casden, no Hazardous Materials are located on any Casden Property, except in compliance with all Environmental Laws or except as in the aggregate would not reasonably be expected to result in a Casden Material Adverse Effect.

                  (e) USTs. To the knowledge of Casden, no underground storage tank is located on any Casden Property, except in compliance with all Environmental Laws or except as in the aggregate would not reasonably be expected to result in a Casden Material Adverse Effect.

                  (f) PREDECESSORS. To the knowledge of Casden, there is no pending or threatened Environmental Claim with respect to any predecessor of Casden or any of the Casden Subsidiaries which would have a Casden Material Adverse Effect, or any Environmental Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, except for Environmental Claims which in the aggregate would not result in a Casden Material Adverse Effect.

                  (g) REPORTS. Casden has delivered to AIMCO copies of all environmental assessments, audits and reports in its possession relating to the Casden Properties.

                  (h) GOVERNMENTAL APPROVAL. The Transactions do not require governmental approval under Environmental Laws.

                  (i) MOLD. To the knowledge of Casden, no colonies or growths of toxin-producing molds or fungi are located in any habitable structures on any Casden Property, except as in the aggregate would not result in a Casden Material Adverse Effect. There are no claims pending or, to the knowledge of Casden, threatened, against Casden or any of the Casden

Subsidiaries or with respect to any real or personal property or operations which Casden or any of the Casden Subsidiaries owns, leases or manages, in whole or in part, alleging the presence of any such molds or fungi, except as in the aggregate would not result in a Casden Material Adverse Effect.

         Section 4.10 VOTE REQUIRED. The affirmative vote of (a) the holders of at least a majority of the shares of Casden Common Stock outstanding on the record date for the Casden Meeting (as defined in Section 7.5(a)) voting as a class, and (b) the holders of at least 55% of the shares of Casden Class A Preferred Stock outstanding as of the date hereof, voting as a class (collectively, the "Casden Stockholders' Approval"), are the only votes of the holders of any class or series of the shares of Casden or any of the Casden Subsidiaries that is required to approve the Merger and this Agreement. The affirmative vote of (i) the holders of at least 2/3 of the shares of Casden Common Stock and (ii) the holders of at least 90% of the shares of CPLB common stock subject to the CPLB Reverse Stock Split outstanding on the record date for determining the holders entitled to vote thereon are the only votes of the holders of any class or series of Casden Capital Stock that are required to approve (a) the Casden Reverse Stock Split and the amendment to the Casden Charter contemplated by Section 7.34 and (b) the CPLB Reverse Stock Split, respectively. The shares subject to the Voting Agreement will represent at least a majority of the shares of Casden Common Stock outstanding on the record date for the Casden Meeting and at least 55% of the shares of Casden Class A Preferred Stock as of the date hereof. The Stockholders of Casden set forth on
Section 4.10 of the Casden Disclosure Letter, each of which is a party to the Voting Agreement are, in the aggregate, the record and beneficial owners of a sufficient number of shares of Casden Common Stock, Casden Junior Preferred Stock and Casden Class A Preferred Stock sufficient to constitute the Casden Stockholder Approval. The Stockholders of PLB that are parties to the Voting Agreement are, in the aggregate, the record and beneficial owners of a number of shares of PLB Common Stock sufficient to constitute 90% of the voting power of PLB Common Stock.

         Section 4.11 HUD. Other than as set forth on Section 4.11 of the Casden Disclosure Letter and except where the failure to obtain, or the presence of which, would not reasonably be expected to result in a Casden Material Adverse Effect, each of Casden and the Casden Subsidiaries as of the date hereof: (a) has all necessary consents and approvals of HUD to act as a general partner of and/or management agent for, as the case may be, each partnership which is an owner of a HUD-insured or HUD-assisted property for which Casden or any Casden Subsidiary acts as a general partner and/or management agent; (b) with respect to each HUD-insured or HUD-assisted property for which Casden or any Casden Subsidiary acts as a general partner and/or management agent, has not received any current physical inspection reviews with a REAC score of less than 60 for which an MIO plan which is satisfactory to HUD has not been developed (or disclosing any exigent health and safety matters which have not been resolved) or any management agent's performance reviews that are graded as less than "Satisfactory" or, as to state housing agencies, any physical inspection or management agent reviews with an equivalent or otherwise substandard rating; (c) has no "flags" or limited denials of participation, suspensions or debarments currently in effect under the HUD 2530 Previous Participation Clearance Procedures or any other applicable HUD regulations; (d) has not been notified by HUD of any matters currently pending before the HUD Departmental Enforcement Center; (e) has not received any notice from HUD with respect to any audited financial statement for any year prior to 2000 that remains unresolved to HUD's satisfaction; and (f) has filed all annual audited financial statements in the timeframe required by HUD for the calendar year 2000.

         Section 4.12 ABSENCE OF INDUCEMENT. In entering into the Transaction Documents, Casden has not been induced by, or relied upon, any representations, warranties or statements by AIMCO not set forth or referred to in the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, and Casden acknowledges that, in entering into the Transaction Documents, AIMCO has been induced by and relied upon the representations and warranties of Casden herein set forth, the information set forth in the Casden Financial Statements and the representations and warranties of the parties to the Transaction Documents, the Schedules thereto and the other documents required to be delivered thereby. Casden has made its own investigation of AIMCO prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties, statements or documents as to the advisability of entering into this Agreement other than as described above in the first sentence of this Section 4.12.

         Section 4.13 REAL PROPERTIES.

                  (a) OWNERSHIP. Section 4.13(a) of the Casden Disclosure Letter sets forth a list of each of the following properties (collectively, but excluding the NAPICO Syndicated Properties (as defined in Section 7.32 below), the "Casden Properties"), together with the approximate number of apartment units located on each such property and the location of each such property:

                           (i) each real property owned in whole or in part by
                  Casden or a Casden Subsidiary other than the NAPICO Properties (collectively, the "Owned Properties"), together with the name of the entity or entities which own each such Owned Property (the "Owned Property Owners") and the percentage interests and organizational structure pursuant to which each such Owned Property is owned;

                           (ii) each real property leased in whole or in part by
                  Casden or a Casden Subsidiary as a tenant (collectively, the "Leased Properties"), together with the name of the entity or entities which lease each such Leased Property (the "Leased Property Lessees") and the percentage interests and organizational structure pursuant to which each such Leased Property is leased; and

                           (iii) each real property owned by a NAPICO Entity as
                  of November 1, 2001 (collectively, the "NAPICO Properties"), together with the name of the entity or entities which own each such NAPICO Property (the "NAPICO Property Owners"), the name of the NAPICO Entity that controls such owner and the percentage interest and organizational structure pursuant to which such NAPICO Entity controls such owner.

Each Owned Property Owner holds good, valid, marketable and indefeasible fee simple title to the Owned Property, or the applicable portion thereof, that
Section 4.13(a) of the Casden Disclosure Letter indicates as being owned by such Owned Property Owner, free and clear of all Liens, rights of way, easements and any other matters affecting title, other than encumbrances which do not materially adversely affect the value of such property or the use thereof, which are described in Section 4.13(a) of the Casden Disclosure Letter or which are shown on the title insurance policy or title report with respect thereto ("Permitted Encumbrances"), with full right to convey the same. To Casden's knowledge, each Leased Property Lessee holds a good, valid, marketable and indefeasible leasehold interest in and to the Leased Property that Section 4.13(a) of the Casden Disclosure Letter indicates as being leased by such Leased Property Lessee, free and clear of all Liens, rights of way, easements and any other matters affecting title, other than Permitted Encumbrances, with full right to convey the same, subject to obtaining the consents specified on Section 4.13(a) of the Casden Disclosure Letter. Each NAPICO Property Owner holds good, valid, marketable and indefeasible fee simple title to the NAPICO Property, or the applicable portion thereof, that Section 4.13(a) of the Casden Disclosure Letter indicates as being owned by such NAPICO Property Owner, free and clear of all Liens, rights of way, easements and any other matters affecting title, other than Permitted Encumbrances, with full right to convey the same. Except as may be set forth in Section 4.13(a) of the Casden Disclosure Letter, neither Casden nor any Casden Subsidiary nor, to Casden's knowledge, any owner or lessee of any Casden Property has granted any option, right of first refusal, rights of first offer or comparable right to any third party to purchase or otherwise acquire a direct or indirect interest in any of the Casden Properties; provided, however, that in certain jurisdictions, tenants may have rights of first refusal or rights of first offer pursuant to applicable laws, ordinances, statutes, rules and regulations governing the transfer, ownership, use, operation, management and occupation of residential real estate and rental properties (collectively, "Laws"). The Casden Properties include all real properties used by Casden and the Casden Subsidiaries in the conduct of their respective businesses. The NAPICO Properties include all real properties used by the NAPICO Entities in the conduct of their respective businesses.

                  (b) GROUND LEASES. A true, accurate and complete copy of each lease pursuant to which each Leased Property Lessee leases a Leased Property (each, a "Ground Lease") has heretofore been delivered to AIMCO. To Casden's knowledge, each Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. There are no existing material defaults by any Leased Property Lessee under any of the Ground Leases.

                  (c) NOTICES TO REPAIR. Except as set forth in Section 4.13(c) of the Casden Disclosure Letter, neither Casden nor any owner or lessee of any of the Casden Properties has received any written notice of any requirements by any insurance company that has issued a policy covering any Casden Property or by any board of fire underwriters or other body of competent jurisdiction of any repairs or work to be done on any part of any Casden Property, which repair or work has not been completed.

                  (d) APPROVALS. Except as set forth in Section 4.13(d) of the Casden Disclosure Letter, to Casden's knowledge, Casden (or the applicable owner or lessee of the Casden Properties) has obtained all appropriate material certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Casden Properties in the manner in which the Casden Properties are currently being used and operated. True, accurate and complete copies of all such certificates, permits and licenses have heretofore been furnished to AIMCO. Except as set forth in Section 4.13(d) of the Casden Disclosure Letter, to Casden's knowledge, Casden and each owner (or lessee in the case of

Leased Properties) of each Casden Property has all material approvals, permits and licenses necessary to own or operate the Casden Properties as currently owned and operated, and no such material approvals, permits or licenses will be required to be issued after the date hereof as a result of the Transactions in order to permit AIMCO and its Subsidiaries to continue to own or operate the Casden Properties following the Closing in the same manner as heretofore owned or operated, other than any such approvals, permits and licenses that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant or the failure of which to obtain would not, in the aggregate, result in a Casden Material Adverse Effect.

                  (e) COMPLIANCE WITH LAWS. Except as set forth in Section 4.13(e) of the Casden Disclosure Letter, to Casden's knowledge, each Casden Property is in material compliance with all material Laws, including, all material Laws with respect to zoning, building, fire and health codes, and sanitation and pollution control.

                  (f) CONDEMNATION; SPECIAL ASSESSMENTS. Except as set forth in
Section 4.13(f) of the Casden Disclosure Letter, Casden has no knowledge of any pending or threatened condemnation, eminent domain or similar proceeding or special assessment which would materially and adversely affect any of the Casden Properties.

                  (g) PERSONAL PROPERTY. Except as set forth in Section 4.13(g) of the Casden Disclosure Letter and except for personal property of which any owner or lessee of any Casden Property is a lessee, all of the personal property owned by Casden and the Casden Subsidiaries is owned by each such entity free and clear of all Liens, other than Permitted Encumbrances and, in the case of personal property located on a Leased Property, other than any applicable landlord's Lien, and each such entity has good and marketable title to its respective personal property.

                  (h) MORTGAGES; ENCUMBRANCES. Section 4.13(h) of the Casden Disclosure Letter sets forth a list of each and every outstanding mortgage or deed of trust encumbering any Owned Property or interest in Casden Property, or Casden's interest in any other Casden Property (together with the name of the Owned Property encumbered thereby), and there are no other mortgages or deeds of trust (other than Permitted Encumbrances) encumbering the Owned Properties, or Casden's interest in any other Casden Property. Except as set forth in Section 4.13(h) of the Casden Disclosure Letter, Casden has not received any written notice of any proceedings, claims, disputes or conditions affecting any Casden Property that might materially curtail or interfere with the use of the Casden Properties. Except as set forth in Section 4.13(h) of the Casden Disclosure Letter, neither Casden nor any owner (or lessee in the case of Leased Property) of any of the Casden Properties is a party to any commercial lease or similar arrangement under which Casden or such owner (or lessee in the case of Leased Property) is a lessor or otherwise makes available for use by any third party for any commercial purpose any portion of any Casden Property, in each case where such commercial lease or similar arrangement or permitted use is material to the income derived from, or the value of, such Casden Property.

                  (i) PROPERTY LEVEL RESERVES. Except as set forth in Section 4.13(i) of the Casden Disclosure Letter, to the knowledge of Casden, all Owned Properties (other than the "conventional" and the "80-20" properties) have property level reserves, and such property level reserves are sufficient for the reasonably anticipated immediate capital requirements of the respective Owned Properties for the 12-month period following the Effective Time, provided, however, that no representation or warranty is herein made as to (i) the needs or available funds related to such conventional and 80-20 properties or (ii) any future exercise by HUD or any state affordable housing agency of its discretion to (A) allow or disallow use of such reserves or (B) require additional reserves or additional repairs or capital improvements.

         Section 4.14 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Casden and the Casden Subsidiaries, all of which have been made available to AIMCO, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including an adequate system of internal controls. The minute books of Casden contain accurate and complete records of all meetings held of, and corporate action taken by, the Casden stockholders, the Casden Board of Directors and committees of the Casden Board of Directors, and no meeting of any of such Casden stockholders, the Casden Board of Directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books. All of such books and records are in the possession of Casden or the Casden Subsidiary to which they relate.

         Section 4.15 NO UNDISCLOSED LIABILITIES. Except (a) as disclosed in the Casden Financial Statements, (b) pursuant to the terms and conditions of any Contracts listed in Section 4.17 of the Casden Disclosure Letter and (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2000, neither Casden nor any Casden Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, material to Casden and the Casden Subsidiaries, taken as a whole. The reserves reflected in the Casden Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

         Section 4.16 INSURANCE. Section 4.16 of the Casden Disclosure Letter contains a complete and accurate description of all fire, liability, workmen's compensation and other insurance policies owned or held by Casden and each Casden Subsidiary, including insurance policies covering material litigation against Casden or any Casden Subsidiary. Copies of all such insurance policies have been made available to AIMCO. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or will be, paid within the time specified in such policies, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and all Contracts to which Casden or any Casden Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of Casden and each Casden Subsidiary; will remain in full force and effect through the respective dates set forth in the Casden Disclosure Letter without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the Transactions. The Casden Disclosure Letter identifies all risks which Casden, its Board of Directors or officers have designated as being self insured. Neither Casden nor any Casden Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance since December 31, 1998.

         Section 4.17 CONTRACTS. Section 4.17 of the Casden Disclosure Letter contains a complete and accurate list, and each of Casden and the Casden Subsidiaries has delivered to AIMCO, true and complete copies, including any amendments, supplements and modifications thereto, of:

                  (a) each Contract (other than Contracts between Casden or any of its wholly owned Subsidiaries, on the one hand, and Casden or any of its wholly owned Subsidiaries, on the other hand) that involves performance of services or delivery of goods or materials by or to Casden or any of the Casden Subsidiaries of an amount or value in excess of $100,000 per year;

                  (b) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees that is binding on Casden or any Casden Subsidiary;

                  (c) each Contract (other than employment contracts) with any officer, director, employee or Affiliate of Casden or any of the Casden Subsidiaries, or any of such Person's family members or Affiliates calling for payments in excess of $100,000 per year;

                  (d) each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by Casden or any of the Casden Subsidiaries, other than in the ordinary course of business; and

                  (e) each other Contract that is material to Casden and the Casden Subsidiaries, taken as a whole.

         Section 4.18 PROPRIETY OF PAST PAYMENTS. To Casden's knowledge, (a) no unrecorded fund or asset of Casden or any Casden Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of Casden or any Casden Subsidiary has been made without being properly accounted for in the books and records of Casden or such Casden Subsidiary and (c) none of Casden, any Casden Subsidiary, or any director, officer, employee or agent of Casden or any Casden Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other illegal payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Casden stockholder, Casden, any Casden Subsidiary or any Affiliate of Casden in securing business, (ii) to pay for favorable treatment for business secured for any Casden stockholder, Casden, any Casden Subsidiary or any Affiliate of Casden, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Casden stockholder, Casden, any Casden Subsidiary or any Affiliate of Casden or (iv) otherwise for the benefit of any Holder, Casden, any Casden Subsidiary or any Affiliate of Casden in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to real property) known to Casden. Neither Casden nor any Casden Subsidiary, nor, to Casden's knowledge, any current director, officer, agent, employee or other authorized Person acting on behalf of Casden or any Casden Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

         Section 4.19 BANK ACCOUNTS. Section 4.19 of the Casden Disclosure Letter sets forth the names of all banks, trust companies, savings and loan associations and other financial institutions at which Casden or any Casden Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature, as well as the account numbers or other identifying information regarding each such safe deposit box or account.

         Section 4.20 DEFICIT RESTORATION OBLIGATIONS, ADJUSTED CAPITAL ACCOUNT DEFICITS AND CAPITAL CONTRIBUTION OBLIGATIONS. Section 4.20 of the Casden Disclosure Letter sets forth (i) the amount of each obligation to restore a deficit balance in an adjusted capital account of Casden or any Casden Subsidiary that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture), calculated through December 31, 2000, (ii) the amount of each deficit balance in any capital account of Casden or any Casden Subsidiary that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture), calculated as of December 31, 2000, and (iii) each capital contribution required to be made by Casden or any Casden Subsidiary (other than to a Casden Subsidiary that is wholly owned by Casden) that owns an equity interest in any non-corporate entity (including a partnership, limited partnership, limited liability company or joint venture).

         Section 4.21 COMPLIANCE WITH LAWS. To Casden's knowledge, Casden and each of the Casden Subsidiaries have complied in a timely manner and in all respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the business, properties or assets of Casden or any Casden Subsidiary, except where the failure to comply would not reasonably be expected to result in a Casden Material Adverse Effect, and no written notice, claim or action has been received by Casden or any Casden Subsidiary or has been filed, commenced or, to Casden's knowledge, threatened against Casden or any Casden Subsidiary alleging any material violation of any of the foregoing.

         Section 4.22 RELATIONSHIPS WITH RELATED PERSONS. To Casden's knowledge, since December 31, 1998, there have been no transactions, agreements, arrangements or understandings between Casden or any of the Casden Subsidiaries, on the one hand, and Casden's Affiliates (other than wholly-owned Subsidiaries of Casden) or other Persons, on the other hand, pertaining to or affecting Casden, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act if Casden were the registrant.

         Section 4.23 MARYLAND TAKEOVER LAWS. The board of directors of Casden has authorized and approved the Merger and this Agreement (prior to the execution of this Agreement by Casden) in accordance with Section 3-603(c)(1)(ii) of the MGCL such that Section 3-602 shall not apply to this Agreement or the transactions contemplated hereby (including the Casden Reverse Stock Split). The board of directors of Casden has taken all such action required to be taken by them to provide that this Agreement and the transactions contemplated hereby, including without limitation, the direct or indirect ownership of any Casden Common Stock by AIMCO, and the Casden Reverse Stock Split shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of the State of Maryland, including without limitation Subtitle 7 of the Title 3 of the MGCL.

         Section 4.24 OFFICERS AND DIRECTORS. Section 4.24 of the Casden Disclosure Letter sets forth a complete and accurate list of all officers and directors of Casden.

         Section 4.25 NO CASDEN MATERIAL MISSTATEMENTS. To Casden's knowledge, no representation or warranty of Casden contained in the Transaction Documents contains or will contain any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances and taking into account the express limitations set forth in each such representation and warranty, in order to make the representations and warranties made by Casden herein or therein not misleading.

         Section 4.26 TAX QUESTIONNAIRES. Casden and the Casden Subsidiaries (other than NAPICO and the NAPICO Entities) have sent to each manager and assistant manager of the Owned Properties and the Leased Properties and each regional supervisor employed by Casden and the Casden Subsidiaries (other than the NAPICO Entities) prior to the date hereof.

         Section 4.27 CLOSING PAYOFF AMOUNTS. After AIMCO pays the amounts set forth in Schedule 2.1(a) at the Effective Time, the loans and other obligations set forth on Schedule 7.36 shall be paid in full and there shall be no further obligations thereunder.

         Section 4.28 CASDEN BOARD OF DIRECTORS APPROVAL. The independent directors of Casden and the Board of Directors of Casden have approved the treatment of shares of Casden Capital Stock set forth in Article II and the fairness of the allocation of consideration among the holders of Casden Capital Stock set forth therein.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF AIMCO

         AIMCO makes the following representations and warranties to Casden and XYZ. Except as set forth in the AIMCO SEC Reports or the disclosure letter from AIMCO to Casden dated the date hereof (the "AIMCO Disclosure Letter"):

         Section 5.1 ORGANIZATION AND QUALIFICATION. AIMCO and each AIMCO Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority, and has been duly authorized by all necessary approvals and orders to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not reasonably be expected to have an AIMCO Material Adverse Effect.

         Section 5.2 AIMCO SUBSIDIARIES. All of the issued and outstanding shares of capital stock and all other equity interests owned in each AIMCO Subsidiary are, in the case of capital stock, validly issued, fully paid, non-assessable and free of preemptive rights, and, in the case of capital stock and all other equity interests in any entity, are owned, directly or indirectly, by AIMCO free and clear of any Liens and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or agreement, obligating by AIMCO or any AIMCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or other equity interests or obligating it to grant, extend or enter into any such agreement or commitment.

         Section 5.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of AIMCO consists of (i) 510,587,500 shares of capital stock, of which 456,962,738 shares are classified as Class A Common Stock and the remainder are classified as Preferred Stock and (ii) no Voting Debt was issued or outstanding. All outstanding shares of AIMCO Common Stock and AIMCO Preferred Stock have been validly issued free of preemptive rights, and are fully paid and non-assessable. Upon consummation of the Merger and the concurrent automatic conversion of the Casden Capital Stock into AIMCO Common Stock in accordance with Section 2.2(a), all such shares will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights. As of the date hereof, except as set forth in Section 5.3 of the AIMCO Disclosure Letter or pursuant to this Agreement and the AIMCO Benefit Plans, there are no securities, outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement to which AIMCO or any AIMCO Subsidiary is a party or by which any of them are bound obligating AIMCO or any AIMCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of AIMCO or any AIMCO Subsidiary or obligating AIMCO or any AIMCO Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         Section 5.4 AUTHORITY; NON-CONTRAVENTION; STATUTORY APPROVALS; COMPLIANCE.

                  (a) AUTHORITY. AIMCO has all requisite power and authority to execute and deliver this Agreement and, subject to the receipt of the applicable AIMCO Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the Transactions. The execution and delivery of this Agreement and the consummation by AIMCO of the Transactions have been duly authorized by all necessary corporate action on the part of AIMCO. This Agreement has been duly and validly executed and delivered by AIMCO and, assuming the due authorization, execution and delivery hereof by Casden, constitutes the valid and binding obligation of AIMCO enforceable against AIMCO in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. No approval of AIMCO's stockholders is required to execute and deliver this Agreement or to consummate the Transactions, including the issuance and listing on the NYSE of the AIMCO Common Stock to be issued in the Merger and the assumption of all obligations of Casden and the performance of all actions required by the documents governing such obligations.

                  (b) NON-CONTRAVENTION. Except as set forth in Section 5.4(b) of the AIMCO Disclosure Letter, the execution and delivery of this Agreement by AIMCO does not, and the consummation of the Transactions will not, result in a Violation with respect to AIMCO or any of the AIMCO Subsidiaries pursuant to any provisions of (i) the AIMCO Charter, bylaws or similar organizational or governing documents of AIMCO or any of the AIMCO Subsidiaries, (ii) subject to obtaining the AIMCO Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to AIMCO or any of the AIMCO Subsidiaries or any of their respective properties or assets or (iii) subject to obtaining the third-party consents set forth in Section 5.4(b) of the AIMCO Disclosure Letter, any Contract to which AIMCO or any of the AIMCO Subsidiaries is a party or to which such Persons or any of their respective properties or assets are subject, except in the case of the foregoing clause (ii) or (iii) for any such Violation which would not reasonably be expected to have an AIMCO Material Adverse Effect.

                  (c) STATUTORY APPROVALS. No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by AIMCO or the consummation by AIMCO of the Transactions, except (i) acceptance of the Articles of Merger by the MSDAT, (ii) as described in Section 5.4(c) of the AIMCO Disclosure Letter or (iii) declarations, filings, registrations, notices, authorizations, consents or approvals, the failure of which to make, give or obtain would not result in an AIMCO Material Adverse Effect (the "AIMCO Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such AIMCO Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and observing such waiting periods as are necessary to avoid a violation of law). For purposes of determining compliance with the HSR Act, AIMCO confirms that the conduct of its business consists primarily of investing in, owning, developing and operating real estate for the benefit of its stockholders.

                  (d) COMPLIANCE. Except as set forth in Section 5.4(d) of the AIMCO Disclosure Letter, neither AIMCO nor any of the AIMCO Subsidiaries (i) is in violation of or has been given notice or been charged with any violation of or (ii) to the knowledge of AIMCO, is under investigation with respect to any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable Environmental Laws) of any Governmental Authority. AIMCO and the AIMCO Subsidiaries have all permits, licenses (including licenses to operate as a property manager), franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted, except where the failure to obtain such permits, licenses (including licenses required as a property manager), franchises and other authorizations, consents and approvals would not reasonably be expected to have an AIMCO Material Adverse Effect. Neither AIMCO nor any AIMCO Subsidiary is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by AIMCO or any AIMCO Subsidiary under (i) AIMCO's or AIMCO OP's organizational or governing documents or (ii) any Contract to which AIMCO or any AIMCO Subsidiary is a party or by which it is bound or to which its property is subject, except for possible Violations which individually or in the aggregate would not reasonably be expected to have an AIMCO Material Adverse Effect.

         Section 5.5 REPORTS AND FINANCIAL STATEMENTS. The AIMCO SEC Reports have been filed with the SEC, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and such items complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder, except for such filings the failure of which to have been made or to so comply would not result in an AIMCO Material Adverse Effect. As of their respective dates, the AIMCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of AIMCO included in the AIMCO SEC Reports (collectively, the "AIMCO Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the financial position of AIMCO as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring and year-end audit adjustments. True, accurate and complete copies of the AIMCO Charter and the AIMCO bylaws, each as amended to date and in effect on the date hereof, have been provided to Casden.

         Section 5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as otherwise expressly permitted in Section 6.2 of this Agreement or required by Article VII of this Agreement, since December 31, 2000, AIMCO and each of the AIMCO Subsidiaries have conducted their business only in the ordinary course of business (except for acquisitions and dispositions) consistent with past practice and there has not been any event or condition which would reasonably be expected to result in an AIMCO Material Adverse Effect.

         Section 5.7 LITIGATION. Except as disclosed in Section 5.7 of the AIMCO Disclosure Letter, (a) there are no claims, suits, actions or proceedings against AIMCO or any AIMCO Subsidiary or any of their respective properties which would reasonably be expected to have an AIMCO Material Adverse Effect, (b) there are no claims, suits, actions or proceedings by any Governmental Authority or third party, pending or, to the knowledge of AIMCO, threatened, nor are there, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting AIMCO or any of the AIMCO Subsidiaries which would reasonably be expected to have an AIMCO Material Adverse Effect, (c) there have not been any significant adverse developments since December 31, 2000 with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews and (d) there are no judgments, decrees, injunctions or orders of any Governmental Authority specifically applicable to AIMCO or any AIMCO Subsidiary which would reasonably be expected to have an AIMCO Material Adverse Effect.

         Section 5.8 REGISTRATION STATEMENT. None of the information supplied or to be supplied by or on behalf of AIMCO for inclusion or incorporation by reference in any Registration Statement will, at the time such Registration Statement is filed by AIMCO with the SEC and at the time it becomes effective under the Securities Act or the Exchange Act, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each

Registration Statement will comply as to form in all material respects with the provisions of the Securities Act or the Exchange Act, as applicable.

         Section 5.9 TAX MATTERS. Except as set forth in Section 5.9 of the AIMCO Disclosure Letter:

                  (a) FILING OF TIMELY TAX RETURNS. AIMCO and each of the AIMCO Subsidiaries have filed (or there have been filed on such Persons' behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

                  (b) PAYMENT OF TAXES. AIMCO and each of the AIMCO Subsidiaries have paid all Taxes that are currently due and payable for all periods through and including the Closing Date within the time and in the manner prescribed by law, except for those Taxes contested in good faith and for which adequate reserves have been provided on their books and records.

                  (c) TAX RESERVES. AIMCO and each of the AIMCO Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

                  (d) TAX LIENS. There are no Tax liens upon the material assets of AIMCO or any of the AIMCO Subsidiaries except liens for Taxes not yet delinquent.

                  (e) WITHHOLDING TAXES. AIMCO and each of the AIMCO Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

                  (f) REIT CLASSIFICATION. At all times since the initial public offering of AIMCO, AIMCO has been organized and operated in conformity with the Status Requirements, and its proposed method of operation after the Merger will enable it to continue to meet the Status Requirements and otherwise qualify as a REIT.

                  (g) CONTINUATION AS REIT. The execution or delivery by AIMCO of this Agreement and the consummation by AIMCO of the Transactions or compliance with or fulfillment of the terms and provisions hereof by AIMCO, will not adversely affect the qualification of AIMCO as a REIT for each taxable year ending on or after the Closing Date.

                  (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of AIMCO or any of the AIMCO Subsidiaries.

                  (i) TAX RULINGS. Neither AIMCO nor any of the AIMCO Subsidiaries has received or has pending a Tax Ruling or entered into a Closing Agreement with any taxing authority.

                  (j) TAX SHARING AGREEMENTS. Except as between affiliates of AIMCO as set forth in Section 5.9 of the AIMCO Disclosure Letter, neither AIMCO nor any AIMCO Subsidiary is a party to any agreement relating to allocating or sharing Taxes.

                  (k) LIABILITY FOR OTHERS. Neither AIMCO nor any of the Subsidiaries of AIMCO has any liability for material Taxes of any person other than AIMCO and the AIMCO Subsidiaries (i) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) by Contract, or
(iii) otherwise.

                  (l) SECTION 341(f). Neither AIMCO nor any of the AIMCO Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by AIMCO or any of the AIMCO Subsidiaries.

                  (m) DEFICIENCIES. No deficiencies for any Taxes have been proposed, asserted or assessed against AIMCO and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of AIMCO.

                  (n) DOMESTIC CONTROL. AIMCO believes that it is a "domestically controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

         Section 5.10 EMPLOYEE MATTERS; ERISA. Except as set forth in Section
5.10 of the AIMCO Disclosure Letter:

                  (a) BENEFIT PLANS. As of the date hereof, AIMCO has made available to Casden a copy of each written or oral material employment agreement, arrangement, commitment, severance or retention agreement or policy, employee benefit plan, policy or agreement covering employees, former employees or directors of AIMCO and each of the AIMCO Subsidiaries or their beneficiaries, or providing benefits to such Persons in respect of services provided to any such entity, including any material employee benefit plans within the meaning of
Section 3(3) of ERISA and any material severance or change in control agreement (collectively, the "AIMCO Benefit Plans"). Since December 31, 1996, there have been no new plans adopted nor changes, additions or modification to any existing AIMCO Benefit Plans that could reasonably be expected to materially increase the cost of such AIMCO Benefit Plan.

                  (b) CONTRIBUTIONS. All material contributions and other material payments required to be made by AIMCO or any of the AIMCO Subsidiaries to any AIMCO Benefit Plan (or to any Person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligations has been reflected in the AIMCO Financial Statements to the extent required by GAAP.

                  (c) QUALIFICATION; COMPLIANCE. Except where the failure to so comply with each of the following representations would not individually or in the aggregate be expected to result in an AIMCO Material Adverse Effect: (i) each of the AIMCO Benefit Plans intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the IRS to be so qualified, and, to the knowledge of AIMCO, no circumstances exist that are reasonably expected by AIMCO to result in the revocation of any such determination;


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


(ii) AIMCO is in compliance with, and each of the AIMCO Benefit Plans is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including, without limitation, ERISA and the Code; (iii) each AIMCO Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits; and (iv) no "prohibited transactions" (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory or administrative exemption is not available with respect to any AIMCO Benefit Plan, and which could give rise to liability on the part of AIMCO, any AIMCO Benefit Plan, or any fiduciary, party in interest or disqualified Person.

                  (d) LIABILITIES. With respect to the AIMCO Benefit Plans and except for liabilities that individually or in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect, no event has occurred, and, to the knowledge of AIMCO, there does not now exist any condition or set of circumstances that could reasonably be expected to subject AIMCO or any of the AIMCO Subsidiaries to any material liability arising under the Code, ERISA or any other applicable law (including any liability to any such plan or the PBGC), excluding liabilities for benefit claims and funding obligations payable in the ordinary course.

                  (e) WELFARE PLANS. None of the AIMCO Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provide for any material benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or
Part 6 of Title I of ERISA.

                  (f) PAYMENTS RESULTING FROM THE MERGER. The consummation or announcement of any of the Transactions will not (either alone or upon the occurrence of any additional or further acts or events relating solely to the Transactions, including the termination of employment of any officers, directors, employees or agents of AIMCO or any of the AIMCO Subsidiaries) result in any (i) payment (whether of severance pay or otherwise) becoming due from AIMCO or any of the AIMCO Subsidiaries to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any AIMCO Benefit Plan becoming accelerated, vested or payable.

         Section 5.11 ENVIRONMENTAL PROTECTION.

                  (a) Except as set forth in Section 5.11 of the AIMCO Disclosure Letter, to the knowledge of AIMCO:

                      (i) COMPLIANCE. AIMCO and each of the AIMCO Subsidiaries is in compliance with all applicable Environmental Laws except, in either case, in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect and neither AIMCO nor any of the AIMCO Subsidiaries has received any written communication from any Governmental Authority that alleges that AIMCO or any of the AIMCO Subsidiaries is not in compliance with applicable Environmental Laws, except, in either case, in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect. Compliance with all applicable Environmental Laws will not require AIMCO or any AIMCO Subsidiary to incur costs that would be reasonably likely to result in an AIMCO Material Adverse Effect.

                           (ii) ENVIRONMENTAL PERMITS. AIMCO and each of the
AIMCO Subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and AIMCO and the AIMCO Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except for Environmental Permits which in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect.

                           (iii) ENVIRONMENTAL CLAIMS. There is no Environmental
Claim pending (A) against AIMCO or any of the AIMCO Subsidiaries, (B) against any Person whose liability for any Environmental Claim AIMCO or any of the AIMCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which AIMCO or any of the AIMCO Subsidiaries owns, leases or manages, in whole or in part, except, in each case, for Environmental Claims which in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect.

                           (iv) ENVIRONMENTAL RELEASES. There has been no
Environmental Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against AIMCO or any of the AIMCO Subsidiaries or against any Person whose liability for any Environmental Claim AIMCO or any of the AIMCO Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for Environmental Releases which in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect.

                           (v) PREDECESSORS. There is no pending or threatened
Environmental Claim with respect to any predecessor of AIMCO or any of the AIMCO Subsidiaries which would have a AIMCO Material Adverse Effect, or any Environmental Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim, except for Environmental Claims which in the aggregate would not reasonably be expected to result in an AIMCO Material Adverse Effect.

         Section 5.12 HUD. Other than as set forth on Section 5.12 of the AIMCO Disclosure Letter and except where the failure to obtain, or the presence of which, would not reasonably be expected to result in an AIMCO Material Adverse Effect, each of AIMCO and the AIMCO Subsidiaries as of the date hereof: (a) has all necessary consents and approvals of HUD to act as a general partner of and/or management agent for, as the case may be, each partnership which is an owner of a HUD-insured or HUD-assisted property for which AIMCO or any AIMCO Subsidiary acts as a general partner and/or management agent; (b) with respect to each HUD-insured or HUD-assisted property for which AIMCO or any AIMCO Subsidiary acts as a general partner and/or management agent, has not received any current physical inspection reviews with a REAC score of less than 60 for which an MIO plan is satisfactory to HUD has not been developed (or disclosing any exigent health and safety matters which have not been resolved), or any management agent's performance reviews that are graded as less than "Satisfactory" or, as to state housing agencies, any physical inspection or management agent reviews with an equivalent or otherwise substandard rating; (c) has no "flags" or limited denials of participation, suspensions or debarments currently in effect under the HUD 2530 Previous Participation Clearance Procedures or any other applicable HUD regulations; (d) has not been notified by HUD of any matters currently pending before the HUD Departmental Enforcement Center; (e) has not received any notice from HUD with respect to any audited financial statement for any year prior to 2000 that remains unresolved to HUD's satisfaction; and (f) has filed all annual audited financial statements in the timeframe required by HUD for the calendar year 2000.

         Section 5.13 ABSENCE OF INDUCEMENT. In entering into the Transaction Documents to which it is a party, AIMCO has not been induced by, or relied upon, any representations, warranties or statements by Casden not set forth or referred to in the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby, whether or not such representations, warranties or statements have actually been made and AIMCO acknowledges that, in entering into the Transaction Documents to which it is a party, Casden has been induced by and relied upon the representations and warranties of AIMCO herein set forth, the information set forth in the AIMCO Financial Statements and AIMCO SEC Reports and the representations and warranties of the parties to the Transaction Documents, the Schedules thereto or the other documents required to be delivered thereby. AIMCO has made its own investigation of Casden prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as described above in the first sentence of this
Section 5.13.

         Section 5.14 NO AIMCO MATERIAL MISSTATEMENTS. To AIMCO's knowledge, no representation or warranty of AIMCO contained in the Transaction Documents contains or will contain any untrue statement of material fact or omit to state any material fact necessary, in light of the circumstances and taking into account the express limitations set forth in each such representation and warranty, in order to make the representations and warranties made by AIMCO herein or therein not misleading.

         Section 5.15 MARYLAND TAKEOVER LAWS. Section 3-602 of the MGCL does not apply to AIMCO in connection with the transactions contemplated by this Agreement or the Transactions.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 COVENANTS OF CASDEN. Casden agrees, as to Casden and as to each of the Casden Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement pursuant to Section 9.1,
(i) except as expressly contemplated in this Agreement or the Related Transaction Documents, (ii) except as AIMCO may otherwise agree in writing (which decision shall be made as soon as reasonably practicable), (iii) except with respect to the Commercial Properties, the Commercial Debt, the Commercial Sale, CommercialCo and Development LLC and (iv) except where a Casden Subsidiary
(A) is a general partner of, or (B) controls a general partner or member of a Casden Subsidiary which is a partnership or a limited liability company and such Casden Subsidiary or general partner or member is acting in a manner required by its fiduciary duty as a general partner or member under applicable law:

                  (a) ORDINARY COURSE OF BUSINESS. Except with respect to the transfer of assets or securities constituting (i) the Commercial Properties or
(ii) the Development LLC Assets or pursuant to the Ross Store Sale, the Asset Purchase, the Spin-Off or the Transaction Documents, Casden shall, and shall cause the Casden Subsidiaries to, (A) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact their present business organizations, (B) duly and timely file all reports, Tax Returns and other documents required to be filed with federal, state, local and other authorities, (C) subject to prudent management of work force needs and ongoing programs currently in force, use commercially reasonable efforts to keep available the services of the Affected Employees (as defined in Section 7.11(a)), and (D) take no action which would reasonably be expected to jeopardize the goodwill or relationships with customers, suppliers or others having business dealings with them except actions taken in connection with Casden's or any Casden Subsidiary's good faith disputes in the exercise of Casden's business judgment, relating to less than $100,000 in the aggregate; provided, however, nothing in this Section 6.1(a) shall prohibit Casden or any of the Casden Subsidiaries from transferring operations to Casden, any of its wholly-owned Subsidiaries, or Casden OP or from engaging in real estate development activities. Notwithstanding the foregoing, Casden shall not, nor shall Casden permit any Casden Subsidiary to, enter into a new line of business, defined as business activities that are substantially different from those currently conducted by Casden or any Casden Subsidiary or that are not reasonably related to the business of owning, operating and managing multi-family residential apartment complexes or communities or other residential real estate properties.

                  (b) DISTRIBUTIONS. Except (i) to the extent permitted by
Section 2.2(c) or Section 7.10 , (ii) the Casden Reverse Stock Split, (iii) the CPLB Reverse Stock Split, (iv) the redemption of the Casden Junior Preferred Stock in connection with the Merger, (v) in connection with scheduled dividends (including scheduled dividends in arrears) paid in cash or paid-in-kind with respect to the Casden Class A Preferred Stock and the Casden Common Stock, (vi) the distribution of the proceeds from the Commercial Sale or interests in CommercialCo, the Ross Store Sale or the Asset Purchase, or (vii) as otherwise set forth in Section 6.1(b) of the Casden Disclosure Letter, Casden shall not, nor shall Casden permit any Casden Subsidiary to, split, combine or reclassify any of their shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, their shares, or redeem, repurchase or otherwise acquire any shares, nor shall Casden declare or pay any distributions, nor permit any Casden Subsidiary to declare or pay any distributions in respect of any of their shares or partnership units or other equity interests other than, in the case of Casden or Casden OP, regular quarterly dividends or distributions not to exceed $0.27 per share or $0.27 per partnership unit, as the case may be.

                  (c) ISSUANCE OF SECURITIES. Casden shall not, and shall not permit any Casden Subsidiary to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than (i) issuances of shares upon exercise or conversion of outstanding stock options, warrants or convertible securities described in
Section 4.2 hereof (ii) issuances of partnership units of the NAPICO Entities to the limited partners of such NAPICO Entities in accordance with the ordinary course of business consistent with past practice and (iii) distributions of limited liability interests in connection with the Spin-Off. The parties shall promptly furnish to each other such information as may be reasonably requested including financial information and take such action as may be reasonably necessary and otherwise fully cooperate with each other in the preparation of any registration statement under the Securities Act and other documents necessary in connection with the issuance of securities as contemplated by this
Section 6.1(c), subject to obtaining customary indemnities.

                  (d) CHARTER DOCUMENTS. Casden shall not, and shall not permit any of the Casden Subsidiaries to, amend or propose to amend its charter, bylaws or similar organizational or governing documents, other than amendments (i) to Casden's bylaws to opt out of Maryland's Control Share Act, (ii) to the Casden Charter required by Section 7.34 or (iii) to Sections 8.5(c) and 12.1(b)(iii) of the limited partnership agreement of Casden OP to shorten the notice requirement in Section 8.5(c) and to eliminate the legal opinion delivery requirement in
Section 12.1(b)(iii), in each case, in connection with the Transactions.

                  (e) ACQUISITIONS. Casden shall not, nor shall Casden permit any of the Casden Subsidiaries (other than NAPICO and the NAPICO Entities) to,
(i) acquire, or publicly propose to acquire, or agree to acquire an equity interest in or the assets of, any business or any corporation, partnership, association or other business organization or division thereof (whether by merger or consolidation with, or by purchase or otherwise) (ii) acquire or agree to acquire any operating multifamily apartment complexes or communities or (iii) acquire or agree to acquire any assets, if such acquisition would adversely affect the tax-free treatment of the Merger under Section 368(a) of the Code or the treatment of AIMCO as a REIT following the Merger or Casden as a REIT prior to the Merger.

                  (f) NO DISPOSITIONS. Casden shall not, nor shall Casden permit any of the Casden Subsidiaries (other than NAPICO and the NAPICO Entities) to, sell or dispose of any of their assets other than (i) dispositions of assets set forth on Section 6.1(f) of the Casden Disclosure Letter or (ii) the Commercial Sale, the Ross Store Sale or the Asset Purchase.

                  (g) INDEBTEDNESS. Casden covenants and agrees that neither it nor any of the Casden Subsidiaries (other than NAPICO and the NAPICO Entities) shall incur any indebtedness other than under lines of credit existing on the date hereof and such indebtedness shall not exceed $9,000,000.

                  (h) COMPENSATION; BENEFITS. Except as may be required by applicable law or applicable collective bargaining agreements or as contemplated by or permitted in this Agreement or as disclosed in Section 6.1(h) of the Casden Disclosure Letter, or as requested by AIMCO, Casden shall not, nor shall Casden permit any of the Casden Subsidiaries to, with respect to Affected
Employees:

                      (i) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any Casden Benefit Plan or increase, or enter into any Contract to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, other than increases in connection with periodic reviews on an employee-by-employee basis in the ordinary course of business consistent with past practice; provided, however, that Casden shall be permitted to amend the terms of any stock option to allow for the net exercise of such option.

                      (ii) enter into or amend (A) any employment, severance or special pay arrangement with respect to the termination of employment or other similar Contract, other than with respect to employees whose aggregate compensation is equal to or less than $75,000 per year, or (B) any change in control agreement or arrangement (in each case other than any severance or stay bonus arrangement referred to in Section 2(g) of the Master Indemnification Agreement); or

                      (iii) deposit into any trust (including any "rabbi trust") amounts in respect of any obligations to Affected Employees; provided, however, that transfers into any trust, other than a rabbi or other trust with respect to any non-qualified deferred compensation, may be made in the ordinary course of business consistent with past practice.

                  (i) ACCOUNTING. Casden shall not, nor shall Casden permit any of the Casden Subsidiaries to, make any changes in their accounting methods, except as expressly required by law, rule, regulation or GAAP.

                  (j) AFFILIATE TRANSACTIONS. Except (i) as contemplated under the Related Transaction Documents or in connection with the Spin-Off or (ii) as set forth on Section 6.1(j) of the Casden Disclosure Letter, neither Casden (nor any of the Casden Subsidiaries) shall become a party to any Contract (other than partnership agreements which are set forth in Section 4.17 of the Casden Disclosure Letter) or engage in any transaction with any Affiliate of Casden or any Casden Subsidiary or any Person that beneficially owns 10% or more of any class of equity securities of Casden, or any Casden Subsidiary.

                  (k) COOPERATION, NOTIFICATION. Casden shall (i) confer on a regular basis with one or more representatives of AIMCO to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify AIMCO of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, and (iii) promptly provide AIMCO with copies of all filings made by Casden or any Casden Subsidiary with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the Transactions.

                  (l) NO BREACH, ETC. Casden shall not, nor shall Casden permit any of the Casden Subsidiaries to, willfully take any action that would result in (i) a breach of any provision of this Agreement or (ii) any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

                  (m) CONTRACTS. Except as set forth on Section 6.1(m) of the Casden Disclosure Letter, or for modifications or amendments made in the ordinary course of business consistent with past practice, Casden shall not, nor shall Casden permit any Casden Subsidiary to, modify, amend, terminate, or fail to use reasonable business efforts to renew, as the case may be, any Contract material to Casden and the Casden Subsidiaries taken as a whole or waive, release or assign any material rights or claims.

                  (n) INSURANCE. Casden shall maintain insurance with financially responsible insurance companies with respect to Casden and the Casden Subsidiaries in such amounts and against such risks and losses as are customary for entities engaged in the multi-family apartment business.

                  (o) PERMITS. Casden shall, and shall cause the Casden Subsidiaries to, use reasonable efforts to maintain in effect all existing governmental permits which are material to the operations of Casden and the Casden Subsidiaries taken as a whole.

                  (p) TAX MATTERS. Casden shall not, nor shall Casden permit any Casden Subsidiary to, (i) make or rescind any election relating to Taxes if such action would adversely affect the status of Casden or AIMCO as a REIT or the status of any Casden Subsidiary that is currently a partnership as a partnership for federal income tax purposes, (ii) without the written consent of AIMCO, which consent will not be unreasonably withheld, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes unless such settlement or compromise results in a change in taxable income or Tax liability that will reverse in future periods and is therefore, by its nature, a timing difference or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1998, except as may be required by applicable law or except for such changes that would reduce consolidated federal taxable income or alternative minimum taxable income. Notwithstanding any other provision of this Agreement, in the event that, after the date hereof, Casden or any Casden Subsidiary seeks a "Closing Agreement" from the IRS or a definitive settlement agreement from the IRS or any state, local or foreign taxing authority on a matter that is subject to a representation, warranty or covenant set forth in this Agreement or any of the Related Transaction Documents, then: (A) Casden shall, or shall cause such Casden Subsidiary to, keep AIMCO informed as to the status of such agreement and any discussions, negotiations or arrangements related thereto, and (B) Casden shall not, and shall cause any such Casden Subsidiary not to, file or submit any document to any taxing authority in connection with any such agreement without first providing AIMCO with (1) copies of any such document and (2) an opportunity to review and comment on any such document prior to such filing or submission.

                  (q) PARACHUTE PAYMENTS. Prior to the Effective Time, any agreements or arrangements that provide for benefits or payments that could constitute "parachute payments" within the meaning of Code Section 280G to "disqualified individuals" of Casden or any Casden Subsidiary shall have been approved by such number of shareholders of Casden as is required by the terms of Code Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280(G)(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

                  (r) RESIGNATIONS. Casden shall obtain the resignations of all of the individuals listed in Section 4.24 of the Casden Disclosure Letter.

                  (s) INVESTMENT REPRESENTATION LETTERS. Casden shall use its best efforts to obtain prior to the Closing Date investment representation letters, in substantially the form attached hereto as Exhibit T, from each holder receiving AIMCO Common Stock pursuant to Section 2.2 hereof (other than such Persons who are party to the Voting Agreement).

         Section 6.2 COVENANTS OF AIMCO. AIMCO agrees, as to itself and to each of its Subsidiaries, that after the date hereof and prior to the Effective Time or earlier termination of this Agreement:

                  (a) COOPERATION, NOTIFICATION. AIMCO shall (i) confer on a regular basis with one or more representatives of Casden to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations, (ii) promptly notify Casden of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects, or of any complaints, investigations or hearings (or communications indicating the same may be contemplated) of or by any Governmental Authority and (iii) promptly provide Casden with copies of all filings made by AIMCO or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the Transactions.

                  (b) ORDINARY COURSE, NO BREACH, ETC. AIMCO shall, and shall cause the AIMCO Subsidiaries to, (i) use their reasonable efforts to preserve intact their respective business organizations and goodwill and keep available the services of their respective officers and employees and (ii) not willfully take any action that would result in (A) a material breach of any provision of this Agreement or (B) any of AIMCO's material representations and warranties set forth in this Agreement being untrue on and as of the Closing Date; provided, however, that AIMCO and the AIMCO Subsidiaries may issue securities, acquire securities or assets and otherwise act in the ordinary course of their respective businesses.

                  (c) ACCOUNTING. AIMCO shall not, nor shall AIMCO permit any AIMCO Subsidiary to, make any changes in their accounting methods, except as required by law, rule, regulation, the SEC or GAAP, and shall maintain its status as a REIT under the Code.

                  (d) STATE SECURITIES LAWS. AIMCO shall use commercially reasonable efforts to obtain all necessary consents or approvals required pursuant to applicable state securities laws.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1 ACCESS TO INFORMATION. Upon reasonable notice, each party shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives of the other party (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to and following the Effective Time, to all of its properties, books, contracts,


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


commitments and records (including, but not limited to, Tax Returns) and, during such period, each party shall, and shall cause its Subsidiaries to, furnish promptly to the other party and its Representatives (i) access to each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC or any other federal or state regulatory agency or commission in connection with the Transactions and (ii) access to all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement or the Related Transaction Documents or for any other reason related to the Transactions. Without limiting the foregoing, Casden shall deliver to AIMCO, as soon as available but in any event within 90 days after the end of each fiscal quarter, a consolidated balance sheet as of the end of such quarter and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal quarter then ended and the period from the end of the latest fiscal year end through the end of such fiscal quarter, including, in each case, the notes thereto and, if available, any report thereon by Casden's independent accountants, in each case, prepared in accordance with GAAP, applied on a consistent basis (except as may be indicated therein or in the notes thereto) and which fairly present in all material respects the financial position of Casden and its subsidiaries, on a consolidated basis, as of the dates thereof, and the results of their operations and cash flows for the periods then ended, subject to normal recurring audit and year-end adjustments, in the case of any unaudited interim financial statements. Nothing in this Section 7.1 shall require Casden or AIMCO to take any action or furnish any access or information which would cause or would reasonably be expected to cause the waiver of any applicable attorney client privilege or the violation of any applicable law. In addition, nothing herein shall require Casden or AIMCO to provide information other than with respect to itself and its Subsidiaries, or the conduct of their businesses. Each party and its Representatives shall hold all information obtained by it pursuant to this Agreement or the Related Transaction Documents in accordance with the terms and provisions of the confidentiality agreement dated December 19, 2000 (the "Confidentiality Agreement"), which shall continue in full force and effect following execution of this Agreement.

         Section 7.2 REGISTRATION RIGHTS AGREEMENT. Prior to the Effective Time, AIMCO shall execute and deliver to Casden the Registration Rights Agreement (Stock) in the form attached hereto providing for, among other things, AIMCO's registration of the AIMCO Common Stock issued in the Merger.

         Section 7.3 LETTERS OF ACCOUNTANTS.

                  (a) CASDEN. Casden shall use its reasonable best efforts to cause to be delivered to AIMCO (i) a report of Deloitte & Touche LLP relating to its review, in accordance with standards promulgated by the American Institute of Certified Public Accountants, of the Latest Casden Financial Statements, and
(ii) a letter (or letters) of Deloitte & Touche LLP, substantially in the form attached hereto as Exhibit R, in form and substance reasonably satisfactory to AIMCO with respect to the Latest Casden Financial Statements and the Latest Casden Pro Forma Financial Information, and customary in scope and substance for letters delivered by independent public accountants in connection with acquisition transactions in which there is an exchange of stock.

                  (b) AIMCO. AIMCO shall use its reasonable best efforts to cause to be delivered to Casden and XYZ a letter of Ernst & Young LLP, a form of which is attached hereto as Exhibit S, dated a date within two business days before the Closing Date, in form and substance reasonably satisfactory to Casden and customary in scope and substance for letters delivered by independent public accountants in connection with acquisition transactions in which there is an exchange of stock.

                  (c) COSTS. Each party shall bear its own costs for the letters described in this Section 7.3.

         Section 7.4 REGULATORY MATTERS.

                  (a) HUD APPROVAL. AIMCO shall, after consultation with Casden, file or cause to be filed with HUD any documents required to be filed under any applicable law or the rules and regulations of HUD, with respect to HUD approval of the Merger and the Related Transactions ("HUD Approval"). AIMCO will use all commercially reasonable efforts to make such filings in a timely manner and Casden shall make reasonable efforts to assist AIMCO, upon request, in obtaining HUD Approval. AIMCO and Casden will respond on a timely basis to any requests for additional information made by HUD.

                  (b) OTHER REGULATORY APPROVALS. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Casden Required Statutory Approvals and the AIMCO Required Statutory Approvals.

         Section 7.5 APPROVAL OF CASDEN STOCKHOLDERS.

                  (a) CASDEN MEETING. As soon as reasonably practical, Casden shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of securing the vote of such stockholders as is required to obtain the Casden Stockholders' Approval (together with any adjournments thereof, the "Casden Meeting"), (ii) distribute a notice of the Casden Meeting in accordance with applicable federal and state law and with the Casden Charter and Casden bylaws to the stockholders entitled to notice of and to vote at the Casden Meeting, (iii) recommend the approval of the Merger, the charter amendment effecting the Casden Reverse Stock Split and the amendment to the Casden Charter contemplated by Section 7.34 to its stockholders, and (iv) cooperate and consult with AIMCO with respect to each of the foregoing matters.

                  (b) MEETING DATE. Casden agrees to use commercially reasonable efforts to hold the Casden Meeting not later than such date as Casden and AIMCO shall mutually determine.

         Section 7.6 PUBLIC ANNOUNCEMENTS. Subject to each party's disclosure obligations imposed by law and the rules of the NYSE, Casden and AIMCO will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the Transactions and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably delayed or withheld). The initial press releases with respect to the announcement of this Agreement and the Related Transaction Documents shall be in a form mutually agreed upon by the parties hereto and shall be issued on the date hereof. All press releases issued following the initial press releases will characterize the transaction in a manner consistent with the initial press releases.

         Section 7.7 NO SOLICITATION. From and after the date hereof, Casden will not, and will not authorize or permit any of its Affiliates or Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Casden shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Casden, its Affiliates or its Representatives with respect to the foregoing.

         Section 7.8 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the party incurring such expenses, it being understood that any fees or expenses of CSFB, Monga LLC, Gibson, Dunn & Crutcher LLP, Deloitte & Touche LLP, Katten Muchin Zavis and Schulte, Roth & Zabel LLP (for services rendered to and at the request of Casden or any of the Casden Subsidiaries) related to the Transactions shall be paid by Casden and Casden shall provide AIMCO written notice, at least three business days prior to the Closing Date of the aggregate amount of such fees and expenses.

         Section 7.9 FURTHER ASSURANCES. Each party will, and will cause its Subsidiaries to, use their respective reasonable best efforts to consummate the Transactions, including executing such further documents and instruments and taking such further actions, including applying for any necessary regulatory approvals or exemptions or any third party consents. Casden shall be primarily responsible for, and AIMCO shall cooperate with Casden in obtaining, the consents set forth on Section 4.3(b) of the Casden Disclosure Letter. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Casden or the Casden Subsidiaries acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Casden and each of the Casden Subsidiaries or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement. Each party acknowledges and agrees that they will cooperate with each other and use their respective commercially reasonable best efforts in obtaining the execution of the Tri-Party Agreement by the construction lenders and/or their agent (as such terms are defined in the Tri-Party


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


Agreement). In addition, each party acknowledges and agrees to make all amendments to the Transaction Documents as may be commercially reasonably requested by the Construction lenders (including, without limitation, separating the Tri-Party Agreement into four separate agreements to the extent required by the construction lenders named therein and/or their agent), provided that such amendments do not substantively alter the economic terms of the Tri-Party Agreement or substantially increase the parties obligations thereunder.

         Section 7.10 REIT STATUS. Notwithstanding anything to the contrary set forth in this Agreement or any Related Transaction Document, nothing in this Agreement or any such related Transaction Document shall prohibit Casden from taking, and Casden hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of Casden or AIMCO is legally necessary for Casden to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including, without limitation, making distribution payments to Casden stockholders, which distributions shall not require the consent of AIMCO under Section 6.1(b) of this Agreement or otherwise.

         Section 7.11 EMPLOYEES; EMPLOYEE PLANS.

                  (a) AFFECTED EMPLOYEES. At least thirty (30) days prior to the Effective Time, Casden shall deliver to AIMCO a final list of the employees of Casden or any Casden Subsidiary that will be given offers of employment by either CommercialCo or the Development LLC (the "Transferred Employees") indicating the entity which will offer employment to each such employee. Casden acknowledges and agrees that immediately following the Effective Time, pursuant to the Tri-Party Agreement, Development LLC will offer, or cause CommercialCo to offer, employment to the Transferred Employees. From and after the Effective Time, AIMCO shall, or shall cause the Surviving Corporation to, assume and honor the obligations of Casden and the Casden Subsidiaries with respect to their respective employees other than the Transferred Employees (the "Affected Employees"). From and after the Effective Time, AIMCO shall be the employer of the Affected Employees and shall have all rights accruing to an employer with respect to the Affected Employees.

                  (b) VACATION AND RELATED BENEFITS. AIMCO shall, or shall cause the Surviving Corporation to, honor all unused vacation, holiday, sick and personal days accrued but unused for each Affected Employee under the policies and practices of Casden and the Casden Subsidiaries.

                  (c) SERVICE CREDIT. In the event of any change in the welfare benefits provided to an Affected Employee under any Casden Benefit Plan, AIMCO shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employee under such new or changed plan (except to the extent that such conditions, exclusions or waiting periods would apply under any Casden Benefit Plan) and
(ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to any such change in coverage in satisfying any applicable deductible or out-of-pocket requirements under such new or changed plan to the extent not previously reimbursed under any Casden Benefit Plan. AIMCO shall, or shall cause the Surviving Corporation to, provide each Affected


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


Employee with credit for all service with Casden and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Affected Employee is eligible to participate, except to the extent the relevant benefits are provided under any similar Casden Benefit Plan in which such Affected Employee is entitled to participate, and except where such credit would result in a duplication of benefits with respect to the same period of service.

                  (d) WAIVER OF CONDITIONS. On and after the Closing Date, AIMCO shall cause each AIMCO welfare plan to waive any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or such waiting periods were not satisfied under the Casden welfare plans) with respect to the Affected Employees (and their beneficiaries).

                  (e) ASSUMPTION OF COLLECTIVE BARGAINING AGREEMENTS. On the Closing Date, AIMCO agrees to assume and adopt the collective bargaining agreements of Casden and the Casden Subsidiaries identified in Section 4.17(b) of the Casden Disclosure Letter and to offer employment to all employees of Casden and the Casden Subsidiaries covered by those collective bargaining agreements.

         Section 7.12 RECORD DATES AND DIVIDEND PAYMENT DATES. AIMCO covenants and agrees that from the date hereof until the Effective Time, AIMCO shall (i) set record dates for the declaration of dividends on all its classes of equity securities and (ii) set payment dates for the payment of dividends on all its classes of equity securities, each consistent with past practice.

         Section 7.13 INSURANCE. AIMCO agrees to maintain in full force and effect directors' and officers' insurance and general partner liability insurance for a period of not less than six years following the Closing Date for each person covered by such insurance by Casden immediately prior to the Effective Time, each of whom is listed on Section 7.13 of the Casden Disclosure Letter; provided, however, that AIMCO shall be entitled to substitute existing policies with equivalent policies from reputable and financially sound insurers with the same or better coverage and amounts and containing terms and conditions no less favorable to such directors, officers and general partners, provided that no gap in coverage results from any such change or substitution.

         Section 7.14 BREACHES. Each party hereto agrees it shall promptly notify the other parties hereto in writing prior to the Closing if such party is aware of or has knowledge of another party's breach of any representation, warranty or covenant hereunder. Each such notice shall specify in reasonable detail the nature and grounds for the alleged breach, the representation, warranty or covenant to which such alleged breach relates and a good faith estimate of the estimates, damages or losses which are reasonably likely to result from such alleged breach if no curative measures are taken.

         Section 7.15 TRANSFER TAXES. The parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and any transfer, recording, registration and other fees or similar Taxes ("Transfer Taxes") which become payable in connection with the Transactions that are required to be filed on or before the


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


Closing Date and AIMCO shall pay 100% of Transfer Taxes which become payable in connection with the Transactions.

         Section 7.16 NAMES AND TRADEMARKS.

                  (a) AIMCO acknowledges and agrees that from and after the Effective Time Development LLC shall retain all right, title, and interest in and to, and shall be free to use, the Casden name and trademarks set forth in
Section 7.16 of the Casden Disclosure Letter and any other names and trademarks to which Casden or any Casden Subsidiary has a legal right or claim (collectively, the "Trademarks") without restriction, including the ability to compete with AIMCO in any and all markets. From and after the Effective Time, AIMCO admits the validity of, and agrees not to challenge any, Trademark. AIMCO also agrees that any and all rights that may be acquired by the use of the Trademarks by AIMCO during the Transition Period (as defined in Section 7.16(c) below) shall inure to the sole benefit of Development LLC. From and after the Effective Time, AIMCO shall not use the Trademarks as part of its corporate name nor use any mark or name confusingly similar to the Trademarks.

                  (b) From and after the Effective Time, AIMCO agrees not to register in the United States of America any name or mark resembling or confusingly similar to the Trademarks. From and after the Effective Time, AIMCO further agrees not to register any domain name or trademark resembling or confusingly similar to the Trademarks with Network Systems, Inc. or any other registration agency. If any application for registration is, or has been, filed with the United States Patent and Trademark Office by AIMCO which is deemed by the United States Patent and Trademark Office to be confusingly similar, deceptive or misleading with respect to any Trademark, AIMCO shall abandon any such application or registration or, from and after the Effective Time, assign it to Development LLC. AIMCO shall reimburse Development LLC, for all the costs and expenses of any oppositions, cancellation or related legal proceedings, including attorney's fees, instigated by Development LLC, from and after the Effective Time, in connection with any such registration or application.

                  (c) AIMCO and Casden acknowledge and agree that pursuant to a separate agreement, Development LLC will agree that for a period of 90 days from the Effective Time (the "Transition Period"), Development LLC will not sue AIMCO for trademark infringement for use of the Trademarks, and further provided that the Trademarks shall only be used by AIMCO in the same manner in which they are currently used by Casden or any Casden Subsidiary. AIMCO and Casden (or Development LLC, from and after the Effective Time) may, by mutual written consent, agree to extend the Transition Period for an additional period of time. However, any use of the Trademarks beyond the Transition Period, shall constitute a material breach of this Agreement and be actionable by Development LLC.

         Section 7.17 PREPARATION OF TAX RETURNS. Tax Returns will be prepared in accordance with the Tax Indemnity Agreement.

         Section 7.18 DEPOSIT BY AIMCO. No later than the business day after the date hereof, AIMCO, Casden and Citibank, N.A. (the "Escrow Agent") shall enter into an Escrow Agreement in the form attached as Exhibit U to this Agreement (the "Escrow Agreement"), pursuant to which AIMCO shall deposit with the Escrow Agent pursuant to the terms of the

Escrow Agreement the sum of $7,000,000 in immediately available funds (the "Escrow Amount"). The Escrow Amount shall be (a) delivered to Casden upon termination of this Agreement in the event of a termination of this Agreement pursuant to which Casden is entitled to Liquidated Damages or (b) delivered to AIMCO to be used as part of the REIT Merger Consideration on the Closing Date.

         Section 7.19 TAX FREE REORGANIZATION. Unless a Taxable Election is made pursuant to Section 2.2(f), each of AIMCO and Casden shall use their reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the tax opinion described in Section 8.3(d), including by executing and delivering the certificates and representation letters referred to therein. AIMCO shall not take any action after the Effective Time that, in the opinion of counsel to AIMCO, would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

         Section 7.20 MEZZANINE LOAN. At or after Closing, AIMCO will cause one or more mezzanine loans to be made to XYZ (the "Mezzanine Loan") on the terms and subject to the conditions set forth in the documents included in Exhibit V attached hereto (collectively, the "Mezzanine Loan Documents").

         Section 7.21 PLEDGE AND GUARANTY AGREEMENTS. At or after Closing: (a) all of the members of XYZ that are affiliates of Casden or Cerberus Partners shall execute and deliver a pledge agreement substantially in the form attached hereto as Exhibit W-1 and (b) Development LLC shall execute and deliver a guaranty agreement substantially in the form attached hereto as Exhibit W-2.

         Section 7.22 RELEASE. Casden and each of the Casden Subsidiaries shall obtain a release (the "Release") in favor of the Surviving Corporation and its Subsidiaries substantially in the form attached as (a) Exhibit X-1 hereto from each of its directors (other than its independent directors but including any director of Casden who is affiliated with BA Casden Investors, LLC) and executive officers listed in Section 4.24 of the Casden Disclosure Letter and
(b) Exhibit X-2 hereto from each of BA Casden Investors, LLC, Blackacre Park La Brea LLC, Blackacre Casden Investment, LLC, Blackacre Investment Warrant, LLC, BA Warrant Investors, LLC and each other Person who owns or has ever owned Casden Class A Preferred Stock, Casden I Warrants or Casden II Warrants.

         Section 7.23 QUESTIONNAIRES. Within 10 days of the date hereof, Casden shall submit the General Questionnaire to each manager and assistant manager of the Owned Properties and the Leased Properties and each regional supervisor employed by Casden, the Casden Subsidiaries (other than NAPICO and the NAPICO Entities). Casden shall submit the General Questionnaire to the asset manager or property manager of each NAPICO Property. Casden shall request that each of the persons receiving a Questionnaire, complete such General Questionnaire as accurately and completely as possible and use its best efforts to obtain the completed General Questionnaire as soon as possible, and shall provide complete and correct copies of the responses to the General Questionnaire promptly upon the receipt of each such response but in no event later than 20 days prior to the Effective Time.


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         Section 7.24 CPLB DISTRIBUTION. On or prior to the date of the OP
Contribution, Casden shall cause Casden OP to distribute to Casden 100% of Casden OP's interest in CPLB, pursuant to the form of such instrument of assignment attached hereto as Exhibit Y.

         Section 7.25 COMMERCIAL PROPERTIES. On or prior to the date of the OP Contribution, Casden shall cause either the Spin-Off to occur or the Commercial Properties to be sold to and the Commercial Debt to be assumed by CommercialCo.

         Section 7.26 LEGAL MATTERS. Within ten business days prior to the Closing Date, Casden shall provide, or shall cause to be provided, to AIMCO: (i) the name, telephone number and address of the person or persons who shall be responsible following the Effective Time for supervising, controlling and making ultimate decisions with respect to the actions set forth in Section 4.6(ii);
(ii) the names, addresses, and telephone numbers of all counsel of record in each of those lawsuits, identifying each counsel's respective client(s); (iii) the most recent offers/demands in those lawsuits, including both monetary and nonmonetary aspects of such demands and offers; and (iv) the procedural status of each of those lawsuits.

         Section 7.27 RESERVATION OF AIMCO STOCK. AIMCO covenants and agrees that prior to the Effective Time it will take all necessary actions to reserve for issuance a sufficient amount of shares of AIMCO Common Stock to be issued in the Merger.

         Section 7.28 CASDEN WARRANTS. Casden covenants and agrees that prior to the Closing Date, Casden will amend each Casden I Warrant and each Casden II Warrant such that at the Effective Time, (i) each then outstanding unexercised Casden I Warrant shall terminate and (ii) each then outstanding unexercised Casden II Warrant shall terminate.

         Section 7.29 MATERIAL ADVERSE EFFECTS; KNOWLEDGE OF BREACHES.

                  (a) Casden shall promptly notify AIMCO of any event or condition (i) of which Casden obtains knowledge which individually or in the aggregate would reasonably be expected to constitute a Casden Material Adverse Effect, (ii) which, if known as of the date hereof, would have been required to be disclosed to AIMCO or (iii) of which Casden obtains knowledge which individually or in the aggregate would reasonably be expected to give rise to Casden's right to terminate this Agreement pursuant to Article 9 hereof.

                  (b) AIMCO shall promptly notify Casden of any event or condition (i) of which AIMCO obtains knowledge which individually or in the aggregate would reasonably be expected to constitute an AIMCO Material Adverse Effect, (ii) which, if known as of the date hereof, would have been required to be disclosed to Casden or (iii) of which AIMCO obtains knowledge which individually or in the aggregate would reasonably be expected to give rise to AIMCO's right to terminate this Agreement pursuant to Article 9 hereof.

         Section 7.30 LITIGATION. AIMCO shall have monitoring rights on any action set forth on Section 4.6(ii) of the Casden Disclosure Letter and any Proceeding assumed by the Casden Indemnitors (as defined in the Master Indemnification Agreement) pursuant to the Master Indemnification Agreement. After the Closing Date, as often as AIMCO may reasonably request, but in no event more often than every six months, XYZ shall provide an amended Section 4.6(ii) of the Casden Disclosure Letter, updating the information previously provided.


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AIMCO shall have the right to reasonably request further information or any documents with respect to any or all litigation on Section 4.6(ii) of the Casden Disclosure Letter, which XYZ shall provide within twenty (20) days of receipt of AIMCO's request.

         Section 7.31 LISTING OF SHARES. AIMCO shall cause the shares of AIMCO Common Stock issuable in connection with the Merger to be approved for listing on the NYSE upon official notice of issuance prior to the Effective Time.

         Section 7.32 NAPICO SYNDICATED PROPERTIES. Within ten business days prior to the Closing Date, Casden shall provide, or cause to be provided, to AIMCO, the name and state of organization, of and ownership interest in, each Person in which the NAPICO Entities holds an ownership interest and each real property (except for the NAPICO Properties) in which any fund sponsored by NAPICO has a limited partnership ownership interest (the "NAPICO Syndicated Properties").

         Section 7.33 COMPLIANCE WITH THE MGCL. Each of the parties agrees to use their respective best efforts and take all reasonable steps to ensure that the Transactions contemplated by this Agreement and the Alternative Merger (as defined in the OP Unit Contribution Agreement), if consummated, complies with all applicable provisions of the MGCL.

         Section 7.34 CASDEN CHARTER. Prior to the Effective Time, Casden shall amend the Casden Charter to (i) effect the Casden Reverse Stock Split, (ii) provide that the consideration to be received by the holders of Casden Common Stock in the Merger may vary among the holders of Casden Common Stock and (iii) provide that, upon effectiveness the Merger, AIMCO may deliver to any holder of Casden Common Stock that AIMCO reasonably believes may not be an accredited investor (as defined in Rule 501(a) of the Securities Act), in lieu of any shares of AIMCO Common Stock otherwise deliverable to such holder upon the effectiveness of the Merger, cash in amount equal to the number of shares of Casden Common Stock held by such holder, multiplied by the Per Share Common Consideration.

         Section 7.35 NAPICO PROPERTY CONSENTS. Within 20 days after the date hereof, Casden shall deliver to AIMCO a schedule setting forth (x) each construction lender under any construction loan encumbering any of the NAPICO Properties and (y) each lender or housing agency in connection with any tax exempt bond financing affecting any of the NAPICO Properties, in either case, the consent or approval of which is necessary to prevent or avoid a Violation by Casden or any of the Casden Subsidiaries as a result of the execution and delivery of this Agreement or any of the Related Transaction Documents or the consummation or performance of any of the Transactions (any and all such consents and approvals, the "NAPICO Property Consents" and, together with the Casden Property Consents, the "Casden Required Consents").

         Section 7.36 CLOSING PAYOFF AMOUNTS. At the Effective Time, AIMCO shall pay, or cause to be paid, the amounts set forth in Schedule 2.1(a).


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                                  ARTICLE VIII

                                   CONDITIONS

         Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.5 by the joint action of the parties hereto:

                  (a) CASDEN STOCKHOLDERS' APPROVAL. The Casden Stockholders' Approval shall have been obtained.

                  (b) NO INJUNCTION. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger or the Related Transactions shall have been issued and be continuing in effect.

                  (c) NO CHANGE IN LAW. The Transactions shall not have been prohibited under any applicable federal or state law or regulation adopted or amended after the date hereof.

                  (d) STATE SECURITIES LAWS. All necessary consents or approvals required pursuant to applicable state securities laws shall have been obtained.

                  (e) RELATED TRANSACTIONS. Except as expressly set forth in the Related Transaction Documents, each of the Related Transactions shall be completed prior to or concurrently with the Contribution Effective Date or the Effective Time, as applicable.

                  (f) HUD. Approval of the Transactions by HUD shall have been obtained.

         Section 8.2 CONDITIONS TO OBLIGATION OF AIMCO TO EFFECT THE MERGER. The obligation of AIMCO to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by AIMCO in writing pursuant to Section 9.5:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Casden set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) and Casden and each Casden Subsidiary shall have performed in all material respects each of their respective obligations required to be performed prior to the Effective Time pursuant to this Agreement; provided, however, that this condition to the obligation of AIMCO to consummate the Merger shall be deemed satisfied if the aggregate loss, cost, damage or expense to AIMCO, if the Transactions were consummated, as a result of breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) when aggregated with failures to comply with covenants by Casden would not reasonably be expected to exceed $100 million.


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


                  (b) CLOSING CERTIFICATE. AIMCO shall have received a certificate, signed by the chief executive officer of Casden, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the condition set forth in Section 8.2(a) with respect to Casden has been satisfied.

                  (c) OPINION OF CASDEN'S MARYLAND COUNSEL. Casden shall have caused to be delivered to AIMCO the opinion of Ballard Spahr Andrews & Ingersoll, LLP (or another nationally recognized law firm acceptable to AIMCO) to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approvals have been obtained, at the Effective Time all shares of Casden Capital Stock exchanged in connection with the Merger are validly issued, fully paid and non-assessable and not subject to preemptive rights, and as to such other matters as are customary in a transaction such as the Merger. AIMCO agrees that the forms of opinion attached hereto as Exhibit 8.2(c)-1 and Exhibit 8.2(c)-2 shall be acceptable to AIMCO and that the failure of Casden to deliver either such opinion shall constitute a breach of Section 7.9 by Casden unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

                  (d) OPINION OF CASDEN'S SPECIAL COUNSEL. Casden shall have caused to be delivered to AIMCO (i) the opinion of Gibson, Dunn & Crutcher LLP or such other counsel reasonably acceptable to AIMCO to the effect that each of the Transaction Documents constitutes the valid and binding obligation of Casden, XYZ and/or the other parties thereto (other than AIMCO), as applicable, and that such agreements are enforceable against Casden, XYZ and/or the other parties thereto (other than AIMCO), as applicable, in accordance with their terms (with customary exceptions, assumptions and qualifications and based on customary representations); (ii) the opinion of Delaware counsel reasonably acceptable to AIMCO to the effect that, with respect to matters of Delaware law, each of the Related Transaction Documents are enforceable against Casden, XYZ and/or the parties thereto (other than AIMCO), as applicable, in accordance with their terms (with customary exceptions, assumptions and qualifications and based on customary representations); and (iii) the opinion of counsel reasonably acceptable to AIMCO to the effect that (A) each of Cerberus Partners, LP, BA Casden Investors LLC, Blackacre Park La Brea LLC, Blackacre Capital Management LLC ("Blackacre") and the Blackacre entity which will be a signatory to the Development LLC Agreement (collectively, the "Blackacre Parties") is duly organized, validly existing and in good standing in the jurisdiction of its formation, and (B) each of the Related Transaction Documents is duly authorized by, and constitutes the valid and binding obligation of, the Blackacre Parties which are parties thereto, as applicable, and that such agreements are enforceable against the Blackacre Parties which are parties thereto, as applicable, in accordance with their terms (with customary exceptions, assumptions and qualifications and based on customary representations). AIMCO agrees that the form of opinion attached hereto as Exhibit 8.2(d) shall be acceptable to AIMCO with respect to Casden's obligation pursuant to clause (i) hereof and that the failure of Casden to deliver any opinion required by this
Section 8.2(d) shall constitute a breach of Section 7.9 by Casden unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

                  (e) CASDEN REQUIRED STATUTORY APPROVALS. Casden shall have obtained each of the Casden Required Statutory Approvals and delivered copies thereof to AIMCO.


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


                  (f) CASDEN REIT OPINION. Casden shall have caused to be delivered to AIMCO the opinion of Gibson, Dunn & Crutcher LLP, dated as of the Effective Time, reasonably satisfactory to AIMCO that, for each taxable year since formation ending on or before the Effective Time (including the short taxable year ending immediately prior to the Effective Time), Casden was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications), substantially in the form attached hereto as Exhibit 8.2(f). Such opinion shall also be addressed to BA Casden Investors, LLC and may rely upon an officer's certificate of Casden and an officer's certificate of BA Casden Investors, LLC. The failure of Casden to deliver such opinion to AIMCO shall constitute a breach of Section 7.9 by Casden unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

                  (g) LETTER OF CASDEN'S ACCOUNTANTS. AIMCO shall have received letters from Deloitte & Touche LLP, addressed to AIMCO and dated within two business days prior to the Closing Date, in form and substance reasonably satisfactory to AIMCO with respect to the most recent Casden Financial Statements.

                  (h) RELEASES. AIMCO shall have received duly executed Releases from: (i) each director of Casden (other than the independent directors but including any director of Casden who is affiliated with BA Casden Investors,
LLC) and each executive officer of Casden listed in Section 4.24 of the Casden Disclosure Letter and (ii) BA Casden Investors, LLC, a Delaware limited liability company, Blackacre Park La Brea LLC, a Delaware limited liability company, Blackacre Casden Investment, LLC, Blackacre Investment Warrant, LLC, BA Warrant Investors, LLC and each other Person who owns or has ever owned Casden Class A Preferred Stock, Casden I Warrants or Casden II Warrants.

                  (i) CONSENTS. Casden shall have obtained each of the Casden Required Consents, each of which shall be in full force and effect, and delivered copies thereof to AIMCO.

                  (j) RESIGNATIONS. Casden shall have obtained the resignations of all of the individuals listed in Section 4.24 of the Casden Disclosure Letter and delivered copies thereof to AIMCO.

                  (k) LITIGATION INFORMATION. Casden shall have provided the information specified in Section 7.26 to AIMCO.

                  (l) NAPICO DISCLOSURE. Casden shall have provided the information specified in Section 7.32 to AIMCO.

         Section 8.3 CONDITIONS TO OBLIGATION OF CASDEN TO EFFECT THE MERGER. The obligation of Casden to effect the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Casden in writing pursuant to Section 9.5.

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of AIMCO set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such


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


representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) and AIMCO and each AIMCO Subsidiary shall have performed in all material respects each of their respective obligations required to be performed prior to the Effective Time pursuant to this Agreement; provided, however, that this condition to the obligation of Casden to consummate the Merger shall be deemed satisfied if the aggregate loss, cost, damage or expense to Casden, if the Transactions were consummated, as a result of breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) when aggregated with failures to comply with covenants by AIMCO would not reasonably be expected to exceed $100 million.

                  (b) CLOSING CERTIFICATE. Casden shall have received a certificate signed by an executive officer of AIMCO, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the condition set forth in Section 8.3(a) has been satisfied.

                  (c) OPINION OF AIMCO'S MARYLAND COUNSEL. AIMCO shall have caused to be delivered to Casden and XYZ the opinion of Piper Marbury Rudnick & Wolfe LLP (or another nationally recognized law firm acceptable to Casden) to the effect that this Agreement and the Articles of Merger are enforceable under Maryland law, that all requisite approvals have been obtained, and at the Effective Time upon issuance thereof in accordance with the terms of this Agreement, such shares of AIMCO Common Stock issued in connection with the Merger will be validly issued, fully paid and non-assessable and not subject to preemptive rights, and as to such other matters as are customary in a transaction such as the Merger. Casden agrees that the form of opinion attached hereto as Exhibit 8.3(c) shall be acceptable to Casden and that the failure of AIMCO to deliver such opinion shall constitute a breach of Section 7.9 by AIMCO unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

                  (d) MERGER OPINION. Unless a Taxable Election is made pursuant to Section 2.2(f), Casden shall have received an opinion of Gibson, Dunn & Crutcher LLP (or another nationally recognized law firm acceptable to Casden) that, based upon certificates and letters acceptable to Gibson, Dunn & Crutcher LLP (or another nationally recognized law firm acceptable to Casden) dated as of the Closing Date, the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code (with customary exceptions, assumptions and qualifications and based on customary representations). Such opinion shall also be addressed to BA Casden Investors, LLC, AIC, TCC and CIC. Casden agrees that an opinion substantially in the form attached as Exhibit 8.3(d)(i) hereto shall be acceptable to Casden and that the failure of Casden to obtain delivery of such opinion shall constitute a breach of Section 7.9 by Casden unless such failure shall be due solely to (i) a change in the law (statutory or case law) or regulation occurring after the date hereof or (ii) the failure of AIMCO to deliver to such counsel an officers' certificate in substantially the form attached hereto as Exhibit 8.3(d)(ii), in which case such failure of AIMCO shall constitute a breach by AIMCO of Section 7.9 and shall not be considered a breach by Casden of Section 7.9.

                  (e) OPINION OF AIMCO'S COUNSEL. AIMCO shall have caused to be delivered to Casden and XYZ the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (or another nationally known law firm acceptable to Casden) to the effect that each of the Transaction Documents to which AIMCO is a party constitutes the valid and binding obligation of AIMCO and AIMCO OP, and that such agreements are enforceable against AIMCO and AIMCO OP, in accordance with their terms (with customary exceptions, assumptions and qualifications and based on customary representations). Casden agrees that an opinion substantially in the form attached as Exhibit 8.3(e) hereto shall be acceptable to Casden and that the failure of AIMCO to deliver such opinion shall constitute a breach of Section
7.9 by AIMCO unless such failure shall be due solely to a change in law (statutory or case law) or regulation occurring after the date hereof.

                  (f) TRADING OF AIMCO COMMON STOCK. AIMCO Common Stock shall be listed and admitted for trading on the NYSE and there shall have occurred trading of AIMCO Common Stock on each of the five (5) trading days immediately prior to the Closing Date.

                  (g) LISTING OF SHARES. The shares of AIMCO Common Stock issuable in connection with the Merger shall have been approved for listing on the NYSE upon official notice of issuance. The parties acknowledge and agree that if Casden elects to waive this condition in the event it is not satisfied, such waiver will not constitute a waiver of (or absolve AIMCO from liability for) the breach of the covenant in Section 7.31.

                  (h) AIMCO REQUIRED STATUTORY APPROVALS. Each of the AIMCO Required Statutory Approvals shall have been obtained.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after obtaining the Casden Stockholders' Approval, only:

                  (a) by mutual written consent of the respective Boards of Directors of Casden and AIMCO;

                  (b) (i) by either AIMCO or Casden if there has been any breach by the other party of any representation or warranty set forth in this Agreement, or failure by the other party to comply with any of its covenants or obligations set forth in this Agreement and which breach or failure individually or together with the other breaches or failures by such other party that have not been cured would result in losses, costs, damages or expenses to the terminating party, if the Transactions were consummated that would reasonably be expected to exceed $100 million, and which breach or failure has not been cured within 30 days following receipt by the breaching or failing party of notice of such breach or failure or adequate assurance of such cure shall not have been given by or on behalf of the breaching or failing party within such 30 day period or (ii) by AIMCO or Casden, if any state or federal law, order, rule or regulation is adopted or issued after the date hereof, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting any of the Transactions, or if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or


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decree permanently restraining, enjoining or otherwise prohibiting any of the
Transactions, and such order, judgment or decree shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement as a result of any such injunction or prohibition shall have used all reasonable efforts to remove such injunction or overturn such prohibition;

                  (c) by either AIMCO or Casden, by written notice to the other party, if the Effective Time shall not have occurred on or before the six month anniversary of the date hereof (the "Termination Date") subject to AIMCO's and Casden's right to postpone the Closing pursuant to the proviso in Section 3.1; provided, however, that in the event the parties have not obtained approval of the Transactions by HUD by the Termination Date, such date may be extended at the election of AIMCO or Casden for one-month periods (up to an additional six months) pending such approval; provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

                  (d) by Casden if (i) all of AIMCO's conditions to closing set forth in Section 8.1 and Section 8.2 have been satisfied, (ii) within 10 days of receiving notice of Casden's intent to terminate pursuant to this Section 9.1(d), AIMCO has failed to close and (iii) at such time AIMCO is not entitled to terminate this Agreement pursuant to Article IX.

         Section 9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1 by either Casden or AIMCO, except as expressly provided in Section 9.3(a) below, no party hereto shall have any liability to any other party with respect to this Agreement or the transactions contemplated hereby and this Agreement shall be of no further force or effect; provided, however that notwithstanding the foregoing, Sections 9.1, 9.2, 9.3, 9.4, 9.6, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8 shall survive the termination indefinitely (unless otherwise specifically provided therein).

         Section 9.3 TERMINATION FEES.

                  (a) CASDEN LIQUIDATED DAMAGES. If the Merger is not consummated and Casden terminates this Agreement pursuant to Sections 9.1(b) or 9.1(d) above, (i) Casden shall be entitled to receive the Escrow Amount from the Escrow Agent and (ii) AIMCO shall pay to Casden in cash liquidated damages in the amount of $50 million (the amounts received by Casden pursuant to the foregoing clauses (i) and (ii), collectively, the "Liquidated Damages"); provided, however, that Casden shall not be entitled to receive the Liquidated Damages if AIMCO is entitled to terminate this Agreement pursuant to Section 9.1 above. The payment of the Liquidated Damages shall be compensation and liquidated damages for the loss suffered by Casden as the result of the failure to consummate the Merger and the Related Transactions and to avoid the difficulty of determining damages under the circumstances, and AIMCO and AIMCO OP shall not have any liability to Casden, other than the payment of the Liquidated Damages if the Merger is not consummated.

                  (b) NO PENALTY. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

         Section 9.4 AMENDMENT. This Agreement may be amended by the parties hereto (or by Casden pursuant to Section 2.2(g)) at any time before or after the Casden Stockholders' Approval and prior to the Effective Time, subject to the requirements of the MGCL. Other than pursuant to Section 2.2(g), this Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

         Section 9.5 WAIVER. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

         Section 9.6 DAMAGES. Notwithstanding any other provision herein, the parties agree that if the Merger is consummated, the sole remedy of any such party for any other party's breach of representations or warranties or failure to comply with covenants, and any failure to satisfy any condition, shall be the right to collect damages for any breach of representations or warranties or failure to comply with covenants or to satisfy any condition, to the extent provided in the Master Indemnification Agreement (or, with respect to Tax matters, the Tax Indemnity Agreement). The representations and warranties of the parties contained herein shall survive the Effective Time in accordance with the terms of the Master Indemnification Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements; provided, however, that if either party has knowledge prior to the Closing Date of any breach of any covenant or any inaccuracy of any representation or warranty contained in this Agreement prior to the Closing Date and such party did not comply with its Pre-Closing Notice (as defined in the Master Indemnification Agreement) obligation pursuant to the Master Indemnification Agreement, such party shall not be entitled to indemnification under the Master Indemnification Agreement for such breach or inaccuracy, except as pursuant to the Tax Indemnity Agreement.

                                    ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 BROKERS. Casden represents and warrants that, except for CSFB and Monga LLC whose fees have been disclosed to AIMCO prior to the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Casden. AIMCO represents and warrants that no broker, finder or investment banker is entitled to any


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


brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of AIMCO.

         Section 10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (i) If to Casden (or XYZ,
             after the Effective Time), to: Casden Properties Inc.
                                            (or XYZ, after the Effective Time)
                                            090 Wilshire Boulevard
                                            Beverly Hills, CA 90211
                                            Attn: Andrew J. Starrels
                                            Telecopy:  (310) 273-8418
                                            Telephone: (310) 385-3057

             with copies (which shall
             not constitute notice) to:     Gibson, Dunn & Crutcher LLP
                                            333 South Grand Avenue
                                            Los Angeles, CA 90071
                                            Attn: Jesse Sharf, Esq.
                                            and Scott Calfas, Esq.
                                            Telecopy:  (213) 229-6638
                                            Telephone: (213) 229-7638

                                            Blackacre Capital Management, LLC
                                            450 Park Avenue, 28th Floor
                                            New York, NY 10022
                                            Attn: Mark Neporent/Ronald J. Kravit
                                            Telecopy:  (212) 891-2104
                                            Telephone: (212) 891-1540

                                            Katten Muchin Zavis
                                            525 West Monroe Street, Suite 1600
                                            Chicago, IL 60661-3696
                                            Attn: Nina Matis, Esq.
                                            Telecopy:  (312) 902-5560
                                            Telephone: (312) 902-1061

                                       and  Schulte, Roth & Zabel LLP
                                            919 Third Avenue
                                            New York, NY 10022
                                            Attn: Alan Waldenberg, Esq.
                                            Telecopy:  (212) 756-2501
                                            Telephone: (212) 593-5955

       (ii) If to AIMCO, to:      Apartment Investment and
                                  Management Company
                                  18350 Mt. Langley Avenue, Suite 220
                                  Fountain Valley, CA 92708
                                  Attn: Peter K. Kompaniez
                                  Telecopy:  (714) 593-1703
                                  Telephone: (714) 593-1733

                             and  Apartment Investment and
                                  Management Company
                                  2000 South Colorado Boulevard
                                  Tower Two, Suite 2-1000
                                  Denver, CO 80222
                                  Attn:  Terry Considine and
                                  Harry Alcock
                                  Telecopy:  (303) 753-9538
                                  Telephone: (303) 691-4330

                             and  Apartment Investment and
                                  Management Company
                                  Tower Two
                                  2000 South Colorado Boulevard
                                  Suite 2-1000
                                  Denver, CO 80222
                                  Attn:  Terry Considine and Harry Alcock
                                  Telecopy:  (303) 691-5662
                                  Telephone: (303) 691-4344

            with copies (which
            shall not constitute
            notice) to:           Skadden, Arps, Slate, Meagher & Flom LLP
                                  4 Times Square
                                  New York, NY 10036
                                  Attn:  Joseph A. Coco, Esq.
                                  Telecopy:  (212) 735-2000
                                  Telephone: (212) 735-3000

                                  Skadden, Arps, Slate, Meagher & Flom LLP
                                  300 South Grand Avenue
                                  Los Angeles, CA 90071
                                  Attn:  Jonathan L. Friedman, Esq.
                                  Telecopy:  (213) 687-5600
                                  Telephone: (213) 687-5000

         Section 10.3 MISCELLANEOUS. This Agreement, the Related Transaction Documents, the Confidentiality Agreement and the documents and instruments referred to herein and therein constitute the entire agreement and supersede all other prior or contemporaneous oral or written agreements and understandings among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by any party and shall be governed by and construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the MGCL.

         Section 10.4 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 10.5 COUNTERPARTS; EFFECT. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 10.6 PARTIES' INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that the directors, officers and general partners covered by the insurance referred to in Section 7.13 shall have the right to enforce such provisions.

         Section 10.7 ENFORCEMENT.

                  (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached until the consummation of the Merger. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled pursuant to this Agreement, the Master Indemnification Agreement or the Tax Indemnity Agreement; provided, however, that following the consummation of the Merger, specific performance of the terms of this Agreement (other than under Section 7.30) shall no longer be available.

                  (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Related Transaction Documents or any of the Transactions in any court other than a federal or state court sitting in the State of New York.

         Section 10.8 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                            [signature page follows]

                  IN WITNESS WHEREOF, AIMCO, Casden and XYZ have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                  APARTMENT INVESTMENT AND
                                  MANAGEMENT COMPANY


                                  By: /s/ PETER KOMPANIEZ
                                     -----------------------------------------
                                     Name:  Peter Kompaniez
                                          ------------------------------------
                                     Title: President
                                           -----------------------------------


                                  CASDEN PROPERTIES INC.


                                  By: /s/ ALAN I. CASDEN
                                     -----------------------------------------
                                     Name:  Alan I. Casden
                                          ------------------------------------
                                     Title: Chairman
                                           -----------------------------------


                                  XYZ HOLDINGS LLC


                                  By: /s/ CASDEN INVESTMENT CORP.
                                     -----------------------------------------
                                     its Managing Member

                                  By:  /s/ ALAN I. CASDEN
                                     -----------------------------------------
                                  Name:  Alan I. Casden
                                       ---------------------------------------
                                  Title: Chairman
                                        --------------------------------------

                      REIT MERGER AGREEMENT SIGNATURE PAGE

                                                                 SCHEDULE 2.1(a)


1. Comerica Loan. $8,119,583 plus unpaid interest accrued from January 1, 2002 through the Effective Time, pursuant to the Loan Agreement and Addendum, between Comerica Bank-California and Casden OP, dated as of June 22, 2000 and the Floating Rate Note, by Casden OP in favor of Comerica Bank-California, dated June 22, 2000.

2. BCM Madeleine Loan. $20,000,000 plus unpaid interest accrued from January 1, 2002 through the Effective Time, pursuant to the Promissory Note by Casden OP in favor of Madeleine LLC, dated February 7, 2000.

3. BCM/AIC Glendon Loan. $14,462,784 plus unpaid interest accrued from January 1, 2002 through the Effective Time, pursuant to a Letter Agreement dated February 8, 2000 as evidenced by a Promissory Note dated February 7, 2000.

4. Declared and Unpaid Common Dividends. $23,486,403 for declared and unpaid dividends on the Casden Common Stock, or such lesser or greater amount as is outstanding on the Closing Date.

5. Declared and Unpaid Preferred Dividends. $22,824,000 for declared and unpaid cash dividends on the Casden Class A Preferred Stock, or such lesser or greater amount as is outstanding on the Closing Date.

6. Payables to AIC. $2,101,447 of payables to AIC pursuant to (i) Note-Straight for a loan made by The Casden Company to National Partnership Investments Corp. in the amount of Two Hundred Thousand Dollars ($200,000) dated February 14, 2000; (ii) Note-Straight for a loan made by The Casden Company to National Partnership Investments Corp. in the amount of Seven Hundred Thousand Dollars ($700,000) dated January 28, 2000; (iii) Note-Straight for a loan made by The Casden Company to National Partnership Investments Corp. in the amount of One Million Four Hundred Thousand Dollars ($1,400,000) dated October 14, 1999; and (iv) Note-Straight for a loan made by The Casden Company to National Partnership Investments Corp. in the amount of Five Hundred Thirty One Thousand Nine Hundred and Nine Dollars ($531,909) dated August 29, 2000 (principal has been paid, however interest at 12% from August 29, 2000 to October 31, 2001 in the amount of $5,946.00, remains unpaid).

7. Jr. Preferred Liquidation Amount. $10,015,250 plus accumulated and unpaid dividends to the Effective Time.

8. Reverse Stock Split. Amounts paid to former stockholders as a result of the Reverse Stock Split in lieu of the issuance of fractional shares.

9. Transaction Expenses. The expenses contemplated by Section 7.8 which are incurred after the date hereof or are otherwise due and payable at Closing (which are currently estimated to be $13 million).

                                                                 SCHEDULE 2.1(b)

                                  MORTGAGE DEBT

                                   [Attached]

CASDEN PROPERTIES INC.                                           SCHEDULE 2.1(b)
09/30/2001 Mortgage Debt

                                                                TOTAL            TOTAL
                                           INTEREST     MORTGAGE DEBT    MORTGAGE DEBT    CHANGE FROM
         DEVELOPMENT NAME                    RATE        AT 9/30/2001     AT 6/30/2001   PRIOR PERIOD
         ----------------                  --------     -------------    -------------   ------------
       1 Broadcast Center                       3.9%       34,000,000
       2 Canyon Terrace                         7.5%        6,057,108
       3 Creekside Apts                         3.8%       19,070,000
       4 Crescent Gardens                       4.0%       10,700,000
       5 Indian Oaks                            4.0%       15,500,000
       6 Lakes                                  3.8%       75,600,000
       7 Malibu Canyon                          3.9%       46,900,000
       8 Mariners Cove                          5.6%       11,586,059
         Pro forma adjustment                              (7,165,987)
                                                        -------------    -------------   ------------
                                                          212,247,180      213,147,880       (900,700)
                                                        -------------    -------------   ------------

       9 Loch Haven                             8.4%        4,710,147
      10 HillCreste                             7.0%       56,000,000
      11 Peppertree                             8.5%        6,437,903
      12 Pine Lake Terrace                      8.5%        4,555,293
      13 Rosewood                               8.4%        8,119,778
      14 Topanga 49                             7.0%        2,880,539
      15 Villa del Sol                          8.4%        4,950,727
      16 Village Grove                          8.5%        3,664,446
                                                        -------------    -------------   ------------
                                                           91,318,833       91,404,989        (86,156)
                                                        -------------    -------------   ------------

       1 Beacon Hill                            7.9%        6,234,929
       2 Berger                                 8.3%        3,741,289
       3 Berkeley Gardens                       7.0%        1,255,923
       4 Boulevard Towers                       7.3%        5,655,723
       5 Casa de Las Hermanitas                13.5%        2,672,686
       6 Cherry Ridge Terrace                  12.5%        1,689,518
       7 Creekview                              7.5%        1,905,368
       8 Denny Place                            8.5%        2,015,782
       9 Echo Valley                            6.8%          424,983
      10 Edgewater                              7.0%        6,918,779
      11 Friendship Arms                        7.7%        3,682,378
      12 Hemet Estates                          9.2%        2,389,727
      13 Hudson Gardens                         8.6%        1,280,414
      14 King Towers                            8.5%          717,583
      15 Locust House                           7.7%        1,987,372
      16 Norristown                             7.4%        5,090,922
      17 Northwinds (Arrowhead)                 7.4%        2,392,132
      18 Oxford House                           6.3%        4,465,849
      19 Palm Springs Senior                   13.0%        4,100,485
      20 Parkview                               9.3%        3,067,163
      21 Paula Maria II (City Line)             7.0%        2,387,491
      22 Prospect Towers                        7.3%        2,572,917
      23 Ridgewood                              9.3%        2,215,685
      24 Round Barn                             6.8%        4,718,168
      25 South Park                             8.5%          591,195
      26 Sterling Village                       9.2%        2,392,900
      27 Westwood Terrace                       6.8%        2,642,300
      28 Willowwood                             8.5%        1,925,190
      29 Bangor House                           7.8%        3,520,643
      30 Chidester Place                        8.0%        2,915,000
      31 Daugette Towers                        7.9%        1,562,544
      32 East Central Towers                    7.5%        3,664,989
      33 Freeland                               8.1%        1,215,000
      34 Grant Park                             8.5%        4,354,808
      35 Kern Villa                             7.5%        2,197,801
      36 New Baltimore                          7.6%        1,699,888
      37 Panorama City I                        7.5%          658,234
      38 Panorama City II                       7.5%          613,703
      39 Pynchon I                              7.0%        5,753,648
      40 Sandwich Manor                         5.7%        1,806,207
      41 Wasco Arms                             7.5%        3,031,144
                                                        -------------    -------------   ------------
             Total HUD                                    114,128,463      115,528,127     (1,399,664)
                                                        -------------    -------------   ------------

            Total REITSub, see attached                   184,215,955      185,083,293       (867,338)
                                                        -------------    -------------   ------------
CONSTRUCTION LOANS

         Centinela                                         74,617,786
         Pro forma Adjustment                                 382,214
                                                        -------------    -------------   ------------
                                                           75,000,000       75,000,000             --
                                                        -------------    -------------   ------------

         TOTAL NEWCO                                      676,910,430      680,164,289     (3,253,859)
                                                        -------------    -------------   ------------

OFFICE BUILDINGS
       1 Wilshire Doheny                        8.3%       10,318,358
       2 Wilshire Lapeer                        8.3%        9,267,415
       3 Wilshire Palm                          8.3%        4,299,316
                                                        -------------    -------------   ------------
            Total Office                                   23,885,090       23,941,525        (56,435)
                                                        -------------    -------------   ------------

WESTWOOD & PARKLABREA
         Westwood (Glendon)
           Guaranty Federal                                11,400,000
           Ralphs                                           7,687,804
         Madeleine - PLB                                   20,000,000
                                                        -------------    -------------   ------------
                                                           39,087,804       38,556,677        531,127
                                                        -------------    -------------   ------------

         GRAND TOTAL MORTGAGE PAYABLE                     739,883,324      742,662,491     (2,779,167)
                                                        -------------    -------------   ------------

UNSECURED CORPORATE LOANS
         Madeleine - Glendon                               14,462,784
         Comerica                                           8,119,583
                                                        -------------    -------------   ------------
                                                           22,582,367       24,206,284     (1,623,917)
                                                        -------------    -------------   ------------

REITSUB NOTES PAYABLE, SEE ATTACHED                         5,936,571        5,854,430         82,141
                                                        -------------    -------------   ------------

         GRAND TOTAL NOTES PAYABLE                         28,518,938       30,060,714     (1,541,776)
                                                        -------------    -------------   ------------

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

          CLASS R CUMULATIVE PREFERRED STOCK          (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into additional shares of preferred stock heretofore designated as "Class R Cumulative Preferred Stock, par value $.01 per share," (the "Class R Preferred Stock") and has provided for the issuance of such additional shares.

         SECOND: The reclassification increases the number of shares classified as Class R Preferred stock from 4,940,000 shares immediately prior to the reclassification to 5,940,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 456,962,738 shares immediately prior to the reclassification to 455,962,738 shares immediately after the reclassification. The number of shares classified as Class R Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class R Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in Article THIRD of the Articles Supplementary to the Charter (dated July 17, 2001 and filed with the MSDAT on July 18, 2001) and remain unchanged by these Articles Supplementary.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Senior Vice President and witnessed by its Assistant Secretary on March 20, 2002.



WITNESS:                                             APARTMENT INVESTMENT AND
                                                     MANAGEMENT COMPANY


/s/ JOEL BONDER                                      /s/ PATRIZIA BAILEY
-----------------------                              -----------------------
Joel Bonder                                          Patrizia Bailey
Assistant Secretary                                  Senior Vice President


         THE UNDERSIGNED, Senior Vice President of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                     /s/ PATRIZIA BAILEY
                                                     -----------------------
                                                     Patrizia Bailey
                                                     Senior Vice President

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

         CLASS R CUMULATIVE PREFERRED STOCK          (PAR VALUE $.01 PER SHARE)

         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into additional shares of preferred stock heretofore designated as "Class R Cumulative Preferred Stock, par value $.01 per share," (the "Class R Preferred Stock") and has provided for the issuance of such additional shares.

         SECOND: The reclassification increases the number of shares classified as Class R Preferred stock from 5,940,000 shares immediately prior to the reclassification to 6,940,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 455,962,738 shares immediately prior to the reclassification to 454,962,738 shares immediately after the reclassification. The number of shares classified as Class R Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class R Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as set forth in Article THIRD of the Articles Supplementary to the Charter (dated July 17, 2001 and filed with the MSDAT on July 18, 2001) and remain unchanged by these Articles Supplementary.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on April 9, 2002.


WITNESS:                                      APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY




/s/ LUCY CORDOVA                              /s/ PAUL J. MCAULIFFE
-----------------------                       ---------------------------------
Lucy Cordova                                  Paul J. McAuliffe
Assistant Secretary                           Executive Vice President and Chief
                                              Financial Officer

         THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                              /s/ PAUL J. MCAULIFFE
                                              ----------------------------------
                                              Paul J. McAuliffe
                                              Executive Vice President and Chief
                                              Financial Officer

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                  CLASS S CUMULATIVE REDEEMABLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 4,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class S Cumulative Redeemable Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class S Cumulative Redeemable Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 4,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 454,962,738 shares immediately prior to the reclassification to 450,962,738 shares immediately after the reclassification. The number of shares classified as Class S Cumulative Redeemable Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

     THIRD: The terms of the Class S Cumulative Redeemable Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1.   NUMBER OF SHARES AND DESIGNATION.

          This class of Preferred Stock shall be designated as Class S Cumulative Redeemable Preferred Stock, par value $.01 per share (the "Class S Preferred Stock") and Four Million (4,000,000) shall be the authorized number of shares of such Class S Preferred Stock constituting such class.

     2.   DEFINITIONS.

          For purposes of the Class S Preferred Stock, the following terms shall have the meanings indicated:

          "AFFILIATE" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

          "AGGREGATE VALUE" shall mean, with respect to any block of Equity Stock, the product of (i) the number of shares of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.

          "BENEFICIAL OWNERSHIP" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have the correlative meanings.

          "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class S Preferred Stock; provided that, for purposes of paragraph (a) of
          Section 8 of this Article, the term "BOARD OF DIRECTORS" shall not include any such committee.

          "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open and, when used in the definition of Three-Month LIBOR, which is also a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

          "CHANGE IN CONTROL" of the Corporation shall mean any transaction or series of transactions (including any sale (or functional equivalent of a sale) of all or substantially all of the assets of the Corporation or any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation, any other business combination (including a share exchange) involving the Corporation or any tender or exchange offer) as a result of which (w) the holders of the Corporation's Class A Common Stock immediately prior to giving effect to such transaction shall no longer own shares of common stock of the surviving corporation in such transaction representing fifty percent (50%) or more of the total value of all common stock of such surviving corporation, (x) the holders of the Corporation's capital stock immediately prior to giving effect to such transaction shall no longer own shares of capital stock of the surviving corporation in such transaction representing fifty percent (50%) or more of the total voting power of all shares of capital stock of such surviving corporation entitled to vote generally in the election of directors,
          (y) the holders of the Corporation's capital stock immediately prior to giving effect to such transaction shall no longer own shares of capital stock of the surviving corporation in such transaction having the right, as a group or separately, to elect collectively no less than a majority of the Board of Directors of such surviving corporation, or (z) the Corporation no longer controls the Operating Partnership or no longer owns more than sixty percent (60%) of the partnership interests in the Operating Partnership.

          "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3(G) of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

          "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

          "CLASS S PREFERRED STOCK" shall have the meaning set forth in Section 1 of this Article.

          "CLOSING PRICE" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

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          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

          "COMMON EQUITY CAPITALIZATION" shall mean the product of the Current Market Price and the number of outstanding shares of Class A Common Stock immediately prior to (i) the "ex date" with respect to any issuance or distribution requiring such computation, (ii) the date on which shares are repurchased in the case of any repurchase of shares of Class A Common Stock (other than by means of a tender or exchange offer) requiring such computation, or (iii) the last time tenders could have been made pursuant to a tender or exchange offer (as it may be amended) requiring such computation.

          "CURRENT MARKET PRICE" shall mean (a) in the case of any issuance or distribution (including any Spin-Off), the average of the Closing Prices per share of Class A Common Stock on each of the 20 consecutive Trading Days ending on the day before the "ex date" with respect to the issuance or distribution requiring such computation, (b) in the case of any repurchase of shares other than by means of a tender or exchange offer, the average of the Closing Prices per share of Class A Common Stock on each of the 20 consecutive Trading Days ending on the Trading Day immediately preceding such repurchase, and (c) in the case of any tender or exchange offer, the average of the Closing Prices per share of Class A Common Stock on each of the 20 consecutive Trading Days ending on the Trading Day immediately preceding the last time tenders could have been made pursuant to such tender or exchange offer (as it may be amended). The term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the Class A Common Stock trades regular way on the NYSE or other securities exchange or in the principal market in which such shares trade, in each case without the right to receive such issuance or distribution.

          "DIVIDEND PAYMENT DATE" shall mean January 31, April 30, July 31, and October 31 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

          "DIVIDEND PERIOD" shall mean the Initial Dividend Period and each period thereafter of three calendar months beginning on any February 1, May 1, August 1, or November 1.

          "DIVIDEND RATE" shall mean a floating rate, expressed as a percentage of the Liquidation Preference per annum, determined as follows:

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               (a)  from the Issue Date through April 30, 2004, a rate equal to
          (x) Three-Month LIBOR plus (y) 2.75%;

               (b) from May 1, 2004 through and including October 31, 2004, a rate equal to (x) Three-Month LIBOR plus (y) 6.00%;

               (c) for the calendar month beginning November 1, 2004 at a rate equal to (x) Three-Month LIBOR plus (y) 12.60%; and

               (d) for each calendar month thereafter, a rate equal to (x) Three-Month LIBOR plus (y) 12.60% plus (z) the product of (i) 70 basis points (0.70%) multiplied by (ii) the number of whole calendar months elapsed between October 31, 2004 and the first day of such calendar month;

          provided, that, the maximum Dividend Rate at any time shall not exceed 20.00%. Notwithstanding anything to the contrary in this Article, if the Corporation shall fail to pay (i) any portion of the Repurchase Price for any shares of Class S Preferred Stock required to be repurchased as an when required pursuant to Section 5(d) of this Article or (ii) pay any portion of the Maturity Price as and when required to be paid pursuant to Section 5(e) of this Article (each such failure, a "Redemption Default"), the Dividend Rate shall, from the date of such Redemption Default until the Redemption Default has been cured in full by the Corporation, be 25.00%; PROVIDED FURTHER, in the event a Redemption Failure has occurred, the Dividend Rate shall thereafter be the rate set forth in paragraph (d); however, in such case, the multiple set forth in clause (z) of such paragraph (d) would be the product of (i) 70 basis points (0.70%) multiplied by (ii) the number of whole calendar months elapsed between the date of the Redemption Failure and the first day of the calendar month in which that relevant Dividend Payment Date occurs.

          To illustrate the computation of the Dividend Rate, assuming no Redemption Default has occurred, in the month of December 31, 2004, the Dividend Rate shall equal Three- Month LIBOR plus 13.30% (the sum of 12.60% plus the product of .70% and the number of calendar months
          (one) which elapsed between October 31, 2004 and the first day of December 2004).

          "DIVIDEND RATE CALCULATION AGENT" shall mean such financial institution (and any legal successor thereto) from time to time as shall be selected by the Corporation, provided such selection is approved by the vote or written consent of the holders of a majority of the outstanding shares of the Class S Preferred Stock, and shall initially mean Wachovia Bank, National Association.

          "EQUITY STOCK" shall mean one or more shares of any class of capital stock of the Corporation.

          "EXCESS TRANSFER" has the meaning set forth in Section 10.3(A) of this Article.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "FAIR MARKET VALUE" shall mean, (a) in the case of any Spin-Off that is effected simultaneously with an initial public offering of securities of the same class and series as those to be distributed in such Spin-Off, the initial public offering price of such securities,
          (b) in the case of any other Spin-Off, the average of the closing trading price of the securities distributed in such Spin-Off for the first ten Trading Days after the effective date of such Spin-Off, and
          (c) in the case of any other securities, evidences of indebtedness or assets, the fair market value thereof as determined by the Board of Directors, whose determination shall be conclusive and described in a Board resolution delivered to each record holder of Class S Preferred Stock.

          "FUNDAMENTAL CHANGE" shall mean (i) a Change of Control of the Corporation or (ii) a Significant Distribution.

          "INITIAL DIVIDEND PERIOD" shall mean the period commencing on and including the Issue Date and ending on and including July 31, 2003.

          "INITIAL HOLDER" shall mean Terry Considine.

          "INITIAL HOLDER LIMIT" shall mean a number of the Outstanding shares of Class S Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class S Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

          "ISSUE DATE" shall mean April 30, 2003.

          "JUNIOR STOCK" shall have the meaning set forth in paragraph (c) of
          Section 7 of this Article.

          "LIQUIDATION PREFERENCE" shall have the meaning set forth in paragraph
          (a) of Section 4 of this Article.

          "LOOK-THROUGH ENTITY" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940, as amended.

          "LOOK-THROUGH OWNERSHIP LIMIT" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class S Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class S Preferred Stock that are Beneficially Owned by the Look-Through Entity.

          "MARKET PRICE" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

          "MATURITY DATE' shall have the meaning set forth in paragraph (c) of
          Section 5 of this Article.

          "NYSE" shall mean The New York Stock Exchange, Inc.

          "OPERATING PARTNERSHIP" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

          "OUTSTANDING" shall mean issued and outstanding shares of Equity Stock of the Corporation; provided, however, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "OUTSTANDING" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

          "OWNERSHIP LIMIT" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class S Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class S Preferred Stock that are Beneficially Owned by the Person.

          "OWNERSHIP RESTRICTIONS" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

          "PARITY STOCK" shall have the meaning set forth in paragraph (b) of
          Section 7 of this Article.

          "PERSON" shall mean (a) for purposes of Section 10 of this Article,
          (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

          "PROHIBITED TRANSFEREE" shall have the meaning set forth in Section 10.3(A) of this Article.

          "RECORD DATE" shall mean, with respect to any Dividend Payment Date, the January 15, April 15, July 15 or October 15 immediately preceding such Dividend Payment Date.

          "REDEMPTION DATE" shall mean, in the case of any redemption of any shares of Class S Preferred Stock pursuant to paragraph (a) of Section 5 of this Article, the date fixed for redemption of such shares.

          "REDEMPTION FAILURE" shall mean the failure of the Corporation to redeem or repurchase within (i) 90 days of the Issue Date, shares of preferred stock of the Corporation having an aggregate redemption or repurchase price of $48,500,000 or (ii) 180 days after the Issue Date, shares of preferred stock of the Corporation having an aggregate redemption or repurchase price of $97,000,000 (including shares referred to in clause (i)).

          "REDEMPTION PRICE" shall mean, with respect to any share of Class S Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

          "REIT" shall mean a "real estate investment trust," as defined in
          Section 856 of the Code.

          "REPURCHASE DATE" (x) for purposes of a repurchase of Shares pursuant to paragraph (d)(i) of Section 5 of this Article shall mean the date selected by the Corporation that is not less than ten (10) and no more than thirty (30) days after the date of the notice delivered to the holders of record of the Class S Preferred Stock in connection with the repurchase and (y) for purposes of a repurchase of Shares pursuant to paragraph (d)(ii) of Section 5 of this Article shall mean the date the relevant Fundamental Change is consummated.

          "REPURCHASE PRICE" shall have the meaning set forth in paragraph (d) of Section 5 of this Article.

          "SENIOR STOCK" shall have the meaning set forth in paragraph (a) of
          Section 7 of this Article.

          "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class S Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

          "SIGNIFICANT DISTRIBUTION" shall mean any transaction or series of transactions (excluding regularly scheduled dividends paid in an amount in accordance with past practice) in which the aggregate Fair Market Value of any cash, evidences of indebtedness, assets or securities, including shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation (a "Spin-Off"), but excluding any Junior Stock or any rights or warrants to purchase Junior Stock, (i) issued or distributed (by dividend or otherwise) by the Corporation to holders of its Class A Common Stock or (ii) paid or given in respect of shares of Class A Common Stock repurchased by the Corporation or any of its subsidiaries (including by means of any tender or exchange offer), exceeds 30% of the Common Equity Capitalization (determined as of the date of the last event requiring such computation).

          "THREE-MONTH LIBOR" for any Dividend Period means the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a term of three months, commencing on the first day of such Dividend Period (a "Reset Date"), which appears on Page 3750 on Moneyline Telerate Inc. or any successor page (the "Telerate LIBOR Page") at approximately 11:00 a.m., London time, on the day that is two Business Days preceding such Reset Date. If such rate does not appear on the Telerate LIBOR Page, the rate for such Reset Date will be determined by reference to the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the "Reference Banks") at approximately 11:00 a.m., London time, on the day that is two Business Days preceding such Reset Date to prime banks in the London interbank market for a period of three months commencing from such Reset Date and in a representative amount. The Corporation shall cause its Dividend Rate Calculation Agent to request the principal London office of each of the Reference Banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for such Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City, selected by the Corporation's Dividend Rate Calculation Agent, at approximately 11:00 a.m., New York City time, on such Reset Date for loans in U.S. dollars to leading European banks for a period of three months commencing on such Reset Date and in a representative amount. The Corporation shall promptly (or shall cause its Dividend Rate Calculation Agent promptly to) notify any holder of the Class S Preferred Stock of the Dividend Rate for any Dividend Period upon request.

          "TRADING DAY" shall mean, when used with respect to any Equity Stock,
          (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class S Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class S Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class S Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class S Preferred Stock). The term "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

          "TRANSFER AGENT" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class S Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class S Preferred Stock.

          "TRUST" shall mean the trust created pursuant to Section 10.3(A) of this Article.

          "TRUSTEE" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

          "VOTING PREFERRED STOCK" shall have the meaning set forth in Section 8 of this Article.

     3.   DIVIDENDS.

          (a) The holders of Class S Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class S Preferred Stock. Such dividends shall be cumulative from the Issue Date, shall accumulate whether or not such dividends shall be authorized, whether or not there shall be assets of the Corporation legally available for the payment of such dividends, whether or not the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization or payment or provides that such authorization or payment would constitute a breach thereof or a default thereunder, and whether or not such authorization or payment shall be restricted or prohibited by law, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on July 31, 2003, to the holders of record of the Class S Preferred Stock, as they appear on the stock records of the Corporation on the relevant Record Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class S Preferred Stock that may be in arrears.

          (b) The amount of dividends payable per share of Class S Preferred Stock on each Dividend Payment Date shall be equal to the sum of the daily amounts for each day actually elapsed during such Dividend Period, which daily amounts shall be computed by dividing (1) the product of (A) the Dividend Rate in effect for each such day during such Dividend Period multiplied by (B) the Liquidation Preference of each outstanding share of Class S Preferred Stock by
(2) 360. Any dividend payment made on shares of the Class S Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares. The Corporation shall determine the dividend payable on each Dividend Payment Date in accordance with this Article, utilizing the Three-Month LIBOR rate supplied by the Dividend Rate Calculation Agent (which the Dividend Rate Calculation Agent shall determine in accordance with the definition of Three-Month LIBOR in this Article). Holders of Class S Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class S Preferred Stock.

          (c) So long as any of the shares of Class S Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, on the Class S Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class S Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class S Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

          (d) So long as any of the shares of Class S Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of, or options, warrants, or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class S Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class S Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

          Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if (but only to the extent that) such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

     4.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class S Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25.00) per share of Class S Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class S Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class S Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class S Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class S Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or
(iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class S Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class S Preferred Stock and any Parity Stock shall not be entitled to share therein.

     5.   REDEMPTION.

          (a) The Corporation, at its option, may redeem shares of Class S Preferred Stock, in whole or from time to time in part (provided that the Corporation may not call for redemption a number of shares (i) which have an aggregate Liquidation Preference of less than twenty million dollars ($20,000,000) or (ii) the redemption of which would result in less than twenty million dollars ($20,000,000) in liquidation amount of Class S Preferred remaining outstanding, at any one time, at a redemption price per share redeemed payable in cash equal to (x) the Liquidation Preference per share of Class S Preferred Stock being redeemed multiplied by the following amount:

               (i) if the Redemption Date is on or before July 31, 2003, 97.75%;

               (ii) if the Redemption Date is after July 31, 2003 and on or before October 31, 2003, 98.00%;

               (iii) if the Redemption Date is after October 31, 2003 and on or before January 31, 2004, 98.50%;

               (iv) if the Redemption Date is after January 31, 2004 and on or before April 30, 2004, 99.00%; and

               (v)     if the Redemption Date is after April 30, 2004, 100%,

plus in each case, (y) an amount equal to all accumulated, accrued and unpaid dividends, if any, to and including the Redemption Date (whether or not earned or authorized). The date on which shares called for redemption pursuant to this paragraph (a) of this Section 5 (the "Redemption Date") shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than thirty (30) days nor more than sixty (60) days after the date notice of redemption is sent by the Corporation. If a Redemption Date occurs after a Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Record Date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares.

               (b) If full cumulative dividends on all outstanding shares of Class S Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class S Preferred Stock may be redeemed pursuant to paragraph (a) of this Section 5 unless all outstanding shares of Class S Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class S Preferred Stock, other than pursuant to a tender or exchange offer made on the same terms to all holders of shares of Class S Preferred Stock. If fewer than all the outstanding shares of Class S Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class S Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class S Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable.

               (c) If the Corporation shall redeem shares of Class S Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation (except that if the sole record holder of the shares of Class S Preferred Stock is Wachovia Bank, National Association, or one of its affiliates, such notice may be given by telecopy to Wachovia Securities Debt Capital Markets at (704) 283-6205 (to the attention of Rex Rudy, or to such other person as may be designated from time to time)). Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class S Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Record Date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (provided the Corporation has available the amount of cash necessary to effect such redemption as set forth below), (i) dividends on the shares of Class S Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class S Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and
(iii) all rights of the holders thereof as holders of Class S Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class S Preferred Stock occurs after any Record Date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class S Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding Record Date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any Record Date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class S Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class S Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class S Preferred Stock to be redeemed on any cash so set aside by the Corporation.

               (d) (i) Upon the occurrence of any Fundamental Change (including a Change in Control to which the Company is a party), each holder of Class S Preferred Stock shall have the right, at the holder's option, to require the Corporation to repurchase all of the shares of Class S Preferred Stock held by such holder as of the Repurchase Date at a price per share equal to $25.00 per share, plus an amount equal to accumulated, accrued and unpaid dividends, if any, to and including the Repurchase Date (whether or not earned or authorized) (the "Repurchase Price"). Within thirty (30) days of the consummation of a Fundamental Change, the Corporation shall mail to all holders of record of the Class S Preferred Stock a notice, by first-class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation (except that if the sole record holder of the shares of Class S Preferred Stock is Wachovia Bank, National Association, or an affiliate thereof such notice may be given by telecopy to Wachovia Securities Debt Capital Markets at
     (704) 283-6205 (to the attention of Rex Rudy, or to such other person as may be designated from time to time)), which notice shall: (w) describe the Fundamental Change and the repurchase right arising as a result thereof;
     (x) state the Repurchase Price; (y) state the Repurchase Date; and (z) state the place or places where certificates for such shares are to be surrendered.

                    (ii) In addition to the obligations set forth in (i) above, the Corporation shall not complete any Fundamental Change to which it is a party unless it or, in the case of a Change in Control, the party with whom it has entered into an agreement to effect such Change in Control and any entity which controls such party has agreed to satisfy the Corporation's obligations under this paragraph (d) of this Section 5. No later than thirty (30) days prior to the consummation of a Fundamental Change (other than a Change in Control in which the Corporation is not a party), the Corporation shall mail to all holders of record of the Class S Preferred Stock a notice, by first-class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation (except that if the sole record holder of the shares of Class S Preferred Stock is Wachovia Bank, National Association, or an affiliate thereof such notice may be given by telecopy to Wachovia Securities Debt Capital Markets at
     (704) 283-6205 (to the attention of Rex Rudy, or to such other person as may be designated from time to time), which notice shall: (i) describe the pending Fundamental Change and the repurchase right arising as a result thereof; (ii) state the Repurchase Price; (iii) state the Repurchase Date; and (iv) state the place or places where certificates for such shares are to be surrendered.

          (e) On April 30, 2043 (the "Maturity Date"), the Corporation shall repurchase all of the shares of Class S Preferred Stock on that date at a price per share equal to $25.00 per share, plus an amount equal to accumulated, accrued and unpaid dividends, if any, to and including the Maturity Date (whether or not earned or authorized) (the "Maturity Price"). Not earlier than February 1, 2043 nor later than April 15, 2043, the Corporation shall mail to all holders of record of the Class S Preferred Stock a notice, by first-class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation (except that if the sole record holder of the shares of Class S Preferred Stock is Wachovia Bank, National Association, or an affiliate thereof, such notice may be given by telecopy to Wachovia Securities Debt Capital Markets at (704) 283-6205 (to the attention of Rex Rudy, or to such other person as may be designated from time to time)), which notice shall state the Maturity Price and the place or places where certificates for shares must be surrendered.

          (f) Subject to applicable escheat laws, any such cash unclaimed at the end of two years from any Redemption Date, Repurchase Date or Maturity Date, as applicable, shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class S Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

          (g) As promptly as practicable and in no event later than five (5) business days after the surrender of the certificates for any shares of Class S Preferred Stock to be redeemed or repurchased (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) and in the event of a repurchase pursuant to paragraph (d) of this Section 5, the Corporation (or any successor to the Corporation) shall deliver funds in an amount sufficient to satisfy its obligations under paragraph (d) to an escrow agent no later than five (5) days prior to the Repurchase Date. If fewer than all the shares of Class S Preferred Stock represented by any certificate are redeemed or repurchased, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

     6.   STATUS OF REACQUIRED STOCK.

          All shares of Class S Preferred Stock that have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Class S Preferred Stock , but may not be reissued by the Corporation as Class S Preferred Stock so long as any shares of Class S Preferred Stock remain issued and outstanding.

     7.   RANKING.

          Any class or series of capital stock of the Corporation shall be deemed to rank:

          (a) prior or senior to the Class S Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class S Preferred Stock ("Senior Stock");

          (b) on a parity with the Class S Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class S Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock, Class O Cumulative Convertible Preferred Stock, Class P Convertible Cumulative Preferred Stock, Class Q Cumulative Preferred Stock, or Class R Cumulative Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class S Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

          (c) junior to the Class S Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or
(ii) the holders of Class S Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

     8.   VOTING.

          (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class S Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock") and the holders of shares of Class S Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class S Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class S Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly Dividend Period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class S Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class S Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class S Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of 20% or more of the Class S Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class S Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of 20% or more of the Class S Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class S Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class S Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above. The directors elected pursuant to this paragraph (a) shall each be entitled to one vote per director on any matter.

          (b) So long as any shares of Class S Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class S Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary or the Charter of the Corporation, whether by merger, consolidation or otherwise, that materially adversely affects any voting powers, rights, preferences or privileges of the Class S Preferred Stock or the holders thereof (which shall include any amendment of the provisions of the Charter so as to increase the authorized amount of Class S Preferred Stock or to authorize any reissuance of Class S Preferred Stock redeemed or otherwise reacquired by the Corporation); provided, however, that the amendment of the provisions of the Charter so as to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class S Preferred Stock; PROVIDED, HOWEVER, that no such vote of the holders of Class S Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, all outstanding shares of Class S Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption. Nothing contained in of this section shall require a vote of the holders of the Class S Preferred Stock in connection with the redemption, purchase or other acquisition by the Corporation of shares of stock of the Corporation not in violation of this Article.

          (c) So long as any shares of Class S Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class S Preferred Stock voting as a single class together with the holders of all other classes of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for (i) any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to the Bylaws of the Company that materially adversely effects any voting powers, rights, preferences or privileges of the Class S Preferred Stock or the holders thereof or (ii) effecting or validating the authorization, creation, increase in the authorized amount, or issuance of, or reclassification of any authorized stock of the Corporation into, any shares of any class or series of Senior Stock or any security convertible into or evidencing the right to purchase shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized); PROVIDED, HOWEVER, that no such vote of the holders of Class S Preferred Stock shall be required if, at or prior to the time when such amendment, authorization, creation, increase, issuance or reclassification is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, all outstanding shares of Class S Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption. Nothing contained in of this section shall require a vote of the holders of the Class S Preferred Stock in connection with the redemption, purchase or other acquisition by the Corporation of shares of stock of the Corporation not in violation of this Article.

          (d) For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class S Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class S Preferred Stock as a single class on any matter, then the Class S Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class S Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     9.   RECORD HOLDERS.

                  The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class S Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     10.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

          (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class S Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class S Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class S Preferred Stock in excess of the Look-Through Ownership Limit.

          (B)  TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class S Preferred Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Class S Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class S Preferred Stock.

          (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class S Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class S Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class S Preferred Stock.

          (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class S Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class S Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class S Preferred Stock.

          (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void AB INITIO as to the Transfer of shares of Class S Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class S Preferred Stock.

          (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class S Preferred Stock that is null and void under Sections 10.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class S Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class S Preferred Stock in the same or any other related transaction.

     10.2 REMEDIES FOR BREACH.

          If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class S Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class S Preferred Stock acquired in violation of Section 10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section
10.3 of this Article; provided, further, that the provisions of this Section
10.2 shall be subject to the provisions of Section 10.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class S Preferred Stock that is expressly authorized pursuant to
Section 10.8(C) of this Article.

     10.3 TRANSFER IN TRUST.

          (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class S Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class S Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class S Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class S Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class S Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

          (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

          (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class S Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class S Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class S Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class S Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of Class S Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class S Preferred Stock have been transferred to the Trustee will be rescinded as void AB INITIO and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class S Preferred Stock for the benefit of the Charitable Beneficiary.

          (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class S Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class S Preferred Stock on behalf of the Corporation.

          (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class S Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

          (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class S Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     10.4 NOTICE OF RESTRICTED TRANSFER.

          Any Person that acquires or attempts to acquire shares of Class S Preferred Stock in violation of Section 10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under
Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

     10.5 OWNERS REQUIRED TO PROVIDE INFORMATION.

          From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class S Preferred Stock will be required to provide certain information as set out below.

          (A) ANNUAL DISCLOSURE. Every record holder or Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class S Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class S Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class S Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class S Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class S Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

          (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class S Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class S Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class S Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     10.6 REMEDIES NOT LIMITED.

          Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

     10.7 AMBIGUITY.

          In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     10.8 EXCEPTIONS.

          The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

          (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

          (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class S Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class S Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

     10.9 LEGEND.

          Each certificate for Class S Preferred Stock shall bear substantially the following legend:

          The shares of Class S Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class S Cumulative Preferred Stock in excess of the

          Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class S Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class S Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class S Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class S Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class S Cumulative Preferred Stock) or (ii) the shares of Class S Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.

     10.10 SEVERABILITY.

          If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     10.11 BOARD OF DIRECTORS DISCRETION.

          Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

     10.12 SETTLEMENT.

          Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

          FOURTH: The terms of the Class S Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXX of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on April 30, 2003.

WITNESS:                                     APARTMENT INVESTMENT AND
                                             MANAGEMENT COMPANY


  /s/ Lisa Cohn                                   /s/ Paul J. McAuliffe
---------------------------------            -----------------------------------
Lisa Cohn                                    Paul J. McAuliffe
Vice President, Assistant General            Executive Vice President and
Counsel and Assistant Secretary              Chief Financial Officer


     THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                  /s/ Paul J. McAuliffe
                                             -----------------------------------
                                             Paul J. McAuliffe
                                             Executive Vice President and
                                             Chief Financial Officer

                             ARTICLES SUPPLEMENTARY

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                       CLASS T CUMULATIVE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)


         APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 6,000,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share, into a class designated as Class T Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

         SECOND: The reclassification increases the number of shares classified as Class T Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 6,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 450,962,738 shares immediately prior to the reclassification to 444,962,738 shares immediately after the reclassification. The number of shares classified as Class T Cumulative Preferred Stock may be decreased upon reacquisition thereof in any manner, or by retirement thereof, by the Corporation.

         THIRD: The terms of the Class T Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

         1.       NUMBER OF SHARES AND DESIGNATION.

         This class of Preferred Stock shall be designated as Class T Cumulative Preferred Stock (the "Class T Preferred Stock") and Six Million (6,000,000) shall be the authorized number of shares of such Class T Preferred Stock constituting such class.

         2.       DEFINITIONS.

         For purposes of the Class T Preferred Stock, the following terms shall have the meanings indicated:

         "ACT" shall mean the Securities Act of 1933, as amended.

         "AFFILIATE" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

         "AGGREGATE VALUE" shall mean, with respect to any block of Equity Stock, the product of (i) the number of shares of Equity Stock within such block and (ii) the corresponding Market Price of one share of Equity Stock of such class.

         "BENEFICIAL OWNERSHIP" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (without duplication) (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, PROVIDED that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (ii) of the definition of "Person" shall be disregarded. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS" and "BENEFICIALLY OWNED" shall have the correlative meanings.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class T Preferred Stock; provided that, for purposes of paragraph (a) of
         Section 8 of this Article, the term "BOARD OF DIRECTORS" shall not include any such committee.

         "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

         "CHARITABLE BENEFICIARY" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3(G) of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

         "CLASS T PREFERRED STOCK" shall have the meaning set forth in Section 1 of this Article.

         "CLOSING PRICE" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation or, if the Equity Stock is not publicly traded, the fair value of a share of such Equity Stock as reasonably determined in good faith by the Board of Directors.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

         "DIVIDEND PAYMENT DATE" shall mean January 15, April 15, July 15, and October 15 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

         "DIVIDEND PERIODS" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 15, April 15, July 15, and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class T Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class T Preferred Stock being redeemed.

         "EQUITY STOCK" shall mean one or more shares of any class of capital stock of the Corporation.

         "EXCESS TRANSFER" has the meaning set forth in Section 10.3(A) of this Article.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "ISSUE DATE" shall mean July 31, 2003.

         "INITIAL DIVIDEND PERIOD" shall mean the period commencing on and including the Issue Date and ending on and including October 14, 2003.

         "INITIAL HOLDER" shall mean Terry Considine.

         "INITIAL HOLDER LIMIT" shall mean a number of the Outstanding shares of Class T Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class T Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

         "JUNIOR STOCK" shall have the meaning set forth in paragraph (c) of
         Section 7 of this Article.

         "LIQUIDATION PREFERENCE" shall have the meaning set forth in paragraph
         (a) of Section 4 of this Article.

         "LOOK-THROUGH ENTITY" shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

         "LOOK-THROUGH OWNERSHIP LIMIT" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class T Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of
         (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class T Preferred Stock that are Beneficially Owned by the Look-Through Entity.

         "MARKET PRICE" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

         "NYSE" shall mean The New York Stock Exchange, Inc.

         "OPERATING PARTNERSHIP" shall mean AIMCO Properties, L.P., a Delaware limited partnership.

         "OUTSTANDING" shall mean issued and outstanding shares of Equity Stock of the Corporation; PROVIDED, HOWEVER, that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

         "OWNERSHIP LIMIT" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class T Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class T Preferred Stock that are Beneficially Owned by the Person.

         "OWNERSHIP RESTRICTIONS" shall mean, collectively, the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

         "PARITY STOCK" shall have the meaning set forth in paragraph (b) of
         Section 7 of this Article.

         "PERSON" shall mean (a) for purposes of Section 10 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

         "PROHIBITED TRANSFEREE" shall have the meaning set forth in Section 10.3(A) of this Article.

         "RECORD DATE" shall have the meaning set forth in paragraph (a) of
         Section 3 of this Article.

         "REDEMPTION DATE" shall mean, in the case of any redemption of any shares of Class T Preferred Stock, the date fixed for redemption of such shares.

         "REDEMPTION PRICE" shall mean, with respect to any share of Class T Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

         "REIT" shall mean a "real estate investment trust," as defined in
         Section 856 of the Code.

         "SENIOR STOCK" shall have the meaning set forth in paragraph (a) of
         Section 7 of this Article.

         "SET APART FOR PAYMENT" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class T Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

         "TRADING DAY" shall mean, when used with respect to any Equity Stock,
         (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class T Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class T Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class T Preferred Stock), whether voluntary or involuntary, whether of record ownership or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class T Preferred Stock). The term "TRANSFERS" and "TRANSFERRED" shall have correlative meanings.

         "TRANSFER AGENT" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class T Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class T Preferred Stock.

         "TRUST" shall mean the trust created pursuant to Section 10.3(A) of this Article.

         "TRUSTEE" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

         "VOTING PREFERRED STOCK" shall have the meaning set forth in Section 8 of this Article.

         3.       DIVIDENDS.

                  (a) The holders of Class T Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class T Preferred Stock in an amount per share equal to $0.50. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on October 15, 2003. Each such dividend shall be payable in arrears to the holders of record of the Class T Preferred Stock, as they appear on the stock records of the Corporation at the close of business on January 1, April 1, July 1 or October 1 (each a "Record Date"), as the case may be, immediately preceding such Dividend

Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

                  (b) The amount of dividends payable per share of Class T Preferred Stock for the Initial Dividend Period, or any other period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class T Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class T Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class T Preferred Stock that may be in arrears.

                  (c) So long as any of the shares of Class T Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, on the Class T Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class T Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class T Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

                  (d) So long as any of the shares of Class T Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of, or options, warrants, or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class T Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class T Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

         Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under
Section 856 of the Code.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class T Preferred Stock shall be entitled to receive Twenty-Five Dollars ($25) per share of Class T Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class T Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class T Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class T Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class T Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                  (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class T Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class T Preferred Stock and any Parity Stock shall not be entitled to share therein.

         5.       REDEMPTION AT THE OPTION OF THE CORPORATION.

                  (a) Shares of Class T Preferred Stock shall not be redeemable by the Corporation prior to July 31, 2008, except as set forth in Section 10.2 of this Article. On and after July 31, 2008, the Corporation, at its option, may redeem shares of Class T Preferred Stock, in whole or from time to time in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto. In the event of a redemption of shares of Class T Preferred Stock, if the Redemption Date occurs after a Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date the holders of record at the close of business on such Record Date, notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares. In connection with any redemption pursuant to this Section 5(a), the redemption price of the Class T Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by the Corporation or the Operating Partnership of other capital shares of the Corporation or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in the Corporation or the Operating Partnership.

                  (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

                  (c) If full cumulative dividends on all outstanding shares of Class T Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class T Preferred Stock may be redeemed unless all outstanding shares of Class T Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class T Preferred Stock, other than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class T Preferred Stock.

                  (d) If the Corporation shall redeem shares of Class T Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the number of shares of Class T Preferred Stock to be redeemed and, if fewer than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places at which certificates for such shares are to be surrendered; and (iv) the Redemption Price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class T Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class T Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class T Preferred Stock of the Corporation shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Class T Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class T Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class T Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class T Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class T Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class T Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class T Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon). If fewer than all the outstanding shares of Class T Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Class T Preferred Stock not previously called for redemption by lot or, with respect to the number of shares of Class T Preferred Stock held of record by each holder of such shares, pro rata (as nearly as may be) or by any other method as may be determined by the Board of Directors in its discretion to be equitable. If fewer than all the shares of Class T Preferred Stock represented by any certificate are redeemed, then a new certificate representing the unredeemed shares shall be issued without cost to the holders thereof.

         6.       STATUS OF REACQUIRED STOCK.

         All shares of Class T Preferred Stock that have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Class T Preferred Stock.

         7.       RANKING.

         Any class or series of capital stock of the Corporation shall be deemed to rank:

                  (a) prior or senior to the Class T Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class T Preferred Stock ("Senior Stock");

                  (b) on a parity with the Class T Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class T Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock, Class L Convertible Cumulative Preferred Stock, Class M Convertible Cumulative Preferred Stock, Class N Convertible Cumulative Preferred Stock, Class O Cumulative Convertible Preferred Stock, Class P Convertible Cumulative Preferred Stock , Class Q Cumulative Preferred Stock Class R Cumulative Preferred Stock or Class S Cumulative Redeemable Preferred Stock of the Corporation, or (ii) the holders of such class of stock or series and the Class T Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

                  (c) junior to the Class T Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Class A Common Stock or (ii) the holders of Class T Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

         8.       VOTING.

                  (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class T Preferred Stock or any series or class of Parity Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two if not already increased by reason of similar types of provisions with respect to shares of any other class or series of Parity Stock which is entitled to similar voting rights (the "Voting Preferred Stock") and the holders of shares of Class T Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single Class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class T Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class T Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class T Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class T Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class T Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class T Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class T Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class T Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class T Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class T Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any shares of Class T Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class T Preferred Stock voting as a single class with the holders of all other classes or series of Parity Stock entitled to vote on such matters, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           (i) any amendment, alteration or repeal of any of the
provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the

Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class T Preferred Stock; PROVIDED, HOWEVER, that the amendment of the provisions of the Charter so as to increase the authorized amount of Class T Preferred Stock, or to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class T Preferred Stock; or

                           (ii) the authorization, creation of, increase in the
authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

PROVIDED, HOWEVER, that no such vote of the holders of Class T Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class T Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

         For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class T Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class T Preferred Stock as a single class on any matter, then the Class T Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class T Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

         9.       RECORD HOLDERS.

         The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class T Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

         10.1     RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

                  (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in
Section 10.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class T Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class T Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class T Preferred Stock in excess of the Look-Through Ownership Limit.

                  (B) TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially

Owning shares of Class T Preferred Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Class T Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class T Preferred Stock.

                  (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 10.8, from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class T Preferred Stock in excess of the Initial Holder Limit shall be void AB INITIO as to the Transfer of such shares of Class T Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class T Preferred Stock.

                  (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 10.8 from and after the Issue Date (and subject to Section 10.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class T Preferred Stock in excess of the Look-Through Ownership limit shall be void AB INITIO as to the Transfer of such shares of Class T Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class T Preferred Stock.

                  (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void AB INITIO as to the Transfer of shares of Class T Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class T Preferred Stock.

                  (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class T Preferred Stock that is null and void under Sections 10.1(B), (C),
(D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class T Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class T Preferred Stock in the same or any other related transaction.

         10.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 10.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class T Preferred Stock in violation of Section 10.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class T Preferred Stock acquired in violation of Section
10.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; PROVIDED, HOWEVER, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 10.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void AB INITIO or (b) shall automatically result in the transfer described in Section 10.3 of this Article; PROVIDED, FURTHER, that the provisions of this Section 10.2 shall be subject to the provisions of Section
10.12 of this Article; PROVIDED, FURTHER, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class T Preferred Stock that is expressly authorized pursuant to Section 10.8(C) of this Article.

         10.3 TRANSFER IN TRUST.

                  (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "EXCESS TRANSFER") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class T Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class T Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class T Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class T Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "PROHIBITED TRANSFEREE"), then, except as otherwise provided in Section 10.8 of this Article, such shares of Class T Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

                  (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

                  (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class T Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 10.3(E), the Prohibited Transferee shall have no rights in the Class T Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

                  (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class T Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class T Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of Class T Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class T Preferred Stock have been transferred to the Trustee will be rescinded as void AB INITIO and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class T Preferred Stock for the benefit of the Charitable Beneficiary.

                  (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 10.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 10.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class T Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class T Preferred Stock on behalf of the Corporation.

                  (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class T Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

                  (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class T Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

         10.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class T Preferred Stock in violation of Section
10.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 10.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

         10.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class T Preferred Stock will be required to provide certain information as set out below.

                  (A) ANNUAL DISCLOSURE. Every record holder or Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Class T Preferred Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record holder or Beneficial Owner, the number of shares of Class T Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record holder or Beneficial Owner of Class T Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class T Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class T Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 10.5 from the Beneficial Owner.

                  (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class T Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class T Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class T Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

         10.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 10.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

         10.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 10 of this Article, or in the case of an ambiguity in any definition contained in Section 10 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

         10.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 10.1 of this Article.

                  (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

                  (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class T Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 10.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class T Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

                  (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class T Preferred Stock) following the purchase of Class T Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and (ii) participates in an offering of the Class T Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class T Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class T Preferred Stock purchased in connection with market making activities.

         10.9 LEGEND. Each certificate for Class T Preferred Stock shall bear substantially the following legend:

                           "The shares of Class T Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class T Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class T Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class T Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter (including the Articles Supplementary setting forth the terms of the Class T Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of the shares of Class T Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class T Cumulative Preferred Stock) or (ii) the shares of Class T Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

         10.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         10.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

         10.12 SETTLEMENT. Nothing in this Section 10 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

         FOURTH: The terms of the Class T Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXXI of the Charter.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Assistant Secretary on July 16, 2003.

WITNESS:                                       APARTMENT INVESTMENT AND
                                               MANAGEMENT COMPANY


/s/ Lisa Cohn                                  /s/ Paul J. McAuliffe
--------------------------                     ---------------------------------
Lisa Cohn                                      Paul J. McAuliffe
Assistant Secretary                            Executive Vice President and
                                               Chief Financial Officer


         THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                               /s/ Paul J. McAuliffe
                                               ---------------------------------
                                               Paul J. McAuliffe
                                               Executive Vice President and
                                               Chief Financial Officer